As filed with the United States Securities and Exchange Commission on April 26, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRAC Intermodal LLC (Exact name of registrant as specified in its charter)	TRAC Intermodal Corp. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)
551112 (Primary Standard Industrial Classification Code Number)	551112 (Primary Standard Industrial Classification Code Number)
46-0648957 (I.R.S. Employer Identification No.)	46-0629951 (I.R.S. Employer Identification No.)
211 College Road East Princeton, New Jersey 08540 (609) 452-8900 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	211 College Road East Princeton, New Jersey 08540 (609) 452-8900 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
and the Guarantors identified in Table of Additional Registrant Guarantors below

Gregg Carpene, Esq.
TRAC Intermodal LLC
211 College Road East
Princeton, New Jersey 08540
(609) 452-8900
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Duane McLaughlin, Esq.
Pamela Marcogliese, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
(212) 225-2000
(Copies of all communications, including communications
sent to agent for service)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

11% Senior Secured Notes Due 2019	$300,000,000(1)	100%	$300,000,000	$40,920

Guarantees of 11% Senior Secured Notes Due 2019	(4)	(4)	(4)	(4)

(1)
Represents the aggregate principal amount of the 11% Senior Secured Notes due 2019 issued by TRAC Intermodal LLC and TRAC Intermodal Corp.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the "Securities Act").

(3)
Calculated pursuant to Rule 457 under the Securities Act.

(4)
Pursuant to Rule 457(n) under the Securities Act, no registration fee is payable with respect to the guarantees of notes being registered.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor As Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.	Address	Telephone Number
Interpool, Inc.	Delaware	532411	13-3467669	211 College Road East, Princeton NJ 08540	609-452-8900
Trac Lease, Inc.	Delaware	532411	22-3468720	211 College Road East, Princeton NJ 08540	609-452-8900
TRAC Drayage LLC	Delaware	488490	90-0910655	2 Independence Way, Princeton NJ 08852	609-454-4990
TRAC Logistics LLC	Delaware	488490	46-2222335	2 Independence Way, Princeton NJ 08852	609-454-4999

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is neither an offer to sell nor a solicitation of an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION—DATED APRIL 26, 2013

PROSPECTUS

TRAC Intermodal LLC

TRAC Intermodal Corp.

Offer to exchange any and all of our $300,000,000 in aggregate principal amount of unregistered 11% Senior Secured Notes due 2019 for $300,000,000 aggregate principal amount of our new 11% Senior Secured Notes due 2019 that have been registered under the Securities Act of 1933, as amended (the "Securities Act")

Terms of the Exchange Offer

  •
  We are offering to exchange any and all of our 11% Senior Secured Notes due 2019 that were issued on August 9, 2012, in the aggregate principal amount of $300,000,000 (which we refer to as the "Original Notes") for an equal amount of new 11% Senior Secured Notes due 2019 that have been registered under the Securities Act of 1933, as amended (the "Securities Act") (which we refer to as the "Exchange Notes" and, together with the Original Notes, the "notes").

  •
  This exchange offer expires at 11:59 p.m., New York City time, on            (such date and time, the "Expiration Date" unless we extend or terminate the exchange offer, in which case the "Expiration Date" will mean the latest time to which we extend the exchange offer).

  •
  Tenders of outstanding Original Notes may be withdrawn at any time prior to the Expiration Date.

  •
  The exchange offer is subject to customary conditions that may be waived by us.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The exchange of Original Notes for the Exchange Notes will not be a taxable exchange for U.S. federal income tax purposes.

  •
  All Original Notes that are validly tendered and not validly withdrawn prior to the Expiration Date will be exchanged for the Exchange Notes.

  Terms of the Exchange Notes:

  •
  The terms of the Exchange Notes to be issued in the exchange offer are identical to the terms of the Original Notes, except that the offer of the Exchange Notes is registered under the Securities Act and the Exchange Notes will not bear legends restricting their transfer and specified rights under the Registration Rights Agreement, including the provisions providing for payment of additional interest in specified circumstances relating to the exchange offer, will be eliminated for all the Exchange Notes.

  •
  The Exchange Notes will mature on August 15, 2019. We will pay interest on the Exchange Notes on February 15 and August 15 of each year, beginning on August 15, 2013.

  •
  We may redeem some or all of the Exchange Notes at any time on or after August 15, 2015 at the redemption prices set forth in this prospectus plus accrued and unpaid interest, if any, to the redemption date. At any time prior to August 15, 2015, we may redeem some or all of the Exchange Notes at a price equal to 100% of the principal amount of the Exchange Notes to be redeemed plus a "make-whole" premium, plus accrued and unpaid interest, if any, to the redemption date. We may also redeem up to 35% of the aggregate principal amount of the Exchange Notes at any time on or prior to August 15, 2015 using net proceeds from certain equity offerings, subject to the satisfaction of certain conditions set forth in this prospectus. If we experience certain kinds of changes in control, we must offer to purchase the Exchange Notes at a price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the redemption date.

  •
  The Exchange Notes are guaranteed by certain of our existing and future U.S. subsidiaries. The Exchange Notes are our senior secured obligations and are senior secured obligations of the guarantors as described in this prospectus. The Exchange Notes and the related guarantees will be secured by second- priority liens on the Collateral (as defined herein), in each case subject to certain exceptions and permitted liens, as described in this prospectus.

  •
  The Exchange Notes will not be listed on any securities exchange. A public market for the Exchange Notes may not develop, which could make selling the Exchange Notes difficult.

        We are making the exchange offer in reliance on the position of the staff of the Securities and Exchange Commission (the "SEC") as set forth in interpretive letters addressed to third parties in other transactions, including SEC staff's no-action letter, Exxon Capital Holdings Corporation, available May 13, 1988. See "Description of the Exchange Offer—Resale of the Exchange Notes".

        Each broker-dealer that receives Exchange Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for outstanding Original Notes where such outstanding Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for the period required by the Securities Act, we will make available to any such broker-dealer a prospectus meeting the requirements of the Securities Act, for use in connection with any such resale. See "Plan of Distribution."

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act and will therefore be subject to reduced reporting requirements.

        See "Risk Factors" beginning on page 26 for a discussion of certain risks that you should consider in connection with participation in the exchange offer.

        We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2013.

        We are responsible for the information contained in this prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

i

Notice to New Hampshire residents only

        NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ("RSA") WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

 Fleet statistics; industry and market data

        Unless otherwise indicated, all fleet statistics, including the size of the fleet, utilization of the leasing equipment and the per diem rates set forth in this prospectus include all of our owned equipment, equipment we lease from others, equipment that is managed by third parties, and equipment that we manage for third parties. To the extent our equipment is managed by a third-party, the equipment is considered fully utilized since it is not available for us to lease regardless of whether all of the units are generating income. In addition, all of our chassis assigned to neutral chassis pools are considered fully utilized. As we grow our neutral pools and allocate more chassis to neutral pools, such assets will also be considered fully utilized and increase our utilization rate.

        The market share, ranking and other data contained in this prospectus are based on our management's own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, our management believes these to be reasonable estimates. Our estimates are based on information obtained from our customers, suppliers, business organization and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. However, market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. Although we have not independently verified such third-party information nor ascertained the underlying economic assumptions relied upon in those sources, we believe that such data and information is true and accurate. While we are not aware of any misstatements regarding our market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings "Forward-looking statements" and "Risk factors" in this prospectus. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, might not be reliable.

Presentation of financial information

        TRAC Intermodal LLC is a Delaware limited liability company and TRAC Intermodal Corp. is a Delaware corporation, both of which were formed as of July 13, 2012 to facilitate the issuance of the Original Notes, and neither of which has, to date, conducted any activities other than those incident to their formation and the preparation of the offering memorandum relating to the Original Notes, the creation of an intercompany note with Interpool for the servicing of the notes and this prospectus relating to the Exchange Notes. We conduct our business through Interpool (as defined herein) and its consolidated subsidiaries. TRAC Intermodal LLC has no operations of its own so it is dependent upon the cash flows of its subsidiaries to meet its obligations under the notes. Since the proceeds from the Original Notes were used to repay debt owed by Interpool, an intercompany note was entered into between TRAC Intermodal LLC and Interpool with terms identical to the notes. The servicing of the intercompany note arrangement by Interpool will provide the funds for TRAC Intermodal LLC to service the interest and debt payments due under the notes.

        Our consolidated statements of operations, cash flows and member's interest are presented for the years ended December 31, 2010, 2011 and 2012 and our balance sheet data is presented as of December 31, 2011 and December 31, 2012.

        We believe that our financial statements and the other financial data included in this prospectus have been prepared in a manner that complies, in all material respects, with U.S. GAAP and the regulations published by the SEC, and are consistent with current practice.

Where you can find more information

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, relating to the exchange offer. Following the exchange offer, we will commence filing periodic reports and other information with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement.

        This information is available from us without charge to holders of the notes, upon written or oral request. You should address your request to TRAC Intermodal LLC, 211 College Road East, Princeton, NJ, 08540, attn.: General Counsel. In order to obtain timely delivery of any documents requested from us, requests must be made no later than five business days before the Expiration Date of the exchange offer.

        You may read and copy the registration statement, including the attached exhibits, and any reports, statements or other information that we file, at the Public Reference Room of the SEC's headquarters located at 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 800-SEC-0330. These SEC filings will also be available to the public from commercial document retrieval services and at the SEC's internet site (http://www.sec.gov).

 Forward-looking statements

        This prospectus contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Forward looking statements may be identified by the use of words like "expect," "anticipate," "intend," "forecast," "outlook," "will," "may," "might," "potential," "likely," "target," "plan," "contemplate," "seek," "attempt," "should," "could," "would" or expressions of similar meaning. Forward-looking statements reflect management's good faith evaluation of information currently available and are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. We caution you therefore against relying on any of these forward-looking statements.

        Important factors that could cause actual results to differ materially from those in the forward-looking statements include economic, business, competitive, market and regulatory conditions and the following:

  •
  the volume of world trade due to economic, political, or other factors;

  •
  the demand for chassis;

  •
  our operating costs, including the cost of maintaining and repairing our chassis, the cost of labor rates and the cost of parts and materials;

  •
  increased regulatory costs;

  •
  defaults by our customers, which would decrease our revenues and increase our storage, collection, and recovery expenses and require us to pay our lenders sooner than anticipated;

  •
  the inability of one or more of our customers to meet their obligations to us;

  •
  our ability to mitigate any risk associated with our efforts to enable our shipping line customers to transition to the motor carrier model;

  •
  our ability to be profitable;

  •
  expansion of our business to provide drayage and logistics services and service centers;

  •
  the decision by potential and existing customers to buy rather than lease chassis;

  •
  the effect of our customers' decision to shift to short-term leasing and transition to the motor carrier model on our long-term leasing and direct finance leasing products;

  •
  the impact of consolidation within the container shipping industry;

  •
  our ability to compete successfully in the chassis leasing industry;

  •
  the impact on our business of losing our exclusive rights to operate our domestic neutral chassis pools at certain railroad ramps;

  •
  the impact of the credit markets on the worldwide demand for goods and, in turn, on the demand for chassis;

  •
  our ability to service our debt or to obtain additional financing;

  •
  our ability to re-lease chassis after their initial long-term lease;

  •
  the impact of liens on our equipment;

  •
  changes in market price, availability, or transportation costs of equipment manufactured in China or Mexico;

  •
  our ability to integrate acquisitions and to realize the anticipated benefits of any such potential future acquisitions;

  •
  a decrease in the availability of storage space for chassis and a resulting increase in depot costs;

  •
  our ability to maintain qualified personnel;

  •
  strikes or work stoppages by draymen, truckers, longshoremen, and railroad workers;

  •
  our ability to maintain our relationship with our employees, and thereby avoid unionization efforts, labor shortages, disruptions or stoppages;

  •
  our ability or the ability of our lessees to maintain sufficient insurance to cover losses that may occur to our chassis;

  •
  the extent of any payments under our indemnification agreements;

  •
  the impact of accidents or incidents or mismanagement of our fleet on our reputation and financial results;

  •
  the impact of recalls and other investigations;

  •
  the impact of federal roadability rules and regulations for intermodal equipment providers ("IEP");

  •
  the impact of environmental liability;

  •
  the failure or operational interruption of information technology systems required to conduct our business;

  •
  the failure to adequately protect our intellectual property rights;

  •
  the willingness and ability of manufacturers or remanufacturers of our equipment to honor warranties covering defects;

  •
  the impact of inherent, potential, or perceived conflicts of interest created by relationships and transactions with members of our management, our shareholders, and their respective affiliates;

  •
  risks inherent in international operations, including uncertainty about the jurisdictions in which enforcement might be sought and the political, environmental, and economic stability of particular countries or regions;

  •
  the impact on our earnings of increases in prevailing interest rates;

  •
  counterparty risk arising in our hedging strategies;

  •
  the impact of a new standard for lease accounting;

  •
  terrorist attacks, wars, uprisings, or hostilities;

  •
  our status as an "emerging growth company;" and

  •
  other risks described in the "Risk factors" section of this prospectus.

        For a discussion of significant risk factors applicable to us, see "Risk factors" on page 26 of this prospectus. All of the above factors are difficult to predict, contain uncertainties that may materially

v

affect actual results and may be beyond our control. New factors emerge from time to time and it is not possible for our management to predict all such factors or to assess the effect of each such new factor on our business. We undertake no obligation to update or revise forward-looking statements.

        Although we believe that assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

Prospectus summary

        This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and our historical consolidated financial statements and the related notes included elsewhere in this prospectus.

        We use Adjusted EBITDA and Adjusted net (loss) income as measures of our operating performance or liquidity as we think these measures are helpful in evaluating trends in the performance of our business. Adjusted EBITDA and Adjusted net (loss) income are not defined by U.S. GAAP. For more information, see "Summary historical consolidated financial information."

        Unless otherwise indicated, all fleet statistics, including the size of the fleet, utilization of the leasing equipment and the per diem rates set forth in this prospectus include all of our owned equipment, equipment we lease from others, equipment that is managed by third parties, and equipment that we manage for third parties. To the extent our equipment is managed by a third party, the equipment is considered fully utilized since it is not available for us to lease regardless of whether all of the units are generating income. In addition, all of our chassis assigned to chassis pools are considered fully utilized.

        In this prospectus, except as otherwise indicated or the context otherwise requires, "Interpool," "TRAC Intermodal," "TRAC," "we," "our" and "us" refer to Interpool, Inc. and its consolidated subsidiaries. With respect to the discussion of the terms of the notes on the cover page, in the section entitled "The offering" and in the section entitled "Description of the exchange notes," references to "we," "us," or "our" include only TRAC Intermodal LLC and TRAC Intermodal Corp. and not Interpool or any of its subsidiaries.

 Overview

        We are the largest intermodal chassis solutions provider, measured by total assets, for domestic and international transportation companies in North America. A chassis is a rectangular, wheeled, steel frame that typically has eight tires attached and is built specifically to move marine and domestic containers over land between ocean-going vessels, railroad ramps, distribution centers, warehouses and other delivery points served by motor carriers. Chassis are an integral component of intermodal transportation, which consists of the movement of goods via multiple transportation modes including ships, railroads and motor carriers.

        As of December 31, 2012, we owned or managed a fleet of 295,662 chassis, domestic containers and units available for remanufacture. The net book value of our owned equipment was approximately $1.37 billion. We have a broad operating footprint with 546 marine, 152 domestic and 64 depot locations across North America. Headquartered in Princeton, New Jersey, we operate under the name TRAC Intermodal and employ 283 people throughout the United States. We generated total revenues of $414.6 million, a net loss of $3.1 million and Adjusted EBITDA of $159.9 million for the year ended December 31, 2012 and total revenues of $339.3 million, a net loss of $3.9 million and Adjusted EBITDA of $138.7 million for the year ended December 31, 2011. See "Summary historical consolidated financial information" and "Selected historical consolidated financial information" for a reconciliation of non-GAAP measures to the most directly comparable U.S. GAAP measures.

        We operate our business through two operating segments: the Marine Market segment and the Domestic Market segment.

  •
  Marine Market segment—primarily serving shipping lines and motor carriers with 20', 40' and 45' foot chassis. These chassis are used in the transport of dry or refrigerated marine shipping containers of the same size carrying goods between port terminals and/or railroad ramps and retail or wholesale warehouses or store locations, principally in the United States. We offer customers both long-term leases and short-term leases or rental agreements. As of December 31, 2012, our active fleet included 191,890 marine chassis.

  •
  Domestic Market segment—primarily serving railroads and major U.S. intermodal transportation companies with 53' chassis. These chassis are used in the transport of domestic shipping containers of the same size carrying goods between railroad ramps and retail or wholesale warehouses or store locations, principally in the United States. We offer customers both long-term leases and short-term leases or rental agreements. As of December 31, 2012, our active fleet included 74,917 domestic chassis.

        We also have 2,583 domestic containers from a legacy domestic container business that are used exclusively by railroads. We lease domestic containers to railroads from time to time, but these leases represent an immaterial percentage of our total revenue. We do not intend to grow our domestic container business and currently plan to phase it out as the domestic containers reach the end of their useful lives. Additionally, we have 26,272 units available for remanufacture. These units are pairs of axles and chassis that are no longer in leasable condition. We expect to make use of these units in our remanufacturing process and eventually return them to active fleet status.

        The table below summarizes the composition of our active fleet by the type of unit as of December 31, 2012:

	Units		Net book value
Total active fleet by equipment type	# of units	% of total	$ in millions	% of total	Average age (in years)
Marine chassis	191,890	71%	$825.0	63%	13.8
Domestic chassis	74,917	28	472.9	36	7.0
Domestic containers	2,583	1	2.4	1	9.9

Total active fleet	269,390	100%	$1,300.3	100%	11.9

        We provide our customers with three principal product offerings: term lease products, direct finance lease products and short-term rental products through our neutral chassis pools, which include both marine and domestic chassis. Term lease products and direct finance lease products are typically long-term triple-net leases with fixed rate per diems, which require the lessee to pay all maintenance fees, insurance premiums and tax payments related to the equipment. Under a term lease, we retain the benefit and residual value of, and bear the risk of re-leasing, the asset at the end of the lease term whereas, under a direct finance lease, the customer typically receives a bargain purchase option at the expiration of the lease.

        A neutral chassis pool is similar to a car rental model in which we provide a shared pool of chassis at major intermodal transportation points such as port terminals and railroad ramps for use by multiple customers on an as-needed basis. Customers in neutral chassis pools generally enter into pool user agreements for a period of 1 to 3 years and are often subject to subscription levels for minimum chassis usage, known as minimum usage or subscription arrangements. As of December 31, 2012, 39% of neutral chassis pool revenue was generated by such minimum usage arrangements.

 Active fleet

Net book value by active equipment type	Net book value by lease type
($ in millions as of December 31, 2012)	($ in millions as of December 31, 2012)

        As of December 31, 2012, approximately 33%, 5%, and 62% of our on-hire chassis fleet was leased on term leases, direct finance leases or in neutral chassis pools, respectively.

        The table below summarizes our total fleet by type of lease as of December 31, 2012:

	Units		Net book value of owned fleet
Total fleet by lease type	# of units	% of total	$ in millions	% of total	Average age (in years)	% of on-hire fleet
Term lease	82,274	28%	$419.7	31%	12.7	33%
Direct finance lease	12,121	4	40.7	3	10.4	5
Marine neutral chassis pool	93,874	32	360.6	26	14.2	38
Domestic neutral chassis pool	59,755	20	384.8	28	6.4	24

On-hire fleet	248,024	84	1,205.8	88	11.6	100%

Available fleet	21,366	7	94.5	7	15.0

Active fleet	269,390	91	1,300.3	95	11.9

Units available for remanufacture	26,272	9	65.8	5

Total fleet	295,662	100%	$1,366.1	100%

        The vast majority of our revenues are generated from the three product offerings described above. We also generate certain other revenues, including service revenues earned from maintenance and repair fees charged to our lessees, repositioning fees charged to our pool customers, and management fees for the management of chassis pools regardless of whether the chassis in the pools are owned by us.

Business strengths

        We believe that we have a number of business strengths that will enable us to execute our strategy and successfully grow our business, including the following:

  •
  Largest intermodal chassis solutions provider in North America.  We are the largest intermodal chassis solutions provider, measured by total assets, in North America with an estimated market share of 54%. Our closest competitor has a market share of approximately 30% according to our estimates. We believe that our significant size and broad footprint give us a competitive advantage by being able to address our customers' comprehensive chassis demand across the United States. Our size and scope also allow us to satisfy our customers' chassis demand during peak seasons or surge periods.

  •
  Large and diverse fleet of active equipment.  As of December 31, 2012, we owned or managed an active fleet of 269,390 chassis and domestic containers comprised of 191,890 marine chassis, 74,917 domestic chassis and 2,583 domestic containers. Our fleet consists of a diverse mix of equipment, including 20', 40', 45', 53', tri-axles 20' and tri-axles 40' chassis. The average age of the total fleet is 11.9 years and our fleet's average expected useful life is over 20 years. We believe each chassis in our fleet can be remanufactured at the end of its useful life to provide 20 or more additional years of service at approximately 75% of the cost of purchasing a new chassis while providing the same quality of service as a new chassis.

  •
  Broad nationwide footprint with a number of exclusive contracts.  We operate a nationwide footprint that includes 546 marine, 152 domestic and 64 depot locations across North America which allows us to service our customers' nationwide freight movement requirements. In many of these locations we are the sole chassis supplier, and as a result, we have the advantage of on-premises access to the port terminals and railroad ramps. Moreover, we have exclusive arrangements with five of the seven Class I railroads that carry freight in the United States to provide domestic chassis at many of their railroad ramps. We believe that our extensive operating network is difficult to replicate and therefore serves as a competitive advantage.

  •
  Predictable and stable cash flows.  As of December 31, 2012, 48% of our on-hire fleet was subject to a term lease, direct finance lease or subscription agreement in our neutral chassis pools. In addition, we have historically experienced a high lease renewal rate for our term leases of approximately 80%, and a term lease renewal rate of 67% for the year ended December 31, 2012 but expect the predictability and stability of the renewal rate to be affected by the trend towards pools and away from term and direct finance lease products. During 2012, several of our lessees have opted to continue renting chassis from us in our neutral pool upon the expiration of their term leases. If we include these rentals, the renewal rate for the year ended December 31, 2012 would be 87%. Our average fleet-wide utilization rate over the last 20 years and for 2012 has been 92%.

  •
  Strong credit and collection history.  We have a strong and long-standing credit and collections history with bad debts representing 0.59% of $1.6 billion in revenues over the past 5 years. We believe several factors contribute to our low receivable delinquency including a long-tenured and highly experienced collections team with excellent relationships with our largest customers; an experienced credit group with strong industry knowledge of shipping lines, railroads, logistics companies and motor carriers; the essential nature of our product in the movement of our customers' goods and the reality that delinquency of payments could jeopardize our customers' ability to perform under their delivery contracts. We have experienced a minimal default rate—only 17 customers over the past 5 years—and were successful in recovering 97% of our chassis under default with the remainder covered by insurance contracts.

  •
  Long operating history with a diversified, loyal customer base.  We have a long, successful operating history and an extensive history with our customers, in many cases spanning over 30 years, which provides us with strong relationships at senior levels of management. Our customer base of top-tier shipping lines, Class I railroads, U.S. transportation companies and motor carriers is diverse with no single customer accounting for more than 10% of 2012 revenue and the top ten customers accounting for 58% of total revenue in 2012.

  •
  Proprietary technology platform.  Over the last decade, we have internally developed a proprietary chassis management software technology called PoolStat®. PoolStat® provides chassis tracking and billing in our neutral pools, as well as a central operating database that coordinates our chassis leasing activities. We developed PoolStat® and maintain full control of the system through our in-house development team. Our experienced IT staff, working closely with our chassis pool management team and our customers, engages in continuous improvement to the system, which possesses the necessary sophistication to operate complex chassis pool functions of demand/supply, inventory control, status, repositioning, billing and maintenance and repair. We believe that PoolStat® is a key software system that will enable us to grow our business and achieve our strategic objectives.

  •
  Experienced management team.  Our executive management team is highly experienced, has extensive customer relationships and has led our company successfully through a variety of economic cycles. We believe the depth and breadth of our executive management team is a key strength for our business.

Business strategy

        Our vision is to be the market leader in providing high quality, comprehensive chassis solutions to the intermodal industry. We plan to execute the following strategy to grow our business:

  •
  Grow earnings through rate improvement and operating cost control.  One of our key initiatives to increase our revenue and improve our financial results is to increase rates in our marine and domestic neutral chassis pools. We are implementing these rate increases when our customer contracts come up for renewal. The rates in these contracts are being increased to current market rates that reflect the added value we provide through our chassis management and neutral pool operations. In 2011, we raised our average marine and domestic pool rates by 28% and 5%, respectively. Excluding the impact of higher motor carrier per diem rates, marine pool per diems rose 21% in 2011. In 2012, we continued to re-price expiring marine pool contracts resulting in an average per diem rate increase of 16% on renewed contracts. Furthermore, we have continued to focus on improving our operating cost structure through higher fleet utilization, enhanced controls over maintenance and repair expenditures and cost savings from direct purchasing of parts. We believe that our focus on improving rates and controlling our operating costs will enable us to grow our earnings.

  •
  Capitalize on shipping line transition to the motor carrier model.  In 2009, Maersk Line, the world's largest shipping line, announced that they would no longer provide chassis to support their U.S. freight volume. This decision began an industry transition to what is known as the "motor carrier model," where the responsibility for chassis provisioning is transitioning from shipping lines to motor carriers. Since 2009, many of our other shipping line customers have also decided to transition out of providing chassis as part of their overall services. We believe this transition creates an opportunity for us to expand our customer base and increase our earnings with motor carriers across the United States. As our shipping line customers move to exit chassis provisioning and adopt the motor carrier model, we have created the requisite systems, established business relationships with motor carriers and selectively offered to purchase the shipping lines' chassis to help enable this transition.

  •
  Expand the geographic footprint of our neutral pools and chassis fleet.  We believe that there are significant opportunities to expand our geographic footprint and grow our business by expanding into the West Coast and Gulf regions of the United States. We believe the shipping lines are focused on reducing their operating costs, which they can do by utilizing our neutral pools for their chassis needs. Moving into a neutral pool is a key step for them to transition into the motor carrier model. We believe that our extensive experience, systems, chassis fleet and strong customer relationships position us well to grow our business in targeted new markets and selectively acquire shipping line chassis to increase the size of our fleet. We believe that a combination of geographic expansion and chassis acquisitions will improve our overall product offering and enhance our competitive position in the market although we cannot guarantee that we will be able to successfully expand the geographic footprint of our neutral pools and chassis fleet.

Industry overview

        The U.S. economy is dependent on the movement of intermodal container cargo through its major port terminals and railroad ramps. In 2011, total U.S. import and export container volume across port terminals increased 4.2% to over 29 million twenty-foot equivalent units ("TEU"), which is the standard unit of measure for containers in the marine industry. Container volumes across major U.S. railroads increased 6% to approximately 13 million containers in 2012. Chassis are an essential component in the intermodal containerized shipping infrastructure as they are required by shipping lines, railroads, intermodal transportation companies and motor carriers to move shipping containers over land between ocean-going vessels, railroad ramps, warehouses and other delivery points served by motor carriers.

        The North American chassis market is large, with a total fleet of approximately 718,000 chassis (excluding a logistics company that maintains a proprietary fleet of approximately 50,000 nonstandard specification domestic chassis) and an aggregate replacement cost of approximately $8.6 billion. Of this total, approximately 586,000 chassis are marine chassis for transporting 20', 40' and 45' intermodal containers. The remaining 132,000 chassis are domestic chassis, primarily designed for domestic containers with a length of 53' that move almost exclusively on railcars in double-stack service. The United States has been the only major container market in the world where shipping lines and railroads provide chassis as part of their basic transportation service to their customers, although the industry is transitioning to the motor carrier model where the responsibility for chassis provisioning is transitioning to motor carriers. The demand for chassis in North America is influenced primarily by the volume of containerized international and domestic trade.

        Leasing companies own a significant portion of North America's chassis, and we believe the remainder is owned predominantly by shipping lines and railroads. We estimate that approximately 69% of the North American chassis market is controlled by leasing companies like us, and we expect the trend to continue to move from chassis ownership towards chassis leasing.

Industry trends

  •
  U.S. container import volume growth and tightening marine chassis supply.  Demand for marine chassis is highly correlated to U.S. container import volumes. According to the Journal of Commerce, the total U.S. container import volumes grew by 3.0% and 2.2% in 2011 and 2012, respectively. FTR Associates estimates that import volumes will grow by 2.1% in 2013. At the same time, there have been minimal additions to the marine chassis fleet since 2007. The combination of continued container import growth and limited supply growth has resulted in tighter market balance between supply and demand and an improving pricing environment.

  •
  Demand for domestic intermodal container movements has increased steadily over the last decade.  Over the last 10 years, the favorable economics of shipping 53' domestic containers in double-stack intermodal railroad service has generated consistent growth above the overall railroad freight growth average as shippers have transitioned from long-haul trucking to domestic double-stack railroad transport to reduce costs. U.S. domestic intermodal container volume has increased without interruption by an average of 7.1% per year since 2001. As a result, demand for our domestic neutral chassis pool services has steadily increased during the same period. Over the last six years, we have grown our domestic neutral chassis pool fleet from 35,678 units in 2006 to 59,755 units as of December 31, 2012. In 2011, one of the world's largest providers of U.S. and international package delivery services entered the domestic intermodal market and became a customer of our domestic pool. We believe that this decision by one of the world's largest transportation companies to access domestic intermodal transportation provides meaningful support for continued growth in the future. In addition, as the railroads are continuing to invest heavily to establish double-stack-capable railroad routes and new intermodal terminals, we expect this trend to continue.

  •
  Customer demand shifting from term lease to marine and domestic pool products.  Over the last six years, our customers have shown an increasing preference for neutral chassis pool products relative to long-term leasing products. From 2006 to 2012, on-hire chassis in pools as a percentage of our overall fleet has increased from 29% to 62%, and our term lease and direct finance lease fleet has declined from 71% to 38% over the same period. Two important factors contributed to the increase in neutral chassis pool usage. The first is the increase in domestic container traffic, where many of our major customers do not wish to devote capital or build an administrative presence to operate chassis and choose instead to utilize our nationwide domestic neutral chassis pools. The second is the shipping line industry's response to the freight downturn of 2008 and 2009 and challenging rate environments of 2011 and 2012 in which shipping lines reduced administrative and operational staff and began increasingly migrating to the more operationally efficient neutral chassis pools. We believe that we are well equipped to take advantage of this trend towards increased usage of neutral chassis pools because we are already the largest intermodal chassis solutions provider measured by total assets.

  •
  Shipping line customers looking to exit chassis ownership are shifting to the motor carrier model.  The United States has been the only major container market in the world where shipping lines and railroads provide chassis as part of their basic transportation service to their customers, although the industry is transitioning to the motor carrier model where the responsibility for chassis provisioning is transitioning to motor carriers. In 2009, Maersk Line, the world's largest shipping line, announced that they would no longer provide chassis to support their U.S. freight volume and in 2012 completed the sale of their chassis subsidiary, Direct Chassis Link ("DCLI"). Since Maersk Line's announcement, nearly every major shipping line serving the United States has begun developing a strategy to address this trend. For shipping lines, the exit from chassis ownership provides an opportunity to generate cash for liquidity by selling assets, eliminating capital spending going forward, and reducing overall operating expenses by outsourcing chassis management operations to third-party suppliers. In the ordinary course of our business, we speak to shipping line customers on a regular basis regarding this business model change. On the basis of these discussions, we expect a large-scale transition to the motor carrier model which we believe will enable us to grow our business and earnings as we broaden our customer base, expand our market and increase our pricing power. We believe that we are well positioned to take advantage of this market shift for several reasons including our existing broad network of chassis at strategic locations across the country, our proprietary technology systems and our experienced management team.

Recent developments

  Indebtedness

        During the first quarter of 2013, we have undertaken a number of steps to further increase amounts committed under our ABL Facility (as defined herein). In the aggregate, we have received $35.0 million of increased commitments from lenders bringing the total commitment size under our ABL Facility to $880.0 million. We also took steps to reduce our average borrowing costs by exercising early termination options on capital leases in the amount of $16.7 million. Those loans were refinanced under our ABL Facility.

  Deutsche Bank Swap

        On January 10, 2013, we entered into an interest rate swap transaction with Deutsche Bank AG. The agreement effectively converts $300.0 million of variable rate debt based upon LIBOR into a fixed rate instrument with interest payable at a rate of 0.756% and will receive one-month LIBOR on the notional amount. The agreement terminates on August 9, 2017, in line with the termination date of the ABL Facility.

  Asset acquisitions

        We purchased 3,469 domestic chassis formerly on operating leases from two financial institutions for a total of $23.6 million. Additionally, we purchased 1,985 marine chassis for $6.1 million from shipping lines as part of our strategy to enable the motor carrier conversion.

  Service centers

        We are currently seeking new strategically placed service centers in the United States in order to better control the expenses of our idle fleet. In 2012, we opened our first company-operated service center in New Jersey. Thus far in 2013, we have signed a lease for an additional service center in Chicago and are in various stages of negotiations with landlords for service centers in four other locations.

  Drayage and drayage logistics operations

        We are pursuing our entry into drayage operations and logistics related to drayage operations and have applied for a drayage operating authority. We plan to enter the market initially as a means to control the cost of moving our chassis amongst neutral pool locations in order to maximize utilization and other operational efficiencies. We may decide to offer these services to third parties in the future.

The Company and our relationship with Fortress

        Interpool, Inc. ("Interpool"), headquartered in Princeton, New Jersey, is a private company wholly- owned by TRAC Intermodal LLC, which is owned by Seacastle Inc. ("Seacastle") and certain members of our management. Seacastle is owned by private equity funds that are managed by an affiliate of Fortress Investment Group LLC ("Fortress") and by employees of affiliates of Seacastle. Interpool was founded in 1968 as an operating lessor servicing the intermodal transportation equipment industry. Interpool was listed on The New York Stock Exchange ("NYSE") as a public company in 1993 and was acquired and taken private by Seacastle in July 2007.

        Fortress is a leading global investment management firm with approximately $53.4 billion in fee paying assets under management as of December 31, 2012. Fortress is headquartered in New York and has affiliates with offices in Atlanta, Dallas, Frankfurt, London, Los Angeles, New Canaan, Philadelphia, Rome, San Francisco, Shanghai, Singapore, Sydney and Tokyo.

Summary of ownership structure

        The following chart sets forth our ownership structure as of April 26, 2013:

Seacastle Inc.
99.14%
Management
.86%
SCT Chassis Inc.
100%
Ipool Cyprus Limited
100% preferred
64% common
Ipool S.a.r.l.
36% common
100%
TRAC Intermodal Holding Corp.
100%
TRAC Intermodal LLC
100%
TRAC Intermodal Corp.
100%
Interpool Titling Trust*
Interpool, Inc. d/b/a TRAC Intermodal
100%
100%
100%
Trac Lease, Inc.
TRAC Logistics LLC
Interpool Limited
100%
100%
100%
Trac Lease de Mexico S. de R. L. de C.V.
TRAC Drayage LLC
Interpool N.V.
Senior Secured Notes Issuers
Guarantor to Senior Secured Notes
Proposed for Dissolution

*
Interpool, Inc. owns 100% of the beneficial interest in Interpool Titling Trust, a Delaware Business Trust.

General corporate information

        Our principal executive offices are located at 211 College Road East, Princeton, New Jersey 08540 and our telephone number is (609) 452-8900. Our corporate website is www.tracintermodal.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus and you should not consider it part of this prospectus.

Summary of the Exchange Offer

Background	On August 9, 2012, TRAC Intermodal LLC and TRAC Intermodal Corp. (the "Issuers") sold, through a private placement exempt from the registration requirements of the Securities Act, $300,000,000 principal amount of 11% Senior Secured Notes due August 15, 2019 (the "Original Notes"), all of which are eligible to be exchanged for notes which have been registered under the Securities Act (the "Exchange Notes"). The Original Notes and the Exchange Notes are referred to together as the "notes."

Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the Original Notes (the "Registration Rights Agreement"). Under the Registration Rights Agreement, we agreed, among other things, to use our commercially reasonable efforts to (1) cause to be filed an exchange offer registration statement covering an offer to the holders of the Original Notes to exchange all their notes for Exchange Notes containing terms identical to the Original Notes (except that the offer of the Exchange Notes is registered under the Securities Act and the Exchange Notes will not bear legends restricting their transfer and specified rights under the Registration Rights Agreement, including the provisions providing for payment of additional interest in specified circumstances relating to the exchange offer, will be eliminated for all the Exchange Notes) and (2) have such registration statement become and remain effective until 90 days after the last Exchange Date for use by one or more participating broker-dealers.

You may exchange your Original Notes for Exchange Notes in this exchange offer. You should read the discussion under the headings "Summary of the Exchange Offer," "Summary of the Exchange Notes," "Description of the Exchange Offer" and "Description of Exchange Notes" for further information regarding the Exchange Notes.
Securities to be Exchanged	Up to $300,000,000 principal amount of 11% Senior Secured Notes due 2019.
The Exchange Offer
We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes validly tendered and accepted pursuant to the exchange offer (subject to the minimum denomination requirements described herein).
As of the date of this prospectus, approximately $300,000,000 aggregate principal amount of the Original Notes are outstanding.

We will not pay accrued and unpaid interest on the Original Notes that we acquire in the exchange offer. Instead, interest on the notes will accrue from the most recent interest payment date to which interest has been paid or duly provided for, or if no interest has been paid, from and including August 9, 2012, the date on which we issued the Original Notes.

The exchange offer is being made pursuant to the Registration Rights Agreement, which grants the initial purchasers and any subsequent holders of the Original Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Original Notes. After the exchange offer is complete and except for our obligations to use commercially reasonable efforts to file a shelf registration statement under the circumstances described below, you will no longer be entitled to any exchange or registration rights with respect to Original Notes. You may tender your outstanding Original Notes for the Exchange Notes by following the procedures described under the heading "Description of the exchange offer."
Denomination of the Exchange Notes
Tendering holders of the Original Notes must tender Original Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Exchange Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Expiration Date
This exchange offer will expire at 11:59 p.m. New York City time, on which will be at least 20 full business days after the exchange offer is commenced (the "Expiration Date" unless we extend or terminate the exchange offer in which case the "Expiration Date" will mean the latest date and time to which we extend the exchange offer).
Settlement Date	The settlement date of the exchange offer will be as soon as practicable after the Expiration Date of the exchange offer.
Withdrawal Rights	You may withdraw your tender of Original Notes at any time prior to the Expiration Date. For more information see "Description of the exchange offer—Withdrawal of tenders."
Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may assert or waive. For more information, see "Description of the exchange offer—Conditions to the exchange offer."
Procedures for Tendering
To participate in the exchange offer, you must follow the automatic tender offer program procedures (the "ATOP" procedures) established by the Depository Trust Company ("DTC"), for tendering notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the Expiration Date of the exchange offer, a computer-generated message known as an "agent's message" that is transmitted through ATOP and that DTC confirm that:
• DTC has received instructions to exchange your notes; and
• you agree to be bound by the terms of the letter of transmittal.

For more details, please read "Description of the exchange offer—Terms of the exchange offer" and "Description of the exchange offer—Procedures for tendering." Any holder electing to have Original Notes exchanged pursuant to this exchange offer must properly tender Original Notes prior to 11:59 p.m., New York City time, on the Expiration Date. All Original Notes validly tendered and not properly withdrawn will be accepted for exchange.
Consequences of Failure to Exchange Original Notes
If we successfully complete the exchange offer, any Original Notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of Original Notes after the exchange offer in general will not have further rights under the Registration Rights Agreement, including registration rights and any rights to additional interest. Holders wishing to transfer the Original Notes would have to rely on exemptions from the registration requirements of the Securities Act. Please see "Risk Factors—Exchange Offer Risk Factors—Failure to tender Original Notes in the exchange offer may affect their marketability and will substantially limit, and may effectively eliminate, opportunities to sell your Original Notes in the future" and "Description of the exchange offer—Terms of the exchange offer."
Resales of Exchange Notes
Under existing interpretations by the staff of the SEC as set forth in no-action letters issued to unrelated third parties and referenced below, we believe that the Exchange Notes issued in the exchange offer in exchange for Original Notes may be offered for resale, resold or otherwise transferred if you:
• acquire the Exchange Notes in the ordinary course of business;
• are not an affiliate within the meaning of rule 405 of the Securities Act; and
• are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes.

If any of the foregoing is not true and you transfer any Exchange Note without delivering a prospectus meeting the requirements of the Securities Act and without an exemption of your Exchange Notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

In addition, each participating broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer in exchange for Original Notes that were acquired as a result of market-making or other trading activity must also acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. For more information, see "Plan of Distribution."
Any holder of Original Notes, including any broker-dealer, who:
• is our affiliate,

• does not acquire the Exchange Notes in the ordinary course of its business, or
• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of Exchange Notes,

cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an applicable exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes or it may incur liability under the Securities Act. We will not be responsible for, or indemnify against, any such liability.
Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of Original Notes being tendered for exchange.
Appraisal or Dissenters Rights	Holders of the Original Notes do not have any appraisal or dissenters' rights in connection with the exchange offer.
Certain Income Tax Considerations
This exchange of notes will not be a taxable exchange for U.S. federal income tax purposes. You should consult your tax advisor about the tax consequences of this exchange. See "Certain U.S. Federal Income Tax Considerations."
Use of proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes in this exchange offer.
Exchange Agent	Wells Fargo Bank, N.A. is serving as exchange agent in connection with the exchange offer.
Shelf Registration Statement	We have agreed that in the event that:
• an exchange offer registration is not available;
• the exchange offer may not be completed because it would violate any applicable law or applicable interpretations of the SEC Staff;
• the exchange offer is not for any other reason completed by the target registration date (August 9, 2013); or
• we receive a written request from any initial purchaser of the Original Notes representing that it holds registrable securities that are or were ineligible to be exchanged in the exchange offer;

we will use commercially reasonable efforts to cause to be filed as soon as reasonably practicable, a shelf registration statement providing for the sale of all the registrable securities by the holders thereof and to have such shelf registration statement become effective. See "Description of the Exchange Notes—Resale Registration Statement; additional interest."
Risk Factors
You should consider carefully all of the information included in this prospectus, and, in particular, the information under the heading "Risk Factors" beginning on page 26 prior to deciding whether to participate in the exchange offer.

Summary of the Exchange Notes

        The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should carefully review the "Description of the exchange notes" section of this prospectus, which contains a more detailed description of the terms and conditions of the Exchange Notes.

Issuers	TRAC Intermodal LLC and TRAC Intermodal Corp.
Securities Offered	$300 million aggregate principal amount of 11.0% Senior Secured Notes due August 15, 2019.
Maturity	The Exchange Notes will mature on August 15, 2019.
Interest Rate
We will not pay accrued and unpaid interest on the Original Notes that we acquire in the exchange offer. Instead, interest on the notes will accrue from the most recent interest payment date to which interest has been paid or duly provided for, or if no interest has been paid, from and including August 9, 2012, the date on which we issued the Original Notes.
Interest Payment Dates	February 15 and August 15, commencing on August 15, 2013.
Collateral
The Exchange Notes and the guarantees are secured by a second priority lien (subject to certain exceptions and permitted liens) on all of the tangible and intangible assets of the Issuers and the guarantors that secure the Issuers and the guarantors' obligations under the credit facility entered into on August 9, 2012 (the "ABL Facility"). Certain assets are pledged under a pledge and security agreement (the "Security Agreement Collateral") and other assets, including chassis subject to certificates of title, are pledged under a Collateral Trust Security Agreement (as defined herein) (the "Trust Collateral" and, together with the Security Agreement Collateral, the "Collateral").

On August 9, 2012, the ownership interest of the Issuers and the guarantors in a substantial portion of the chassis collateral was held in a titling trust, and the certificate that represents the rights in such chassis collateral was pledged under the security agreement. Each Issuer and guarantor had up to 120 days (or such longer period as may be specified in the ABL Facility) from August 9, 2012 to cause ownership in the certificate of title chassis collateral to be transferred from the titling trust to the relevant Issuer or guarantor, which shall have pledged its rights, title and interest in such chassis collateral to the collateral trustee under a Collateral Trust Security Agreement. As of December 31, 2012, we were in compliance with our retitling obligations under the Collateral Trust Security Agreement. See "Description of the Exchange Notes—Security for the notes."

Ranking	The Exchange Notes and the guarantees will be our and the guarantors' senior secured obligations. The indebtedness evidenced by the Exchange Notes and the guarantees will:
• rank senior in right of payment to any existing and future subordinated indebtedness that is, by its terms, expressly subordinated in right of payment to the notes and or guarantees;
• rank equally in right of payment with all of our and the guarantors' existing and future senior indebtedness, including amounts outstanding under the ABL Facility;
• be effectively senior to our unsecured debt to the extent of the value of the Collateral;
• rank equally to the Issuers' and the guarantors' obligations under any other pari passu lien obligations incurred after the issue date to the extent of the value of the Collateral;
• have a second-priority lien on the Collateral and be effectively junior (on a lien priority basis) to the ABL Facility to the extent of the value of the Collateral; and

•

be structurally subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than (i) indebtedness and liabilities owned by us or one of our guarantor subsidiaries and (ii) to the extent of any Collateral owned by any such non-guarantor subsidiary).

As of December 31, 2012, on an as adjusted basis, after giving effect to the sale of the notes, our entry into the ABL Facility and the use of proceeds, but excluding $236.0 million of undrawn indebtedness under the ABL Facility, the Issuers and the guarantors have approximately $1,108.4 million aggregate principal amount of indebtedness outstanding, approximately $609.0 million of which would have been secured by a first-priority lien on the Collateral (consisting of indebtedness under the ABL Facility), $300.0 million of which would have been secured by a junior lien on the Collateral (consisting of the notes), and approximately $199.4 million of which would have been secured by liens on our other assets that do not constitute Collateral, as to which the notes are effectively subordinated to the extent of the value of such other assets. In addition, as of December 31, 2012, the non-guarantor subsidiaries had approximately $0.9 million of indebtedness and other liabilities (including trade payables).

Guarantees	The Exchange Notes will be jointly and severally and unconditionally guaranteed on a senior secured basis, subject to certain limitations described herein, by each of our domestic subsidiaries, other than excluded subsidiaries, securitization subsidiaries and subsidiaries that in the future we designate as unrestricted subsidiaries.
Intercreditor Agreement
The Issuers, the guarantors, the notes collateral agent and the administrative agent under the ABL Facility entered into an intercreditor agreement with respect to the Collateral on August 9, 2012 (the "Intercreditor Agreement"). The Intercreditor Agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, without the consent of the holders of the notes, to add other parties holding other pari passu lien obligations permitted to be incurred under the indenture and the ABL Facility.

Under the Intercreditor Agreement, at any time that any obligations under the ABL Facility or other first-lien obligations are outstanding, the applicable authorized representative of the holders of such first-lien obligations has the right to direct foreclosures and take other actions with respect to the shared collateral, and any authorized representative of the holders of any second-lien obligations has no right to take any actions with respect to the shared collateral. The applicable authorized representative is currently the administrative agent under the ABL Facility, as authorized representative in respect of the ABL Facility obligations, and the notes collateral agent, as authorized representative in respect of the notes, has no rights to take any action against the collateral pursuant to the terms of the Intercreditor Agreement.
See "Description of the Exchange Notes—Security for the notes—Intercreditor Agreement, Security Agreement, Collateral Trust Security Agreement, and Collateral Trust Agreement."
Collateral Trust Agreement
The Issuers, the guarantors, the notes collateral agent, the administrative agent under the ABL Facility and the collateral trustee entered into a collateral trust agreement on August 9, 2012 (the "Collateral Trust Agreement"). The Collateral Trust Agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, without the consent of the holders of the notes, to add other parties holding other first-lien obligations and second-lien obligations and other obligations secured by collateral subject to the Collateral Trust Agreement which collateral does not secure the ABL Facility obligations or the note obligations, in each case, to the extent such obligations are permitted to be incurred under the indenture and the ABL Facility.

Under the Collateral Trust Agreement, the Issuers and the guarantors have appointed the collateral trustee to exercise remedies relating to the trust collateral, which is primarily composed of pledged chassis and which is pledged to the collateral trustee pursuant to the collateral trust security agreement entered into on August 9, 2012 (the "Collateral Trust Security Agreement") (or other applicable security agreement) to secure the obligations of the Issuers and the guarantors under both the ABL Facility and the notes. The Collateral Trust Agreement includes priority provisions providing that, at any time that any obligations under the ABL Facility or other first-lien obligations are outstanding, the collateral trustee shall take instructions from the applicable authorized representative of the holders of the first-lien obligations in exercising remedies with respect to the Trust Collateral, and any authorized representative of the holders of any second-lien obligations has no right to take any actions with respect to the shared collateral. The applicable authorized representative of the first-lien obligations is currently the administrative agent under the ABL Facility, as authorized representative in respect of the ABL Facility obligations, and the collateral agent under the indenture is currently the authorized representative in respect of the notes obligations, which are second-lien obligations.
Form and Denomination
The Exchange Notes will be issued in fully-registered form. The Exchange Notes will be represented by one or more global notes, deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.
Optional Redemption
We may redeem the Exchange Notes, in whole or in part, at any time before August 15, 2015 at a price equal to 100% of the aggregate principal amount of the Exchange Notes plus the applicable "make whole" premium as described in "Description of the Exchange Notes—Optional redemption," plus accrued and unpaid interest, if any, to the applicable redemption date.

We may also redeem the Exchange Notes, in whole or in part, at any time after August 15, 2015 at the redemption prices specified in "Description of the Exchange Notes—Optional redemption" plus, in each case, accrued and unpaid interest, if any, to the applicable redemption date.

In addition, until August 15, 2015, we may also redeem up to 35% of the aggregate principal amount of the Exchange Notes using the proceeds of certain equity offerings at the applicable redemption price and subject to the conditions specified in "Description of the Exchange Notes—Optional redemption" plus accrued and unpaid interest, if any, to the applicable redemption date; provided that after giving effect to any such redemption, at least 65% of the Exchange Notes issued on the issue date would remain outstanding immediately after such redemption. See "Description of the Exchange Notes—Optional redemption."
Change of Control
Upon a change of control, we will be required to make an offer to purchase each holder's Exchange Notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Exchange Notes—Repurchase at the option of holders—Change of control."
Asset Sales
If we sell assets under certain circumstances, we will be required to make an offer to purchase the Exchange Notes at their face amount, plus accrued and unpaid interest to the purchase date. See "Description of the Exchange Notes—Repurchase at the option of holders—Asset sales."
Absence of Public Market	The Exchange Notes are new securities for which there is currently no established public market, and we cannot assure that any public market for the Exchange Notes will develop or be sustained.
Certain Covenants	The indenture governing the Exchange Notes, among other things, limits our ability and the ability of our restricted subsidiaries to:
• incur additional indebtedness or issue certain disqualified stock and preferred shares;
• create liens or other encumbrances on certain assets to secure debt;
• pay dividends, prepay subordinated indebtedness or make other restricted payments or other equity distributions;
• purchase or redeem capital stock;
• make certain investments;
• sell assets;
• agree to any restrictions on the ability of restricted subsidiaries to transfer property or make payments to us;
• consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

• engage in transactions with affiliates; and
• permit any person to guarantee certain other types of debt without guaranteeing payment of the Exchange Notes.

These limitations are subject to a number of important qualifications and exceptions. See "Description of the Exchange Notes—Certain covenants." Many of these covenants will cease to apply to the Exchange Notes for as long as such Exchange Notes have investment grade ratings from both Moody's Investors Service, Inc. and Standard & Poor's.
Listing	We do not intend to apply for listing of the Exchange Notes on any securities exchange.
Governing Law	The Exchange Notes are governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.
Book-Entry Depository	DTC.
Trustee	Wells Fargo Bank, National Association.
Risk factors
You should refer to the section entitled "Risk factors" and the other information included in this prospectus for a discussion of material risks you should consider before deciding to participate in the exchange offer.

Summary historical consolidated financial information

        The following tables summarize consolidated financial information of TRAC Intermodal LLC and its consolidated subsidiaries. TRAC Intermodal LLC has no operations of its own and is dependent upon the cash flows of its subsidiaries to meet its obligations under the notes. TRAC Intermodal LLC is a Delaware limited liability company and TRAC Intermodal Corp. is a Delaware corporation, both of which were formed as of July 13, 2012 to facilitate the issuance of the Original Notes, and neither of which has, to date, conducted any activities other than those incidental to their formation and the preparation of the offering memorandum relating to the Original Notes, the creation of an intercompany note with Interpool for the servicing of the notes and this prospectus relating to the Exchange Notes. We conduct our business through Interpool and its consolidated subsidiaries. You should read these tables along with "Presentation of financial information," "Management's discussion and analysis of financial condition and results of operations," "Business" and our historical consolidated financial statements and the related notes included elsewhere in this prospectus.

        The summary historical consolidated statement of operations data and historical consolidated statement of cash flows data for the years ended December 31, 2010, 2011 and 2012 have been derived from our audited consolidated financial statements included elsewhere in this prospectus and the historical consolidated balance sheet data as of December 31, 2011 and 2012 have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

	Year Ended December 31,
(dollars in thousands)	2010	2011	2012
Consolidated Statement of Operations Data:
Total revenues	$280,857	$339,344	$414,593
Direct operating expenses	144,465	172,075	214,125
Selling, general and administrative expenses	34,438	40,942	46,038
Depreciation expense	60,857	64,391	66,052
Provision for doubtful accounts	74	3,954	4,137
Impairment of leasing equipment	8,713	1,544	6,506
Loss on modification and extinguishment of debt	40	733	8,850
Interest expense	69,329	65,835	75,102
Interest income	(346)	(633)	(143)
Other (income) expense, net(1)	134	(1,535)	(809)

Total expenses	317,704	347,306	419,858

Loss before benefit for income taxes	(36,847)	(7,962)	(5,265)
Benefit for income taxes	(17,641)	(4,054)	(2,175)

Net loss	$(19,206)	$(3,908)	$(3,090)

	As of December 31,
(dollars in thousands)	2011	2012
Consolidated Balance Sheet Data:
Cash and cash equivalents	$29,005	$26,556
Net investment in direct finance leases	54,776	40,729
Leasing equipment, net of accumulated depreciation	1,292,660	1,325,383
Total assets	1,708,049	1,768,463
Deferred income taxes	76,112	73,569
Total debt and capital lease obligations	976,643	1,108,397
Total liabilities	1,167,406	1,229,556
Total member's interest	540,643	538,907

	Year Ended December 31,
(dollars in thousands)	2010	2011	2012
Other Operating Data:
Adjusted net (loss) income(2)	$(12,900)	$1,205	$12,609
Adjusted EBITDA(3)(4)	143,614	138,718	159,894
Consolidated Statement of Cash Flows Data:
Cash flows provided by (used in) operating activities	44,239	32,532	(8,271)
Capital expenditures gross(5)	75,900	108,226	103,577

(1)
Primarily represents (gain) loss from sale of equipment.

(2)
Adjusted net (loss) income is a measure of financial and operating performance that is not defined by U.S. GAAP and should not be considered a substitute for net income, income from operations or cash flow from operations, as determined in accordance with U.S. GAAP. Adjusted net (loss) income is a measure of our operating and financial performance used by management to focus on consolidated financial and operating performance exclusive of income and expenses that relate to non-routine or significant non-cash items of the business.

        We define adjusted net (loss) income as net (loss) income before non-cash interest expense related to deferred financing fees, non-cash stock compensation, loss on modification and extinguishment of debt, and terminations, modification, and fair value adjustments of derivative instruments. We use adjusted net (loss) income to assess our consolidated financial and operating performance, and we believe this non-GAAP measure is helpful to management and investors in identifying trends in our performance. This measure helps management make decisions that are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. Adjusted net (loss) income provides us with a measure of financial performance of the business based on operational factors, including the profitability of assets on an economic basis, net of operating expenses, and the capital costs of the business on a consistent basis as it removes the impact of certain non-routine and non-cash items from our operating results. Adjusted net (loss) income is a key metric used by senior management and our board of directors to review the consolidated financial performance of the business.

        The following table shows the reconciliation of net (loss) income, the most directly comparable U.S. GAAP measure, to adjusted net (loss) income:

	Year Ended December 31,
(dollars in thousands)	2010	2011	2012
Net loss	$(19,206)	$(3,908)	$(3,090)
Non-cash interest expense, net of tax	2,386	2,069	2,687
Non-cash stock compensation, net of tax	38	35	1,059
Loss on modification and extinguishment of debt, net of tax	24	440	5,310
Loss on termination and modification of derivative instruments, net of tax	4,288	2,456	6,611
Fair value adjustment for derivative instruments, net of tax	(430)	113	32

Adjusted net (loss) income	$(12,900)	$1,205	$12,609

        Adjusted net (loss) income has limitations as an analytical tool, is not a presentation made in accordance with U.S. GAAP and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP, including net income or net cash from operating activities. For example, adjusted net (loss) income does not reflect (i) our cash expenditures or future requirements for capital expenditures or contractual commitments or (ii) changes in or cash requirements for our working capital needs. In addition, our calculation of adjusted net (loss) income may differ from the adjusted net income or analogous calculations of other companies in our industry, limiting its usefulness as a comparative measure. Because of these limitations, adjusted net (loss) income should not be considered a measure of discretionary cash available to us to invest in the growth of our business or to pay dividends. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted net (loss) income only supplementally.

(3)
Adjusted EBITDA is a measure of both operating performance and liquidity that is not defined by U.S. GAAP and should not be considered a substitute for net income, income from operations or cash flow from operations, as determined in accordance with U.S. GAAP.

        We define Adjusted EBITDA as income (loss) before income taxes, interest expenses (net of interest income), depreciation and amortization expense, impairment of assets and leasing equipment, other expense (income) mainly related to loss (gain) from sale of equipment, and loss on modification and extinguishment of debt, remanufacturing expenses, non-cash stock compensation and principal collections on direct finance leases.

        Set forth below is additional detail as to how we use Adjusted EBITDA as a measure of both operating performance and liquidity, as well as a discussion of the limitations of Adjusted EBITDA as an analytical tool and a reconciliation of Adjusted EBITDA to our U.S. GAAP net (loss) income and cash flow from operating activities.

        Operating performance:    Management and our board of directors use Adjusted EBITDA in a number of ways to assess our consolidated financial and operating performance, and we believe this measure is helpful to management, the board of directors and investors in identifying trends in our performance. We use Adjusted EBITDA as a measure of our consolidated operating performance exclusive of income and expenses that relate to financing, income taxes, and capitalization of the business. Also, Adjusted EBITDA assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. In addition, Adjusted EBITDA helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance. Accordingly, we believe this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure and expenses of the organization. Lastly, Adjusted EBITDA as defined herein is the basis for calculating selected financial ratios as required in the debt covenants of our ABL Facility.

        Liquidity:    In addition to the uses described above, management and our board of directors use Adjusted EBITDA as an indicator of the amount of cash flow we have available to service our debt obligations, and we believe this measure can serve the same purpose for our investors. We add back certain remanufacturing expenses because these costs would have been capitalized if we built new chassis versus remanufacturing. We also include principal collections on direct finance lease receivables in Adjusted EBITDA because these collections represent cash that we have available to service our debt obligations that is not otherwise included in net (loss) income. As a result, by adding back remanufacturing related expenses and non-cash stock compensation expenses and by including principal collections on direct finance lease receivables in Adjusted EBITDA, we believe Adjusted EBITDA is a more accurate indicator of our available cash flow to service our debt obligations than net (loss) income.

        Limitations:    Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. These limitations include:

  •
  Adjusted EBITDA does not reflect any cash requirements for assets being depreciated and amortized that may have to be replaced in the future;

  •
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

  •
  Adjusted EBITDA does not reflect all of the cash requirements necessary to satisfy all of our non-discretionary expenditures.

        Our calculation of Adjusted EBITDA may differ from the Adjusted EBITDA or analogous calculations of other companies in our industry, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business, to pay dividends or for discretionary expenditures. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA only supplementally.

        The following table shows the reconciliation of net (loss) income, the most directly comparable U.S. GAAP measure, to Adjusted EBITDA:

	Year Ended December 31,
(dollars in thousands)	2010	2011	2012
Net (loss) income	$(19,206)	$(3,908)	$(3,090)
Income tax	(17,641)	(4,054)	(2,175)
Interest expense, net	68,983	65,202	74,959
Depreciation expense	60,857	64,391	66,052
Impairment of assets and leasing equipment	8,713	1,544	6,506
Loss on modification and extinguishment of debt	40	733	8,850
Other (income) expense, net	134	(1,535)	(809)
Remanufacturing expense	8,654	4,096	—
Non-cash stock compensation	64	58	1,765
Principal collections on direct finance leases	33,016	12,191	7,836

Adjusted EBITDA(4)	$143,614	$138,718	$159,894

        The following table shows the reconciliation of cash flows from operating activities, the most directly comparable U.S. GAAP measure, to Adjusted EBITDA:

	Year Ended December 31,
(dollars in thousands)	2010	2011	2012
Cash flows from operating activities to Adjusted EBITDA reconciliation:
Net cash provided by (used in) operations	$44,239	$32,532	$(8,271)
Depreciation and amortization	(61,185)	(65,061)	(66,471)
Provision for doubtful accounts	(74)	(3,954)	(4,137)
Amortization of deferred financing fees	(3,235)	(2,760)	(4,001)
Derivative loss reclassified into earnings	(7,146)	(4,093)	(11,018)
Ineffective portion of cash flow hedges	717	(189)	(53)
Payments to terminate derivative instruments	—	5,006	90,370
Loss on modification and extinguishment of debt	(40)	(733)	(8,850)
Non-cash stock compensation	(64)	(58)	(1,765)
Other, net	1,028	1,417	217
Impairment of leasing equipment	(8,713)	(1,544)	(6,506)
Changes in assets and liabilities:
Accounts receivable	7,689	16,916	27,110
Other assets	(487)	700	(848)
Accounts payable	(2,339)	513	(1,546)
Accrued expenses and other liabilities	(5,388)	12,942	(12,944)
Deferred income	83	188	595
Deferred income taxes	15,709	4,270	5,028
Provision (benefit) for income taxes	(17,641)	(4,054)	(2,175)
Interest expense, net	68,983	65,202	74,959
Depreciation expense	60,857	64,391	66,052
Impairment of assets and leasing equipment	8,713	1,544	6,506
Loss on modification and extinguishment of debt	40	733	8,850
Other (income) expense, net	134	(1,535)	(809)
Remanufacturing expense	8,654	4,096	—
Non-cash stock compensation	64	58	1,765
Principal collections on direct finance leases	33,016	12,191	7,836

Adjusted EBITDA(4)	$143,614	$138,718	$159,894

(4)
The 2010 Adjusted EBITDA includes $17.2 million of principal collections on direct finance lease receivables related to the early termination of one customer's contract.

(5)
Includes equipment purchased with funds provided by capital leases.

 Ratio of earnings to fixed charges

        The following table sets forth our ratios of earnings to fixed charges for the periods indicated calculated on the basis of the U.S. GAAP financial statements included in this prospectus.

	Year Ended December 31,
	2008	2009		2010		2011		2012
Ratio of Earnings to Fixed Charges	1.07	—	(a)	—	(a)	—	(a)	—	(a)

(a)
For purposes of computing these ratios of earnings to fixed charges, fixed charges consist of interest expense, amortization of debt issue costs and the interest portion of rental expense. Earnings consist of earnings (loss) from continuing operations before income tax plus fixed charges. Earnings were insufficient to cover fixed charges by $8.5 million in 2009, $36.8 million in 2010, $8.0 million in 2011 and $5.3 million in 2012 due to losses from continuing operations before taxes of these amounts.

Risk factors

        Investing in the Exchange Notes involves risks. You should review and consider carefully the following risk factors as well as all the other information presented in this prospectus before participating in this exchange offer. Any of the following risks, if they were to occur, could materially and adversely affect our business, results of operations, prospects or financial condition. In that event, the market price and liquidity of the notes could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks described below and the risks described elsewhere in this prospectus. See "Forward-looking statements."

Risks related to our business and industry

The demand for leased chassis depends on many economic, political and other factors beyond our control and a decrease in the volume of world trade and other factors may adversely affect our business.

        Demand for leasing our chassis depends largely on the extent of world trade and economic growth, with U.S. consumer demand being the most critical factor affecting such growth. Although we experienced higher demand for 2012 than in prior years based on a higher number of on-hire chassis, which we attribute to an improving global economy, the demand cycle of the industry cannot be determined with certainty and many factors affect fluctuations in demand. The recent economic downturn in the United States, the European Union and other countries with consumer-oriented economies resulted in a reduction in world trade volume (including a decrease in exports from China) and in demand by shipping lines, railroads and motor carriers for leased equipment. See "Business—Industry Overview—Market Growth." Such downturns or recessions can negatively affect our operating results because during economic downturns or periods of reduced trade, shipping lines, railroads and motor carriers tend to lease chassis only at reduced rates or lease fewer chassis because, for example, they shift away from intermodal transport toward other forms of transportation for their goods. Thus, if the volume of world trade does not recover or further decreases or if the economy of the United States, the European Union or other consumer-oriented countries does not recover or slows down further, this would adversely affect our utilization rates and per diem rates, which, in turn, would lead to reduced revenue, reduced capital investment, increased operating expenses (such as storage and repositioning) and reduced financial performance. A decline in world trade (including a decrease in exports from China) or a slow-down in the economy of the United States, the European Union or other consumer-oriented countries may also adversely affect our customers, which could lead to defaults by our customers and the early termination of their leases. We cannot predict whether, or when, such downturns will occur.

        Other general factors affecting demand, utilization rates and per diem rates for leased chassis include the following:

  •
  prices of new, remanufactured and used chassis;

  •
  the availability and terms of equipment leasing and financing for chassis;

  •
  fluctuations in interest rates and foreign currency values;

  •
  global and regional economic conditions and competitive pressures in the shipping, railroad and motor carrier industries;

  •
  the globalization of manufacturing;

  •
  changes in the operating efficiency of our customers;

  •
  supply and demand for products shipped in containers that are then transported on our chassis;

  •
  fuel costs and their impact on overall transportation costs;

  •
  developments in international trade and shifting trends and patterns of cargo and motor carrier traffic;

  •
  the price of steel, petroleum, rubber and other raw materials;

  •
  changes in the relative demand for pool products compared to term and direct finance lease products;

  •
  flu or other pandemics that result in economic disruptions;

  •
  acts of God, such as droughts, storms or extreme weather patterns that result in the loss of chassis or transportation disruptions;

  •
  overcapacity or undercapacity of chassis, ship, railroad and other equipment manufacturers;

  •
  the lead times required to purchase chassis;

  •
  the number of chassis purchased by competitors;

  •
  the number of chassis purchased by potential lessees;

  •
  increased repositioning by shipping lines, railroads or motor carriers of their own empty chassis to higher-demand locations in lieu of leasing equipment from us;

  •
  consolidation or withdrawal of individual lessees in the U.S. intermodal industry;

  •
  the continued conversion of over-the-road freight to rail;

  •
  changes in the relative number of chassis leased by motor carriers compared to shipping lines;

  •
  the cost of parts and labor needed to maintain and repair chassis;

  •
  import/export tariffs and restrictions;

  •
  lease accounting changes resulting in an increase in chassis purchasing rather than leasing;

  •
  customs procedures and foreign exchange controls;

  •
  global and regional economic and political conditions, terrorism or uprisings against existing governments; and

  •
  environmental and other regulatory changes affecting the operation of chassis.

        We cannot control these factors, any one of which may have a material adverse effect on our business and results of operations. These factors vary over time, and often do so quickly and unpredictably. Many of these factors also influence the decision by current and potential customers to lease our chassis or shift away from intermodal transport toward other forms of transportation for their goods. Should one or more of these factors influence current and potential customers to buy a larger percentage of the chassis or shift away from intermodal transport, our utilization rate would decrease, resulting in decreased revenue, increased storage and repositioning costs, and as a result, lower operating cash flow.

Our ability to grow our business depends on a continuing recovery of demand for chassis.

        Our ability to grow our business depends on a continuing recovery of the demand for chassis. However, this recovery may not continue as rapidly and strongly as anticipated or at all. Many factors affect the demand for chassis, many of which are outside of our control. See "—The demand for leased chassis depends on many economic, political and other factors beyond our control and a decrease in the volume of world trade and other factors may adversely affect our business." If demand for chassis does not continue to recover as we anticipate, or if demand starts to decrease, we may not be able to grow our business as planned and our results of operations may be adversely affected.

Our operating costs may materially and negatively impact our business.

        We incur significant costs in operating our business, including the cost of maintaining and repairing our chassis. Although our term and direct finance lease products require the lessees to pay for the chassis' maintenance and repair while they are on lease to them, we remain responsible for the cost of repairing ordinary wear and tear items when the chassis under term leases are returned to us. In addition, we are responsible for the systematic inspection, repair and maintenance of the chassis in our chassis pool fleet. As the number of chassis in our chassis pools increases and our fleet ages, we may experience an increase in maintenance and repair costs. These costs may also increase due to increases in labor rates and in the cost of parts and materials. They may also increase due to our obligation to comply with the laws, rules and regulations governing the operating condition of our chassis, including those of the U.S. Department of Transportation's ("USDOT") Federal Motor Carrier Safety Administration ("FMCSA"). In addition, our ability to limit our operating costs depends on our effective management of the performance of our maintenance and repair vendors. If we are unable to effectively manage such vendors, or pass any maintenance and repair cost increases along to our customers, our business could be negatively impacted.

Defaults by our customers could adversely affect our business by decreasing our revenues and increasing our storage, collection and recovery expenses, and require us to repay our lenders sooner than anticipated.

        We generate revenues primarily from lease payments by our customers for our chassis. Inherent in the nature of the leases and other rental arrangements we have with our customers is the risk that once a lease or rental arrangement is consummated, we may not receive, or may experience a delay in realizing, all of the compensation and other amounts to be paid in respect of the chassis subject to that lease or rental arrangement, particularly with respect to our motor carrier customers. See "—We intend to grow our business by enabling our shipping line customers to transition to the motor carrier model, which may subject us to business and financial risk." We attempt to mitigate this risk by requesting that our customers provide us with detailed financial information regarding their operations and, where such information is not provided, by relying on reports from credit agencies and other available credit information and in some cases, by requiring deposits. However, there can be no assurance that they can or will fulfill their obligations under the contracts we enter into with them. Our customers could encounter financial difficulties, or otherwise have difficulty making payments to us when due as a result of any number of factors which may be out of our control and which we may be unable to anticipate. If one or more of our largest customers or a sufficient number of our customers were to default, it could have a material adverse effect on our results of operations. See "—The inability of one or more of our customers to meet their obligations to us may adversely affect our business, financial condition and results of operations." Defaults by our customers not only cause us to lose revenues for past services, but also result in increased expenses for storage, collection and recovery of our chassis.

        In addition, the credit facility entered into on August 9, 2012 (the "ABL Facility"), as amended, requires us to identify the chassis leased by a defaulting customer and to reclassify such chassis (or the book value thereof) as ineligible for the purpose of serving as security for the underlying indebtedness. In certain cases, this may require us to repay a portion of the affected indebtedness sooner than anticipated. Repossession of chassis from defaulting customers may be difficult and expensive. See "—The international nature of the industry exposes us to numerous risks." Furthermore, we may be unable to re-lease this recovered equipment at comparable rates or on comparable terms, if at all. An increase in the incidence of defaults by our customers could therefore materially adversely affect our financial condition and results of operations.

The inability of one or more of our customers to meet their obligations to us may adversely affect our business, financial condition and results of operations.

        Our top 10 customers accounted for approximately 64%, 59% and 58% of our total revenues in 2010, 2011 and 2012, respectively. Revenue from our largest customer accounted for approximately 10% of our revenues in the year ended December 31, 2012. The concentration of customers may impact our overall financial results since these entities may be similarly affected by changes in economic or other conditions. A significant reduction in utilization by one of these customers or the loss of one of our top customers could adversely affect our business, financial condition and results of operations.

        We rely on timely and regular payments from our customers on ordinary course business terms and a deterioration in credit quality of several of our major customers could have a material adverse effect on our financial condition and results of operations. Although we do not believe there is significant risk in connection with our concentration of credit, the inability or failure of our significant customers to meet their obligations to us or their insolvency or liquidation may adversely affect our business, financial condition and results of operations. In addition, the industry shift toward the motor carrier model exposes us to increased credit risk. See "—We intend to grow our business by enabling our shipping line customers to transition to the motor carrier model, which may subject us to business and financial risk."

        In addition, many of the contracts under which we lease our chassis contain early termination provisions. Although early termination fees and costs associated with repairs and repositioning are borne by the lessee and are intended to discourage early terminations, we cannot predict whether the number of leases that our customers terminate early will increase in the future.

We intend to continue to grow our business by enabling our shipping line customers to transition to the motor carrier model, which may subject us to business and financial risk.

        Over the past several years, nearly every major shipping line serving the United States has either begun developing a strategy to implement, or has already implemented, a new business model known as the "motor carrier model." Under the motor carrier model, the shipping lines no longer provide chassis to their customers as part of their transportation service, thereby shifting the responsibility for providing chassis to the motor carriers that haul the chassis and containers. We are in active discussions with many of our shipping line customers regarding this business model change and have already transitioned several of our shipping line customers to the motor carrier model in various geographic areas across the country. We intend to continue to use this transition as an opportunity to differentiate and grow our business. If our shipping line customers are unable or unwilling to transition to the motor carrier model as quickly as we project, or if some of them decide not to make the transition, or if we encounter unforeseen expenses, difficulties, complications or delays in connection with the implementation of the motor carrier model, such as motor carriers' deciding to enter into chassis pooling arrangements like the North American Chassis Pool Cooperative (the "NACPC") with other motor carriers, rather than obtaining chassis from us, we may not be able to grow our business as rapidly as anticipated or at all and our results of operations may be adversely affected.

        In addition, under the motor carrier model, the motor carrier and not the shipping line is in many cases the party responsible to pay for the use of our chassis. Typically, motor carrier companies are much smaller than shipping line companies and as a result are often a greater credit risk. Although the per diem rates we charge motor carriers are priced to take account of this increased credit risk, defaults by our customers may increase as we continue to transition to the motor carrier model.

        Moreover, under the motor carrier model, the motor carriers are required to indemnify us against claims arising from their use of our chassis. While we require the motor carriers to maintain insurance against such claims, we only require them to maintain $1 million of such insurance instead of the

$2 million we typically require of our shipping line customers. Although we carry insurance that will provide coverage for claims related to the use of our chassis by the motor carriers, our insurance premiums have increased, in part, as a result of the lower motor carrier insurance coverage and may continue to increase in the future.

We intend to expand our business by providing drayage services and logistics services related to drayage which may subject us to business and financial risk.

        We have recently formed two entities, TRAC Logistics LLC ("TRAC Logistics") and TRAC Drayage LLC ("TRAC Drayage"), which will perform logistics and truck drayage services, respectively, in connection with the repositioning of our chassis in certain geographic locations throughout the United States. At some point in the future, TRAC Drayage may also offer truck drayage services to third parties to transport cargo. As TRAC Logistics and TRAC Drayage will be performing services that we have not previously performed, there are risks that these businesses may not be successfully managed and/or that they may encounter unforeseen expenses, difficulties, complications and delays frequently encountered in connection with starting a new business line. If this were to occur, it could impair our growth and require us to provide oversight and dedicate resources to these businesses rather than to other profitable areas.

        In addition, the operation of a drayage business involves inherent risks of personal injury and loss of life, property damage, environmental pollution, and losses due to mechanical failure, human error, political unrest, labor strikes, adverse weather conditions, fire and other factors. The occurrence of any or all of these risks could result in loss of revenues, increased costs, reputational damage or could require us to pay significant damages under certain circumstances. Although in connection with the commencement of operations of TRAC Drayage we intend to obtain automobile liability and other insurance against risks that are common in the truck drayage business, no insurance can compensate for all potential losses, and we cannot guarantee that the insurance policies we are able to obtain for TRAC Drayage will provide adequate amounts of coverage or that its insurers will pay a particular claim. In addition, the insurance held by TRAC Drayage may not cover certain risks, such as the risk of environmental pollution caused by the cargo TRAC Drayage may haul on behalf of a third party. As a result, under certain circumstances, TRAC Drayage may be liable for potentially significant losses in the event that our insurance does not cover certain claims. Moreover, the cost of certain insurance policies for the drayage business may become prohibitively expensive or such insurance policies may not continue to be available. If TRAC Drayage is unable to purchase the insurance necessary to conduct the drayage business, it may be unable to continue to operate and as a result, this would adversely impact our business.

        Further, while TRAC Drayage will have its own employees to perform management, administrative and various other job functions, it plans to hire independent owner-operators that will provide professional truck driving services, including supplying trucks.

We plan to hire independent owner-operators to provide professional truck driving services for our drayage services. If such owner-operators are deemed by regulators or judicial process to be employees, our business and results of operations could be adversely affected.

        From time to time, tax and other regulatory authorities have sought to assert that independent contractors in the trucking industry, such as owner-operators, are employees rather than independent contractors. There can be no assurance that these interpretations and tax laws that consider these persons independent contractors will not change or that these authorities will not successfully assert this position. If owner-operators are determined to be our employees, that determination could materially increase our exposure under a variety of federal and state tax, workers compensation, unemployment benefits, labor, employment and tort laws, as well as our potential liability for employee benefits. Our drayage business model relies on the fact that owner-operators are not deemed to be our employees, and exposure to any of the above increased costs could have a materially adverse effect on our business and results of operations.

We also intend to expand our business by establishing various service centers, which may subject us to business and financial risk.

        Over the course of calendar year 2013, we plan on opening approximately five "service centers" in various locations throughout the United States. We anticipate that service centers will allow us to, among other things, store our chassis and axles on property that we lease which we believe will give us better control over certain of our assets and ultimately allow us to save on the storage fees we currently pay to third parties. We may also use these locations to perform maintenance and repair on our chassis instead of paying third parties to perform such maintenance and repair services. We believe that performing such maintenance and repair services ourselves will also result in a cost savings. As we do not have significant experience in operating service centers, there are risks that we may not be able to successfully manage such service centers and/or that we may encounter unforeseen expenses, difficulties, complications and delays frequently encountered in connection with undertaking new initiatives. If this were to occur, we may not realize the cost savings we expect from the operation of the service centers and as a result, our business could be adversely impacted.

        In addition, we will lease the land and buildings necessary to operate our service centers. Such properties are typically located in heavily industrial areas that potentially contain pollutants in the soil and/or groundwater. It is also possible that as a result of the activities we intend to conduct at the service centers, certain pollutants may enter the soil and/or groundwater. While we maintain pollution insurance that covers certain types of environmental liabilities and the landlords from whom we lease these properties indemnify us against environmental liabilities that existed prior to our occupying these sites, such insurance and indemnities may not cover, or be sufficient to protect us against, losses from environmental damage. See "Risk Factors—Environmental liability may adversely affect our business and financial situation."

We have incurred net losses in each of the last three years and may not be profitable in the future.

        We incurred net losses of $19.2 million, $3.9 million and $3.1 million for 2010, 2011 and 2012, respectively. We cannot make any assurance that we will be profitable in the future. No assurance can be given that we can achieve or sustain profitability on a quarterly or annual basis in the future. Even if we achieve profitability, we may experience significant fluctuations in our revenues and expenses and we may incur net losses from period to period.

Potential and existing customers may decide to buy rather than lease chassis.

        We, like other suppliers of leased chassis, are dependent upon decisions by shipping lines, railroads and motor carrier companies to lease rather than buy their equipment. Most of the factors affecting the decisions of our customers to buy or lease are outside our control. For example, one of our key initiatives to increase our revenue and improve our financial results is to increase rates in our marine and domestic pools to reflect the added value we provide through our chassis management and neutral pool operations. However, we may not be successful in implementing these price increases or retaining our customers as a result of these price increases, and some of our customers may elect to purchase rather than lease chassis at these higher rates, all or any of which could adversely affect our business and results of operations. Should one or more of these factors influence our current or prospective customers to buy a larger percentage of the chassis assets they operate, rather than lease these assets from us, our utilization rate would decrease, adversely affecting our results of operations and cash flows.

If our customers continue to shift to short-term leasing and continue to transition to the motor carrier model, our long-term lease and direct finance lease products will be adversely affected.

        The accelerating trend over the past several years away from term and direct finance lease products toward pools may negatively impact our long-term and direct finance lease products. From 2006 to 2012, chassis in pools as a percentage of our overall fleet has increased from 29% to 62% and our term lease and direct finance lease fleet has declined from 71% to 38% over the same period. If this trend away from term and direct finance lease products toward pools continues, the predictability and stability of lease renewal rates that we have experienced for our term lease and direct finance lease products may be adversely affected. In addition, the continuing transition to the motor carrier model, where the responsibility for providing chassis is shifted from the shipping lines to the motor carriers, may also cause a decrease in our term lease products since we primarily lease our chassis to motor carriers from our neutral chassis pools and not under term leases. See "—We intend to grow our business by enabling our shipping line customers to transition to the motor carrier model, which may subject us to considerable business and financial risk."

Our future business prospects could be adversely affected by consolidation within the container shipping industry.

        Although we have increased the number of our chassis that are leased to motor carriers as a result of the motor carrier model, a significant portion of our business continues to be dependent on the leasing of chassis to shipping lines. In the past, there have been several large shipping line acquisitions that have resulted in some consolidation within the intermodal shipping industry, including among some of our customers. This consolidation reduced the number of large shipping lines and also increased the concentration of business in a smaller number of larger customers. Our future business prospects could be adversely affected if the number of shipping lines is further reduced, as this would result in fewer customers that require fewer chassis as a result of the economies of scale and increased operating efficiencies. Due to concentration risk and the resulting impact on credit risk, we might decide to limit the amount of business exposure we have with any single customer if the exposure were deemed unacceptable, which could negatively impact the volume of chassis we lease and the revenues we would otherwise earn if we had leased chassis despite the concentration risk or the previously separate customers had not been combined.

We operate in a highly competitive and dynamic industry, which may adversely affect our results of operations or our ability to expand our business.

        The chassis leasing industry is highly competitive. We compete with other domestic leasing companies, intermodal shipping companies (including a logistics company that maintains a proprietary fleet of approximately 50,000 nonstandard specification domestic chassis), banks offering finance leases and promoters of equipment ownership and leasing as an investment as well as with non-intermodal shipping companies, such as motor carriers, that provide for the transportation of goods without the use of chassis. Some of these competitors have greater financial resources and access to capital than we do. Furthermore, sometimes chassis fleets are shared between member contributors, who have the responsibility to manage or delegate the management of the operation as part of co-operative ("Co-op") chassis pools. In addition, if the available supply of chassis were to increase significantly as a result of, among other factors, new companies entering the business of leasing or selling chassis, our competitive position could be adversely affected. For example, the Surface Transportation Board of the Department of Transportation has recently granted permission for the motor carrier members of the NACPC to pool resources to acquire, lease and share chassis. New entrants, such as the NACPC, could put significant downward pressure on lease rates and margins and adversely affect our ability to achieve our growth plans. See "Management's Discussion and Analysis—Operations—Competition."

        Competition among chassis leasing companies depends upon many factors, including, among others, lease rates, lease terms (including lease duration, drop-off restrictions and repair provisions), customer service and the location, availability, quality and individual characteristics of the equipment. New entrants into the leasing business have been attracted by the high rate of containerized trade growth in recent years. As a result, the entry of new market participants together with the already highly competitive nature of our industry may undermine our ability to maintain a high level of asset utilization or, alternatively, could force us to reduce our pricing and accept lower revenue and profit margins in order to achieve our growth plans.

        The chassis leasing industry is also dynamic. To remain competitive, we have recently incorporated into our business model plans to expand our geographic footprint, establish service centers, provide drayage services, grow our owned and managed marine chassis fleet, grow our domestic intermodal business and grow our margin through top-line and strict expense control actions. In addition, we anticipate a continuing transition by our shipping line customers to the motor carrier model. See "Business—Business strategy." There is a risk that we will be unable to successfully implement these business strategies in response to changes in industry trends or they may prove less profitable than anticipated. See "—We intend to pursue acquisition opportunities, which may subject us to considerable business and financial risk.", "—We intend to grow our business by enabling our shipping line customers to transition to the motor carrier model, which may subject us to business and financial risk.", "—We intend to expand our business by providing drayage services and logistics services related to drayage which may subject us to business and financial risk.", "—We plan to hire independent owner-operators to provide professional truck driving services for our drayage services. If such owner-operators are deemed by regulators or judicial process to be employees, our business and results of operations could be adversely affected." and "—We also intend to expand our business by establishing various service centers, which may subject us to business and financial risk."

The loss of our exclusive rights to operate our domestic neutral chassis pools at certain railroad ramps nationwide may adversely affect our business.

        We have exclusive arrangements with five of the seven Class I railroads that carry freight in the United States, allowing us to operate a neutral pool primarily for domestic 53' chassis at many of their railroad ramps for our neutral pool customers. If one or more of these agreements is not renewed or is terminated and we no longer have the exclusive right to operate such pool at the ramps covered by that agreement, our business could be adversely affected. See "Business—Our leases—Neutral chassis pools—Domestic neutral chassis pools."

U.S., Canadian and/or global economic conditions and uncertainty could adversely affect our business, results of operations and financial condition.

        The downturn in the world's major economies over the past several years and the constraints in the credit markets have heightened, and could continue to heighten, a number of material risks to our business, cash flows and financial condition, as well as our future prospects. Continued weakness in, and uncertainty about, global economic conditions could cause businesses to postpone spending in response to tighter credit, negative financial news or declines in income or asset values, which could have a material adverse effect on the demand for goods and international trade which, in turn, could adversely affect the demand for our chassis. For example, the recent challenges faced by the European Union to stabilize some of its member economies, such as Greece, Ireland, Italy, Portugal and Spain, have had international implications affecting the stability of global financial markets, which has hindered economies worldwide. Many member nations in the European Union are addressing the issues with controversial austerity measures. Should the European Union monetary policy measures be insufficient to restore confidence and stability to the financial markets, any recovery of the global economy, including the U.S. and European Union economies, could be hindered or reversed, which could negatively affect our business. There could also be a number of follow-on effects from these economic developments and negative economic trends to our business, including customer insolvencies, decreased customer confidence in making long-term leasing decisions, decreased customer demand, decreased customer liquidity due to tightening in the credit markets and decreased customer ability to fulfill their payment obligations.

        We further believe that many of our customers are reliant on liquidity from global credit markets and, in some cases, require external financing to fund a portion of their operations. The recent economic problems affecting the banking system and financial markets and the recent uncertainty in global economic conditions has resulted in a number of adverse effects including tightening in the credit markets, a low level of liquidity in many financial markets, extreme volatility in credit, equity, currency and fixed income markets, instability in the stock market and high unemployment. If our customers lack liquidity, they may not be able to pay amounts due to us, which could negatively impact our business.

        Financial markets have also recently been affected by concerns over U.S. fiscal policy, as well as the U.S. federal government's debt ceiling and federal deficit and the adoption of the Sequestration Transparency Act. These concerns have also renewed discussions relating to a potential downgrade of the long-term sovereign credit rating of the United States. Any actions taken by the U.S. federal government regarding the debt ceiling or the federal deficit or any action taken or threatened by ratings agencies, could significantly impact the global and U.S. economies and financial markets. Any such economic downturn could have a material adverse effect on our business, results of operations and financial condition.

Our inability to service our debt obligations or to obtain additional financing as needed would have a material adverse effect on our business, financial condition and results of operations.

        As of December 31, 2012, we had approximately $25.9 million of scheduled debt maturities during 2013. These amounts do not include $74.5 million of other contractual obligations existing as of December 31, 2012 and maturing by December 31, 2013. Although our current projections of cash flows from operations are expected to be sufficient to fund our maturing debt and contractual obligations in 2013, no assurance can be made that we will be able to meet our financing and other liquidity needs as currently contemplated.

        In addition, we expect to invest substantial funds to acquire new, used and remanufactured chassis, although there can be no assurances as to the timing and amount of such acquisitions. We intend to continue funding asset purchases through cash flows from our operations, collections of principal on direct finance leases, secured and unsecured debt securities and new lines of credit. Although we believe that we will be able to generate or otherwise obtain sufficient capital to support our growth strategy, deterioration in our performance or the credit markets or our inability to obtain additional financing on attractive terms, or at all, could limit our access to funding or drive the cost of capital higher than our current cost and could adversely affect our business, financial condition and results of operation.

We face risks associated with re-leasing chassis after their initial lease.

        Chassis have a useful economic life of approximately 20 years. At the end of their economic life, chassis can be remanufactured, which we believe can extend the economic life by an additional 20 or more years. As our term leases typically provide for a fixed lease term from 1 to 5 years, and our other chassis leasing arrangements are for shorter terms, our chassis are not leased out for their full economic life and we face risks associated with re-leasing chassis after their initial long term lease at a rate that continues to provide a reasonable economic return. If prevailing chassis lease rates decline significantly between the time a chassis is initially leased out and when its initial long term lease expires, or if overall demand for chassis declines, we may be unable to earn a sufficient lease rate from the re-leasing of chassis when its initial term lease expires. This could materially adversely impact our results and financial performance.

Certain liens may arise on our equipment.

        Almost all of our chassis assets are currently subject to and will be subject to liens relating to certain of our existing financing arrangements and our financing pursuant to the ABL Facility. In the event of a default under any of those arrangements, the lenders thereunder would be permitted to take possession of or sell these chassis assets.

        In addition, depot operators, repairmen, transporters, and other parties who come into possession of our chassis from time to time may have sums due to them from us or from our lessees of the chassis. Although our agreements with such depot operators, repairmen, transporters and other parties generally prohibit them from permitting any liens to exist on our chassis or from prohibiting access to chassis that are in their possession, in the event of nonpayment of those sums, we may be delayed in, or entirely barred from, repossessing the chassis or be required to make payments or incur expenses to discharge such liens on the equipment.

Changes in market price, availability or transportation costs of equipment manufactured in China or Mexico could adversely affect our ability to maintain our supply of chassis.

        We currently purchase a significant portion of our chassis from manufacturers in China and Mexico. Any changes in the political, economic or financial condition in China or Mexico that increase the market price, availability or transportation costs of chassis manufactured in either of these countries could adversely affect our ability to maintain our chassis supply. If the costs associated with purchasing or transporting chassis from China or from Mexico were to increase for any reason, including potential changes in United States trade policy toward China or Mexico, increased tariffs imposed by the United States or other governments or a significant downturn in the economic situation in China or Mexico, we could be forced to seek alternative sources of chassis. Even if we are able to quickly make alternative arrangements, these alternative arrangements may increase our costs.

We intend to pursue acquisition opportunities, which may subject us to considerable business and financial risk.

        As part of our growth plan, we intend to undertake strategic acquisitions and/or joint ventures. In addition, we believe there are significant opportunities to grow our business through acquisitions of additional chassis and we explore potential growth in the ordinary course of our business, including purchasing marine chassis fleets from shipping lines and investing in new and remanufactured chassis to support organic growth. The acquisitions of additional chassis can vary in number and could exceed actual demand at the time we take delivery or be larger than our historical increase in chassis available for lease. Our ability to realize the anticipated benefits of potential future acquisitions of chassis for lease will depend, in part, on our ability to integrate such chassis with our current business model. The process of acquiring or integrating additional chassis may disrupt our business and may not result in the full benefits expected.

        Reviewing potential acquisition opportunities for additional chassis or businesses may require a meaningful part of management's time and require us to incur legal and other fees as part of our review. Moreover, we may not be successful in identifying acquisition opportunities, assessing the value, strengths and weaknesses of these opportunities and consummating acquisitions on acceptable terms. In addition, tightening of the credit markets may limit our ability to obtain debt financing for acquisitions, and we may be unable to obtain financing by issuing additional debt or equity on terms acceptable to us. If our performance deteriorates prior to engaging in acquisitions, it may limit our ability to obtain debt financings for acquisitions. These or other unanticipated issues may arise in the implementation of our business strategies, and could impair our expansion plan.

        Furthermore, any acquisitions may expose us to risks associated with the new assets or the particular business we are acquiring, including:

  •
  incurring additional indebtedness and assuming liabilities;

  •
  incurring significant additional capital expenditures, transaction and operating expenses and non-recurring acquisition-related charges;

  •
  experiencing an adverse impact on our earnings from the amortization or write-off of acquired goodwill and other intangible assets;

  •
  acquiring businesses or entering new markets with which we are not familiar;

  •
  mismanaging utilization rates;

  •
  increased risks of defaults through acquiring customers who bear a greater risk of default than our current customers;

  •
  increasing the scope, geographic diversity and complexity of our operations; and

  •
  failing to retain key personnel, suppliers and customers of the acquired businesses.

        We may not be able to successfully manage additional chassis or acquired businesses or increase our cash flows from these operations. If we are unable to successfully implement our acquisition strategy or address the risks associated with acquisitions, or if we encounter unforeseen expenses, difficulties, complications or delays frequently encountered in connection with the integration of acquired entities and the expansion of operations, our growth and ability to compete may be impaired, we may fail to achieve acquisition synergies and we may be required to focus resources on integration of operations rather than on other profitable areas. We anticipate that we may finance acquisitions through cash provided by operating activities, borrowings under our credit facilities and other indebtedness, which would reduce our cash available for other purposes, including the repayment of indebtedness and payment of dividends.

Storage space for chassis may become limited, thereby increasing depot costs for the storage of chassis.

        Land in and around many port terminals and railroad ramps is limited, and nearby depot space could become difficult to find and more costly with limited space and fewer depots in the area. In addition, local communities in port areas and railroad yards may impose regulations that prohibit the storage of chassis near their communities, further limiting the availability of storage facilities and increasing storage, repair costs, and transportation charges relating to the use of our chassis. In addition, depots in prime locations may become filled to capacity based on market conditions and may refuse additional redeliveries due to space constraints. Any of these developments could require us to enter into higher cost storage agreements with depot operators in order to accommodate our customers' redelivery requirements and could result in increased costs and expenses for us.

We depend on key personnel, and we may not be able to operate and grow our business effectively if we lose the services of any of our key personnel or are unable to attract qualified personnel in the future.

        The success of our business is heavily dependent on our ability to retain our current management and other key personnel and to attract and retain qualified personnel in the future. In particular, we are dependent upon the management and leadership of our Chief Executive Officer and President, Keith Lovetro. Competition for senior management personnel is intense, and although we have entered into at-will employment agreements with certain of our key personnel, these agreements do not ensure that our key personnel will continue in their present capacity with us for any particular period of time. We do not carry insurance for any of our current management or other key personnel. The loss of any key personnel would divert the attention of our remaining key personnel and finding replacement personnel could require substantial time and expense. An inability to find a suitable replacement for any departing executive officer on a timely basis could adversely affect our ability to operate and grow our business.

Strikes or work stoppages by draymen, truckers, longshoremen and railroad workers could adversely affect our business and results of operations.

        In the past several years, there have been strikes affecting the industries we serve. In the fall of 2002, disputes with longshoremen resulted in the shut down of all of the West Coast ports, which remained closed for nearly two weeks until they were reopened as the result of a court order under the Taft-Hartley Act. In early December 2011, a railroad strike was narrowly averted right before the expiration of the federally mandated "cooling off period", although the last of the 13 railroad unions did not ratify the National Freight Agreement until April 2012. More recently, the uncertainty over the negotiations between the International Longshoremen's Association, AFL-CIO ("ILA") and the United States Maritime Alliance, Ltd. ("USMA") with regard to their Master Contract that expired September 30, 2012 caused some shippers, according to certain industry sources, to divert, or at least make plans to divert, cargo from the East and Gulf Coast ports to avoid the impact of any work stoppage, slowdowns or other disruptions that would have occurred if these negotiations had failed. While the ILA and USMA reached a tentative agreement on February 1, 2013 for a comprehensive successor Master Agreement, the tentative agreement remains subject to the ratification procedures of both parties and to agreements being achieved in a number of local union negotiations. These local negotiations are still ongoing. Future strikes by railroad workers or longshoremen in the United States, Canada or anywhere else that our customers' freight travels could adversely affect our business and results of operations to the extent such strikes affect the ability of our customers to conduct their operations.

        Furthermore, industry sources have also reported that, as part of their Master Contract negotiations with the USMA, the ILA has added a provision under the new Master Contract that requires any purchaser of chassis from a shipping line to agree to continue to hire ILA labor to perform maintenance and repair work on such chassis following the sale. At least one customer bound by the Master Contract has already required a clause in their agreement with us to use ILA labor to perform maintenance and repair work on chassis and we expect others to follow. When we purchase chassis from a shipping line that is bound by the Master Contract, it could result in our paying higher maintenance and repair costs on the chassis we purchase than we would otherwise pay if non-union labor was used.

If our relationship with our employees were to deteriorate, we may be faced with unionization efforts, labor shortages, disruptions or stoppages, which could adversely affect our business and increase our operating costs or constrain our operating flexibility.

        Our operations rely heavily on our employees, and any labor shortage, disruption or stoppage caused by poor relations with our employees could adversely affect our business and reduce our operating margins and income. While none of our employees is currently subject to a collective bargaining agreement, unions have traditionally been active in the shipping, railroad and motor carrier industries, which form our customer base. Moreover, while our workforce has not been subject to union organization efforts in the past, we could be subject to future unionization efforts. Unionization of our workforce could result in higher compensation and working condition demands that could increase our operating costs or constrain our operating flexibility.

        In addition, we are subject to laws and regulations, such as the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions, which may increase our labor costs and may subject us to fines, penalties and liabilities to our employees.

We cannot assure you that we or our lessees have or can maintain sufficient insurance to cover losses that may occur to our chassis.

        The operation of our chassis fleet involves inherent risks of personal injury and loss of life, damage to our equipment, environmental pollution, and losses due to mechanical failure, human error, political unrest, labor strikes, adverse weather conditions, fire and other factors. The occurrence of any or all of these risks could result in loss of revenues, increased costs, reputational damage or could require us to pay significant damages under certain circumstances. We acquire insurance for our fleet against risks that are common in our industry and we generally require our lessees and depots to maintain all risks physical damage insurance, comprehensive general liability insurance and automobile liability insurance. We also generally require our maintenance and repair and repositioning vendors to maintain general liability insurance. In addition, we also require our lessees, depots and maintenance and repair and repositioning vendors to indemnify us against losses, injuries and accidents, but these indemnifications may be insufficient or inapplicable.

        However, no insurance can compensate for all potential losses, and we cannot guarantee that the insurance policies held by us or our lessees, depots or maintenance and repair and repositioning vendors will be adequate or that our insurers will pay a particular claim. Moreover, there may be instances where lessees, depots or maintenance and repair and repositioning vendors do not maintain the requisite amount of insurance. In addition, our lessees are not required to maintain insurance to cover various risks for which they may be responsible while using our chassis, including environmental claims. In addition, our insurance does not cover certain risks, such as the risk of loss of our chassis due to mysterious disappearance. As a result, under certain circumstances, we may be liable for potentially significant losses in the event that our lessees', depots' or maintenance and repair and repositioning vendors' insurance does not, or our insurance does not, cover certain losses.

        The cost of certain insurance policies may become prohibitively expensive for us and for our lessees, depots and maintenance and repair and repositioning vendors, or such insurance policies may not continue to be available to us or them at all. Also, if the cost of certain other policies increases, we may be forced to pay such increases if the policies are of the type that we are required to maintain under the terms of our financing agreements. For example, the premiums on one of our insurance policies have increased with regard to accidents involving those chassis for which we serve as IEP. Those premiums also increased to cover us against claims arising from the motor carriers' use of our chassis under the motor carrier model, in part because we only require the motor carriers to maintain $1 million of insurance against such risks, instead of the $2 million of such coverage we typically require of our shipping line customers. Certain other types of insurance that we have maintained from time to time, such as insurance to recover our chassis in the event of a default by a lessee, have been particularly susceptible to rate increases and have even been unavailable in the insurance market at times in the past. Not carrying such insurance may increase our exposure to defaults by our customers. In addition, for the past several years, credit insurance, which covers our lessee's non-payment of leases that are owed prior to our declaring a default of the lease, has been difficult to obtain in the insurance market for our fleet and we currently do not maintain this type of insurance coverage.

        Increases in insurance costs, the inadequacy of our and our lessees', depots' and maintenance and repair and repositioning vendors' current policies and our or their inability to renew these insurance policies could each have a material adverse effect on our business, financial condition and results of operation.

We are party to numerous indemnification agreements and, because many of these indemnities do not limit the potential payment, we could be subject to substantial payments under these agreements.

        In the ordinary course of business, we execute contracts involving indemnifications standard in the industry and indemnifications specific to a transaction, such as an assignment and assumption agreement. These indemnifications might include claims related to tax matters, governmental regulations, and contractual relationships, among others. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third-party claim. One of the principal types of indemnification for which payment is possible is taxes. The other principal type of indemnity we may agree to is one in favor of certain lenders and chassis pool hosts indemnifying them against certain claims relating to the operation of our chassis, although this type of indemnity generally is covered by insurance or an indemnity in our favor from a third-party, such as a lessee or a vendor. We regularly evaluate the probability of having to incur costs associated with these indemnifications and have concluded that none are probable.

        Pursuant to our tax-related indemnifications, the indemnified party is typically protected from certain events that result in a tax treatment different from that originally anticipated. Our liability is typically fixed when a final determination of the indemnified party's tax liability is made. In some cases, a payment under a tax indemnification may be offset in whole or in part by refunds from the applicable governmental taxing authority. We are party to numerous tax indemnifications and many of these indemnities do not limit potential payment; therefore, we are unable to estimate a maximum amount of potential future payments that could result from claims made under these indemnities.

Our reputation and financial results could be harmed in the event of accidents or incidents, or as a result of a mismanagement of our fleet.

        We are exposed to liabilities that are unique to the services we provide. Such liabilities may relate to an accident or incident involving one of our chassis and could involve significant potential claims of injured third parties. Our lessees, depots and maintenance and repair and repositioning vendors are required to indemnify us against most such claims and to maintain a certain amount of insurance to cover their indemnity obligations. We also maintain insurance to cover these claims. However, the indemnifications of our lessees, depots or maintenance and repair and repositioning vendors may be insufficient or inapplicable or the amount of our or their insurance coverage may not be adequate to cover potential claims or liabilities and we may be forced to bear substantial costs due to one or more accidents. Substantial claims resulting from an accident in excess of our related insurance coverage would harm our financial condition and operating results.

        Our customers require demanding specifications for product performance and reliability. Any accident or incident involving our chassis, even if we are fully insured or not held liable, could negatively affect our reputation among customers and the public, thereby making it more difficult for us to compete effectively, and could significantly affect the cost and availability of insurance in the future. In addition to potential cost increases, customers may be dissatisfied by any failure that interrupts our ability to provide chassis or the ability to use our chassis. Sustained or repeated chassis failures reduce the attractiveness of our business significantly in comparison to our competitors. The resulting damage to our customer relationships, and industry reputation would negatively affect our results of operations.

        In addition, most of the contracts with our neutral pool customers only require us to provide chassis on an "as available" basis. However, because our chassis are a critical component in our customers' business, if we are unable to supply our neutral pool customers with chassis in the quantity, location and time necessary for their needs, our business could be adversely affected and our reputation could suffer. Our ability to supply our customers with chassis could be constrained by factors beyond our control, including the lack of domestic chassis surplus and the chassis remanufacturing lead time.

Recalls and other investigations may have a material adverse effect on our business.

        We rely on third parties to manufacture and remanufacture our chassis and there is a risk that at any given time certain chassis may be subject to recall. Although in the past several years we have received only one notice of recall related to a relatively small number of our chassis, a recall of a significant number of our chassis could have a material adverse effect on our business.

Federal roadability rules and regulations for intermodal equipment providers may impose additional obligations and costs on us.

        The FMCSA has implemented rules and regulations for entities offering intermodal chassis to motor carriers for transportation of intermodal containers in interstate commerce. We refer to these regulations, collectively, as the "Roadability Regulations." The Roadability Regulations require each IEP to register and file certain reports with the FMCSA, display a USDOT number on each chassis offered for interstate commerce or maintain that number in a national equipment database, establish a systematic chassis inspection and maintenance and repair program, maintain documentation with regard to this program and provide means for drivers and motor carriers to report on chassis deficiencies and defects. The Roadability Regulations began with partial compliance requirements in mid-2010 and have been fully implemented since December 17, 2010. As part of the overall program, FMCSA has stated it intends to implement additional roadside inspection requirements for both IEPs and motor carriers operating intermodal equipment, including chassis. The Roadability Regulations establish fines and other sanctions for an IEP whose chassis fail to comply with the applicable federal safety criteria.

        Under the Roadability Regulations, we are considered to be the IEP for our chassis in our neutral pools and for those managed chassis where we contractually agree to act as the IEP. Our lessees are the IEPs for the chassis that are under term and direct finance leases. The number of chassis for which we serve as IEP may increase in the future. Since the IEP is responsible for, among other things, establishing the systematic chassis inspection and maintenance and repair program, to the extent the number of chassis for which we serve as the IEP does in fact increase, so may our risk of fines and sanctions. In addition, our status as IEP may increase our exposure to third-party claims.

        We have established administrative and operating controls specifically to meet the procedural requirements and have, to date, received no sanctions and have been fined only insignificant amounts for minor violations related to the Roadability Regulations since their full implementation. However, because of the relatively short amount of time since the Roadability Regulations have been fully implemented, we are unable to predict whether future enforcement will result in the imposition of any significant fines or sanctions, which sanctions could include prohibiting us from leasing chassis from one or more of our neutral chassis pools.

Environmental liability may adversely affect our business and financial situation.

        We are subject to federal, state and local laws and regulations relating to the protection of the environment. We could incur substantial costs, including cleanup costs, fines and third-party claims for property damage and personal injury, as a result of violations of or liabilities under environmental laws and regulations in connection with both our current, historical or future chassis leasing operations as well as our future drayage and service center operations. Moreover, environmental laws are subject to frequent change and have tended to become more stringent over time. As a result, additional environmental laws and regulations may be adopted which could limit our ability to conduct business or increase the cost of our doing business, which may have a materially negative impact on our business, results of operation and financial condition. While we maintain pollution insurance with respect to our chassis leasing operations, and require lessees to indemnify us against certain losses, such insurance and indemnities may not cover, or be sufficient to protect us against, losses arising from environmental damage. Similarly, while we obtain and maintain pollution insurance that covers certain types of environmental liabilities with respect to our service center operations and require the landlords from whom we lease these properties to indemnify us against environmental liabilities that existed prior to our occupying these sites, such insurance and indemnities may not cover, or be sufficient to protect us against, losses from environmental damage. Additionally, the insurance we are able to obtain for our drayage operations may not cover certain environmental risks. See—"We intend to expand our business by providing drayage services and logistics services related to drayage which may subject us to business and financial risk."

We rely on our information technology systems to conduct our business. If these systems fail to adequately function, or if we experience an interruption in their operation, our business and financial results could be adversely affected.

        The efficient operation of our business is highly dependent on equipment tracking and billing systems. We rely on such systems to track transactions, such as chassis pick-ups and drop-offs, repairs, and to bill our customers for the use of and damage to our equipment. For example, our proprietary PoolStat® chassis management software is critical to our ability to effectively manage chassis on behalf of our customers. The information our systems provide also assists us in our day-to-day business decisions so that we may efficiently manage our lease portfolio and improve customer service. While we maintain back-up systems, the failure of our information technology systems to perform as we anticipate could disrupt our business and results of operation and cause our relationships with our customers to suffer. In addition, our systems are vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power loss and computer systems failures and viruses. Any such interruption could negatively affect our business.

Our business may be adversely affected if we are unable to protect our intellectual property rights.

        Protecting our intellectual property rights is an important element to our continued success and our ability to maintain our competitive position. In addition to existing trademark, trade secret and copyright law, we protect our proprietary rights through confidentiality agreements and technical measures. Misappropriation of our intellectual property could have an adverse effect on our competitive position. In addition, we do not have any patents on our technology, including our proprietary PoolStat® chassis management software. If third parties obtain access to PoolStat®, we cannot be certain that our software will not become publicly available. Therefore, we may have to engage in litigation in the future to enforce or protect our intellectual property rights or to defend against claims of infringement, misappropriation or other violations of third-party intellectual property rights. We may incur substantial costs and the diversion of management's time and attention as a result and an adverse decision could have a negative impact on our business.

        We have registered certain of our trademarks in certain jurisdictions worldwide. However, even in those jurisdictions, competitors may adopt similar trademarks to ours, register domain names that mimic ours or purchase keywords that are confusingly similar to our brand names as terms in Internet search engine advertising programs. These actions by our competitors could impede our ability to build our brand identity and lead to confusion among potential customers of our services.

Manufacturers or remanufacturers of our equipment may be unwilling or unable to honor manufacturer warranties covering defects in our equipment.

        We obtain certain warranties from the manufacturers and remanufacturers of our equipment. When defects in the chassis occur, we work with the manufacturers or remanufacturers to identify and rectify the problem. However, there is no assurance that manufacturers or remanufacturers will be willing or able to honor warranty obligations. If defects are discovered in chassis that are not covered by manufacturer or remanufacturer warranties, we could be required to expend significant amounts of money to repair the chassis and/or the useful life of the chassis could be shortened and the value of the chassis reduced, all of which could adversely affect our results of operations.

We may enter into transactions with members of our management, our shareholders and their respective affiliates that may involve inherent, potential or perceived conflicts of interest.

        We may, in the future, enter into transactions with members of management, our shareholders and their respective affiliates. Some of these relationships and transactions may involve inherent, potential or perceived conflicts of interest. In certain instances, the terms of these transactions may be more or less favorable to us than the terms that we would have obtained through arm's length negotiations. See Note 15 "Related Party Transactions" to our Consolidated Financial Statements. The interests of our management, shareholders and their respective affiliates may not always coincide with our interests. As a result, risks in transactions may be taken that adversely affect us, but may enhance the investment of the members of management, our shareholders and their respective affiliates.

        In addition, our parent, Seacastle directly, and the investment funds managed by an affiliate of Fortress that own Seacastle indirectly, own substantially all of our capital stock, and are therefore able to control our business direction and policies, including acquisitions and consolidation with third parties and the sale of all or substantially all of our assets. If Seacastle or Fortress or any of their officers, directors, employees or affiliates acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our stockholders or our affiliates. Consequently, circumstances may arise in which the interests of Seacastle or Fortress could conflict with our interests and Seacastle, Fortress or their affiliates may pursue transactions that enhance their equity, even though the transaction may not positively affect our business.

The international nature of the industry exposes us to numerous risks.

        While we lease the majority of our chassis within the United States, we do lease some of our chassis to customers in Canada and Mexico. In addition, some of our major customers are headquartered outside of the United States. As a result, our ability to enforce lessees' obligations under our leases and other arrangements for use of our chassis may at times be subject to applicable law in the jurisdictions in which enforcement is sought and it is not possible to predict, with any degree of certainty, the jurisdictions in which enforcement proceedings may be commenced. For example, repossession of chassis from defaulting lessees may be difficult and more expensive, especially in a jurisdiction such as Mexico that does not confer the level of creditors' rights as in the United States and in jurisdictions where recovery of equipment from the defaulting lessee is more cumbersome. As a result, the relative success and expedience of enforcement proceedings with respect to our chassis in various jurisdictions also cannot be predicted.

        We are also subject to risks inherent in conducting business across national boundaries, any one of which could adversely impact our business. These risks include:

  •
  regional or local economic downturns;

  •
  changes in governmental policy or regulation;

  •
  restrictions on the transfer of funds into or out of the country;

  •
  import and export duties and quotas;

  •
  domestic and foreign customs and tariffs;

  •
  military outbreaks or terrorist attacks;

  •
  government instability;

  •
  nationalization of foreign assets;

  •
  government protectionism;

  •
  compliance with export controls;

  •
  compliance with import procedures and controls, including those of the U.S. Department of Homeland Security;

  •
  potentially negative consequences from changes in tax laws;

  •
  higher interest rates;

  •
  requirements relating to withholding taxes on remittances and other payments by subsidiaries;

  •
  labor or other disruptions at key ports or railroad ramps;

  •
  difficulty in staffing and managing widespread operations; and

  •
  restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions.

        Any one of these factors could impair our current or future international operations and, as a result, harm our overall business. Many of these factors also affect our customers' business. Should one or more of these factors have an adverse impact on our customers, our business could also be harmed.

Our earnings may decrease because of increases in prevailing interest rates.

        Our profitability is affected by increases in prevailing interest rates. The following are the material risks we face related to increases in prevailing interest rates:

  •
  an increase in customer delinquency and default, resulting in an increase in operating expenses;

  •
  an increase in the costs of new leasing arrangements, which could cause some customers to lease fewer chassis or demand shorter lease terms;

  •
  an adverse effect on our long-term lease profits;

  •
  an increase in the cost of incurring debt, including under our capital leases, which could potentially limit growth and acquisitions; and

  •
  reduced demand for our products and services, resulting in lower sales volumes, lower prices, lower lease utilization rates and decreased profits.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates and expose us to counterparty risk.

        From time to time, we have used various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. The derivative financial instruments that we select may not have the effect of reducing our interest rate risks. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies, improperly executed and documented transactions or inaccurate assumptions could actually increase our risks and losses. In addition, hedging strategies involve transaction and other costs. Our hedging strategies and the derivatives that we use may not be able to adequately offset the risks of interest rate volatility and our hedging transactions may result in or magnify losses. Furthermore, interest rate derivatives may not be available on favorable terms or at all, particularly during economic downturns.

        Interest rate derivatives involve counterparty credit risk. As of December 31, 2012, we had no interest rate derivatives. On January 10, 2013, we entered into one interest rate derivative. This derivative is held with a counterparty with a credit rating of A2 by Moody's as of June, 2012. Although we do not anticipate that this counterparty will fail to meet its obligations, if this counterparty cannot meet its obligations, we will bear the resulting losses. Agency ratings are subject to change, and there can be no assurance that a ratings agency will continue to rate the counterparty, and/or maintain their current rating. A security rating is not a recommendation to buy, sell or hold securities, it may be subject to revision or withdrawal at any time by the rating agency, and each rating should be evaluated independently of any other rating. We cannot predict the effect that a change in the ratings of the counterparty will have on its ability to meet its obligations. Any of the foregoing risks could adversely affect our business, financial condition and results of operations.

A new standard for lease accounting is expected to be announced in the future, but we are unable to predict the impact of such a standard at this time.

        In August 2010, the Financial Accounting Standards Board ("FASB") and the International Accounting Standards Board ("IASB") issued an Exposure Draft that proposes substantial changes to existing lease accounting that will affect all lease arrangements. Subsequent meetings of the joint committee of the FASB and the IASB have made further changes to the proposed lease accounting.

        Under the current proposed accounting model, lessees will be required to record an asset representing the right to use the leased item for the lease term (the "Right-of-Use Asset") and a liability to make lease payments. The Right-of-Use Asset and liability incorporate the rights arising under the lease and are based on the lessee's assessment of expected payments to be made over the lease term. The proposed model requires measuring these amounts at the present value of the future expected payments.

        Under the current proposed accounting model, lessors will apply the receivable and residual method. This will require a lessor to derecognize its chassis into a receivable based upon the present value of the lease payments under a lease and a residual value. Revenue recognized would be interest income based upon the effective interest rate explicit in the lease.

        Currently, management is unable to assess the impact the adoption of the new finalized lease standard will have on our financial statements. Although we believe the presentation of our financial statements, and those of our lessees, could change, we do not believe the accounting pronouncement will change the fundamental economic reasons for which our customers lease chassis. However, since the proposed changes to lease accounting no longer permit "off-balance sheet" presentation by lessees under an operating lease, there will be little difference between the accounting treatment of asset ownership versus asset leasing. As a result, lessees may elect to purchase chassis instead of leasing them, which may have an adverse effect on our business.

Terrorist attacks, war, uprisings or hostilities could adversely affect us.

        Potential acts of terrorism, war, uprisings or hostilities may affect the ports and depots at which we and our customers operate, as well as our other facilities or those of our customers and suppliers. In addition, any such incident or similar act of violence could lead to a disruption to the global network of ports and the global flow of goods, upon which our business is inherently reliant. To the extent any such event were to result directly or indirectly in a reduction in the level of international trade and reduced demand for transportation equipment, our business could be adversely affected. The consequences of any terrorist attacks, wars, uprisings or hostilities are unpredictable and we may not be able to foresee events that could have an adverse effect on our operations or your investment.

Risks related to the notes and the Collateral

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business.

        As of December 31, 2012, on an as adjusted basis, after giving effect to the sale of the Original Notes, our entry into the ABL Facility and the use of proceeds, but excluding $236.0 of undrawn indebtedness under the ABL Facility, the Issuers and the guarantors have approximately $1,108.4 million aggregate principal amount of indebtedness outstanding, which represents approximately 67% of our total capitalization. Our substantial indebtedness could have important consequences for you, including:

  •
  increasing our vulnerability to adverse economic, industry or competitive developments;

  •
  requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

  •
  making it more difficult for us to satisfy our obligations with respect to the notes;

  •
  restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

  •
  limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

  •
  limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate, placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who therefore may be able to take advantage of opportunities that our leverage prevents us from exploiting.

Despite our substantial indebtedness level, we and our subsidiaries will still be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with such indebtedness.

        We may be able to incur substantial additional indebtedness in the future. Although our ABL Facility and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If new debt, including future Indebtedness (as defined in "Description of the Exchange Notes"), is added to our existing debt levels, the related risks that we now face would increase. In addition, the indenture governing the notes will not prevent us from incurring obligations that do not constitute indebtedness under the indenture. Further, as of December 31, 2012, we have drawn $609 million under the ABL Facility.

The notes are structurally subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries; We have a substantial amount of secured indebtedness.

        We conduct a portion of our operations through our subsidiaries and depend, in part, on earnings and cash flows of, and dividends from, our subsidiaries to pay our obligations, including principal of and interest on our indebtedness. Certain laws restrict the ability of our subsidiaries to pay us dividends or make loans and advances to us. To the extent these restrictions are applied to our non-guarantor subsidiaries, we would not be able to use the earnings of those subsidiaries to make payments on the notes. In the event of any bankruptcy, liquidation or reorganization of a non-guarantor subsidiary, the rights of the holders of notes to participate in the distribution of the assets of such subsidiary will rank behind the claims of that subsidiary's creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the notes are structurally subordinated to the outstanding indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries. Furthermore, the indenture governing the notes permits our non-guarantor subsidiaries to incur certain indebtedness and to pledge assets to secure such indebtedness which assets are not part of the Collateral. As of December 31, 2012, our non-guarantor subsidiaries had approximately $0.9 million of outstanding indebtedness and other liabilities (including trade payables), all of which would have been structurally senior to the notes.

Our ABL Facility is senior to the notes with respect to the Collateral.

        Obligations under our ABL Facility are secured by a first-priority lien on the Collateral. Obligations under the notes are secured by a second-priority lien on the Collateral. In addition, the indenture permits us to incur additional indebtedness secured on a first-priority basis by the Collateral in the future. The indenture and the ABL Facility also permit us to incur additional indebtedness secured by assets other than the Collateral. As of December 31, 2012, we had $236.0 million of undrawn indebtedness under the ABL Facility. Holders of the indebtedness under our ABL Facility and any other indebtedness secured by a first-priority lien in the Collateral are entitled to receive proceeds from the realization of value of the Collateral to repay such indebtedness in full before the holders of the notes will be entitled to any recovery from such collateral.

The lien ranking provisions in the Intercreditor Agreement and the Collateral Trust Agreement limit the ability of holders of the notes to exercise rights and remedies with respect to the Collateral.

        The rights of the holders of the notes with respect to the Collateral are substantially limited by the terms of the lien ranking provisions in the Intercreditor Agreement and the Collateral Trust Agreement. Under the terms of the Intercreditor Agreement and the Collateral Trust Agreement, at any time that any obligations under the ABL Facility are outstanding, almost any action that may be taken in respect of the Collateral will be at the direction of the administrative agent under the ABL Facility, and the collateral agent, on behalf of the holders of the notes, will not have the ability to control or direct such actions, including the right to exercise remedies with respect to, challenge the liens on, or object to actions taken by the administrative agent under the ABL Facility even if the rights of holders of the notes are adversely affected.

        In addition, the Intercreditor Agreement and the Collateral Trust Agreement contain certain provisions benefiting holders of indebtedness under the ABL Facility and other priority lien obligations that prevent the holders of the notes from objecting to a number of important matters regarding the Collateral or otherwise limit their rights as secured creditors following a filing for bankruptcy, including the right to object to any debtor-in-possession financing proposed by holders of priority lien claims (including any such additional financing that is secured by prior liens on the Collateral) or to seek "adequate protection" under U.S. bankruptcy laws in certain circumstances for protection of its secured position. As a result, after a bankruptcy filing, the value of the Collateral could materially deteriorate and holders of the notes would be unable to raise an objection. These waivers and limitations could significantly limit rights that would otherwise be available to holders of the notes as secured creditors in a bankruptcy proceeding, and could adversely affect their ability to recover amounts owed on the notes.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

        The indenture governing the notes and our ABL Facility contain various covenants that limit our ability to engage in specified types of transactions. The indenture and the ABL Facility covenants limit our and our restricted subsidiaries' ability to, among other things:

  •
  incur additional indebtedness;

  •
  pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

  •
  make certain investments;

  •
  sell, transfer or convey certain assets, including our chassis;

  •
  incur liens;

  •
  designate our subsidiaries as unrestricted subsidiaries;

  •
  sell capital stock of our subsidiaries;

  •
  make capital expenditures;

  •
  enter into the sale and leaseback of our chassis;

  •
  compete effectively to the extent our competitors are subject to less onerous financial restrictions;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

  •
  enter into certain transactions with our affiliates.

        In addition, the ABL Facility requires us to comply with certain financial covenants, including a minimum fixed charge coverage ratio of 1.00 to 1.00, subject to exceptions and limitations, and a maximum senior secured leverage ratio, which is currently 6.50 to 1.00, and is scheduled to decrease until the maturity date of the ABL Facility. See "Management's discussion and analysis of financial condition and results of operations—Description of Other Indebtedness—ABL Facility." As of December 31, 2012, our fixed charge coverage ratio was 1.54 to 1.00 and our senior secured leverage ratio was 5.06 to 1.00. In the future, there is a risk that we could not be in compliance with our financial covenants.

        Although as of December 31, 2012, we were in compliance with all covenants under the indenture, the ABL Facility and other agreements, a breach of any of these covenants or covenants contained in future agreements could result in a default under the indenture, the ABL Facility or such future agreements, which could have the effect, if not remedied, of causing an event of default. In addition, any debt agreements we enter into in the future may further limit our ability to enter into certain types of transactions. See "Management's discussion and analysis of financial condition and results of operations—Covenants." Upon the occurrence of an event of default under any of the agreements governing our indebtedness, the applicable lenders or holders of the debt could elect to declare all amounts outstanding to be due and payable and exercise other remedies as set forth in the applicable agreements. The interests of the applicable lenders or holders may conflict with your interests. If any of our indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay this indebtedness in full, which could have a material adverse effect on our ability to continue to operate as a going concern. See "Description of the Exchange Notes—Events of default and remedies."

We may not be able to generate sufficient cash to service the notes or our other indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on the notes or our other indebtedness.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance the notes or our other indebtedness. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of the indenture governing the notes and existing or future debt instruments may restrict us from adopting some of these alternatives. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The value of the Collateral securing the notes may not be sufficient to satisfy our obligations under the notes.

        No appraisal of the value of the Collateral has been made in connection with the offering of the Original Notes or this exchange offer, and the fair market value of the Collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value.

        In addition, since the issue date of the Original Notes, the ownership interest of the Issuers and the guarantors in a substantial portion of the chassis collateral has been held in a titling trust, and the certificate that represents the rights in such chassis collateral was pledged under the security agreement. Each Issuer and guarantor had up to 120 days (or such longer period as may be specified in the ABL Facility) to cause ownership in the certificate of title chassis collateral to be transferred from the titling trust to the relevant Issuer or guarantor, which pledged its rights, title and interest in such chassis collateral to the collateral trustee under the Collateral Trust Security Agreement. As of December 31, 2012, we were in compliance with our retitling obligations under our agreements.

        To the extent that pre-existing liens, liens permitted under the indenture and other rights, including liens on excluded assets, such as those securing purchase money obligations, government -financed or -sponsored projects and capital lease obligations granted to other parties (in addition to the holders of obligations under the ABL Facility), encumber any of the Collateral securing the notes and the guarantees, those parties have or may exercise rights and remedies with respect to the Collateral that could adversely affect the value of the Collateral and the ability of the collateral agent, the collateral trustee in the case of the Trust Collateral, the trustee under the indenture or the holders of the notes to realize or foreclose on the Collateral.

        In addition, in the event of any such proceeding, the ability of the holders of the notes to realize upon any of the Collateral may be subject to bankruptcy and insolvency law limitations. In addition, the security interest of the collateral agent or collateral trustee in the case of Trust Collateral to act as collateral agent for the holders of the notes, will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent or collateral trustee in the case of Trust Collateral may need to obtain the consent of a third-party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent or the collateral trustee will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Also, certain items included in the Collateral may not be transferable (by their terms or pursuant to applicable law) and therefore the collateral agent or collateral trustee may not be able to realize value from such items in the event of a foreclosure. Accordingly, the collateral agent or the collateral trustee in the case of Trust Collateral may not have the ability to foreclose upon those assets and the value of the Collateral may significantly decrease.

        In addition, because a portion of the Collateral consists of pledges of 65% of the capital stock of certain of our foreign subsidiaries, the validity of those pledges under local law, if applicable, and the ability of the holders of the notes to realize upon that collateral under local law, to the extent applicable, may be limited by such local law, which limits the liens securing the notes.

        Furthermore, the indenture governing the notes permits us, subject to compliance with certain financial tests, to issue additional secured debt, including debt secured equally and ratably by the same assets pledged for the benefit of the holders of the notes. Any such issuance would reduce amounts payable to holders of the notes from the proceeds of any sale of the Collateral.

        There may not be sufficient Collateral to pay off any additional notes we may issue together with the notes. Consequently, liquidating the Collateral securing the notes and the guarantees may not result in proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any creditors with prior liens, including under the ABL Facility. If the proceeds of any sale of Collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured, unsubordinated claim against our and the subsidiary guarantors' remaining assets, and there may not be sufficient assets remaining to repay any or all amounts due on the notes.

There are circumstances other than repayment or discharge of the notes under which the Collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.

        Under various circumstances, all or a portion of the Collateral may be released, including:

  •
  to enable the sale, transfer or other disposal of such Collateral in a transaction not prohibited under the indenture and the security documents, including the sale of any entity in its entirety that owns or holds such Collateral;

  •
  with respect to Collateral held by a guarantor, upon the release of such guarantor from its guarantee in accordance with the indenture;

  •
  subject to certain exceptions, upon certain releases (other than in connection with a cancellation or termination of the ABL Facility) of Collateral by the ABL Agent (as defined in "Description of the Exchange Notes") and upon certain sales and dispositions of Collateral resulting in the release of the lien on such Collateral securing the ABL Facility;

  •
  with respect to the Collateral that is capital stock, upon the dissolution of the issuer of that capital stock in accordance with the Indenture;

  •
  in whole or in part, as applicable, with respect to Collateral which has been taken by eminent domain, condemnation or other similar circumstances;

  •
  in whole upon a legal defeasance or covenant defeasance of the indenture as described in the section titled "Description of Exchange Notes—Legal defeasance and covenant defeasance;" and

  •
  in part or less than substantially all with the consent of holders holding at least a majority in principal amount of the notes outstanding.

        In addition, the guarantee of a subsidiary guarantor will be released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture.

        The indenture also permits us to designate, subject to certain conditions, one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary, all of the liens on any Collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the Collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See "Description of the Exchange Notes."

The security for the benefit of holders of the notes may be released without such holders' consent.

        The liens for the benefit of the holders of the notes may be released without vote or consent of such holders, as summarized below:

  •
  the security documents generally provide for an automatic release of all liens on any asset, including subsidiaries or guarantors, that is disposed of in compliance with the provisions of our ABL Facility;

  •
  any lien can be released if approved by the requisite number of lenders under our ABL Facility;

  •
  the administrative agent and the lenders under our ABL Facility will have the sole ability to control remedies (including upon sale or liquidation of the collateral after acceleration of the notes or the debt under our ABL Facility) with respect to the collateral; and

  •
  so long as we have our ABL Facility or another senior credit facility, the notes will automatically cease to be secured by those liens if those liens no longer secure our senior secured credit facilities for any other reason.

        As a result, we cannot assure holders of the notes that the notes will continue to be secured by a substantial portion of our assets. Holders of the notes will have no recourse if the lenders under our ABL Facility approve the release of any or all of the collateral, even if that action adversely affects any rating of the notes.

There are certain categories of property that are excluded from the Collateral.

        Certain categories of assets are not pledged as collateral securing the Issuer's obligations under the notes. Proceeds from the liquidation of such assets are therefore unavailable to reimburse holders of the notes upon a foreclosure on the Collateral. Excluded assets include, among other categories, (i) real property; (ii) certain containers and chassis (and related accounts, chattel paper, leases, instruments, documents, general intangibles of such containers and chassis); (iii) certain licenses with respect to intellectual property; (iv) any asset to the extent that the grant of a security interest is prohibited by any requirement of law of a governmental authority, or requires a consent not obtained of any governmental authority pursuant to such requirement of law, or results in the abandonment, invalidation or unenforceability of any right, title or interest of the grantor in such assets, or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of another party thereto to terminate (or materially modify) or requires any consent not obtained under any contract, license, agreement, instrument or other document evidencing or giving rise to such asset, except to the extent such limitation is ineffective under applicable law; (v) any asset that is subject to liens under permitted purchase money indebtedness or permitted capital leases to the extent such indebtedness or capital lease contains a valid prohibition on using such asset to secure other indebtedness; (vi) certain deposit and securities accounts used for special purposes or which in the aggregate are below a certain threshold; (vii) certain after-acquired property; outstanding stock of certain controlled foreign corporations and assets (including leasehold interests in real property) in which we are contractually obligated not to create a security interest; (viii) any capital stock of any foreign subsidiary directly owned by us or any subsidiary guarantor in excess of 65% of the outstanding voting stock of such foreign subsidiary; (ix) any margin stock and (x) those assets as to which the costs of obtaining such a security interest are excessive in relation to the value of the security interest to be afforded thereby. See "Description of the Exchange Notes." If an event of default occurs and the notes are accelerated, the notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

In most cases we have control over the Collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the note guarantees.

        The security documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the Collateral securing the notes. These rights may adversely affect the value of the Collateral at any time. For example, so long as no default or event of default under the indenture governing the notes would result therefrom, we may, among other things, without any release or consent by the trustee, conduct ordinary course activities with respect to the collateral, such as selling, abandoning or otherwise disposing of the collateral and making ordinary course cash payments (including repayments of indebtedness).

Rights of holders of the notes in the Collateral may be adversely affected by the failure to perfect security interests in the Collateral.

        Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the Collateral and the Trust Collateral may not be perfected with respect to the claims of the holders of the notes if the collateral agent or the collateral trustee of the Trust Collateral does not take the actions necessary to perfect any of these liens. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as equipment subject to a certificate of title and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and the guarantors have limited obligations to perfect the security interest of the holders of the notes in specified Collateral. There can be no assurance that the trustee, the collateral agent or collateral trustee of the Trust Collateral will monitor, or that we will inform such trustee, collateral agent or collateral trustee of, the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired Collateral. None of the trustee, the collateral agent and the collateral trustee has an obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in favor of the notes in the Collateral or the priority of the security interest in favor of the notes against third parties.

        Additionally, a substantial portion of the Trust Collateral consists of assets that are documented by a certificate of title for which a security interest may only be perfected by the proper filing of a certificate of title indicating the collateral trustee as the secured party. Since the issue date of the Original Notes, the ownership interest of the Issuers and the guarantors in a substantial portion of the chassis collateral has been held in a titling trust, and the certificate that represents the rights in such chassis collateral was pledged under the security agreement. These certificates of title were not updated and filed as of the issue date. Each Issuer and guarantor had up to 120 days (or such longer period as may be specified in the ABL Facility) to cause ownership in the certificate of title chassis collateral to be transferred from the titling trust to the relevant Issuer or guarantor, which pledged its rights, title and interest in such chassis collateral to the collateral trustee under the Collateral Trust Security Agreement. Failure to file a certificate of title indicating the collateral trustee as the secured party may result in the loss of the security interest in favor of the notes in the Trust Collateral or the priority of the security interest in favor of the notes against third parties. As of December 31, 2012, we were in compliance with our retitling obligations under our agreements.

The existence or imposition of certain permitted liens could adversely affect the value of the Collateral.

        The Collateral is subject to liens permitted under the terms of the indenture governing the notes, whether arising on or after the date the notes are issued. The existence of any permitted liens could adversely affect the value of the Collateral as well as the ability of the collateral agent to realize or foreclose on such Collateral. The Collateral that will secure the notes may also secure future indebtedness and other of our obligations or those of the guarantors to the extent permitted by the indenture and the security documents. Your rights to the Collateral would be diluted by any increase in the indebtedness secured by the Collateral.

        The notes are secured by a second priority lien on, and perfected security interest in, the capital stock and other assets that secure the first priority lien obligations under the ABL Facility. The notes effectively rank junior to all amounts owed under the ABL Facility, as well as certain hedging and cash management obligations, because the first priority lien obligations are secured by a first priority lien on the same Collateral that is pledged for the benefit of the notes.

        In addition, under the indenture governing the notes, we, the Issuers and our restricted subsidiaries may incur additional debt that will be secured by first priority liens on the Collateral or by liens on assets that are not pledged to the holders of notes, all of which would effectively rank senior to the notes to the extent of the value of the assets securing the debt. Moreover, any Collateral securing the notes will be shared by additional indebtedness that may be secured on a second lien basis. See "Description of the Exchange Notes."

The administrative agent under our ABL Facility initially controls actions with respect to the Collateral.

        The rights of the holders of the notes with respect to the Collateral that secures the notes on a second-priority basis are subject to an Intercreditor Agreement among certain holders of obligations secured by the Collateral, including the obligations under our ABL Facility. Under that Intercreditor Agreement, any actions that may be taken with respect to such Collateral, including the ability to cause the commencement of enforcement proceedings against such Collateral, to control such proceedings and to approve amendments to releases of such Collateral from the lien of, and waive past defaults under, such documents relating to such Collateral, are at the direction of the administrative agent under our ABL Facility generally until our obligations under our ABL Facility are discharged (which discharge does not include certain refinancings of our ABL Facility).

        Under the Intercreditor Agreement, the collateral agent for the holders of the notes may not object following the filing of a bankruptcy petition to any debtor-in-possession financing or to the use of the shared collateral to secure that financing, subject to conditions and limited exceptions. After such a filing, the value of this Collateral could materially deteriorate, and holders of the notes would be unable to raise an objection.

        The Collateral that secures the notes and guarantees is also subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the administrative agent under our ABL Facility during any period that the administrative agent controls actions with respect to the collateral pursuant to the intercreditor agreement. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the Collateral securing the notes, as well as the ability of the collateral agent to realize or foreclose on such Collateral for the benefit of the holders of the notes.

        Additionally, under certain circumstances, the liens securing the notes may be subordinated to liens securing other obligations to the extent that such lien subordination also applies to the liens securing our ABL Facility.

Any future pledge of Collateral in favor of the collateral agent or the holders of the notes might be avoidable in bankruptcy.

        Any future pledge of Collateral in favor of the collateral agent or the holders of the notes, including pursuant to security documents delivered after the date of the indenture governing the notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. As more fully described herein, certain of the assets securing the notes may not have been subject to a valid and perfected security interest on the closing date of the Original Notes. We agreed to use commercially reasonable efforts to obtain a valid and perfected security interest on such assets to secure the notes within 120 days after the closing date, but such interests may not yet be perfected. As of December 31, 2012, the Issuers and Guarantors were in compliance with their retitling obligations under our agreements.

The Collateral securing the notes is subject to casualty risks.

        We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the Collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.

In the event of our bankruptcy, the ability of the holders of the notes to realize upon the Collateral securing the notes will be subject to certain bankruptcy law limitations.

        The ability of holders of the notes to realize upon the Collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under applicable U.S. federal bankruptcy laws, secured creditors are prohibited from, among other things, repossessing their security from a debtor in a bankruptcy case without bankruptcy court approval and may be prohibited from retaining security repossessed by such creditor without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection."

        The secured creditor is entitled to "adequate protection" to protect the value of the secured creditor's interest in the collateral as of the commencement of the bankruptcy case but the adequate protection actually provided to a secured creditor may vary according to the circumstances. Adequate protection may include cash payments or the granting of additional security if and at such times as the court, in its discretion and at the request of such creditor, determines after notice and a hearing that the collateral has diminished in value as a result of the imposition of the automatic stay of repossession of such collateral or the debtor's use, sale or lease of such collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the trustee could foreclose upon or sell the Collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

In the event of a bankruptcy of us or any of the guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the Collateral securing the notes.

        In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the Collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim in an amount equal to the value of the Collateral and an unsecured claim with respect to the remainder of its claim which would not be entitled to the benefits of security in the Collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive "adequate protection" under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at any time prior to such a finding of under-collateralization, those payments would be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

The value of the Collateral securing the notes may not be sufficient to secure post-petition interest.

        In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the notes will only be entitled to post-petition interest under the United States Bankruptcy Code to the extent that the value of their security interest in the Collateral is greater than their pre-bankruptcy claim. Holders of the notes that have a security interest in Collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the United States Bankruptcy Code. No appraisal of the fair market value of the Collateral has been prepared in connection with the offering of the Original Notes or this exchange offer. The value of the noteholders' interest in the Collateral may therefore not equal or exceed the principal amount of the notes.

We may not be able to repurchase the notes upon a change of control and the provisions related to a change of control may not fully protect noteholders in all circumstances.

        Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. The source of funds for any such purchase of the notes will be our available cash or cash generated from our and our subsidiaries' operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to obtain financing. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes.

        In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a "Change of Control" under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a "Change of Control" as defined in the indenture that would trigger our obligation to repurchase the notes. Therefore, if an event occurs that does not constitute a "Change of Control" as defined in the indenture, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See "Description of the Exchange Notes—Repurchase at the option of holders—Change of control."

Upon the registration of the notes, we will incur additional costs and face increased demands on our management.

        Following this exchange offer, we will be treated as a public company under certain circumstances and may need to comply with an extensive body of regulations that did not apply to us previously, including provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and regulations of the SEC. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, our internal control over financial reporting does not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that we will eventually be required to meet. We will incur incremental costs in order to improve our internal control over financial reporting and comply with Section 404 of the Sarbanes-Oxley Act, including increased auditing and legal fees and costs associated with hiring additional accounting and administrative staff. We will also incur additional costs associated with the reporting requirements set forth in the indenture. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Furthermore, our management may have increased demands on its time in order to ensure we comply with public company reporting requirements and the compliance requirements of the Sarbanes-Oxley Act, as well as the rules subsequently implemented by the SEC. When we begin to conduct reviews in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, the outcome may adversely affect us. During the course of our review, we may identify control deficiencies of varying degrees and severity, and we may incur significant costs to remediate those deficiencies or otherwise improve our internal controls.

The notes could be wholly or partially voided as a preferential transfer.

        If we become the subject of a bankruptcy proceeding within 90 days after the date of the indenture (or, with respect to any insiders specified in bankruptcy law who are holders of the notes, within one year after we issue the notes), and the court determines that we were insolvent at the time of the closing (under the preference laws, we would be presumed to have been insolvent on and during the 90 days immediately preceding the date of filing of any bankruptcy petition), the court could find that the incurrence of the obligations under the notes involved a preferential transfer. In addition, to the extent that certain of our Collateral was not perfected until after closing of the Original Notes, such 90-day preferential transfer period would begin on the date of perfection. If the court determined that the granting of the security interest was therefore a preferential transfer, which did not qualify for any defense under bankruptcy law, then holders of the notes would be unsecured creditors with claims that ranked pari passu with all other unsecured creditors of the applicable obligor, including trade creditors. In addition, under such circumstances, the value of any consideration holders received pursuant to the notes, including upon foreclosure of the Collateral, could also be subject to recovery from such holders and possibly from subsequent assignees, or such holders might be returned to the same position they held as holders of the notes.

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and any guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.

        Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes, the incurrence of any guarantees of the notes entered into upon issuance of the notes and subsidiary guarantees that may be entered into thereafter under the terms of the indenture governing the notes and the granting of liens to secure the notes and the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes, any guarantee or any of the liens securing the notes and the guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes, incurred its guarantee or granted the liens with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing the notes, incurring its guarantee or granting the liens and, in the case of (2) only, one of the following is also true at the time thereof:

  •
  we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

  •
  the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

  •
  we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor's ability to pay such debts as they mature; or

  •
  we or any of the subsidiary guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the subsidiary guarantor if, in either case, the judgment is unsatisfied after final judgment.

        A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or antecedent debt is secured or satisfied. We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors' other debt. Generally, however, an entity would be considered solvent if, at the time it incurred indebtedness:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In addition, the court may avoid and set aside the liens securing the Collateral. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of that debt.

        Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination, if the court determines that: (a) the holder of notes engaged in some type of inequitable conduct; (b) inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes; and (c) equitable subordination is not inconsistent with the provisions of the U.S. bankruptcy code.

        Although each guarantee entered into by a subsidiary will contain a provision intended to limit that guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor's obligation to an amount that effectively makes its guarantee worthless.

Your ability to transfer the notes may be limited by the absence of an active trading market and there is no assurance that any active trading market will develop for the notes.

        The notes are a new issue of securities and therefore there is no established trading market for the notes, and an active trading market may not develop. We do not intend to have the notes listed on a national securities exchange. The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes. If an active market does not develop or is not maintained, the price and liquidity of the notes may be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for any of the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

As a privately held company, we are not subject to the governance and other requirements applicable to a public company, and the interests of our stockholders may differ from yours.

        We are not subject to the same corporate governance requirements, financial reporting practices, internal control audit requirements and similar compliance procedures required of a publicly traded company. Among other things, we do not have a majority of independent directors. See "—We may enter into transactions with members of our management, our shareholders and their respective affiliates that may involve inherent, potential or perceived conflicts of interest."

Many of the covenants in the indenture will not apply following any date on which the notes are rated investment grade by both Moody's and Standard & Poor's.

        Many of the covenants in the indenture will not apply to us following any date on which the notes are rated investment grade by both Moody's and Standard & Poor's. These include the covenants that restrict, among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade. However, removal of these covenants would allow us to engage in certain transactions that would not have been permitted while such covenants were in force. See "Description of the Exchange Notes—Certain covenants."

Changes in our credit rating could adversely affect the market price or liquidity of the notes.

        Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the notes. A negative change in our ratings could have an adverse effect on the future trading price of the notes.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

        If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after this exchange offer, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

  •
  the original issue price for the Original Notes; and

  •
  that portion of the original issue discount, if any, that does not constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

        Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the notes, even if sufficient funds are available.

As an "emerging growth company" under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

        As an "emerging growth company" under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an "emerging growth company" until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (iii) the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed a "large accelerated filer" as defined under the federal securities laws. For so long as we remain an "emerging growth company", we will not be required to: comply with any requirement that may be adopted by the Public Company Accounting Oversight Board ("PCAOB") regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (auditor discussion and analysis); and submit certain executive compensation matters to shareholder advisory votes, such as "say on pay" and "say on frequency." Although we intend to rely on the exemptions provided in the JOBS Act, the exact implications of the JOBS Act for us are still subject to interpretations and guidance by the SEC and other regulatory agencies. In addition, as our business grows, we may no longer satisfy the conditions of an "emerging growth company". We are currently evaluating and monitoring developments with respect to these new rules and we cannot assure you that we will be able to take advantage of all of the benefits from the JOBS Act. In addition, as an "emerging growth company," we have elected under the JOBS Act to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Therefore, our financial statements may not be comparable to those of companies that comply with standards that are otherwise applicable to public companies.

Exchange Offer Risk Factors

The consummation of the exchange offer may not occur.

        We are not obligated to complete the exchange offer under certain circumstances. See "Description of the Exchange Offer—Conditions to the exchange offer." Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their Exchange Notes, during which time those holders of Original Notes will not be able to effect transfers of their Original Notes tendered in the exchange offer.

Failure to tender Original Notes in the exchange offer may affect their marketability and will substantially limit, and may effectively eliminate, opportunities to sell your Original Notes in the future.

        If Original Notes are tendered and accepted in the exchange offer, the trading market, if any, for the untendered and tendered but unaccepted Original Notes will be adversely affected. Your failure to participate in the exchange offer will substantially limit, and may effectively eliminate, opportunities to sell your Original Notes in the future. The extent of the market for Original Notes and the availability of price quotations would depend on a number of factors, including the number of holders of Original Notes remaining outstanding and the interest of securities firms in maintaining a market in the Original Notes. An issue of securities with a similar outstanding market value available for trading, which is called the "float", may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for the Original Notes that are not exchanged in the exchange offer may be affected adversely to the extent that the Original Notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the Original Notes that are not exchanged more volatile.

        We issued the Original Notes in a private placement exempt from the registration requirements of the Securities Act. Accordingly, you may not offer, sell or otherwise transfer your Original Notes except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from the securities laws, or in a transaction not subject to the securities laws. If you do not exchange your Original Notes for Exchange Notes in the exchange offer, your Original Notes will continue to be subject to these transfer restrictions after the completion of the exchange offer. In addition, after the completion of the exchange offer, you will no longer be able to obligate us to register the Original Notes under the Securities Act.

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.

        Delivery of Exchange Notes in exchange for Original Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of Original Notes into the exchange agent's account at DTC, as depositary, including an Agent's Message (as defined in "Description of the exchange offer—Procedures for tendering"). We are not required to notify you of defects or irregularities in tenders of Original Notes for exchange. Original Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreement will terminate. See "Description of the exchange offer—Procedures for tendering" and "Description of the exchange offer—Consequences of failure to exchange."

Some holders who exchange their Original Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your Original Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Use of proceeds

        This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement entered into in connection with the issuance of the Original Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes under the exchange offer. In consideration for issuing the Exchange Notes, we will receive, in exchange, an equal number of Original Notes in like principal amount. The form and terms of the Exchange Notes are identical to the form and terms of the Original Notes, except as otherwise described under the heading "Description of the exchange offer—Terms of the exchange offer." The Original Notes properly tendered and exchanged for Exchange Notes will be retired and cancelled. Accordingly, issuance of the Exchange Notes will not result in any change in our capitalization. We have agreed to bear the expense of the exchange offer.

        Our gross proceeds from the sale of the Original Notes were $300.0 million before deducting the fees and expenses of the offering of the Original Notes. We used the net proceeds from the offering of the Original Notes together with a portion of the borrowings under the ABL Facility to repay all of the outstanding indebtedness under our Fortis Facility and DVB Credit Facility and accrued interest thereon, to terminate existing interest rate swap agreements, to pay prepayment penalties and transactions fees and for general corporate purposes.

 Capitalization

        The following table sets forth the capitalization of TRAC Intermodal LLC and its consolidated subsidiaries, as of December 31, 2012 on an actual basis. This table should be read in conjunction with "Use of proceeds," "Selected historical consolidated financial information," "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

(dollars in thousands)	As of December 31, 2012
Cash and cash equivalents	$26,556

Debt
ABL Facility(1)	609,000
Exchange Notes offered hereby	300,000
Other long-term debt, including current maturities	199,397

Total debt	1,108,397
Member's interest	538,907

Total capitalization	$1,647,304

(1)
$236.0 million remains undrawn under the ABL Facility. For a summary of the terms of the ABL Facility, see "Description of other indebtedness—ABL Facility."

 Selected historical consolidated financial information

        The following tables summarize consolidated financial information of TRAC Intermodal LLC and its consolidated subsidiaries. TRAC Intermodal LLC has no operations of its own and is dependent upon the cash flows of its subsidiaries to meet its obligations under the notes. TRAC Intermodal LLC is a Delaware limited liability company and TRAC Intermodal Corp. is a Delaware corporation, both of which were formed as of July 13, 2012 to facilitate the issuance of the Original Notes, and neither of which has, to date, conducted any activities other than those incidental to their formation and the preparation of the offering memorandum relating to the Original Notes, the creation of an intercompany note with Interpool, Inc. ("Interpool"), for the servicing of the notes and this prospectus relating to the Exchange Notes. We conduct our business through Interpool and its consolidated subsidiaries. You should read these tables along with "Presentation of financial information," "Management's discussion and analysis of financial condition and results of operations," "Business" and our historical consolidated financial statements and the related notes included elsewhere in this prospectus.

        The selected historical consolidated statement of operations data and historical consolidated statement of cash flows data for the years ended December 31, 2010, 2011 and 2012 and the selected historical consolidated balance sheet data as of December 31, 2011 and 2012 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data at December 31, 2008, 2009 and 2010 and the summary consolidated statements of income data and consolidated statement of cash flows data for the years ended December 31, 2008 and 2009 has been derived from our audited financial statements that are not included in this prospectus.

	Year ended December 31,
(dollars in thousands)	2008	2009	2010	2011	2012
Consolidated Statement of Operations Data:
Total revenues	$300,614	$272,987	$280,857	$339,344	$414,593
Direct operating expenses	117,254	110,712	144,465	172,075	214,125
Selling, general and administrative expenses	34,520	29,804	34,438	40,942	46,038
Depreciation expense	61,233	61,469	60,857	64,391	66,052
Provision for doubtful accounts	1,319	20	74	3,954	4,137
Impairment of leasing equipment	1,831	1,644	8,713	1,544	6,506
Impairment of assets held for sale	—	2,375	—	—	—
Loss on modification and extinguishment of debt	1,282	463	40	733	8,850
Interest expense	85,023	77,536	69,329	65,835	75,102
Interest income	(8,351)	(1,982)	(346)	(633)	(143)
Other (income) expense, net(1)	(266)	(532)	134	(1,535)	(809)

Total expenses	293,845	281,509	317,704	347,306	419,858

Income (loss) before provision (benefit) for income taxes	6,769	(8,522)	(36,847)	(7,962)	(5,265)
Provision (benefit) for income taxes	3,694	1,472	(17,641)	(4,054)	(2,175)

Net income (loss)	$3,075	$(9,994)	$(19,206)	$(3,908)	$(3,090)

	As of December 31,
(dollars in thousands)	2008	2009	2010	2011	2012
Consolidated Balance Sheet Data:
Cash and cash equivalents	$49,603	$54,644	$38,677	$29,005	$26,556
Restricted cash	226,077	5,610	6,060	—	—
Net investment in direct finance leases	85,964	102,250	65,055	54,776	40,729
Leasing equipment, net of accumulated depreciation	1,310,441	1,252,514	1,267,791	1,292,660	1,325,383
Total assets	2,005,486	1,736,515	1,697,307	1,708,049	1,768,463
Deferred income taxes	57,444	125,652	85,498	76,112	73,569
Total debt and capital lease obligations	1,264,418	952,391	931,788	976,643	1,108,397
Total liabilities	1,440,245	1,153,843	1,144,381	1,167,406	1,229,556
Total member's interest	565,241	582,672	552,926	540,643	538,907

	Year ended December 31,
(dollars in thousands)	2008	2009	2010	2011	2012
Other Operating Data:
Adjusted net (loss) income(2)	$12,225	$(43)	$(12,900)	$1,205	$12,609
Adjusted EBITDA(3)(4)	176,871	142,291	143,614	138,718	159,894
Consolidated Statement of Cash Flows Data:
Cash flows provided by (used in) operating activities	89,768	118,500	44,239	32,532	(8,271)
Capital expenditures gross(5)	56,365	40,456	75,900	108,226	103,577

(1)
Primarily represents (gain) loss from sale of equipment.

(2)
Adjusted net (loss) income is a measure of financial and operating performance that is not defined by U.S. GAAP and should not be considered a substitute for net income, income from operations or cash flow from operations, as determined in accordance with U.S. GAAP. Adjusted net (loss) income is a measure of our operating and financial performance used by management to focus on consolidated financial and operating performance exclusive of income and expenses that relate to non-routine or significant non-cash items of the business.

        We define adjusted net (loss) income as net (loss) income before non-cash interest expense related to deferred financing fees, non-cash stock compensation, loss on modification and extinguishment of debt, and terminations, modification, and fair value adjustments of derivative instruments. We use adjusted net (loss) income to assess our consolidated financial and operating performance, and we believe this non-GAAP measure is helpful to management and investors in identifying trends in our performance. This measure helps management make decisions that are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. Adjusted net (loss) income provides us with a measure of financial performance of the business based on operational factors, including the profitability of assets on an economic basis, net of operating expenses, and the capital costs of the business on a consistent basis as it removes the impact of certain non-routine and non-cash items from our operating results. Adjusted net (loss) income is a key metric used by senior management and our board of directors to review the consolidated financial performance of the business.

        The following table shows the reconciliation of net (loss) income, the most directly comparable U.S. GAAP measure, to adjusted net (loss) income:

	Year ended December 31,
(dollars in thousands)	2008	2009	2010	2011	2012
Net (loss) income	$3,075	$(9,994)	$(19,206)	$(3,908)	$(3,090)
Non-cash interest expense, net of tax	2,731	2,161	2,386	2,069	2,687
Non-cash stock compensation, net of tax	19	45	38	35	1,059
Loss on modification and extinguishment of debt, net of tax	769	278	24	440	5,310
Loss on termination and modification of derivative instruments, net of tax	4,414	6,921	4,288	2,456	6,611
Fair value adjustment for derivative instruments, net of tax	1,217	546	(430)	113	32

Adjusted net (loss) income	$12,225	$(43)	$(12,900)	$1,205	$12,609

        Adjusted net (loss) income has limitations as an analytical tool, is not a presentation made in accordance with U.S. GAAP and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP, including net income or net cash from operating activities. For example, adjusted net (loss) income does not reflect (i) our cash expenditures or future requirements for capital expenditures or contractual commitments or (ii) changes in or cash requirements for our working capital needs. In addition, our calculation of adjusted net (loss) income may differ from the adjusted net income or analogous calculations of other companies in our industry, limiting its usefulness as a comparative measure. Because of these limitations, adjusted net (loss) income should not be considered a measure of discretionary cash available to us to invest in the growth of our business or to pay dividends. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted net (loss) income only supplementally.

(3)
Adjusted EBITDA is a measure of both operating performance and liquidity that is not defined by U.S. GAAP and should not be considered a substitute for net income, income from operations or cash flow from operations, as determined in accordance with U.S. GAAP.

        We define Adjusted EBITDA as income (loss) before income taxes, interest expenses (net of interest income), depreciation and amortization expense, impairment of assets and leasing equipment, other expense (income) mainly related to loss (gain) from sale of equipment, and loss on modification and extinguishment of debt, remanufacturing expenses, non-cash stock compensation and principal collections on direct finance leases.

        Set forth below is additional detail as to how we use Adjusted EBITDA as a measure of both operating performance and liquidity, as well as a discussion of the limitations of Adjusted EBITDA as an analytical tool and a reconciliation of Adjusted EBITDA to our U.S. GAAP net (loss) income and cash flow from operating activities.

        Operating performance:    Management and our board of directors use Adjusted EBITDA in a number of ways to assess our consolidated financial and operating performance, and we believe this measure is helpful to management, the board of directors and investors in identifying trends in our performance. We use Adjusted EBITDA as a measure of our consolidated operating performance exclusive of income and expenses that relate to financing, income taxes, and capitalization of the business. Also, Adjusted EBITDA assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. In addition, Adjusted EBITDA helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance. Accordingly, we believe this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure and expenses of the organization. Lastly, Adjusted EBITDA as defined herein is the basis for calculating selected financial ratios as required in the debt covenants of our ABL Facility.

        Liquidity:    In addition to the uses described above, management and our board of directors use Adjusted EBITDA as an indicator of the amount of cash flow we have available to service our debt obligations, and we believe this measure can serve the same purpose for our investors. We add back certain remanufacturing expenses because these costs would have been capitalized if we built new chassis versus remanufacturing. We also include principal collections on direct finance lease receivables in Adjusted EBITDA because these collections represent cash that we have available to service our debt obligations that is not otherwise included in net (loss) income. As a result, by adding back remanufacturing related expenses and non-cash stock compensation expenses and by including principal collections on direct finance lease receivables in Adjusted EBITDA, we believe Adjusted EBITDA is a more accurate indicator of our available cash flow to service our debt obligations than net (loss) income.

        Limitations:    Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. These limitations include:

  •
  Adjusted EBITDA does not reflect any cash requirements for assets being depreciated and amortized that may have to be replaced in the future;

  •
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

  •
  Adjusted EBITDA does not reflect all of the cash requirements necessary to satisfy all of our non-discretionary expenditures.

        Our calculation of Adjusted EBITDA may differ from the Adjusted EBITDA or analogous calculations of other companies in our industry, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business, to pay dividends or for discretionary expenditures. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA only supplementally.

        The following table shows the reconciliation of net (loss) income, the most directly comparable U.S. GAAP measure, to Adjusted EBITDA:

	Year ended December 31,
(dollars in thousands)	2008	2009	2010	2011	2012
Net (loss) income	$3,075	$(9,994)	$(19,206)	$(3,908)	$(3,090)
Income tax	3,694	1,472	(17,641)	(4,054)	(2,175)
Interest expense, net	76,672	75,554	68,983	65,202	74,959
Depreciation expense	61,233	61,469	60,857	64,391	66,052
Impairment of assets and leasing equipment	1,831	4,019	8,713	1,544	6,506
Loss on modification and extinguishment of debt	1,282	463	40	733	8,850
Other (income) expense, net	(266)	(532)	134	(1,535)	(809)
Remanufacturing expense	10,553	946	8,654	4,096	—
Non-cash stock compensation	32	75	64	58	1,765
Principal collections on direct finance leases	18,765	8,819	33,016	12,191	7,836

Adjusted EBITDA(4)	$176,871	$142,291	$143,614	$138,718	$159,894

        The following table shows the reconciliation of cash flows from operating activities, the most directly comparable U.S. GAAP measure, to Adjusted EBITDA:

	Year ended December 31,
(dollars in thousands)	2008	2009	2010	2011	2012
Cash flows from operating activities to Adjusted EBITDA reconciliation:
Net cash provided by (used in) operations	$89,768	$118,500	$44,239	$32,532	$(8,271)
Depreciation and amortization	(61,732)	(61,950)	(61,185)	(65,061)	(66,471)
Provision for doubtful accounts	(1,319)	(20)	(74)	(3,954)	(4,137)
Amortization of deferred financing fees	(3,898)	(2,931)	(3,235)	(2,760)	(4,001)
Derivative loss reclassified into earnings	(7,357)	(11,535)	(7,146)	(4,093)	(11,018)
Ineffective portion of cash flow hedges	(2,028)	(910)	717	(189)	(53)
Payments to terminate derivative instruments	—	—	—	5,006	90,370
Loss on modification and extinguishment of debt	(1,282)	(463)	(40)	(733)	(8,850)
Non-cash stock compensations	—	(75)	(64)	(58)	(1,765)
Other, net	519	1,181	1,028	1,417	217
Impairment of leasing equipment	(1,831)	(1,644)	(8,713)	(1,544)	(6,506)
Impairment of assets held for sale	—	(2,375)	—	—	—
Changes in assets and liabilities:
Accounts receivable	(919)	(4,582)	7,689	16,916	27,110
Other assets	(2,827)	251	(487)	700	(848)
Accounts payable	(1,843)	(3,073)	(2,339)	513	(1,546)
Accrued expenses and other liabilities	3,178	9,891	(5,388)	12,942	(12,944)
Deferred income	754	199	83	188	595
Deferred income taxes	(6,108)	(50,458)	15,709	4,270	5,028
Provision (benefit) for income taxes	3,694	1,472	(17,641)	(4,054)	(2,175)
Interest expense, net	76,672	75,554	68,983	65,202	74,959
Depreciation expense	61,233	61,469	60,857	64,391	66,052
Impairment of assets and leasing equipment	1,831	4,019	8,713	1,544	6,506
Loss on modification and extinguishment of debt	1,282	463	40	733	8,850
Other (income) expense, net	(266)	(532)	134	(1,535)	(809)
Remanufacturing expense	10,553	946	8,654	4,096	—
Non-cash stock compensation	32	75	64	58	1,765
Principal collections on direct finance leases	18,765	8,819	33,016	12,191	7,836

Adjusted EBITDA(4)	$176,871	$142,291	$143,614	$138,718	$159,894

(4)
The 2010 Adjusted EBITDA includes $17.2 million of principal collections on direct finance lease receivables related to the early termination of one customer's contract.

(5)
Includes equipment purchased with funds provided by capital leases.

 Ratio of earnings to fixed charges

        The following table sets forth our ratios of earnings to fixed charges for the periods indicated calculated on the basis of the U.S. GAAP financial statements included in this prospectus.

	Year Ended December 31,
	2008	2009		2010		2011		2012
Ratio of Earnings to Fixed Charges	1.07	—	(a)	—	(a)	—	(a)	—	(a)

(a)
For purposes of computing these ratios of earnings to fixed charges, fixed charges consist of interest expense, amortization of debt issue costs and the interest portion of rental expense. Earnings consist of earnings (loss) from continuing operations before income tax plus fixed charges. Earnings were insufficient to cover fixed charges by $8.5 million in 2009, $36.8 million in 2010, $8.0 million in 2011 and $5.3 million in 2012 due to losses from continuing operations before taxes of these amounts.

Description of the exchange offer

Purpose of the exchange offer

        On August 9, 2012, we issued $300,000,000 aggregate principal amount of Original Notes. In connection with that issuance, we entered into a Registration Rights Agreement on August 9, 2012. Pursuant to the Registration Rights Agreement, we agreed that we would use commercially reasonable efforts to:

  •
  file a registration statement ("Exchange Offer Registration Statement") covering an offer to the holders of Original Notes to exchange all Original Notes for Exchange Notes;

  •
  make available for 90 days after the Expiration Date of the exchange offer, for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes;

  •
  commence the exchange offer as soon as reasonably practicable after the exchange offer Registration Statement is declared effective by the SEC; and

  •
  complete the registered exchange offer not later than 90 days after such effective date.

        Upon the effectiveness of the registration statement of which this prospectus is a part, we will offer the Exchange Notes in exchange for the Original Notes. We filed a copy of the Registration Rights Agreement as an exhibit to the registration statement.

Resale of the Exchange Notes

        We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to other parties in other transactions. For further information on the SEC's position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. We have not sought our own interpretive letter, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in interpretive letters to other parties. Based on these interpretations by the staff, however, we believe that the Exchange Notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by you, without further compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you:

          (1)   are acquiring the Exchange Notes in the ordinary course of the business of yourself and any beneficial owner;

          (2)   are not participating in, and do not intend to participate in, a distribution of the Exchange Notes within the meaning of the Securities Act and have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes within the meaning of the Securities Act;

          (3)   are not a broker-dealer who acquired the Original Notes directly from us; and

          (4)   are not an "affiliate" of ours, within the meaning of Rule 405 of the Securities Act.

        By tendering the Original Notes in exchange for Exchange Notes, you will be required to represent to us that each of the above statements applies to you. If you are participating in or intend to participate in, a distribution of the Exchange Notes, or have any arrangement or understanding with any person to participate in a distribution of the Exchange Notes to be acquired in this exchange offer, you may be deemed to have received restricted securities and may not rely on the applicable interpretations of the staff of the SEC. If you are so deemed, you will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

        Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Exchange Notes received in exchange for Original Notes which the broker-dealer acquired as a result of market-making or other trading activities. See "Plan of Distribution."

        The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the exchange offer

        Upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal, we will accept any and all Original Notes validly tendered and not withdrawn prior to 11:59 p.m., New York City time, on the Expiration Date. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes validly tendered and accepted pursuant to the exchange offer (subject to the minimum denomination requirement described herein).

        We will not pay any accrued and unpaid interest on the Original Notes that we acquire in the exchange offer. Instead, interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including August 9, 2012, the date on which we issued the Original Notes.

        Tendering holders of Original Notes must tender Original Notes in minimum denominations of $2,000, and integral multiples of $1,000 in excess thereof. Exchange Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        The terms of the Exchange Notes are identical in all material respects to the terms of the Original Notes, except that:

          (1)   we have registered the Exchange Notes under the Securities Act and therefore the Exchange Notes will not bear legends restricting their transfer, and

          (2)   specified rights under the Registration Rights Agreement, including the provisions providing for payment of additional interest in specified circumstances relating to the exchange offer, will be eliminated for all the notes.

        The Exchange Notes will evidence the same debt as the Original Notes. The Exchange Notes will be issued under the same indenture and will be entitled to the same benefits under that indenture as the Original Notes being exchanged. As of the date of this prospectus, approximately $300,000,000 aggregate principal amount of the Original Notes are outstanding. Original Notes accepted for exchange will be retired and cancelled and not reissued.

        Except as described under "Form, Book-Entry Procedures and Transfer," we will issue the Exchange Notes in the form of one or more global notes registered in the name of DTC or its nominee, and each beneficial owner's interest in it will be transferable in book-entry form through DTC.

        We will conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder.

        We will be considered to have accepted validly tendered Original Notes if and when we have given oral or written notice (if oral, to be promptly confirmed in writing) to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.

        If we do not accept any tendered Original Notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these Original Notes, without expense, to the tendering holder as soon as practicable after the Expiration Date of the exchange offer.

        If we successfully complete the exchange offer, any Original Notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of Original Notes after the exchange offer in general will not have further rights under the Registration Rights Agreement, including registration rights and any rights to additional interest. Holders wishing to transfer the Original Notes would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration Date; extensions; amendments; termination

        The exchange offer will remain open for at least 20 full business days after the date on which it is commenced. For purposes of the exchange offer, the term "Expiration Date" means 11:59 p.m., New York City time, on            subject to our right to extend that time and date in our sole discretion, in which case the "Expiration Date" means the latest time and date to which the exchange offer is extended.

        We reserve the right, in our sole discretion, by giving oral or written notice (if oral, to be promptly confirmed in writing) to the exchange agent, to:

  •
  extend the exchange offer;

  •
  terminate the exchange offer if a condition to our obligation to exchange Original Notes for Exchange Notes is not satisfied or waived on or prior to the Expiration Date; and

  •
  amend the exchange offer.

        If we amend the exchange offer in a manner we determine constitutes a material change, including the waiver of a material condition, we will extend this exchange offer for an additional five to ten business days, as required by the Exchange Act, depending on the significance of the amendment, and the manner of disclosure to the holders, if the exchange offer would otherwise expire during that period.

        We will notify holders of the Original Notes of any extension, amendment or termination of the exchange offer by press release or other public announcement. We will announce any extension of the Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date and we will disclose the number of Original Notes tendered as of the date of the notice. We have no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination.

Settlement date

        We will deliver the Exchange Notes on the settlement date, which will be as soon as practicable after the Expiration Date of the exchange offer. We will not be obligated to deliver Exchange Notes unless the exchange offer is consummated.

Conditions to the exchange offer

        Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Original Notes and may terminate or amend the exchange offer if at any time before the expiration of the exchange offer, we determine (i) that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; (ii) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or (iii) all governmental approvals that we deem necessary for the consummation of the exchange offer have not been obtained.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

        Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding.

        If any of the foregoing conditions are not satisfied, we may, at any time on or prior to the Expiration Date:

  •
  terminate the exchange offer and return all tendered Original Notes to the respective tendering holders;

  •
  modify, extend or otherwise amend the exchange offer and retain all tendered Original Notes until the Expiration Date, as extended, subject, however, to the withdrawal rights of holders; or

  •
  to the extent lawful, waive the unsatisfied conditions with respect to the exchange offer and accept all Original Notes tendered and not previously validly withdrawn.

        In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for those Original Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture governing the Exchange Notes under the Trust Indenture Act of 1939, as amended.

Effect of tender

        Any tender by a holder, and our subsequent acceptance of that tender, of Original Notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the letter of transmittal. The acceptance of the exchange offer by a tendering holder of Original Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Original Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Letter of Transmittal; representations, warranties and covenants of holders of Original Notes

        Upon agreement to the terms of the letter of transmittal pursuant to an agent's message, a holder, or the beneficial holder of Original Notes on behalf of which the holder has tendered, will, subject to that holder's ability to withdraw its tender, and subject to the terms and conditions of the exchange offer generally, thereby:

          (1)   irrevocably sell, assign and transfer to or upon our order or the order of our nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the holder's status as a holder of, all Original Notes tendered thereby, such that thereafter the holder shall have no contractual or other rights or claims in law or equity against us or any fiduciary, trustee, fiscal agent or other person connected with the Original Notes arising under, from or in connection with those Original Notes;

          (2)   waive any and all rights with respect to the Original Notes tendered thereby, including, without limitation, any existing or past defaults and their consequences in respect of those Original Notes; and

          (3)   release and discharge us and the trustee for the Original Notes from any and all claims the holder may have, now or in the future, arising out of or related to the Original Notes tendered thereby, including, without limitation, any claims that the holder is entitled to receive additional principal or interest payments with respect to the Original Notes tendered thereby, other than as expressly provided in this prospectus and in the letter of transmittal, or to participate in any redemption or defeasance of the Original Notes tendered thereby.

        In addition, by tendering Original Notes in the exchange offer, each holder of Original Notes will represent, warrant and agree that:

          (1)   it has received and reviewed this prospectus;

          (2)   it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more beneficial owners of, the Original Notes tendered thereby, and it has full power and authority to execute the letter of transmittal;

          (3)   the Original Notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and we will acquire good, indefeasible and unencumbered title to those Original Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept the same;

          (4)   it will not sell, pledge, hypothecate or otherwise encumber or transfer any Original Notes tendered thereby from the date of the letter of transmittal, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

          (5)   in evaluating the exchange offer and in making its decision whether to participate in the exchange offer by tendering its Original Notes, it has made its own independent appraisal of the matters referred to in this prospectus and the letter of transmittal and in any related communications and it is not relying on any statement, representation or warranty, express or implied, made to it by us, the information agent or the exchange agent, other than those contained in this prospectus, as amended or supplemented through the Expiration Date;

          (6)   the execution and delivery of the letter of transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in this prospectus;

          (7)   the agreement to the terms of the letter of transmittal pursuant to an agent's message shall, subject to the terms and conditions of the exchange offer, constitute the irrevocable appointment of the exchange agent as its attorney and agent and an irrevocable instruction to that attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to the Original Notes tendered thereby in favor of us or any other person or persons as we may direct and to deliver those forms of transfer and other documents in the attorney's and agent's discretion and the certificates and other documents of title relating to the registration of Original Notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the exchange offer, and to vest in us or our nominees those Original Notes;

          (8)   the terms and conditions of the exchange offer shall be deemed to be incorporated in, and form a part of, the letter of transmittal, which shall be read and construed accordingly;

          (9)   it is acquiring the Exchange Notes in the ordinary course of the business of the holder and any beneficial owner;

          (10) it is not participating in, and does not intend to participate in, a distribution of the Exchange Notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes within the meaning of the Securities Act;

          (11) it is not a broker-dealer who acquired the Original Notes directly from us; and

          (12) it is not an "affiliate" of ours, within the meaning of Rule 405 of the Securities Act.

        The representations, warranties and agreements of a holder tendering Original Notes will be deemed to be repeated and reconfirmed on and as of the Expiration Date and the settlement date. For purposes of this prospectus, the "beneficial owner" of any Original Notes means any holder that exercises investment discretion with respect to those Original Notes.

Absence of dissenters' rights

        Holders of the Original Notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

Acceptance of Original Notes for exchange and delivery of Exchange Notes

        On the settlement date, Exchange Notes to be issued in exchange for Original Notes in the exchange offer, if consummated, will be delivered in book-entry form.

        We will be deemed to accept validly tendered Original Notes that have not been validly withdrawn as provided in this prospectus when, and if, we give oral or written notice (if oral, to be promptly confirmed in writing) of acceptance to the exchange agent. Subject to the terms and conditions of the exchange offer, delivery of the Exchange Notes will be made by the exchange agent on the settlement date following receipt of that notice. The exchange agent will act as agent for tendering holders of Original Notes for the purpose of receiving Original Notes and transmitting Exchange Notes as of the settlement date. If any tendered Original Notes are not accepted for any reason described in the terms and conditions of the exchange offer, such unaccepted Original Notes will be returned without expense to the tendering holders as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for tendering

        To participate in the exchange offer, you must properly tender your Original Notes to the exchange agent as described below. We will only issue Exchange Notes in exchange for Original Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes, and you should follow carefully the instructions on how to tender your Original Notes. It is your responsibility to properly tender your Original Notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we, nor the exchange agent is required to notify you of defects in your tender.

        If you are a beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the Original Notes by causing DTC to transfer the Original Notes into the exchange agent's account.

        If you have any questions or need help in exchanging your Original Notes, please contact the exchange agent at the address or telephone numbers set forth below.

        All of the Original Notes were issued in book-entry form, and all of the Original Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the Original Notes may be tendered using DTC's automatic tender offer program, or ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their Original Notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an "agent's message" to the exchange agent. The agent's message will state that DTC has received instructions from the participant to tender Original Notes and that the participant agrees to be bound by the terms of the letter of transmittal.

        By using the ATOP procedures to exchange Original Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

        Determinations Under the Exchange Offer.    We will determine all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Original Notes and withdrawal of tendered Original Notes based on the objective standards described in this prospectus and the letter of transmittal. See "—Conditions to the Exchange Offer". Our determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Original Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, neither we, the information agent, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable after the Expiration Date of the exchange.

        When We Will Issue Exchange Notes.    In all cases, we will issue Exchange Notes for Original Notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 11:59 p.m. New York City time, on the Expiration Date:

  •
  a book-entry confirmation of such number of Original Notes into the exchange agent's account at DTC; and

  •
  a properly transmitted agent's message.

        Return of Original Notes Not Accepted or Exchanged.    If we do not accept any tendered Original Notes for exchange or if Original Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Original Notes will be returned without expense to their tendering holder. Such non-exchanged Original Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

        Participating Broker-Dealers.    Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where those Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. See "Plan of Distribution."

Withdrawal of tenders

        Tenders of Original Notes may be withdrawn at any time prior to 11:59 p.m., New York City time, on the Expiration Date.

        For a withdrawal to be effective, you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Original Notes and otherwise comply with the ATOP procedures.

        We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any Original Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

        Any Original Notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the Original Notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn Original Notes by following the procedures described under "—Procedures for Tendering" above at any time on or prior to the Expiration Date of the exchange offer.

Exchange agent and information agent

        Wells Fargo Bank, National Association has been appointed as the exchange agent and the information agent for the exchange offer. All correspondence in connection with the exchange offer should be sent or delivered by each holder of Original Notes, or a beneficial owner's commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at:

By Registered or	By Overnight Delivery or Regular
Certified Mail:	Mail:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A
MAC—N9303-121	MAC—N9303-121
Corporate Trust Operations	Corporate Trust Operations
P.O. Box 1517	Sixth Street & Marquette Avenue
Minneapolis, MN 55480-1517	Minneapolis, MN 55479
By Facsimile: (612) 667-6282 Attn: Bondholder Communications
Confirm by Email: bondholdercommunications@wellsfargo.com
Confirm by Telephone: (800) 344-5128 Attn: Bondholder Communications

        Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address, telephone numbers or fax number listed above. Holders of Original Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer. We will pay the exchange agent and information agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Announcements

        We may make any announcement required pursuant to the terms of this prospectus or required by the Exchange Act or the rules promulgated thereunder through a reasonable press release or other public announcement in our sole discretion; provided, that, if any such announcement is made by issuing a press release to Business Wire, such announcement shall be reasonable and sufficient.

Other fees and expenses

        We will bear the expenses of soliciting tenders of the Original Notes. The principal solicitation is being made by mail. Additional solicitations may, however, be made by e-mail, facsimile transmission, telephone or in person by the information agent as well as our officers and other employees and those of our affiliates.

        We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Consequences of failure to exchange

        Holders of Original Notes who do not exchange their Original Notes for Exchange Notes under this exchange offer will remain subject to the restrictions on transfer applicable in the Original Notes (i) as set forth in the legend printed on the Original Notes as a consequence of the issuance of the Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and (ii) otherwise as set forth in the prospectus distributed in connection with the private offering of the Original Notes.

        Any Original Notes not tendered by their holders in exchange for Exchange Notes in this exchange offer will not retain any rights under the Registration Rights Agreement (except in certain limited circumstances). See "—Resale Registration Statement; Additional Interest."

        In general, you may not offer or sell the Original Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from the registration requirements of the Securities Act and applicable state securities laws. We do not intend to register resales of the Original Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Notes in the ordinary course of the business of the holder and any beneficial owner and the holders are not engaged in, have no arrangement with any person to participate in, and do not intend to engage in, any public distribution of the Exchange Notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer and is engaged in, has an arrangement with any person to participate in, or intends to engage in, any public distribution of the Exchange Notes (i) may not rely on the applicable interpretations of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Resale registration statement; additional interest

        Under the Registration Rights Agreement, we have agreed that if:

  (1)
  any change in law or applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

  (2)
  for any other reason the exchange offer is not completed by August 9, 2013; or

  (3)
  any initial holder of the Notes notifies us that it holds "registrable securities" (as defined in the Registration Rights Agreement) that are or were ineligible to be exchanged in the exchange offer;

        we and the guarantors will use our commercially reasonable efforts to file and to have become effective a shelf registration statement relating to resales of the notes and to keep that shelf registration statement effective until the earlier of one year and the date that the notes cease to be registrable securities, including when all notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. We and the guarantors will, in the event of such a shelf registration, provide to each participating holder of notes copies of a prospectus, notify each participating holder of notes when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A holder of notes that sells notes under the shelf registration statement generally will be required to make certain representations to us (as described in the Registration Rights Agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder of notes (including certain indemnification obligations). Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. Under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their notes for registered notes in the exchange offer.

        The Registration Rights Agreement further provides that in the event of a "registration default" (as defined in the Registration Rights Agreement), then additional interest shall accrue on the principal amount of the notes that are "registrable securities" at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum). The additional interest will cease to accrue when the registration default is cured. A registration default occurs if (1) we have not exchanged Exchange Notes for all notes validly tendered in accordance with the terms of the exchange offer or, if a shelf registration statement is required and is not declared effective, on or prior to the 365th day after the issuance of the notes (or, if later, within 90 days of a request therefore in the case of a shelf registration statement in certain circumstances) or (2) if applicable, a shelf registration statement covering resales of the notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable for more than a specified number of days during the required effectiveness period. A registration default is cured, and additional interest ceases to accrue on any registrable securities, when the exchange offer is completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or such notes cease to be "registrable securities."

Other

        Participation in this exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision as to what action to take.

 Management's discussion and analysis of financial
condition and results of operations

        TRAC Intermodal LLC is a Delaware limited liability company and TRAC Intermodal Corp. is a Delaware corporation, both of which were formed as of July 13, 2012 to facilitate the issuance of the Original Notes, and neither of which has, to date, conducted any activities other than those incident to their formation and the preparation of the offering memorandum relating to the Original Notes, the creation of an intercompany note with Interpool for the servicing of the notes and this prospectus relating to the Exchange Notes. We conduct our business through Interpool and its consolidated subsidiaries. TRAC Intermodal LLC has no operations of its own so it is dependent upon the cash flows of its subsidiaries to meet its obligations under the notes. Since the proceeds from the Original Notes were used to repay debt owed by Interpool, an intercompany note was entered into between TRAC Intermodal LLC and Interpool with terms identical to the notes. The servicing of the intercompany note arrangement by Interpool will provide the funds for TRAC Intermodal LLC to service the interest and debt payments due under the notes.

        The following discussion and analysis of our financial condition and results of operations should be read together with our historical consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions. See "Forward-looking statements." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed in "Risk factors" and elsewhere in this prospectus.

Overview

        We are the largest intermodal chassis solutions provider, measured by total assets, for domestic and international transportation companies in North America. A chassis is a rectangular, wheeled, steel frame that typically has eight tires attached and is built specifically to move domestic and marine containers over land between ocean-going vessels, railroad ramps, warehouses and other delivery points served by motor carriers. Chassis are an integral component of intermodal transportation, which consists of the movement of goods via multiple transportation modes including ships, railroads and motor carriers. We operate our business through two operating segments: the Marine Market segment and the Domestic Market segment.

  •
  Marine Market segment—primarily serving shipping lines and motor carriers with 20', 40' and 45' foot chassis. These chassis are used in the transport of dry or refrigerated marine shipping containers of the same size carrying goods between port terminals and/or railroad ramps and retail or wholesale warehouses or store locations, principally in the United States. We offer customers both long-term leases and short-term leases or rental agreements.

  •
  Domestic Market segment—primarily serving railroads and major U.S. intermodal transportation companies with 53' chassis. These chassis are used in the transport of domestic shipping containers of the same size carrying goods between railroad ramps and retail or wholesale warehouses or store locations, principally in the United States. We offer customers both long-term leases and short-term leases or rental agreements.

        We have a broad operating footprint with 546 marine, 152 domestic and 64 depot locations across North America. Headquartered in Princeton, New Jersey, we operate under the name TRAC Intermodal and employ 283 people throughout the United States. We generated total revenues of $414.6 million, a net loss of $3.1 million and Adjusted EBITDA of $159.9 million for the year ended December 31, 2012 and total revenues of $339.3 million, a net loss of $3.9 million and adjusted EBITDA of $138.7 million for the year ended December 31, 2011. See "Summary historical consolidated financial information" and "Selected historical consolidated financial information" for a reconciliation of non-GAAP measures to the most directly comparable U.S. GAAP measures.

Our business

        Our fleet of equipment consists of marine and domestic chassis and domestic containers. These assets are owned, leased or managed by us on behalf of other third-party owners in pooling arrangements. As of December 31, 2012, we owned or managed a fleet of 295,662 chassis, domestic containers and units available for remanufacture. The net book value of our owned equipment was approximately $1.37 billion. Our owned and managed chassis had an average age of 11.9 years as of December 31, 2012.

        We provide two main types of chassis:

  •
  Marine chassis.  Marine chassis are used in the transport of dry or refrigerated marine shipping containers carrying goods between port terminals and/or railroad ramps and retail or wholesale warehouses or store locations, principally in the United States. As of December 31, 2012, our active fleet included 191,890 marine chassis.

  •
  Domestic chassis.  Domestic chassis are used in the transport of domestic shipping containers carrying goods between railroad ramps and retail or wholesale warehouses or store locations, principally in the United States. As of December 31, 2012, our active fleet included 74,917 domestic chassis.

        We also have 2,583 domestic containers from a legacy domestic container business that are used exclusively by railroads. We lease domestic containers to railroads from time to time, but these leases represent an immaterial percentage of our total revenue. We do not intend to grow our domestic container business and currently plan to phase it out as the domestic containers reach the end of their useful lives. Additionally, we have 26,272 units available for remanufacture. These units are pairs of axles and chassis that are no longer in leasable condition. We expect to consume these units in our remanufacturing process and eventually return them to active fleet status.

        We provide our customers with three principal product offerings: term lease products, direct finance lease products and through our marine and domestic neutral chassis pools.

Product	Typical term	Description	Financial statement presentation	Associated expenses
Term Lease Products	1 - 5 years	Term leases with fixed rate per diems	Equipment leasing revenue on Statement of Operations	These are triple-net leases where lessee typically covers maintenance and repair expenses, insurance and taxes
Direct Finance Lease Products	5 - 10 years	Fully amortizing leases with bargain purchase option	Lease payments are segregated into principal and interest components	These are triple-net leases where lessee typically covers maintenance and repair expenses, insurance and taxes
Interest component recognized as Finance revenue on Statement of Operations
Principal collections on direct finance lease products flow through Statement of Cash Flows
Neutral Chassis Pools	Either short-term usage on an "as needed basis" or subscription based (1 - 5 years)	Multiple customers use our chassis "pooled together" at a single port terminal or railroad ramp to maximize efficiency	Equipment leasing revenue on Statement of Operations	We are responsible for the maintenance and repair expenses (other than damage caused by the lessee)

        As of December 31, 2012, approximately 33%, 5%, and 62% of our on-hire chassis fleet was leased on term leases, direct finance leases or in neutral chassis pools, respectively.

        The table below summarizes our total fleet by type of lease as of December 31, 2012:

	Units		Net book value of owned fleet
Total fleet by lease type	# of units	% of total	$ in millions	% of total	Average age (in years)	% of on-hire fleet
Term lease	82,274	28%	$419.7	31%	12.7	33%
Direct finance lease	12,121	4	40.7	3	10.4	5
Marine neutral chassis pool	93,874	32	360.6	26	14.2	38
Domestic neutral chassis pool	59,755	20	384.8	28	6.4	24

On-hire fleet	248,024	84	1,205.8	88	11.6	100%

Available fleet	21,366	7	94.5	7	15.0

Active fleet	269,390	91	1,300.3	95	11.9

Units available for remanufacture	26,272	9	65.8	5

Total fleet	295,662	100%	$1,366.1	100%

        The vast majority of our revenues are generated from the three product offerings described above. We also generate certain other revenues, including service revenues earned from maintenance and repair fees charged to our lessees, repositioning fees charged to our pool customers, and management fees for the management of chassis pools regardless of whether the chassis in the pools are owned by us. In 2012, we generated $36.4 million of total other revenue.

Term lease products

        Under a term lease, the lessee commits to a fixed lease term, typically between 1 and 5 years. We retain the benefit and residual value, and bear the risk of re-leasing, the asset upon expiration of the lease. Because of the operational difficulty in switching chassis providers, lessees frequently retain long-term leased equipment well beyond the initial lease term. In these cases, long-term leases will be renewed at the then prevailing market rate, for 1 to 5 years. Historically, we estimate that our average term lease renewal rate has been approximately 80%, and for the year ended December 31, 2012, our term lease renewal rate was approximately 67%. During 2012, several of our lessees have opted to continue renting chassis from us in our neutral pool upon the expiration of their term leases. If we include these rentals, the renewal rate for the year ended December 31, 2012 would be 87%.

        Our term leases generally provide for monthly billing and generally require payment by the lessee within 30 days after presentation of an invoice. Term leases are typically long-term triple-net leases with fixed rate per diems, which require the lessee to maintain, insure and pay taxes on the equipment and pay all maintenance fees, insurance premiums and tax payments related to the equipment. Typically, the lessee is responsible for payment of all handling charges and other costs arising out of use of the equipment and must carry specified amounts of insurance to cover physical damage to and loss of equipment, as well as bodily injury and property damage to third parties. In addition, our leases usually require lessees to repair any damage to the chassis other than normal wear and tear. Lessees are also required to indemnify the owner of the equipment against losses arising from accidents and other occurrences involving the leased equipment.

        Term leases can contain an early termination provision allowing the lessee to return equipment prior to the expiration of the lease upon payment of an early termination fee or a retroactively applied increase in lease payments. In addition, customers may bear substantial costs related to repositioning and repair upon return of the equipment. In the past, we have experienced minimal early returns of our equipment under our term leases, primarily because of the costs involved. However, due to several shipping lines adoption of the motor carrier model, we are experiencing higher than expected terminations of term leases. These customers tend to enter into a marine neutral pool agreement. We expect that a certain percentage of the marine neutral pool fees will be billable to the motor carrier.

        As of December 31, 2012, we had 82,274 chassis amounting to a net book value of $419.7 million under term leases.

Direct finance lease products

        Direct finance lease terms and conditions are similar to those of our term leases, except that, under a direct finance lease, the customer commits to a fixed lease term and typically receives a bargain purchase option at the expiration of the lease. Under this arrangement, the substantive risks and benefits of equipment ownership are passed on to the lessee. The lease payments are segregated into principal and interest components that are similar to a loan. The interest component, calculated using the effective interest method over the term of the lease, is recognized by us as Finance revenue. The principal component of the lease is reflected as a reduction to the net investment in the direct finance lease. The typical initial term on these leases is between 5 and 10 years, with multiple renewals to extend the lease term by another 1 to 3 years.

        For direct finance leases, lease payments are typically calculated on a per diem basis, regardless of the term of the lease. These leases are long-term triple-net, requiring the lessee to maintain, insure and pay taxes on the equipment, at no cost to us. Our direct finance leases generally provide for monthly billing and require payment by the lessee within 30 days after presentation of an invoice. In addition, our leases usually require lessees to repair any damage to the chassis other than normal wear and tear. Lessees are also required to indemnify us against losses arising from accidents and other occurrences involving the leased equipment.

        As of December 31, 2012, we had 12,121 chassis amounting to a net book value of $40.7 million under direct finance leases.

Neutral chassis pools

        We operate and maintain domestic and marine neutral chassis pools. A neutral chassis pool is similar to a car rental model in which we provide a shared pool of chassis at major intermodal transportation points such as port terminals and railroad ramps for use by multiple customers on an as-needed basis. Because substantially all our major customers have regular shipments requiring chassis, many commit to subscription levels for minimum chassis usage to ensure sufficient chassis supply. Customers generally enter into pool user agreements for a period of 1 to 3 years and are often subject to subscription levels for minimum chassis usage. Multi-year agreements typically contain periodic pricing and minimum chassis usage reset features. As of December 31, 2012, 39% of neutral chassis pool revenue was generated by such minimum usage arrangements.

        The neutral pool has historically been operated with our own chassis, where we are entirely responsible for the logistics and maintenance of the assets. However, recently, we have been accepting our customers' chassis into our neutral pools. In this case, the customers' chassis become part of the neutral pool operations, but are not owned by us. We believe this practice has long-term benefits for us, as our customers tend to become fully reliant on the neutral chassis pool to serve their operational requirements. In addition, accepting our customers' chassis into our neutral marine pools will facilitate the exit of shipping lines from the chassis business in favor of the motor carrier model because the shipping lines will have effectively outsourced the management of their chassis thus reducing overall operating expenses.

        In 2012, 76% of total leasing revenue came from neutral chassis pools. Unlike term and direct finance leases, we are responsible for managing the utilization of the leased assets in neutral pools, and we have mitigated this risk through subscription arrangements for minimum chassis usage. Furthermore, once customers switch from operating their own chassis to relying on our neutral chassis pools, it is operationally difficult to discontinue using the chassis in our pools because the customers would need to rebuild their logistic capabilities and chassis management functions.

        The key factors for operating profitable neutral chassis pools are high utilization and operating cost control. Our experienced management and proprietary systems help us operate our neutral chassis pools at targeted utilization levels. The maintenance and repair of chassis is the predominant operating cost in a neutral chassis pool. Customers pay higher per diem rates for our pool products compared to term lease products and direct finance lease products, which partially offsets higher operating costs and lower utilization rates. Although we contract all of our maintenance and repair work to third-party vendors, we periodically conduct pre- and post-repair audits to ensure the work was done completely and to our quality specifications. We also employ field staff throughout the United States for physical oversight of maintenance and repair work at the place of occurrence and employ a system-based audit of invoices utilizing PoolStat®, whereby invoices are received directly into the system. See "—Other revenue."

  Marine neutral chassis pools

        We operate neutral pools in many of the major port terminals and railroad ramps on the Eastern seaboard, Gulf Coast, Midwest and Pacific Northwest, using marine 20', 40' and 45' chassis. As of December 31, 2012, we owned 76,797 units and managed 17,077 units owned and contributed by shipping lines for a total of 93,874 units. The net book value of our owned marine pool units amounted to $360.6 million as of December 31, 2012. Marine neutral chassis pool customers pay per diem rates and in some cases are subject to subscription levels for minimum chassis usage that are typically 1 year in length. As of December 31, 2012, approximately 24% of marine neutral chassis pool revenue was generated under subscription arrangements.

  Domestic neutral chassis pools

        We also operate neutral pools for domestic 53' chassis at railroad ramps throughout the United States. As of December 31, 2012, we had 59,755 units, including 13,081 that we lease-in, engaged in providing this service. The net book value of the domestic pool units that we own totaled $384.8 million as of December 31, 2012. Currently, we have exclusive arrangements with five of the seven Class I railroads that carry freight in the United States to provide this service at many of their railroad ramps. With regard to the leasing of these domestic chassis, we have long-term contracts with many of the largest intermodal logistics companies that operate standard-size domestic intermodal equipment. A large portion of our domestic units are leased under these contracts and under similar contracts with other customers and contain minimum chassis usage subscription levels. As of December 31, 2012, approximately 60% of domestic neutral chassis pool revenue was generated under subscription arrangements.

Other revenue

        Other revenue is derived from three primary sources: maintenance and repair service revenue, repositioning revenue and management services revenue.

        Maintenance and Repair.    As an obligation under term and direct finance leases, customers are required to return the chassis to us in substantially the same condition as it was provided them, except for normal wear-and-tear on the equipment. We do not expect our equipment under direct finance leases to be returned to us due to the bargain purchase option in the lease. When the chassis is returned to us with damage that requires repair prior to its subsequent lease, we charge the customer for the cost of such repair. In our neutral pools we also charge customers for damage but not for normal wear and tear.

        Repositioning.    Neutral chassis pool customers can pick up a chassis from one terminal and return it to a different one that suits their shipping patterns. However, if such moves create chassis supply imbalances that we must correct through repositioning of chassis by truck from one terminal to another, the expense of that re-balancing operation is charged to the pool customers.

        Co-op management.    We earn a service fee for managing Co-op chassis pools, where customers provide their own chassis to a pool, which are co-mingled and shared by all pool users. We provide management and staff support for logistics, operations, maintenance and repair oversight, and data integrity. We, as manager, are not responsible for maintenance and repair expenses for the Co-op pool chassis, which are passed on to the contributors and users of the chassis in the Co-op pool. As of December 31, 2012, we managed two Co-op pools covering approximately 17,055 chassis.

Operating costs

        Our operating costs generally consist of direct operating costs, selling, general and administrative costs, capital costs associated with our equipment (depreciation and interest expense) as well as other costs. Our direct operating costs include costs paid to depots including maintenance and repair expenses, storage and handling charges and other miscellaneous costs. Some of these costs are charged back to our lessees including the handling fees and a portion of the maintenance and repair expenses. Our selling, general and administrative expenses reflect the cost of our personnel, including our senior management, sales, operations, finance and accounting staff as well as our information technology infrastructure. Because some of our chassis are financed through sale leaseback arrangements, our capital costs include depreciation of our equipment and the interest expense on the debt we have borrowed to finance the acquisition of such equipment. See "Description of other indebtedness—Capital lease obligations."

Primary operating performance metrics

        Revenue growth for our business is driven by the size of our fleet, utilization of our equipment and average lease rates. We plan to grow our fleet by investing in new, used and remanufactured marine and domestic chassis. Our utilization rates are determined by the percentage of our total fleet that is on-hire and exclude chassis awaiting the remanufacturing process. In the remanufacturing process, we send our axles to a remanufactured chassis supplier that refurbishes the axle, attaches a new frame and a complete set of tires and rims. Typically, pooled chassis are in use by a customer between 70% and 90% of the time depending upon seasonality. However, to the extent our equipment is either assigned to chassis pools or managed by a third-party, the equipment is considered fully utilized since it is not available for us to lease regardless of whether all of the units are generating income. The increase in utilization rates is, in part, due to the fact that as we grow our neutral pools and allocate more chassis to neutral pools, such assets are considered fully utilized and, therefore, increase our utilization rate. As of December 31, 2010, 2011 and 2012 our utilization rates were 88.7%, 89.6% and 92.1%, respectively.

        Equipment lease rates are a function of several factors, including new equipment prices, which are primarily influenced by the price of steel, interest rates and the number of available chassis in the market, and demand, which is driven by import volumes. Average term lease rates are expected to change gradually as lease terms expire and new rates are set while marine and domestic neutral pool rates are expected to rise more rapidly given the demand for the pool product. Average lease rate calculations are based on revenue earned divided by the average number of chassis on-hire for term lease products and pool products. In 2011, we raised our average per diem marine and domestic pool rates by 28% and 5%, respectively. Excluding the impact of higher motor carrier per diem rates, marine pool per diems rose 21% in 2011. In 2012, average per diems rose 10% in both our marine and domestic pools. Additionally, in 2012, we continued to re-price expiring marine pool contracts resulting in an average per diem rate increase of 16% on renewed contracts.

        Customers pay higher per diem rates for our pool products compared to term lease products and direct finance lease products, which partially offsets higher operating costs and lower utilization rates for our pool products. In general, our profit margins tend to be higher with respect to our term leases versus our pool products since there are relatively few direct costs for term leases. However, pricing increases in 2011 and 2012 for our pool products have lead to increased profitability generated on recent pool contracts versus term lease contracts.

        Our direct operating costs are a function of our leasing activity and utilization. As more units are turned in and leased out, our handling costs increase. maintenance and repair expenses increase or decrease depending on the volume of repairs that we authorize. Repair volumes are dependent upon the number of chassis in our neutral pools and the number of chassis returned to us upon the expiration of a term lease when sufficient demand exists to re-lease the chassis in a short period of time. As the manager in a neutral chassis pool, we are responsible for the maintenance and repair of these chassis, which are evaluated for repairs each time they enter a port terminal or railroad ramp. With regard to our term lease chassis, we typically bear only the cost of maintenance and repair expenses related to ordinary wear and tear, and we evaluate and repair these term lease chassis when the lease term ends and the equipment is returned to us. With regard to direct finance lease products, all repairs are the responsibility of the lessee, and in most cases these units are purchased at the end of the term by the lessee. Storage charges for our units increase as our utilization declines and decrease as our utilization increases. Our selling, general and administrative expenses are driven by the size of our fleet and the complexity of our operations. Our capital costs are primarily driven by the size of our fleet, the price we pay for our assets and the cost of the debt associated with the purchase of those assets.

Industry overview

        Chassis are long-lived assets, with an average economic life of approximately 20 years. At the end of its economic life, a chassis can be remanufactured, which we believe can extend the economic life by an additional 20 or more years. The cost of remanufacturing is approximately 75% of the cost of purchasing a new chassis. Customers tend not to differentiate between a remanufactured chassis and a new chassis, since functionally and cosmetically there is no difference.

        The U.S. economy is dependent on the movement of intermodal container cargo through its major port terminals and railroad ramps. In 2011, total U.S. import and export container volume across port terminals increased 4.2% to over 29 million twenty-foot equivalent units, which is the standard unit of measure for containers in the marine industry. Container volumes across major U.S. railroads increased 6.0% to approximately 13 million containers in 2012. Chassis are an essential component in the intermodal containerized shipping infrastructure and do not require container contents to be continually unloaded and reloaded throughout the supply chain. They are required by shipping lines, railroads, intermodal transportation companies and motor carriers to move shipping containers over land between ocean-going vessels, railroad ramps, warehouses and other delivery points served by motor carriers.

        The North American chassis market is large, with a total fleet of approximately 718,000 chassis (excluding a logistics company that maintains a proprietary fleet of approximately 50,000 nonstandard specification domestic chassis) and an aggregate replacement cost of approximately $8.6 billion. Of this total, approximately 586,000 chassis are marine chassis for transporting 20', 40' and 45' intermodal containers. The remaining 132,000 chassis are domestic chassis, primarily designed for domestic containers with a length of 53' that move almost exclusively on railcars in double-stack service. The United States has been the only major container market in the world where shipping lines and railroads provide chassis as part of their basic transportation service to their customers, although the industry is transitioning to the motor carrier model where the responsibility for chassis provisioning is transitioning to motor carriers. The demand for chassis in North America is influenced primarily by the volume of containerized international and domestic trade.

        Leasing companies own a significant portion of North America's chassis, and we believe the remainder is owned predominantly by shipping lines and railroads. We estimate that approximately 69% of the North American chassis market is controlled by leasing companies like us, and we expect the trend to continue to move from chassis ownership towards chassis leasing. The chassis is a capital and management-intensive asset that customers often choose to lease rather than own, since chassis operation and management are generally outside our customers' core competency of transporting freight. Leases permit our customers to reduce capital commitments, improve balance sheets, increase fleet planning flexibility and provide capacity flexibility for cyclical shipping patterns. Leasing companies have maintained a strong market position because shipping lines and railroads benefit both financially and operationally by leasing a portion (and in many cases the majority) of their chassis.

Chassis leasing market dynamics

        The United States has been the only major container market in the world where shipping lines and railroads provide chassis as part of their basic transportation service to their customers, although the industry is transitioning to the motor carrier model where the responsibility for chassis provisioning is transitioning to motor carriers. As the container and intermodal traffic grew steadily over the past twenty years, the chassis leasing industry was critical in providing customers with an ever-increasing number of chassis in a part of transportation logistics unfamiliar to shipping lines and railroads. As each entity was responsible for providing chassis for its containers, the term lease became the standard product for the major providers, with neutral chassis pools primarily used by smaller players.

        Prior to 2004, over 80% of our chassis were dedicated to term lease products and direct finance lease products, though the latter product is a relatively small part of our portfolio as the shipping lines traditionally finance chassis purchases through banks. Beginning in 2004, as port terminals and railroad ramps capacity tightened, chassis pools, which increase terminal operating efficiency, became more common. Two other important factors contributed to the increase in chassis pool usage. The first is the increase in domestic container traffic, where many of our major customers do not wish to devote capital or build an administrative presence to operate chassis and instead choose to utilize our nationwide domestic neutral chassis pools. The second is the shipping line industry's response to the freight downturn of 2008 and 2009 and challenging rate environments of 2011 and 2012 in which shipping lines reduced administrative and operational staff and began increasingly migrating to the more operationally efficient neutral chassis pools. As a result, by December 31, 2012, approximately 62% of our on-hire chassis were earning revenue through neutral chassis pools. We expect revenues derived from our marine and domestic pools to exceed that of term lease products as the current forces driving chassis pool preferences continue.

        Recently, shipping lines have started an initiative, known as the "motor carrier model." The motor carrier model transfers the responsibility of providing and paying for chassis from shipping lines to individual motor carriers that haul the chassis and container, who then pass the charges along to their customers. Due to the complexity of the intermodal operation and the unique operating characteristics of various railroads and ports, nearly every major shipping line serving the United States has either begun developing a strategy to implement, or has already implemented, the motor carrier model. Although we are in active discussions with many of our shipping line customers regarding this business model change, we cannot forecast when or if it will gain widespread acceptance. We believe we are well positioned to take advantage of a business model where our core customers shift from shipping lines to intermodal motor carriers, as we believe we possess the largest chassis fleet and strong chassis management operations, and operate the leading chassis management system.

        We believe that approximately 29% of the marine chassis in the United States are owned by the shipping lines and there have been no new significant purchases of chassis by our customers since 2007. The economic downturn, capital preservation (including needs for record new vessel deliveries), and the initiative to exit chassis ownership and operations have effectively precluded any investment in new marine chassis by our customers. This development is favorable for us, as we expect our marine customers to lease chassis for future demand.

Competition

        In the last twelve years there has been a consolidation in the chassis leasing business, reducing four major players to three: TRAC Intermodal, FLEXI-VAN and DCLI. We are the largest intermodal chassis solutions provider, measured by total assets, for domestic and international transportation companies in North America. We believe that our share of the U.S. marine chassis leasing market is approximately 46% and are unaware of any significant competitor in the domestic chassis leasing market. Nonetheless, the chassis leasing industry remains highly competitive, with competition based principally on pricing, product quality and availability, lease flexibility and customer service.

        In addition, sometimes chassis fleets are shared between member contributors that have the responsibility to manage or delegate the management of the operation as part of Co-op pools. The largest example of such a third-party Co-op pool in the United States is Consolidated Chassis Management ("CCM"), which controls approximately 125,000 chassis in Co-op pools across the United States. Another example of such a third-party Co-op is the NACPC, a limited liability company comprised of ten motor carrier members that combined, currently own or lease on long term basis approximately 2,400 chassis.

        While we believe we have only two significant leasing competitors, we also compete with other domestic leasing companies, intermodal shipping companies (including a logistics company that maintains a proprietary fleet of approximately 50,000 nonstandard specification domestic chassis), banks offering finance leases and promoters of equipment ownership and leasing as an investment as well as with non-intermodal shipping companies, such as motor carriers that provide for the transportation of goods without the use of chassis.

Seasonality

        Our business experiences seasonal revenue trends that correlate directly to increases in the importation of goods via intermodal containers and domestic container traffic linked to the movement of goods in anticipation of the year-end holiday season. The "peak" season begins in the early third quarter and generally begins to slow in the late third quarter and early part of the fourth quarter. This is when our revenues are generally the highest. Our operating expenses will move in tandem with the increased volume of container traffic and are also impacted by the warmer weather during the summer months in the mid-western, southern and eastern parts of the United States. We generally experience higher volumes of tire replacement costs during these months. No other significant seasonal trends currently exist in our business. During the times of year where volumes are lower than the peak season, we generally experience less of a corresponding revenue decline due to a significant number of chassis billing under long-term or subscription type agreements.

Critical accounting policies

        Our consolidated financial statements have been prepared in conformity with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts reported in the financial statements. We base our estimates on historical experiences and assumptions believed to be reasonable under the circumstances and re-evaluate them on an ongoing basis. Several of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events and/or circumstances that are outside of our control. If a significant unfavorable change were to occur affecting the underlying assumptions of such events or circumstances, a material adverse impact to our consolidated results of operations, financial position and liquidity could result. Those estimates form the basis for our judgments that affect the amounts reported in the financial statements. Actual results could differ from our estimates under different assumptions or conditions. Our significant accounting policies, which may be affected by our estimates and assumptions, are more fully described in Note 2 "Summary of Significant Accounting Policies" to our Consolidated Financial Statements included elsewhere in this prospectus.

Leasing equipment

        Leasing equipment includes chassis and limited other equipment which is primarily domestic containers. All equipment is recorded at cost and depreciated to an estimated residual value on a straight-line basis over the estimated useful life of the equipment.

        Estimated useful lives and residual values have been principally determined based on our historical disposal and utilization experience. We view the inherent risk in these estimates to be low based on our experience in managing our fleet of chassis over the years.

        Impairment of leasing equipment.    We review our leasing assets for impairment when events or changes in circumstances indicate that the carrying amount of the asset group as a whole may not be recoverable. If indicators of impairment are present, a determination is made as to whether the carrying value of our fleet exceeds its estimated future undiscounted cash flows. Impairment exists when the carrying value of leasing assets taken as a whole exceeds the sum of the related undiscounted cash flows. Our review for impairment includes considering the existence of impairment indicators including third-party appraisals of our equipment, adverse changes in market conditions or the future utility of specific long-lived assets, shrinkage and the occurrence of significant adverse changes in general industry and market conditions that could affect the fair value of our equipment.

        Among the impairment indicators noted above, we view the impact of a downturn in the global economy as having the most significant impact and volatility on our leasing asset valuation estimates. While we have experienced volatility in our impairment associated with shrinkage and decisions to no longer support certain types of chassis in recent years, we believe we have the appropriate controls and influence over these matters and do not view them as being of a high risk nature in the future. When indicators of impairment suggest that the carrying value of our leasing assets may not be recoverable, we determine whether the impairment recognition criteria have been met by evaluating whether the carrying value of the leasing assets taken as a whole exceeds the related undiscounted future cash flows expected to result from the use and eventual disposition of the asset group. The preparation of the related undiscounted cash flows requires the use of assumptions and estimates, including the level of future rents, and the residual value expected to be realized upon disposition of the assets, estimated downtime between re-leasing events and the amount of re-leasing costs. While we believe the estimates and assumptions used in developing our undiscounted future cash flows of our leasing equipment are reasonable, if a significant unfavorable change were to occur affecting the underlying assumptions of such future events or circumstances, a material adverse impact to our consolidated results and financial position could result.

Goodwill

        Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. In accordance with the Intangibles—Goodwill and Other Topic of the FASB ASC, goodwill is not amortized, but instead is tested for impairment at the reporting unit level annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Such review is subjective and relies upon the collective insight and experience of the senior management team. Management has determined that there are two reporting units, the Marine Market segment and the Domestic Market segment. For the purpose of testing goodwill for impairment, the goodwill balance has been assigned to these two reporting units using a relative fair value allocation approach. Based on the annual assessment of goodwill, we concluded that no impairment existed during the years ended December 31, 2010, 2011 and 2012. The goodwill assigned to the Marine Market segment exceeded its carrying value by approximately 25%, and the goodwill assigned to the Domestic Market segment exceeded its carrying value by approximately 66%, for the period ended December 31, 2012.

        We evaluate the recoverability of goodwill using a two-step impairment test approach. In the first step, our fair value is compared to its carrying value including goodwill. Fair value is estimated using a discounted cash flow analysis based on current operating budgets and long-range projections. The assumptions for the projections are based on management's historical experience as well as their future expectations of market conditions. Estimated cash flows are discounted based on market comparable weighted-average cost of capital rates derived from the capital asset pricing model. The inputs to the model were primarily derived from publicly available market data. Although management uses the best estimates available, if actual results fall below the estimated budgets and long range projections used for the fair value calculation or cost of capital rates differ from the inputs used to calculate discounted cash flow, a different result could be obtained.

Derivative instruments and hedging activities

        We account for derivative instruments in accordance with the Derivatives and Hedging Topic of the FASB ASC. The FASB ASC requires that all derivative instruments be recorded on the balance sheet at their fair value and establishes criteria for both the designation and effectiveness of hedging activities. We have entered into derivative instruments in the form of interest rate swaps, which are used to reduce our interest rate risk. Through these interest rate swaps, we receive floating rate payments in exchange for fixed rate payments, effectively converting our floating rate debt to fixed rate debt. We estimate fair values for our derivative instruments. Since our derivative instruments are not publicly traded on an organized exchange, in the absence of quoted market prices, we develop an estimate of fair value using cash flows discounted at relevant market interest rates in effect at the period close. The use of fair value techniques involves significant judgments and assumptions, including estimates of future interest rate levels based on interest rate yield curves, credit spreads of our counterparties, volatility factors, and an estimation of the timing of future cash flows. The use of different assumptions may have a material effect on the estimated fair value amounts recorded in our consolidated financial statements. As a matter of policy, we do not enter into derivative instruments for speculative purposes.

        The manner in which a derivative instrument is recorded depends on whether it qualifies for hedge accounting. Hedge accounting requires that, at the beginning of each hedge period, we justify an expectation that the relationship between the changes in fair value of derivatives designed as hedges compared to changes in the fair value of the underlying hedged items will be highly effective. This effectiveness assessment, which is performed at least quarterly, involves an estimation of changes in fair value resulting from changes in interest rates, as well as the probability of the occurrence of transactions for cash flow hedges. The use of different assumptions and changing market conditions may impact the results of the effectiveness assessment and ultimately the timing of when changes in derivative fair values and the underlying hedged items are recorded in our statement of operations. Once qualified, we apply hedge accounting and designate and account for interest rate swap contracts as cash flow hedges. For effective cash flow hedges, changes in fair value are deferred and recorded in accumulated other comprehensive loss in the Consolidated Statements of member's interest. The ineffective portion of cash flow hedges is recognized in earnings immediately and recorded in Interest expense in the Consolidated Statements of Operations.

Provision for doubtful accounts

        During 2011 and continuing in 2012, certain of our shipping line customers began migrating away from providing chassis as an integral part of their transportation-related services. As a result, we are providing a greater number of chassis directly to motor carriers who represent a higher credit risk than our traditional customer base that generally consists of larger companies with greater liquidity and resources. Notwithstanding this change, our methodology for assessing the adequacy of the provision for doubtful accounts has not changed significantly.

        We determine the provision for doubtful accounts based on our assessment of the collectability of our receivables. We identify these accounts based on two methods: (1) a customer-by-customer basis and (2) an allowance method. In the first method, we review certain accounts based on size, payment history and third-party credit reports and place a likelihood of default percentage on each account individually. Under the allowance method, we apply a delinquency factor based on prior history which represents our best estimate of those accounts that will become uncollectible. While we believe our process for identifying credit risk in our customer base is effective, changes in economic conditions may require a re-assessment of the risk and could result in increases or decreases in the allowance for doubtful accounts.

Provision (benefit) for income taxes

        We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

        We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent results of operations. In the event we were to determine that we would be able to realize deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision (or increase the benefit) for income taxes. Currently, we do not record valuation allowances on the majority of our tax loss carryforwards as there are adequate deferred tax liabilities that could be realized within the carryforward period.

        Income taxes have been provided based upon the tax laws and rates in countries in which our operations are conducted and income is earned. Our chassis leasing business is domiciled in the United States and, therefore, income is subject to United States taxation. The provision for income taxes recorded relates to the income earned by certain of our subsidiaries, which are located in or have earned income in jurisdictions that impose income taxes, primarily in the United States. We are also subject to income tax in Canada and Mexico.

        The rules governing taxation are complex and subject to varying interpretations. Therefore, our tax accruals reflect a series of complex judgments about future events and rely heavily on estimates and assumptions. Although we believe the estimates and assumptions supporting our tax accruals are reasonable, the potential result of an audit or litigation related to tax could include a range of outcomes, and could result in tax liabilities materially different than those reflected in our consolidated financial statements.

Recently adopted and recently issued accounting standards

Adopted in 2012

        In May 2011, the FASB issued authoritative guidance on accounting for Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs ("ASU 2011-04"). This pronouncement changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements to ensure consistency between U.S. GAAP and IFRS. It also expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. The amendments were effective for the Company for the year ending December 31, 2012 and are to be applied prospectively. The adoption of this standard did not materially expand our Consolidated Financial Statement footnote disclosures.

        In June 2011, the FASB issued authoritative guidance on accounting for Comprehensive Income (Topic 220): Presentation of Comprehensive Income ("ASU 2011-05"). This pronouncement eliminates the option to report other comprehensive income and its components in the Statement of Changes in Shareholders' Equity. It also requires that all non-owner changes in shareholders' equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. This new guidance is effective for the Company for the year ending December 31, 2012 and annual and interim periods thereafter. The amendments in this update should be applied retrospectively and early adoption is permitted. We adopted this guidance as of January 1, 2012 and presented the components of net income and other comprehensive income in two separate but consecutive statements.

        In September 2011, the FASB issued authoritative guidance on accounting for Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment ("ASU 2011-08"). The amendments in this Update are intended to reduce complexity and costs by allowing an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. The amendments also improve previous guidance by expanding upon the examples of events and circumstances that an entity should consider between annual impairment tests in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. These amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The adoption of this standard in 2012 did not have any significant impact on our Consolidated Financial Statements.

Pending Adoption

        In February 2013, the FASB issued authoritative guidance on accounting for Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("ASU 2013-02"). ASU 2013-02 requires an entity to present the effect of certain significant reclassifications out of accumulated other comprehensive income on respective line items in net income. The amendments in the ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2013-02 is effective prospectively for fiscal years beginning after December 15, 2012 for public companies and the Company will be required to adopt ASU 2013-02 no later than the quarter beginning January 1, 2014, in reliance upon the extended transition periods for emerging growth companies granted under the JOBS Act, provided we remain an "emerging growth company" as of such date. As ASU 2013-02 requires additional presentation only, there will be no impact to our consolidated results of operations or financial position.

Results of Operations

        We are the largest intermodal chassis solutions provider, measured by total assets, for domestic and international transportation companies in North America. A chassis is a rectangular, wheeled, steel frame that typically has eight tires attached and is built specifically to move domestic and marine containers over land between ocean-going vessels, railroad ramps, warehouses and other delivery points served by motor carriers. Chassis are an integral component of intermodal transportation, which consist of the movement of goods via multiple transportation modes including ships, railroads and motor carriers. We operate our business through two operating segments: the Marine Market segment and the Domestic Market segment.

  •
  Marine Market segment—primarily serving shipping lines and motor carriers with 20', 40' and 45' foot chassis. These chassis are used in the transport of dry or refrigerated marine shipping containers of the same size carrying goods between port terminals and/or railroad ramps and retail or wholesale warehouses or store locations, principally in the United States. We offer customers both long-term leases and short-term leases or rental agreements.

  •
  Domestic Market segment—primarily serving railroads and major U.S. intermodal transportation companies with 53' chassis. These chassis are used in the transport of domestic shipping containers of the same size carrying goods between railroad ramps and retail or wholesale warehouses or store locations, principally in the United States. We offer customers both long-term leases and short-term leases or rental agreements.

  •
  Other non-segment—primarily represents third-party depot operations, certain headquarter-related expenses and assets, liabilities, revenues, and expenses not associated with our active fleet of leasing assets.

        Discussed below are our consolidated results of operations, key operating statistics and the results of operations for each of our reportable segments. The reportable segments presented below represent our operating segments for which discrete financial information is available and which is utilized on a regular basis by our chief operating decision maker to assess performance and to allocate resources. In identifying our reportable segments, we also consider the nature of services provided by our operating segments. Management evaluates the operating results of each of our reportable segments based upon revenues and Adjusted EBITDA (a non-GAAP measure). Our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies. See "Summary of historical consolidated financial information" and "Selected historical consolidated financial information" for a reconciliation of non-GAAP measures to the most directly comparable U.S. GAAP measures.

2012 versus 2011

Comparison of our consolidated results for the year ended December 31, 2011 to the year ended December 31, 2012

	Year ended December 31,		Variance
	2011	2012	$ change	% change
Revenues:
Equipment leasing revenue	$302,156	$373,060	$70,904	23
Finance revenue	6,155	5,116	(1,039)	(17)
Other revenue	31,033	36,417	5,384	17

Total revenues	$339,344	$414,593	$75,249	22

Expenses:
Direct operating expenses	172,075	214,125	42,050	24
Selling, general and administrative expenses	40,942	46,038	5,096	12
Depreciation expense	64,391	66,052	1,661	3
Provision for doubtful accounts	3,954	4,137	183	5
Impairment of leasing equipment	1,544	6,506	4,962	**
Loss on modification and extinguishment of debt	733	8,850	8,117	**
Interest expense	65,835	75,102	9,267	14
Interest income	(633)	(143)	490	(77)
Other income, net	(1,535)	(809)	726	(47)

Total expenses	347,306	419,858	72,552	21

Loss before benefit for income taxes	(7,962)	(5,265)	2,697	34
Benefit for income taxes	(4,054)	(2,175)	1,879	46

Net loss	$(3,908)	$(3,090)	$818	21

Adjusted net income(1)	$1,205	$12,609	$11,404	**

Adjusted EBITDA(1)	$138,718	$159,894	$21,176	15

**
Not meaningful

(1)
For a reconciliation of Adjusted net income and Adjusted EBITDA to the most directly comparable U.S. GAAP measures, see "Summary historical consolidated financial information" and "Selected historical consolidated financial information."

Revenues

        Total Company revenue was $414.6 million for the year ended December 31, 2012 compared to $339.3 million for the year ended December 31, 2011, an increase of $75.2 million or 22%.

        Equipment leasing revenue for all product offerings was $373.1 million during 2012 compared to $302.2 million during 2011, an increase of $70.9 million or 23%. This increase was primarily the result of an 18% increase in average daily per diem rates, which resulted in an increase in equipment leasing revenue of $54.8 million, and an increase in the average on-hire fleet of approximately 10,400 chassis, or 5%, which led to an increase in equipment leasing revenue of $16.1 million. The increase in average daily per diem rates is primarily due to our ability to charge a higher rate to motor carriers as shipping lines transition from providing chassis as part of their transportation-related services, in addition to negotiated rate increases to shipping line, railroad and intermodal logistics customers. The increase in the average on-hire fleet was primarily due to growth in both the marine and domestic pools, partially offset by a reduced number of chassis on hire under long-term leases. Such movement from long-term lease arrangements to neutral pools is consistent with our expectations as the industry shift to the motor carrier model continues to evolve.

        Finance revenue was $5.1 million during 2012 compared to $6.1 million during 2011, a decrease of $1.0 million or 17%. This decrease was primarily the result of a reduction in the average investment in direct finance leases of $10.1 million due to normal amortization through principal payments.

        Other revenue was $36.4 million during 2012 compared to $31.0 million during 2011, an increase of $5.4 million or 17%. This increase was primarily attributable to an increase in billings to neutral pool customers for the repositioning of equipment and repairs. In addition, scrap metal proceeds increased by $3.7 million in connection with the disposal of end-of-life chassis frames. Such increases were partially offset by a reduction in fees earned from chassis pool management services.

Marine Market segment

        Total Marine Market segment revenue was $255.1 million for the year ended December 31, 2012 compared to $207.7 million for the year ended December 31, 2011, an increase of $47.4 million or 23%.

	Year Ended December 31,
Key Operating Statistics	2011	2012	Variance	% Change
Marine Market segment
Pool Statistics
Per Diem Revenue	$106,226	$164,375	$58,149	55
Average Total Fleet	49,766	70,011	20,245	41
Average Daily Revenue per Chassis	$5.85	$6.41	$0.56	10
Term Lease Statistics
Per Diem Revenue	$84,692	$69,886	$(14,806)	(18)
Average Total Fleet	95,341	77,270	(18,071)	(19)
Average Daily Revenue per Chassis	$2.43	$2.47	$0.04	2

Per Diem Revenue represents revenues billed under operating leases and excludes amounts billed to lessees for maintenance and repair, positioning and handling, and other ancillary charges.

Average Total Fleet is based upon the total fleet at each month end.

        Equipment leasing revenue was $234.3 million during 2012 compared to $190.9 million during 2011, an increase of $43.4 million or 23%. Marine pool per diem revenues increased $58.2 million or 55% due to a 10% increase in average per diem rates and a 41% increase in the average number of chassis in our marine pools. The increase in the average daily per diem rates in marine pools is primarily due to a favorable mix of higher per diem rates charged to motor carriers, as well as negotiated per diem rate increases to shipping line customers. Marine pool per diem revenues attributable to motor carriers rose to 30% in 2012 from 15% in 2011. Marine term lease revenues decreased $14.8 million or 18% due to a 19% decrease in the average number of units on hire, slightly offset by a 2% increase in the average per diem rate. The trend of decreasing volumes in long-term leasing continued during 2012 as shipping lines transition from our term product to our marine pool product.

        Finance revenue was $4.9 million during 2012 compared to $5.6 million during 2011, a decrease of $0.7 million or 13%. This decrease was due to a lower principal balance outstanding on direct finance leases as normal amortization payments are received.

        Other revenue was $16.0 million during 2012 compared to $11.2 million during 2011, an increase of $4.8 million or 43%. Amounts re-billable to customers for damage incurred while the chassis was on lease and for pool repositioning expenses incurred to rebalance our pools increased by $4.2 million during 2012. Additionally, management fees increased during 2012 by $0.6 million due to a new west coast pool management agreement.

Domestic Market segment

        Total Domestic Market segment revenue was $146.1 million for the year ended December 31, 2012 compared to $115.6 million for the year ended December 31, 2011, an increase of $30.5 million or 26%.

	Year Ended December 31,
Key Operating Statistics	2011	2012	Variance	% Change
Domestic Market segment
Pool Statistics
Per Diem Revenue	$94,823	$120,691	$25,868	27
Average Total Fleet	48,400	55,998	7,598	16
Average Daily Revenue per Chassis	$5.37	$5.89	$0.52	10
Term Lease Statistics
Per Diem Revenue	$16,415	$18,108	$1,693	10
Average Total Fleet	13,435	14,070	635	5
Average Daily Revenue per Chassis	$3.35	$3.52	$0.17	5

Per Diem Revenue represents revenues billed under operating leases and excludes amounts billed to lessees for maintenance and repair, positioning and handling, and other ancillary charges.

Average Total Fleet is based upon the total fleet at each month end.

        Equipment leasing revenue was $138.8 million during 2012 compared to $111.2 million during 2011, an increase of $27.6 million or 25%. Domestic pool revenues increased $25.9 million or 27% due to a 10% increase in average per diem rates and a 16% increase in the average number of chassis in our domestic pools. The increase in the average daily per diem rates in the domestic pool is primarily due to negotiated per diem rate increases with railroad and intermodal logistic customers. Domestic term lease revenues increased $1.7 million due to a 5% increase in the average number of chassis on lease and a 5% increase in the average per diem rates.

        Finance revenue was $0.2 million during 2012 compared to $0.6 million during 2011, a $0.4 million decrease due to normal amortization payments on direct finance lease receivables.

        Other revenue was $7.0 million during 2012 compared to $3.7 million in 2011, an increase of $3.3 million or 89%. The increase is attributable to amounts re-billable to customers for damage incurred while the chassis was on lease and for pool repositioning expenses incurred to rebalance our pools.

Direct operating expenses

        Total Company direct operating expenses were $214.1 million during 2012 compared to $172.1 million during 2011, an increase of $42.0 million or 24%. maintenance and repair costs increased $27.9 million, which was primarily due to the increased number of chassis operated and utilized within marine and domestic chassis pools and an increase in the average cost of repairs per chassis. Additionally, increasing customer demand in chassis pools and the associated costs of placing equipment on-hire resulted in an increase in daily chassis usage fees and repositioning and handling expenses of $6.0 million and $8.2 million, respectively.

Marine Market segment

        Direct operating expenses for the Marine Market segment were $127.3 million during 2012 compared to $94.2 million during 2011, reflecting an increase of $33.1 million or 35%. This increase was primarily due to increased maintenance and repair expenses of $18.8 million, a $7.8 million increase in positioning expense and a $4.9 million increase in neutral pool usage expenses associated with a 41% increase in the average number of chassis in our marine pools. Additionally, there was an increase of $1.6 million in other direct operating expenses.

Domestic Market segment

        Direct operating expenses for the Domestic Market segment were $66.6 million during 2012 compared to $51.3 million during 2011, reflecting an increase of $15.3 million or 30%. This increase was primarily due to increased maintenance and repair expenses of $9.3 million, a $2.3 million increase in positioning expenses and a $3.7 million increase in neutral pool usage costs associated with a 16% increase in the average number of chassis in our domestic pools.

Revenues and Adjusted EBITDA by segment

	Revenues			Adjusted EBITDA
	2011	2012	Variance	2011	2012	Variance
Consolidated Statement of Operations Data:
Marine Market segment	$207,720	$255,124	$47,404	$97,076	$106,342	$9,266
Domestic Market segment	115,556	146,063	30,507	53,986	66,819	12,833

Total Reportable segments	$323,276	$401,187	$77,911	$151,062	$173,161	$22,099
Other	16,068	13,406	(2,662)	(12,344)	(13,267)	(923)

Total Company	$339,344	$414,593	$75,249	$138,718	$159,894	$21,176

Less:
Principal collections on direct finance leases				(12,191)	(7,836)
Remanufacturing expense				(4,096)	—
Non-cash stock compensation				(58)	(1,765)
Depreciation expense				(64,391)	(66,052)
Impairment of leasing equipment				(1,544)	(6,506)
Loss on modification and extinguishment of debt				(733)	(8,850)
Interest expense				(65,835)	(75,102)
Other income (expense)				1,535	809
Plus:
Interest income				633	143

Loss before (benefit) for income taxes				(7,962)	(5,265)

Benefit for income taxes				(4,054)	(2,175)
Net loss				$(3,908)	$(3,090)

Selling, general and administrative expenses

        Selling, general and administrative expenses were $46.0 million during 2012 compared to $40.9 million during 2011, an increase of $5.1 million or 12%. This increase was primarily due to incremental employee-related costs resulting from headcount additions.

Depreciation expense

        Depreciation expense was $66.1 million during 2012 compared to $64.4 million during 2011, an increase of $1.7 million or 3%. This increase was primarily due to the full-year effect of depreciation on chassis acquired during 2011 and chassis acquired throughout 2012. These chassis acquisitions are in response to an increase in customer demand for 53' domestic chassis, as well as 20' and 40' marine chassis purchased from the shipping lines as they continue to migrate away from providing chassis as an integral part of their transportation-related services.

Provision for doubtful accounts

        The increase in the provision for doubtful accounts of $0.2 million during 2012, as compared to 2011, was primarily attributable to a more diversified customer base which includes a larger population of motor carriers as shipping lines continue to migrate away from providing chassis as an integral part of their transportation-related services. As a result, we are providing a greater number of chassis directly to motor carriers, thereby increasing credit risk.

Impairment of leasing equipment

        We recorded impairment charges on leasing equipment of $6.5 million during 2012 compared to $1.5 million during 2011, an increase of $5.0 million. This increase in impairment of leasing equipment was primarily due to a greater number of end-of-life chassis impaired during 2012 as compared to the prior year, as well as the absence of an insurance recovery of $0.9 million which occurred in 2011. The increase in impairment charges recorded during 2012 was also due to a decision to no longer support certain chassis types due to the difficulty of accessing replacement parts and the identification of unusable axles sets located at depots and remanufacturing locations.

Loss on modification and extinguishment of debt

        During August 2012, we entered into a Securities Purchase Agreement under which we sold $300.0 million total principal amount of the Original Notes issued at par in a private transaction with a group of investors. Concurrently with the closing of the Securities Purchase Agreement, the Company, together with certain of its subsidiaries, entered into the ABL Facility, a $725.0 million asset-based, senior secured credit agreement with JPMorgan Chase Bank, N.A. and a group of lenders. In connection with the closing of the sale of the notes and the ABL Facility, we repaid the Fortis Facility and the DVB Credit Facility. Since the current ABL Facility and the previous credit facilities were loan syndications and a number of lenders participated in both credit facilities, we evaluated the accounting for financing fees on a lender by lender basis in accordance with FASB ASC Topic 470-50, Modifications and Extinguishments of Debt. This resulted in a loss on modification of debt of $2.1 million and loss on extinguishment of debt of $4.2 million recorded in Loss on modification and extinguishment of debt in the Consolidated Statement of Operations.

Interest expense

        Interest expense was $75.1 million during 2012 compared to $65.8 million during 2011, an increase of $9.3 million or 14%. The non-cash interest portion of this increase (consisting of deferred financing fees, amortized losses on terminations of derivative instruments, fair value adjustments for derivative instruments and certain fair value adjustments to our debt instruments recorded at our acquisition date) amounted to $7.8 million, while the cash interest portion of this increase amounted to $1.4 million. The increase in non-cash interest expense was primarily due to a $6.8 million increase in the amortization of deferred mark-to-market losses on terminated interest rate swap agreements and a $1.2 million increase in the amortization of deferred financing fees incurred in connection with the sale of the Original Notes and the ABL Facility in August 2012. The increase in cash interest expense during 2012 was primarily due to a $55.6 million increase in the average balance of debt outstanding during the year which yielded incremental cash interest expense of $3.4 million. Partially offsetting this increase was a reduction in the weighted-average interest rate from 6.13% during 2011 to 5.93% during 2012, which accounted for a $2.0 million decrease in cash interest expense. The increase in the average debt outstanding was primarily due to additional borrowings to support the growth of our chassis fleet and to settle the outstanding liability position of interest rate swap agreements related to the August 2012 refinancing of our Fortis Facility and DVB Credit Facility.

Interest income

        Interest income was $0.1 million during 2012 compared to $0.6 million during 2011, a decrease of $0.5 million. This decrease was primarily attributable to reduced earnings on invested balances, as well as an overall reduction in interest earning amounts.

Other income, net

        The change in other income, net of $0.7 million was primarily due to a reduced level of activity within the equipment sale market and the gains associated with the disposition of domestic containers, partially offset by the realization during 2012 of $0.4 million from the settlement of a lawsuit.

Benefit for income taxes

        The effective income tax rates for the years ended December 31, 2012 and 2011 were (41)% and (51)%, respectively. During 2011, the effective tax rate was adversely impacted by losses recorded by certain foreign subsidiaries without any corresponding tax benefit. Conversely, during 2012, the effective tax rate was favorably impacted by a reduction in the state effective tax rates.

Net loss

        Net loss was $3.1 million for the year ended December 31, 2012 compared to $3.9 million for the year ended December 31, 2011. The decrease in the net loss was attributable to the items noted above.

2011 versus 2010

Comparison of our consolidated results for the year ended December 31, 2010 to the year ended December 31, 2011

	Year ended December 31,		Variance
(dollars in thousands, except percentages)	2010	2011	$ change	% change
Revenues:
Equipment leasing revenue	$244,986	$302,156	$57,170	23
Finance revenue	8,966	6,155	(2,811)	(31)
Other revenue	26,905	31,033	4,128	15

Total revenues	$280,857	$339,344	$58,487	21

Expenses:
Direct operating expenses	144,465	172,075	27,610	19
Selling, general and administrative expenses	34,438	40,942	6,504	19
Provision for doubtful accounts	74	3,954	3,880	**
Depreciation expense	60,857	64,391	3,534	6
Impairment of leasing equipment	8,713	1,544	(7,169)	**
Loss on modification and extinguishment of debt	40	733	693	**
Interest expense	69,329	65,835	(3,494)	(5)
Interest income	(346)	(633)	(287)	**
Other expense (income), net	134	(1,535)	(1,669)	**

Total expenses	317,704	347,306	29,602	9

Loss before benefit for income taxes	(36,847)	(7,962)	28,885	**
Benefit for income taxes	(17,641)	(4,054)	13,587	**

Net loss	$(19,206)	$(3,908)	$15,298	(80)

Adjusted net (loss) income(1)	$(12,900)	$1,205	$14,105	**

Adjusted EBITDA(1)	$143,614	$138,718	$(4,896)	(3)

**
Not meaningful

(1)
For a reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable U.S. GAAP measures, see "Summary historical consolidated financial information" and "Selected historical consolidated financial information."

Revenues

        Total Company revenue was $339.3 million for the year ended December 31, 2011 compared to $280.8 million for the year ended December 31, 2010, an increase of $58.5 million or 21%.

        Equipment leasing revenue for all product offerings was $302.2 million during 2011 compared to $245.0 million for 2010, an increase of $57.2 million or 23%. This increase was primarily the result of a 14% increase in average daily per diem rates, which resulted in an increase in equipment leasing revenue of $35.0 million, and an increase in the average on-hire fleet of approximately 15,200 chassis, or 8%, which led to an increase in equipment leasing revenue of $22.2 million. The increase in the average daily per diem rates is primarily due to the higher per diem rates charged to motor carriers in marine pools, in addition to general per diem rate increases to shipping line and railroad customers. The increase in the average on-hire fleet is primarily due to incremental customer demand for 20' and 40' marine chassis, as well as 53' chassis.

        Finance revenue was $6.2 million during 2011 compared to $9.0 million during 2010, a decrease of $2.8 million or 31%. This decrease was primarily the result of a reduction in the average investment in direct finance leases of $29.7 million due to normally scheduled principal payments, in addition to a principal repayment resulting from the early termination of a direct finance lease with a shipping line customer.

        Other revenue was $31.0 million during 2011 compared to $26.9 million during 2010, an increase of $4.1 million or 15%. This increase was primarily attributable to an increase in billable repairs to lessees when they contribute chassis to a pool that we manage or when term leases terminate. In addition, billings to customers for repositioning equipment increased during 2011. Such increases were partially offset by a reduction in fees earned for chassis pool management services and scrap metal proceeds from the disposal of end of life chassis.

Marine Market segment

        Total revenue for the Marine Market segment was $207.7 million for the year ended December 31, 2011 compared to $165.7 for the year ended December 31, 2010, an increase of $42.0 million or 25%.

	Year Ended December 31,
Key Operating Statistics	2010	2011	Variance	% Change
Marine Market segment
Pool Statistics
Per Diem Revenue	$60,574	$106,226	$45,652	75
Average Total Fleet	36,852	49,766	12,914	35
Average Daily Revenue per Chassis	$4.50	$5.85	$1.35	30
Term Lease Statistics
Per Diem Revenue	$89,585	$84,692	$(4,893)	(6)
Average Total Fleet	100,056	95,341	(4,715)	(5)
Average Daily Revenue per Chassis	$2.45	$2.43	$(0.02)	(1)

Per Diem Revenue represents revenues billed under operating leases and excludes amounts billed to lessees for maintenance and repair, positioning and handling, and other ancillary charges.

Average Total Fleet is based upon the total fleet at each month end.

        Equipment leasing revenue was $190.9 million during 2011 compared to $150.2 million during 2010, an increase of $40.7 million or 27%. Marine pool revenues increased $45.7 million or 75% due to a 30% increase in average per diem rates and a 35% increase in the average number of chassis in our marine pools. The increase in the average daily per diem rates in marine pools is primarily due to a favorable mix of higher per diem rates charged to motor carriers, as well as negotiated per diem rate increases to shipping line customers. Marine term lease revenue decreased $4.9 million or 6% due to a 5% decrease in the average number of chassis on-hire and a 1% decrease in the average per diem rate.

        Finance revenue was $5.6 million during 2011 compared to $7.9 million during 2010, a decrease of $2.3 million or 29%. This decrease was due to a lower principal balance outstanding due to the full year impact of an early termination of a direct finance lease contract in late 2010.

        Other revenue was $11.2 million during 2011 compared to $7.5 million during 2010, an increase of $3.7 million or 49%. The increase was attributable to amounts re-billable to customers for damage incurred while the chassis was on lease and for pool repositioning expenses incurred to rebalance our pools.

Domestic Market segment

        Total Domestic Market segment revenue was $115.6 million for the year ended December 31, 2011 compared to $99.5 for the year ended December 31, 2010, an increase of $16.1 million or 16%.

	Year Ended December 31,
Key Operating Statistics	2010	2011	Variance	% Change
Domestic Market segment
Pool Statistics
Per Diem Revenue	$80,117	$94,823	$14,706	18
Average Total Fleet	42,899	48,400	5,501	13
Average Daily Revenue per Chassis	$5.12	$5.37	$0.25	5
Term Lease Statistics
Per Diem Revenue	$14,711	$16,415	$1,704	12
Average Total Fleet	12,122	13,435	1,313	11
Average Daily Revenue per Chassis	$3.32	$3.35	$0.03	1

Per Diem Revenue represents revenues billed under operating leases and excludes amounts billed to lessees for maintenance and repair, positioning and handling, and other ancillary charges.

Average Total Fleet is based upon the total fleet at each month end.

        Equipment leasing revenue was $111.2 million during 2011 compared to $94.8 million during 2010, an increase of $16.4 million or 17%. Domestic pool revenues increased $14.7 million or 18% due to a 5% increase in average per diem rates and a 13% increase in the average number of chassis in our domestic pools. In 2011, negotiated price increases with several of our railroad and logistics customers took effect. Domestic term lease revenue increased $1.7 million or 12% due to an 11% increase in the average number of chassis on lease and a 1% increase in average per diem rates.

        Finance revenue was $0.6 million during 2012 compared to $1.0 million during 2011, a decrease of $0.4 million or 43%, due to a lower principal balance outstanding as normal amortization payments are received.

        Other revenue was $3.7 million during both 2011 and 2010, respectively.

Direct operating expenses

        Total Company direct operating expenses were $172.1 million during 2011 compared to $144.5 million during 2010, an increase of $27.6 million or 19%. maintenance and repair costs increased $25.6 million, which was primarily due to the increased number of chassis operated and utilized within neutral chassis pools and an increase in the average cost of repairs. We believe that the FMCSA's Roadability Regulations led to a greater overall number of repairs as compared to the prior year period (For a discussion of the FMCSA's Roadability Regulations see "—Regulatory Environment"). Additionally, increasing customer demand in our neutral chassis pools and the associated costs of placing equipment on-hire resulted in an increase in daily chassis usage fees and repositioning and handling expenses of $5.7 million and $3.3 million, respectively. These increases were partially offset by reduced equipment rental and storage related costs of $2.5 million and $1.5 million, respectively and a reduction of $3.0 in other direct operating expenses.

Marine Market segment

        Direct operating expenses for the Marine Market segment were $94.2 million during 2011 compared to $55.7 million during 2010, an increase of $38.5 million or 69%. This increase was primarily due to increased maintenance and repair expenses of $31.9 million, a $2.2 million increase in positioning expenses and a $4.5 million increase in neutral pool usage expenses associated with a 35% increase in the average number of chassis in our marine pools. The majority of the growth in our marine pools occurred in higher cost locations leading to a disproportionately higher growth in maintenance and repair costs in part due to the FMCSA Roadability Regulations discussed above.

Domestic Market segment

        Direct operating expenses for the Domestic Market segment were $51.3 million during 2011 compared to $43.6 million during 2010, reflecting an increase of $7.7 million or 18%. This increase is primarily due to increased maintenance and repair expenses of $6.7 million, $0.7 million increased positioning expenses and $0.3 million in other direct operating expenses associated with a 12% increase in the average number of chassis in our domestic pools and a higher average cost of repairs.

	Revenues			Adjusted EBITDA
Revenues and Adjusted EBITDA by segment	2010	2011	Variance	2010	2011	Variance
Consolidated Statement of Operations Data:
Marine Market segment	$165,627	$207,720	$42,093	$122,735	$97,076	$(25,659)
Domestic Market segment	99,537	115,556	16,019	49,727	53,986	4,259

Total Reportable segments	$265,164	$323,276	$58,112	$172,462	$151,062	$(21,400)
Other	15,693	16,068	375	(28,848)	(12,344)	16,504

Total Company	$280,857	$339,344	$58,487	$143,614	$138,718	$(4,896)

Less:
Principal collections on direct finance leases				(33,016)	(12,191)
Remanufacturing expense				(8,654)	(4,096)
Non-cash stock compensation				(64)	(58)
Depreciation expense				(60,857)	(64,391)
Impairment of leasing equipment				(8,713)	(1,544)
Loss on modification and extinguishment of debt				(40)	(733)
Interest expense				(69,329)	(65,835)
Other income (expense)				(134)	1,535
Plus:
Interest income				346	633

Loss before provision (benefit) for income taxes				(36,847)	(7,962)

Benefit for income taxes				(17,641)	(4,054)

Net loss				$(19,206)	$(3,908)

Selling, general and administrative expenses

        Selling, general and administrative expenses were $40.9 million during 2011 compared to $34.4 million during 2010, an increase of $6.5 million or 19%. This increase was primarily due to an increase in employee-related costs of $6.5 million, of which $0.9 million is related to the exit costs for a former executive employee.

Provision for doubtful accounts

        The increase in the provision for doubtful accounts of $3.9 million during 2011, as compared to 2010, was primarily attributable to a more diversified customer base which includes a larger population of motor carriers as shipping lines begin to migrate away from providing chassis as an integral part of their transportation-related services. As a result, we are providing a greater number of chassis directly to the motor carriers, thereby increasing our credit risk. The remainder of the increase was primarily due to required provisions related to billable repairs and repositioning costs to shipping line and railroad customers.

Depreciation expense

        Depreciation expense was $64.4 million during 2011 compared to $60.9 million during 2010, an increase of $3.5 million or 6%. This increase was primarily due to an increase in the number of chassis acquired during the second half of 2010 and 2011 in response to an increase in customer demand for 53' domestic chassis. During 2009 and the first half of 2010, chassis acquisitions were limited due to the global economic recession and the weakness in demand for chassis.

Impairment of leasing equipment

        We recorded an impairment of leasing equipment of $1.5 million during 2011 compared to $8.7 million during 2010, a decrease of $7.2 million. This decrease in impairment expense was primarily due to a $5.2 million write-off resulting from a physical inventory of axles and a $2.6 million write-down for a portion of the axle inventory which was determined to be not suitable for the remanufacturing program due to rust and corrosion, both of which were recorded during 2010. During 2011, a similar provision was recorded amounting to $2.0 million, partially offset by an insurance recovery of $0.9 million related to the theft of axles from one outsourced depot operation. The remainder of the decrease was primarily due to reduced impairment charges relating to end-of-life chassis during 2011 as compared to 2010.

Loss on modification and extinguishment of debt

        The net increase in loss on modification and extinguishment of debt of $0.7 million in 2011, is primarily related to the repayment of our PNC Bank Credit Facility of $62 million on March 31, 2011.

Interest expense

        Interest expense was $65.8 million during 2011 compared to $69.3 million during 2010, a decrease of $3.5 million or 5%. This decrease was primarily due to a reduction in the weighted-average interest rate from 6.93% during 2010 to 6.57% during 2011, which accounted for a $3.4 million decrease in interest expense, as well as a $0.5 million decrease in the amortization of deferred financing fees as compared to the prior year period. These decreases were partially offset by a $6.2 million increase in the average balance of debt outstanding which yielded incremental interest expense of $0.4 million. The increase in the average debt outstanding was primarily due to additional borrowings to supplement growth of our 53' chassis fleet.

Interest income

        Interest income was $0.6 million during 2011 compared to $0.3 million during 2010, an increase of $0.3 million. This increase was primarily attributable to income earned on an investment during 2011.

Other expense (income), net

        The change in other income, net of $1.7 million was primarily due to incremental gains associated with the disposition of equipment during 2011 for $1.2. million. In addition, during 2011, our obligation to provide certain residual guarantees related to the fair value of equipment under the terms of a previously existing lease had expired, resulting in the reversal of accruals amounting to $1.1 million. These increases were partially offset by previously deferred foreign currency translation losses amounting to $1.1 million which were realized during 2011 upon the dissolution of several foreign subsidiaries.

Benefit for income taxes

        The effective income tax rates for the years ended December 31, 2011 and 2010 were (51)% and (48)%, respectively. During both years, the effective tax rate was adversely impacted by losses recorded by certain foreign subsidiaries without any corresponding tax benefit. In addition, during 2011, the effective tax rate was positively impacted by changes in uncertain tax positions.

Net loss

        Net loss was $3.9 million for the year ended December 31, 2011 compared to $19.2 million for the year ended December 31, 2010. The decrease in the net loss was attributable to the items noted above.

Liquidity and capital resources

        We have historically met our liquidity requirements primarily from revenues from operating activities from our subsidiaries, lines of credit and other secured and unsecured borrowings.

        Revenues from operating activities include term lease and marine and domestic pool revenues, direct finance lease collections and billings to lessees for maintenance and repair, repositioning and co-op management fees. Cash flow provided by (used in) operating activities was $44.2 million, $32.5 million and ($8.3) million for the years ended December 31, 2010, 2011 and 2012. In 2011 and 2012, we paid $5.0 million and $90.4 million to terminate our positions in derivative instruments. Excluding these payments and including principal collections on direct finance leases of $33.1, $12.2 and $7.8 respectively, we would have generated $77.3 million, $49.7 million and $89.9 million of cash flows which management believes are helpful measures for investors, as indicators of our ability to grow the business and service debt.

        Amounts outstanding under existing lines of credit and other secured and unsecured borrowings were $931.8 million as of December 31, 2010, $976.6 million as of December 31, 2011 and $1,108.4 million as of December 31, 2012. As of December 31, 2012, we had the ability to draw $236.0 million under our ABL Facility. No other amounts are available to draw under other secured or unsecured borrowings. As of December 31, 2011, the ABL Facility was not in place and we had no additional ability to draw on the DVB Credit Facility.

        As of December 31, 2012, we have approximately $25.9 million of scheduled debt amortization throughout 2013. These amounts do not include $66.0 million of interest payments, $3.8 million of asset purchase commitments and $4.7 million of operating lease commitments existing as of December 31, 2012 maturing by December 31, 2013. An intercompany note was entered into between TRAC Intermodal LLC and Interpool with terms identical to the notes since proceeds from the Original Notes were used to repay debt owed by Interpool. Under the intercompany note, Interpool will provide the funds for TRAC Intermodal LLC to service the interest and debt payments due under the notes. Certain laws restrict the ability of our subsidiaries to pay us dividends or make loans and advances to us. In addition, the indenture governing the notes and our ABL Facility contain various covenants that limit our subsidiaries' ability to pay us dividends or make other distributions or intercompany payments to us, subject to certain qualifications and exceptions. See "Risk Factors—The notes are structurally subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries; We have a substantial amount of indebtedness" and "Risk Factors—Our debt agreements contain restrictions that limit our flexibility in operating our business". We expect that cash flows from operations and principal collections on direct finance leases will be sufficient to meet our liquidity needs for 2013. Current projections of cash flows from operations are expected to be sufficient to fund maturing debt and contractual obligations in 2013. We believe that we will be able to maintain compliance with any applicable covenants in our indebtedness for the next 12 months. We may need to borrow funds to finance the purchases of new and used assets or to remanufacture assets to expand the business. No assurance can be made that we will be able to meet our financing and other liquidity needs as currently contemplated. See "Risk factors" Our inability to service our debt obligations or to obtain additional financing as needed would have a material adverse effect on our business, financial condition and results of operations."

        Historically, the Company has had the ability to service debt obligations and to obtain additional financing as needed by the business. The majority of our debt is secured by long-lived assets which have proven to be an attractive collateral source for our lenders evidenced by our long history of obtaining capital lease obligations, term-loans and most recently, asset backed lending.

        We expect to generate sufficient cash flows to cover our fixed charges, as defined in the sections entitled "Summary—Ratio of Earnings to Fixed Charges" and "Ratio of Earnings to Fixed Charges" of this Prospectus, and to service our debt. Although our 2012 earnings were not sufficient to cover fixed charges we did have sufficient earnings available to cover fixed charges as defined by our debt covenants. The primary difference between the calculations is our ability to exclude certain non-cash charges, including non-cash interest expenses, from total fixed charges in our debt agreements.

Liquidity needs for acquisition of new chassis

        We expect to invest substantial funds to acquire new, used and remanufactured chassis, although there can be no assurances as to the timing and amount of such acquisitions. In 2012, $103.0 million was invested to acquire both marine and domestic chassis. Of this amount, we acquired $52.3 million of shipping line chassis as part of our strategy to convert shipping lines to the motor carrier model in addition to $50.6 million for the acquisition and refurbishment of domestic pool chassis to support organic growth in the domestic pool market. We intend to continue funding asset purchases through cash flows from operations, collections of principal on direct finance leases, and borrowings under secured and unsecured debt securities and lines of credit.

        However, deterioration in our performance, the credit markets or our inability to obtain additional financing on attractive terms, or at all, could limit our access to funding or drive the cost of capital higher than the current cost. These factors, as well as numerous other factors detailed above in "Risk factors," could limit our ability to raise funds and further the growth of our business.

Cash flow

  Cash flow information for the years ended December 31, 2010, 2011 and 2012.

	Year ended December 31,
(Dollars in thousands)	2010	2011	2012
Net cash provided by (used in) operating activities	$44,239	$32,532	$(8,271)
Net cash used in investing activities	(6,025)	(8,476)	(93,052)
Net cash (used in) provided by financing activities	(54,741)	(34,003)	98,764
Effect of changes in exchange rates on cash and cash equivalents	560	275	110

Net decrease in cash and cash equivalents	$(15,967)	$(9,672)	$(2,449)

Comparison of the year ended December 31, 2011 to the year ended December 31, 2012

        Net cash used in operating activities was $8.3 million for the year ended December 31, 2012, compared to $32.5 million provided by operations for the year ended December 31, 2011, a decrease of $40.8 million. The decrease was primarily the result of payments of $90.4 million and $5.0 to terminate interest rate swap agreements in both 2012 and 2011, respectively, offset by increased profitability on higher leasing equipment revenue, lower cash paid for interest of $5.0 million, net income tax refunds of $1.5 million in 2012 compared to net income tax payments of $15.9 million in 2011, and other improvements in cash flows provided by working capital.

        Net cash used in investing activities was $93.1 million for the year ended December 31, 2012 compared to $8.5 million for the year ended December 31, 2011, an $84.6 million increase in cash used. The increase was primarily driven by a $71.3 million increase in capital spending during 2012 and a decrease of $6.1 million of restricted cash in 2011, a $4.3 million reduction of principal collections on direct finance leases and reduced proceeds from the sales of leasing equipment of $3.1 million.

        Net cash provided by financing activities was $98.8 million for the year ended December 31, 2012 compared to a use of $34.0 million for the year ended December 31, 2011, a $132.8 million increase. The increase in cash for 2012 is primarily attributed to a net increase in debt of $163.7 million, offset by increased payments during 2012 of $30.6 million for financing fees, associated with new financings and $0.3 million for purchase of shares from employees. The net increase in debt of $163.7 million resulted from new borrowings under the ABL Facility and the Original Notes, offset by the pay down of the Fortis and DVB Credit Facility.

Comparison of the year ended December 31, 2010 to the year ended December 31, 2011

        Net cash provided by operating activities was $32.5 million for the year ended December 31, 2011 compared to $44.2 million for the year ended December 31, 2010, a $11.7 million decrease. The decrease was primarily due to a net increase in taxes paid of $14.4 million in 2011, a $5.0 million payment made to terminate an interest rate swap agreement and higher uses of working capital offset by increased profitability on higher revenues. The remainder was primarily due to the additional use of working capital during 2011 resulting from our growth.

        Net cash used in investing activities was $8.5 million for the year ended December 31, 2011 compared to $6.0 million for the year ended December 31, 2010, a $2.5 million increase in cash used. The increase in cash used in 2011 was primarily related to the combination of lower principal collections on direct finance leases and lower proceeds from the sale of other assets of $24.1 million during the period, partially offset by cash flows associated with proceeds from the sale of leasing equipment of $2.9 million, a $12.2 million reduction in capital spending and a $6.5 million reduced level of restricted cash compared to the prior period.

        Net cash used in financing activities was $34.0 million for the year ended December 31, 2011 compared to $54.7 million for the year ended December 31, 2010, a $20.7 million decrease in cash used. Debt decreased by $32.0 million during 2011 compared to a decrease of $53.0 million during 2010. These lower debt payments in 2011 were partially offset by an increase of $0.3 million of fees paid for debt issuance costs.

Contractual obligations and commitments

        The following table summarizes our various contractual obligations in order of their maturity dates as of December 31, 2012. The terms of our credit facilities are more fully described under "Description of other indebtedness."

		Maturity in years
	Total as of December 31, 2012
(Dollars in thousands)		2013	2014	2015	2016	2017	Thereafter
ABL Facility	$609,000	$—	$—	$—	$—	$609,000	$—
TRAC 2019 Senior Secured Notes	300,000	—	—	—	—	—	300,000
Loan payable to CIMC	21,514	2,219	2,323	2,433	2,548	2,668	9,323
Capital lease obligations	177,883	23,665	35,419	33,630	42,818	18,128	24,223
Lease asset purchase commitments	3,791	3,791	—	—	—	—	—
Interest payments	363,148	65,984	63,076	60,265	57,992	48,160	67,671
Operating leases	10,111	4,735	2,552	1,175	1,038	441	170

Total	$1,485,447	$100,394	$103,370	$97,503	$104,396	$678,397	$401,387

        Our contractual obligations consist of principal and interest payments related to the ABL Facility, the notes, chassis purchase commitments and operating lease payments for our chassis. Interest payments are based upon the net effect of swapping our variable interest rate payments for fixed rate payments. For more information, see "—Description of other indebtedness."

Covenants

        Under the indenture governing the notes, the ABL Facility and our other debt instruments, we are required to maintain certain financial covenants (as defined in each agreement) including a minimum tangible net worth test, a funded debt to tangible net worth test and a fixed charge coverage test. As of December 31, 2012, we were in compliance with all covenants under the indenture, the ABL Facility and other agreements.

Commitments

Chassis purchase commitments

        Our chassis purchase commitments are related to purchase orders placed for the remanufacture of domestic chassis in the normal course of business. We do not bear the risks and rewards of ownership until delivery and therefore do not record an asset or a liability related to these commitments. As of December 31, 2012, we had commitments totaling $3.8 million for the modifications of chassis and axles.

Operating leases

        We are a party to various operating leases relating to office facilities and certain other equipment with various expiration dates through 2018. Minimum rent payments under our material leases were $10.1 million as of December 31, 2012.

Off-balance sheet arrangements

        In the ordinary course of business, we execute contracts involving indemnifications standard in the industry and indemnifications specific to a transaction, such as an assignment and assumption agreement. These indemnifications might include claims related to tax matters, governmental regulations, and contractual relationships, among others. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third-party claim. One of the principal types of indemnification for which payment is possible is taxes. The other principal type of indemnity we may agree to is one in favor of certain lenders and chassis pool hosts indemnifying them against certain claims relating to the operation of our chassis, although this type of indemnity generally is covered by insurance or an indemnity in our favor from a third-party, such as a lessee or a vendor. We regularly evaluate the probability of having to incur costs associated with these indemnifications and have concluded that none are probable. We do not believe such arrangements have or are reasonably likely to have a current or future material effect on our financial condition, revenues and expenses, results of operations, liquidity, capital expenditures or capital resources.

        Pursuant to our tax-related indemnifications, the indemnified party is typically protected from certain events that result in a tax treatment different from that originally anticipated. Our liability is typically fixed when a final determination of the indemnified party's tax liability is made. In some cases, a payment under a tax indemnification may be offset in whole or in part by refunds from the applicable governmental taxing authority. We are party to numerous tax indemnifications and many of these indemnities do not limit potential payment; therefore, we are unable to estimate a maximum amount of potential future payments that could result from claims made under these indemnities.

        Operating leases are part of our off-balance sheet arrangements. For more information on our liability under operating leases, see "—Commitments—Operating leases".

Emerging Growth Company

        Section 107 of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards after April 5, 2012. We are choosing to take advantage of the extended transition period for complying with accounting standards newly issued or revised after April 5, 2012.

Description of other indebtedness

        The following is a summary of the material terms and conditions of our material debt instruments. The description is only a summary and is not intended to describe all of the terms of our material debt instruments that may be important.

ABL Facility

        Interpool together with certain of its subsidiaries, TRAC Intermodal LLC and TRAC Intermodal Corp. entered into a $725,000,000 asset-based, senior secured credit agreement with lenders party thereto and JPMorgan Chase Bank, N.A. acting as the administrative agent. In connection with the ABL Facility, certain rental fleet assets, accounts receivable, instruments, documents, equipment, machinery, deposit, lockbox and securities accounts, investment property, chattel paper, general intangibles and other assets, as agreed, are being pledged for the benefit of the lenders, the administrative agent, the issuing bank and certain other parties as collateral security for the payment and performance of our obligations under the ABL Facility and the related loan documents.

        The ABL Facility has a five-year maturity and borrowings are limited to a maximum amount equal to the sum of (i) 85% multiplied by eligible accounts receivable (including Canadian accounts receivable), plus (ii) the lesser of (a) 85% multiplied by the net book GAAP depreciated value of eligible rental fleet assets (including rental fleet assets located in Canada and up to $15 million located in Mexico) and (b) 80% multiplied by the net orderly liquidation value percentage identified in the most recent rental fleet asset appraisals multiplied by the net book GAAP depreciated value (or the net investment in accordance with U.S. GAAP with respect to direct finance leases) of eligible rental fleet assets (including rental fleet assets located in Canada and up to $15 million located in Mexico), less (iii) reserves established by JPMorgan Chase Bank, N.A., acting as the administrative agent (the "Advance Rate"). The ABL Facility bears an interest rate equal to the Adjusted LIBOR plus 2.75% or the Alternate Base Rate plus 1.75% (each as defined in the ABL Facility). Field exams and appraisals will be conducted on a periodic basis, which frequency increases subject to certain availability triggers or during the continuance of an event of default.

        The ABL Facility contains various representations and covenants, including the financial covenants described below. A minimum fixed charge coverage ratio of 1.00 to 1.00 shall be required on any day on which, (i) if the aggregate indebtedness for capital lease obligations equals or exceeds $75,000,000, availability is less than the greater of (a) 20% of the aggregate commitments under the ABL Facility and (b) $140,000,000, and (ii) if the aggregate indebtedness for capital lease obligations is less than $75,000,000, availability is less than the greater of (a) 15% of the aggregate commitments under the ABL Facility and (b) $105,000,000, and shall continue to be required until the date on which availability shall have exceeded such thresholds for at least 30 consecutive days. A maximum leverage ratio for the applicable testing periods of (i) 6.50 to 1.00 from the effective date of the ABL Facility to June 30, 2013, (ii) 6.00 to 1.00 from September 30, 2013 to June 30, 2014, (iii) 5.50 to 1.00 from September 30, 2014 to June 30, 2015, (iv) 5.00 to 1.00 from September 30, 2015 to June 30, 2016 and (v) 4.50 to 1.00 from September 30, 2016 to the maturity date shall be required on any day on which, (i) if the aggregate indebtedness for capital lease obligations equals or exceeds $75,000,000, availability is less than the greater of (a) 20% of the commitment under the ABL Facility and (b) $140,000,000, and (ii) if the aggregate indebtedness for capital lease obligations is less than $75,000,000, availability is less than the greater of (a) 15% of the commitment under the ABL Facility and (b) $105,000,000, and shall continue to be required until the date on which availability shall have exceeded such thresholds for at least 30 consecutive days.

        In addition to the above financial covenants, the ABL Facility contains restrictions, which include but are not limited to, restrictions on the creation of liens, the incurrence of additional indebtedness (including guarantee obligations), investments, asset dispositions, sale and leaseback transactions, swap agreements, optional payments and modifications of subordinated and other debt instruments, changes in fiscal year, negative pledges clauses and other burdensome agreements, transactions with affiliates, mergers and consolidations, liquidations and dissolutions, restricted payments (including dividends and other payments in respect of capital stock), asset sales or transfers, amendments of material documents and transactions with respect to PoolStat®. The ABL Facility also provides for cash dominion subject to certain availability triggers.

        On December 20, 2012, we entered into an agreement with the above lenders to amend the ABL Facility and increase the revolving commitment by $120 million, increasing the total facility's commitment from $725 million to $845 million. In connection with this amendment we paid $1.2 million in upfront fees. These fees were classified as deferred financing fees and will be amortized into interest expense over the remaining term of the ABL Facility. Subsequent to agreements to increase the revolving commitment on January 24 and March 4, 2013, the facility commitment was increased to a total of $880.0 million and $0.3 million in fees were paid. These fees were classified as deferred financing fees and will be amortized into interest expense over the remaining term of the ABL Facility. The amount outstanding under this facility was $609.0 million at December 31, 2012. The weighted-average interest rate for the period from August 9, 2012 to December 31, 2012 was 4.14%.

Deutsche Bank Swap

        On January 10, 2013, we entered into an interest rate swap transaction with Deutsche Bank AG. The agreement effectively converts $300.0 million of variable rate debt based upon LIBOR into a fixed rate instrument with interest payable at a rate of 0.756% and will receive one-month LIBOR on the notional amount. The agreement terminates on August 9, 2017, in line with the termination date of the ABL Facility.

Fortis Facility

        On July 10, 2008, we entered into a $630.0 million senior secured credit agreement with BNP Paribas CC, Inc. (f/k/a Fortis Capital Corp.) ("Fortis") and a group of lenders, with Fortis acting as the agent ("Fortis Facility"). In connection with the Fortis Facility, we pledged certain chassis, other transportation-related equipment and direct finance lease receivables for the benefit of the lenders as collateral security for the payment and performance of our obligations under the agreement. The Fortis Facility had a five-year term maturing on July 9, 2013 and borrowings are limited to a maximum of 80% advance ("advance rate") of the value of the underlying collateral with the advance rate reducing by one half of one percent (0.50%) per quarter (or such lesser amount as set forth in the Fortis Facility) as of March 31, 2012, the advance rate is 72%.) The Fortis Facility bears an interest rate equal to the LIBOR rate or Base Rate (as defined by the agreement) plus a margin. On August 9, 2012, in connection with the closing of the sale of the notes and the ABL Facility, we repaid $586.9 million due under the Fortis facility, including accrued interest, and terminated the Fortis Facility.

DVB Credit Facility

        On March 31, 2011, we entered into an $111.0 million agreement with DVB Bank SE ("DVB") acting as agent and ING consisting of an $86.0 million term loan facility (the "DVB Term Loan") and a $25.0 million revolving credit facility (the "DVB Revolving Credit Facility" and, together with the DVB Term Loan, the "DVB Credit Facility"). In connection with the DVB Credit Facility, we pledged certain chassis, other transportation-related equipment and direct finance lease receivables for the benefit of the lenders as collateral security for the payment and performance of our obligations under the agreement.

        The DVB Credit Facility had a five-year term maturing on March 31, 2016. The maximum principal balance outstanding on the DVB Term Loan and the DVB Revolving Credit Facility were reduced by $2.2 million and $0.6 million, respectively, each quarter over the life of the DVB Credit Facility. Borrowings are limited to a maximum of 70% ("advance rate") of the value of the underlying collateral. The advance rate remains at 70% until March 31, 2013, then the advance rate declines by one percent (1.00%) per quarter. The DVB Credit Facility bears an interest rate equal to LIBOR or Base Rate (as defined by the agreement) plus a 4% margin. On August 9, 2012, in connection with the closing of the sale of the notes and the ABL Facility, we repaid $95.5 million due under this facility, including accrued interest and penalties, and terminated the DVB Credit Facility.

Loans payable to CIMC

        During 2010, we contracted for the remanufacture and financing of 3,135 chassis with CIMC Vehicles Group Ltd. and CIMC Transportation Equipment, Inc. (collectively, "CIMC"). CIMC has agreed to finance 90% of the acquisition cost of these remanufactured chassis. This equipment was delivered in eight tranches as manufacturing was completed over various delivery dates from October 11, 2010 to June 30, 2011 and eight corresponding financing agreements have been signed. The term of each agreement is 120 months commencing on the acceptance date of the equipment. Amounts outstanding under these agreements bear an interest rate equal to LIBOR plus a margin and payments are made quarterly. Upon registration, CIMC is listed as the first lien holder on all certificates of title to the equipment At December 31, 2011 and 2012, $23.6 million and $21.5 million was outstanding under these agreements, respectively. The weighted-average interest rate for the period from October 10, 2010 to December 31, 2010 was 4.62%. The weighted-average interest rate for the years ended December 31, 2011 and 2012 was 4.64% and 4.73%, respectively.

Capital lease obligations

        At December 31, 2011 and 2012, the total capital lease obligations outstanding associated with leasing equipment were $263.4 million and $177.9 million, respectively. The capital lease obligations mature in varying amounts from 2013 through 2021 and have stated rates ranging from 3.53% to 7.08%. The weighted-average interest rates for the years ended December 31, 2010, 2011 and 2012 were 5.41%, 5.38% and 5.21%, respectively.

 Quantitative and qualitative disclosures about market risk

Exchange rate risk

        While our leasing per diems are billed and paid to us in U.S. dollars, we are subject to exchange gains and losses for local currency expenditures. We record the effect of non-U.S. dollar currency transactions when we translate the non-U.S. subsidiaries' financial statements into U.S. dollars using exchange rates as they exist at the end of each month.

        We have a division located in Canada and a subsidiary in Mexico. The functional currency of our Canadian division is the Canadian dollar. The functional currency of our Mexican subsidiary is the U.S. dollar. The effect of fluctuations in the Canadian dollar was not material in any period presented.

        Foreign exchange rate sensitivity analysis can be quantified by estimating the impact on our earnings as a result of hypothetical changes in the value of the U.S. dollar, our functional currency, relative to the other currencies in which we transact business. All other things being equal, an average 10% weakening of the U.S. dollar, throughout the year ended December 31, 2012, would have had the effect of raising net income approximately $0.1 million. An average 10% strengthening of the U.S. dollar, for the same period, would have the effect of reducing operating income approximately $0.1 million. This calculation is not indicative of our actual experience in foreign currency transactions. This analysis does not take into account changes in demand patterns based upon this hypothetical currency fluctuation. For example, a weakening in the U.S. dollar would be expected to increase exports from the United States and decrease imports into the United States over some relevant period of time, but the exact effect of this change cannot be quantified without making speculative assumptions.

Interest rate risk

        We have long-term debt obligations that accrue interest at variable rates. Interest rate changes may therefore impact the amount of interest payments, future earnings and cash flows. We have entered into interest rate swap agreements to mitigate the impact of changes in interest rates that may result from fluctuations in the variable rates of interest accrued by our long-term debt obligations. Based on the debt obligation payable as of December 31, 2012, we estimate that cash flows from interest expense relating to variable rate debt and the relevant interest rate swap agreement would increase (decrease) by $1.0 million on an annual basis in the event interest rates were to increase (decrease) by 10%.

        Market risk for fixed-rate, long-term debt is estimated as the potential decrease in fair value resulting from a hypothetical 10% increase in interest rates and amounts to $5.2 million as of December 31, 2012. The underlying fair values of our long-term debt were estimated based on quoted market prices or on the current rates offered for debt with similar terms and maturities.

Credit risk

        We are subject to concentrations of credit risk with respect to amounts due from customers. We seek to limit our credit risk by performing ongoing credit evaluations and, when deemed necessary, require letters of credit, guarantees or collateral. We periodically evaluate maximum exposure limits for each customer. The credit criteria we consider include, but are not limited to, the customer's financial strength, trade route, countries of operation, net worth, asset ownership, bank and trade credit references, credit bureau reports, operational history and payment history with us.

        In addition, under the motor carrier model, the motor carrier and not the shipping line is in many cases the party responsible to pay for the use of our chassis. Typically, motor carrier companies are much smaller than shipping line companies and as a result are often a greater credit risk. Although the per diem rates we charge motor carriers are priced to take account of this increased credit risk, defaults by our customers may increase as we continue to transition to the motor carrier model.

See "Risk factors—We intend to grow our business by enabling our shipping line customers to transition to the motor carrier model, which may subject us to business and financial risk."

        We seek to reduce credit risk by maintaining insurance coverage against customer insolvency and related equipment losses. We maintain contingent physical damage, recovery and loss of revenue insurance, which provides coverage in the event of a customer's insolvency, bankruptcy or default giving rise to our demand for return of all of our equipment. Subject to the policy's deductible and other terms and conditions, the policy covers the cost of recovering our equipment from the customer, including repositioning cost, damage to the equipment and the value of equipment which could not be located or was uneconomical to recover.

Counterparty Risk

        Our hedging transaction using a derivative instrument has counterparty credit risk. The counterparty to our derivative arrangement is a major financial institutions with a high credit rating. As a result, we do not anticipate that this counterparty will fail to meet its obligations. However, there can be no assurance that we will be able to adequately protect against this risk and will ultimately realize an economic benefit from our hedging strategy in the event of a default by this counterparty. See "Risk factors—Our hedging strategies may not be successful in mitigating our risks associated with interest rates and expose us to counterparty risk."

Other

        We do not purchase or hold any risk sensitive instruments for trading purposes.

Business

Our company

        We are the largest intermodal chassis solutions provider, measured by total assets, for domestic and international transportation companies in North America. A chassis is a rectangular, wheeled, steel frame that typically has eight tires attached and is built specifically to move domestic and marine containers over land between ocean-going vessels, railroad ramps, distribution centers, warehouses and other delivery points served by motor carriers. Chassis are an integral component of intermodal transportation, which consists of the movement of goods via multiple transportation modes including ships, railroads and motor carriers.

        As of December 31, 2012, we owned or managed a fleet of 295,662 chassis, domestic containers and units available for remanufacture. The net book value of our owned equipment was approximately $1.37 billion. We have a broad operating footprint with 546 marine, 152 domestic and 64 depot locations across North America. Headquartered in Princeton, New Jersey, we operate under the name TRAC Intermodal and employ 283 people throughout the United States. We generated total revenues of $414.6 million, a net loss of $3.1 million and Adjusted EBITDA of $159.9 million for the year ended December 31, 2012 and total revenues of $339.3 million, a net loss of $3.9 million and Adjusted EBITDA of $138.7 million for the year ended December 31, 2011. See "Summary historical consolidated financial information" and "Selected historical consolidated financial information" for a reconciliation of non-GAAP measures to the most directly comparable U.S. GAAP measures.

        We operate our business through two operating segments: the Marine Market segment and the Domestic Market segment.

  •
  Marine Market segment—primarily serving shipping lines and motor carriers with 20', 40' and 45' foot chassis. These chassis are used in the transport of dry or refrigerated marine shipping containers of the same size carrying goods between port terminals and/or railroad ramps and retail or wholesale warehouses or store locations, principally in the United States. We offer customers both long-term leases and short-term leases or rental agreements. As of December 31, 2012, our active fleet included 191,890 marine chassis.

  •
  Domestic Market segment—primarily serving railroads and major U.S. intermodal transportation companies with 53' chassis. These chassis are used in the transport of domestic shipping containers of the same size carrying goods between railroad ramps and retail or wholesale warehouses or store locations, principally in the United States. We offer customers both long-term leases and short-term leases or rental agreements. As of December 31, 2012, our active fleet included 74,917 domestic chassis.

        We also have 2,583 domestic containers from a legacy domestic container business that are used exclusively by railroads. We lease domestic containers to railroads from time to time, but these leases represent an immaterial percentage of our total revenue. We do not intend to grow our domestic container business and currently plan to phase it out as the domestic containers reach the end of their useful lives. Additionally, we have 26,272 units available for remanufacture. These units are pairs of axles and chassis that are no longer in leasable condition. We expect to make use of these units in our remanufacturing process and eventually return them to active fleet status.

        The table below summarizes the composition of our active fleet by the type of unit as of December 31, 2012:

	Units		Net book value
Total active fleet by equipment type	# of units	% of total	$ in millions	% of total	Average age (in years)
Marine chassis	191,890	71%	$825.0	63%	13.8
Domestic chassis	74,917	28	472.9	36	7.0
Domestic containers	2,583	1	2.4	1	9.9

Total active fleet	269,390	100%	$1,300.3	100%	11.9

        We provide our customers with three principal product offerings: term lease products, direct finance lease products and short-term rental products through our neutral chassis pools, which include both marine and domestic chassis. Term lease products and direct finance lease products are typically long-term triple-net leases with fixed rate per diems, which require the lessee to pay all maintenance fees, insurance premiums and tax payments related to the equipment. Under a term lease, we retain the benefit and residual value of, and bear the risk of re-leasing, the asset at the end of the lease term whereas, under a direct finance lease, the customer typically receives a bargain purchase option at the expiration of the lease.

        A neutral chassis pool is similar to a car rental model in which we provide a shared pool of chassis at major intermodal transportation points such as port terminals and railroad ramps for use by multiple customers on an as-needed basis. Customers in neutral chassis pools generally enter into pool user agreements for a period of 1 to 3 years and are often subject to subscription levels for minimum chassis usage, known as minimum usage or subscription arrangements. As of December 31, 2012, 39% of neutral chassis pool revenue was generated by such minimum usage arrangements.

Active fleet

Net book value by active equipment type	Net book value by lease type
($ in millions as of December 31, 2012)	($ in millions as of December 31, 2012)

        As of December 31, 2012, approximately 33%, 5%, and 62% of our on-hire chassis fleet was leased on term leases, direct finance leases or in neutral chassis pools, respectively.

        The table below summarizes our total fleet by type of lease as of December 31, 2012:

	Units		Net book value of owned fleet
Total fleet by lease type	# of units	% of total	$ in millions	% of total	Average age (in years)	% of on-hire fleet
Term lease	82,274	28%	$419.7	31%	12.7	33%
Direct finance lease	12,121	4	40.7	3	10.4	5
Marine neutral chassis pool	93,874	32	360.6	26	14.2	38
Domestic neutral chassis pool	59,755	20	384.8	28	6.4	24

On-hire fleet	248,024	84	1,205.8	88	11.6	100%

Available fleet	21,366	7	94.5	7	15.0

Active fleet	269,390	91	1,300.3	95	11.9

Units available for remanufacture	26,272	9	65.8	5

Total fleet	295,662	100%	$1,366.1	100%

        The vast majority of our revenues are generated from the three product offerings described above. We also generate certain other revenues, including service revenues earned from maintenance and repair fees charged to our lessees, repositioning fees charged to our pool customers, and management fees for the management of chassis pools regardless of whether the chassis in the pools are owned by us.

Business strengths

        We believe that we have a number of business strengths that will enable us to execute our strategy and successfully grow our business, including the following:

  •
  Largest intermodal chassis solutions provider in North America.  We are the largest intermodal chassis solutions provider, measured by total assets, in North America with an estimated market share of 54%. Our closest competitor has a market share of approximately 30% according to our estimates. We believe that our significant size and broad footprint give us a competitive advantage by being able to address our customers' comprehensive chassis demand across the United States. Our size and scope also allow us to satisfy our customers' chassis demand during peak seasons or surge periods.

  •
  Large and diverse fleet of active equipment.  As of December 31, 2012, we owned or managed an active fleet of 269,390 chassis and domestic containers comprised of 191,890 marine chassis, 74,917 domestic chassis and 2,583 domestic containers. Our fleet consists of a diverse mix of equipment, including 20', 40', 45', 53', tri-axles 20' and tri-axles 40' chassis. The average age of the total fleet is 11.9 years and our fleet's average expected useful life is over 20 years. We believe each chassis in our fleet can be remanufactured at the end of its useful life to provide 20 or more additional years of service at approximately 75% of the cost of a new chassis, while providing the same quality of service as a new chassis.

  •
  Broad nationwide footprint with a number of exclusive contracts.  We operate a nationwide footprint that includes 546 marine, 152 domestic and 64 depot locations across North America which allows us to service our customers' nationwide freight movement requirements. In many of these locations we are the sole chassis supplier, and as a result, we have the advantage of on-premises access to the port terminals and railroad ramps. Moreover, we have exclusive arrangements with five of the seven Class I railroads that carry freight in the United States to provide domestic chassis at many of their railroad ramps. We believe that our extensive operating network is difficult to replicate and therefore serves as a competitive advantage.

  •
  Predictable and stable cash flows.  As of December 31, 2012, 48% of our on-hire fleet was subject to a term lease, direct finance lease or subscription agreement in our neutral chassis pools. In addition, we have historically experienced a high lease renewal rate for our term leases of approximately 80%, and a term lease renewal rate of 67% for the year ended December 31, 2012 but expect the predictability and stability of the renewal rate to be affected by the trend towards pools and away from term and direct finance lease products. During 2012, several of our lessees have opted to continue renting chassis from us in our neutral pool upon the expiration of their term leases. If we included these rentals, the renewal rate for the year ended December 31, 2012 would be 87%. Our average fleet-wide utilization rate was 92% over the last 20 years and for the year ended December 31, 2012.

  •
  Strong credit and collection history.  We have a strong and long-standing credit and collections history with bad debts representing 0.59% of $1.6 billion in revenues over the past 5 years. We believe several factors contribute to our low receivable delinquency including a long-tenured and highly experienced collections team with excellent relationships with our largest customers; an experienced credit group with strong industry knowledge of shipping lines, railroads, logistics companies and motor carriers; the essential nature of our product in the movement of our customers' goods and the reality that delinquency of payments could jeopardize our customers' ability to perform under their delivery contracts. We have experienced a minimal default rate—only 17 customers over the past 5 years—and were successful in recovering 97% of our chassis under default with the remainder covered by insurance contracts.

  •
  Long operating history with a diversified, loyal customer base.  We have a long, successful operating history and an extensive history with our customers, in many cases spanning over 30 years, which provides us with strong relationships at senior levels of management. Our customer base of top-tier shipping lines, Class I railroads, U.S. transportation companies and motor carriers is diverse with no single customer accounting for more than 10% of 2012 revenue and the top ten customers accounting for 58% of total revenue in 2012.

  •
  Proprietary technology platform.  Over the last decade, we have internally developed a proprietary chassis management software technology called PoolStat®. PoolStat® provides chassis tracking and billing in our neutral pools, as well as a central operating database that coordinates our chassis leasing activities. We developed PoolStat® and maintain full control of the system through our in-house development team. Our experienced IT staff, working closely with our chassis pool management team and our customers, engages in continuous improvement to the system, which possesses the necessary sophistication to operate complex chassis pool functions of demand/supply, inventory control, status, repositioning, billing and maintenance and repair. We believe that PoolStat® is a key software system that will enable us to grow our business and achieve our strategic objectives.

  •
  Experienced management team.  Our executive management team is highly experienced, has extensive customer relationships and has led our company successfully through a variety of economic cycles. We believe the depth and breadth of our executive management team is a key strength for our business.

Business strategy

        Our vision is to be the market leader in providing high quality, comprehensive chassis solutions to the intermodal industry. We plan to execute the following strategy to grow our business:

  •
  Grow earnings through rate improvement and operating cost control.  One of our key initiatives to increase our revenue and improve our financial results is to increase rates in our marine and domestic neutral chassis pools. We are implementing these rate increases when our customer contracts come up for renewal. The rates in these contracts are being increased to current market rates that reflect the added value we provide through our chassis management and neutral pool operations. In 2011, we raised our average per diem marine and domestic pool rates by 28% and 5%, respectively. Excluding the impact of higher motor carrier per diem rates, marine pool per diems rose 21% in 2011. In 2012, we continued to re-price expiring marine pool contracts resulting in an average per diem rate increase of 16% on renewed contracts. Furthermore, we have continued to focus on improving our operating cost structure through higher fleet utilization, enhanced controls over maintenance and repair expenditures and cost savings from direct purchasing of parts. We believe that our focus on improving rates and controlling our operating costs will enable us to grow our earnings.

  •
  Capitalize on shipping line transition to the motor carrier model.  In 2009, Maersk Line, the world's largest shipping line, announced that they would no longer provide chassis to support their U.S. freight volume. This decision began an industry transition to what is known as the "motor carrier model," where the responsibility for chassis provisioning is transitioning from shipping lines to motor carriers. Since 2009, many of our other shipping line customers have also decided to transition out of providing chassis as part of their overall services. We believe this transition creates an opportunity for us to expand our customer base and increase our earnings with motor carriers across the United States. As our shipping line customers move to exit chassis provisioning and adopt the motor carrier model, we have created the requisite systems, established business relationships with motor carriers and selectively offered to purchase the shipping lines, chassis to help enable this transition.

  •
  Expand the geographic footprint of our neutral pools and chassis fleet.  We believe that there are significant opportunities to expand our geographic footprint and grow our business by expanding into the West Coast and Gulf regions of the United States. We believe the shipping lines are focused on reducing their operating costs, which they can do by utilizing our neutral pools for their chassis needs. Moving into a neutral pool is a key step for them to transition into the motor carrier model. We believe that our extensive experience, systems, chassis fleet and strong customer relationships position us well to grow our business in targeted new markets and selectively acquire shipping line chassis to increase the size of our fleet. We believe that a combination of geographic expansion and chassis acquisitions will improve our overall product offering and enhance our competitive position in the market although we cannot guarantee that we will be able to successfully expand the geographic footprint of our neutral pools and chassis fleet.

Our chassis

        Our fleet of equipment consists of marine and domestic chassis and domestic containers. These assets are owned, leased or managed by us on behalf of other third-party owners in pooling arrangements. As of December 31, 2012, we owned or managed a fleet of 295,662 chassis, domestic containers and units available for remanufacture. The average utilization for our chassis fleet for the past 20 years was 92% and for the year ended December 31, 2012. The increase in our utilization rates is, in part, due to the fact that as we grow our neutral pools and allocate more chassis to neutral pools, such assets are considered fully utilized and, therefore, increase our utilization rate. The net book value of our owned equipment was approximately $1.37 billion. Our owned and managed chassis had an average age of 11.9 years as of December 31, 2012. Chassis are long-lived assets, with an economic life of approximately 20 years. At the end of its economic life, a chassis can be remanufactured, which extends the economic life by an additional 20 or more years of service at a cost lower than purchasing a new chassis while providing the same quality of service as a new chassis.

        The table below summarizes the composition of our active fleet by the type of unit as of December 31, 2012:

	Units		Net book value
Total active fleet by equipment type	# of units	% of total	$ in millions	% of total	Average age (in years)
Marine chassis	191,890	71%	$825.0	63%	13.8
Domestic chassis	74,917	28	472.9	36	7.0
Domestic containers	2,583	1	2.4	1	9.9

Total active fleet	269,390	100%	$1,300.3	100%	11.9

        The chassis in our fleet are owned outright by us (including, in certain instances, subject to sale leaseback agreements with our lenders), leased by us from third parties, or contributed by third parties into neutral pools and managed by us. The table below summarizes the composition of our fleet by ownership as of December 31, 2012:

Total chassis by ownership and equipment type	Marine chassis	Domestic chassis	Domestic containers	Total
Owned	163,027	61,664	630	225,321
Direct finance lease products	10,069	99	1,953	12,121

Total owned	173,096	61,763	2,583	237,442
Leased-in/contributed	18,794	13,154	—	31,948

Total active fleet	191,890	74,917	2,583	269,390

Our leases

        We provide our customers with three principal product offerings: term lease products, direct finance lease products and through our marine and domestic neutral chassis pools. In addition to leasing chassis, we offer management services for chassis pools, regardless of whether the chassis in the pools are owned by us. To the extent our equipment is managed by a third-party, the equipment is considered fully utilized since it is not available for us to lease regardless of whether all of the units are generating income. In addition, all of our chassis assigned to chassis pools are considered fully utilized. As we grow our neutral pools and allocate more chassis to neutral pools, such assets will also be considered fully utilized and, therefore, increase our utilization rate. The table below summarizes our total fleet by type of lease as of December 31, 2012:

	Units		Net book value
Total fleet by lease type	# of units	% of total	$ in millions	% of total	Average age (in years)	% of on-hire fleet
Term lease	82,274	28%	$419.7	31%	12.7	33%
Direct finance lease	12,121	4	40.7	3	10.4	5
Marine neutral chassis pool	93,874	32	360.6	26	14.2	38
Domestic neutral chassis pool	59,755	20	384.8	28	6.4	24

On-hire fleet	248,024	84	1,205.8	88	11.6	100%

Available fleet	21,366	7	94.5	7	15.0

Active fleet	269,390	91	1,300.3	95	11.9

Units available for remanufacture	26,272	9	65.8	5

Total fleet	295,662	100%	$1,366.1	100%

Term lease products

        Under a term lease, the lessee commits to a fixed lease term, typically between 1 and 5 years. We retain the benefit and residual value, and bear the risk of re-leasing, the asset upon expiration of the lease. Because of the operational difficulty in switching chassis providers, lessees frequently retain long-term leased equipment well beyond the initial lease term. In these cases, long-term leases will be renewed at the then prevailing market rate, for 1 to 5 years. Historically, we estimate that our average term lease renewal rate has been approximately 80%, and for the year ended December 31, 2012, our term lease renewal rate was approximately 67%. During 2012, several of our lessees have opted to continue renting chassis from us in our neutral pool upon the expiration of their term leases. If we included these rentals, the renewal rate for the year ended December 31, 2012 would be 87%.

        Our term leases generally provide for monthly billing and generally require payment by the lessee within 30 days after presentation of an invoice. Term leases are typically long-term triple-net leases with fixed rate per diems, which require the lessee to maintain, insure and pay taxes on the equipment and pay all maintenance fees, insurance premiums and tax payments related to the equipment. Typically, the lessee is responsible for payment of all handling charges and other costs arising out of use of the equipment and must carry specified amounts of insurance to cover physical damage to and loss of equipment, as well as bodily injury and property damage to third parties. In addition, our leases usually require lessees to repair any damage to the chassis other than normal wear and tear. Lessees are also required to indemnify the owner of the equipment against losses arising from accidents and other occurrences involving the leased equipment.

        Term leases can contain an early termination provision allowing the lessee to return equipment prior to the expiration of the lease upon payment of an early termination fee or a retroactively applied increase in lease payments. In addition, customers may bear substantial costs related to repositioning and repair upon return of the equipment. In the past, we have experienced minimal early returns of our equipment under our term leases, primarily because of the costs involved. However, due to several shipping lines, adoption of the motor carrier model, we are experiencing higher than expected termination of term leases. These customers tend to enter into a marine neutral pool agreement. We expect that a certain percentage of the marine neutral pool fees will be billable to the motor carrier.

        As of December 31, 2012, we had 82,274 chassis amounting to a net book value of $419.7 million under term leases.

Direct finance lease products

        Direct finance lease terms and conditions are similar to those of our term leases, except that, under a direct finance lease, the customer commits to a fixed lease term and typically receives a bargain purchase option at the expiration of the lease. Under this arrangement, the substantive risks and benefits of equipment ownership are passed on to the lessee. The lease payments are segregated into principal and interest components that are similar to a loan. The interest component, calculated using the effective interest method over the term of the lease, is recognized by us as Finance revenue. The principal component of the lease is reflected as a reduction to the net investment in the direct finance lease. The typical initial term on these leases is between 5 and 10 years, with multiple renewals to extend the lease term by another 1 to 3 years.

        For direct finance leases, lease payments are typically calculated on a per diem basis, regardless of the term of the lease. These leases are long-term triple-net, requiring the lessee to maintain, insure and pay taxes on the equipment, at no cost to us. Our direct finance leases generally provide for monthly billing and require payment by the lessee within 30 days after presentation of an invoice. In addition, our leases usually require lessees to repair any damage to the chassis other than normal wear and tear. Lessees are also required to indemnify us against losses arising from accidents and other occurrences involving the leased equipment.

        As of December 31, 2012, we had 12,121 chassis amounting to a net book value of $40.7 million under direct finance leases.

Neutral chassis pools

        We operate and maintain domestic and marine neutral chassis pools. A neutral chassis pool is similar to a car rental model in which we provide a shared pool of chassis at major intermodal transportation points, such as port terminals and railroad ramps for use by multiple customers on an as-needed basis. Because substantially all our major customers have regular shipments requiring chassis, many commit to subscription levels for minimum chassis usage to ensure sufficient chassis supply. Customers generally enter into pool user agreements for a period of 1 to 3 years and are often subject to subscription levels for minimum chassis usage. Multi-year agreements typically contain annual pricing reset features. As of December 31, 2012, 39% of neutral chassis pool revenue was generated by such minimum usage arrangements.

        The neutral pool has historically been operated with our own chassis, where we are entirely responsible for the logistics and maintenance of the assets. However, recently, we have been accepting our customers' chassis into our neutral pools. In this case, the customers' chassis become part of the neutral pool operations, but are not owned by us. We believe this practice has long-term benefits for us, as our customers tend to become fully reliant on the neutral chassis pool to serve their operational requirements. In addition, accepting our customers' chassis into our neutral marine pools will facilitate the exit of shipping lines from the chassis business in favor of the motor carrier model because the shipping lines will have effectively outsourced the management of their chassis thus reducing overall operating expenses.

        In 2012, 76% of total leasing revenue came from neutral chassis pools. Unlike term and direct finance leases, we are responsible for managing the utilization of the leased assets in neutral pools, and we have mitigated this risk through subscription arrangements for minimum chassis usage. Furthermore, once customers switch from operating their own chassis to relying on our neutral chassis pools, it is operationally difficult to discontinue using the chassis in our pools because the customers would need to rebuild their logistic capabilities and chassis management functions.

        The key factors for operating profitable neutral chassis pools are high utilization and operating cost control. Our experienced management and proprietary systems help us operate our neutral chassis pools at targeted utilization levels. The maintenance and repair of chassis is the predominant operating cost in a neutral chassis pool. Customers pay higher per diem rates for our pool products compared to term lease products and direct finance lease products, which partially offsets higher operating costs and lower utilization rates. Although we contract all of our maintenance and repair work to third-party vendors, we periodically conduct pre- and post-repair audits to ensure the work was done completely and to our quality specifications. We also employ field staff throughout the United States for physical oversight of maintenance and repair work at the place of occurrence and employ a system-based audit of invoices utilizing PoolStat®, whereby invoices are received directly into the system. See "Management's discussion and analysis of financial condition and results of operations—Our business—Other revenue."

  Marine neutral chassis pools

        We operate neutral pools in many of the major port terminals and railroad ramps on the Eastern seaboard, Gulf Coast, Midwest and Pacific Northwest, using marine 20', 40' and 45' chassis. As of December 31, 2012, we owned 76,797 units and managed 17,077 units owned and contributed by shipping lines for a total of 93,874 units. The net book value of our owned marine pool units amounted to $360.6 million as of December 31, 2012. Marine neutral chassis pool customers pay per diem rates and in some cases are subject to subscription levels for minimum chassis usage that are typically 1 year in length. As of December 31, 2012, approximately 24% of marine neutral chassis pool revenue was generated under subscription arrangements.

  Domestic neutral chassis pools

        We also operate neutral pools for domestic 53' chassis at railroad ramps throughout the United States. As of December 31, 2012, we had 59,755 units, including 13,081 that we lease-in, engaged in providing this service. The net book value of the domestic pool units that we own totaled $384.8 million, as of December 31, 2012. Currently, we have exclusive arrangements with five of the seven Class I railroads that carry freight in the United States to provide this service at many of their railroad ramps. With regard to the leasing of these domestic chassis, we have long-term contracts with many of the largest intermodal logistics companies that operate standard-size domestic intermodal equipment. A large portion of our domestic units are leased under these contracts and under similar contracts with other customers and contain minimum chassis usage subscription levels. As of December 31, 2012, approximately 60% of domestic neutral chassis pool revenue was generated under subscription arrangements.

Other revenue

        We also generate certain other revenues, including service revenues earned from maintenance and repair fees charged to our lessees, repositioning fees charged to our pool customers, and management fees for the management of chassis pools regardless of whether the chassis in the pools are owned by us. Other revenue is generated as a complementary service to our three core products. In 2012, we generated $36.4 million of total other revenue.

Operations

Equipment tracking and billing

        Over the last decade, we have internally developed a proprietary chassis management software technology called PoolStat®. We primarily use PoolStat® for chassis tracking and billing in our neutral pools, as well as to provide a central operating database that coordinates our chassis leasing activities. The system electronically records the movement and status of each chassis and links that information with data comprising the specific lease terms in order to accurately bill our customers. This system also generates a wide range of management reports containing information on all aspects of our chassis leasing activities.

Inventory and depot storage

        We have a broad operating footprint with 546 marine, 152 domestic and 64 depot locations across North America. We maintain an inventory of chassis in these depots. This inventory is used as a key element in balancing the peaks and valleys in demand for units in our marine and domestic pool operations. When demand in a pool starts to rise and puts pressure on the pool supply, units are moved from the depot to the pool operation to ensure our customers do not experience a service problem. Conversely, when demand slows and the pool has more units than are needed, chassis are moved back into the depots for storage and maintenance. This back and forth flow of chassis inventory between our depots and neutral chassis pools is a key part of pool efficiency and a requirement of port terminals and railroad ramps where we operate our pools, and distinguishes our neutral pools from the Co-ops pools which require collective decision-making by the contributors to the pools thereby slowing the ability to right-size the pool. The majority of our depots are strategically located in close proximity to our marine and domestic pool operations to facilitate the regular flow of equipment back and forth between these operations. Our depots are also used as "start/stop" locations in which motor carriers can pick up a chassis through our TRAC Connect program. At our depot facilities, we also perform maintenance and repair work on chassis that are being placed on term lease with our customers. Typically one depot will service the needs of multiple pool operations to ensure operational efficiency.

Maintenance and repair

        The maintenance and repair of chassis is the predominant operating cost in a neutral chassis pool. Although our term and direct finance leases require the lessees to pay for the chassis' maintenance and repair while they are on lease to them, we remain responsible for the cost of repairing ordinary wear and tear when the chassis under term leases are returned to us. In addition, we are responsible for the systematic inspection, repair and maintenance of the chassis in our neutral pool fleet. Although we contract all of our maintenance and repair work out to third-party vendors, we also periodically conduct pre- and post-repair audits to ensure the work was done completely and to our quality specifications. We employ field staff throughout the United States who provide physical oversight of maintenance and repair work. We utilize proprietary handheld computers that record chassis condition and authorize work to be done on an individual unit. These computer captured assessments are then compared to electronic invoices as part of our control process. Our inventory of available chassis ready to be leased or placed in a pool are stored in depots whose primary purpose is the storage and maintenance and repair of intermodal equipment. We have significant relationships with third-party depots throughout the country.

Remanufacturing

        Chassis are long-lived assets, with an economic life of approximately 20 years. Older chassis can generally be remanufactured at the end of their useful life to provide 20 or more additional years of service rather than replaced by new equipment, which provides a material cost savings since the cost to remanufacture a unit is approximately three-quarters of the cost of purchasing a new chassis. The remanufacturing process can bring an aged chassis up to a "like new" condition, and customers typically do not differentiate between new and remanufactured chassis. A second cost savings benefit of remanufacturing is being able to reuse the tires and wheels from the old units in our tire recap program. Tires are the largest single cost in chassis maintenance and repair and we lower that cost by reusing and recapping our tires. Also, at times, tire casings are difficult to obtain on the open market. Creating an organic source of tire casings through our remanufacturing process lowers our overall maintenance and repair costs. In addition to the cost savings, an additional benefit is that an older chassis can be remanufactured into any size unit, which provides excellent flexibility to meet demands of different equipment types as the market changes. For instance, substantially all of the chassis remanufactured in 2010 that became domestic 53' chassis came from end-of-life 40' chassis.

Sales and marketing

        We have an experienced and dedicated team of Sales and Marketing professionals. We believe this deep knowledge base, combined with strong customer relationships, enables us to more effectively assist our customers with their changing chassis requirements. Recently we have added centralized Customer Service and Product development functions to focus on the growth opportunities. See "—Business strategy." These functional additions are outstanding complements to our long-tenured management team.

Our customers

        Our customer base includes more than 2,500 companies and is comprised of some of the leading shipping lines, Class I railroads U.S. intermodal transportation companies and motor carriers. Our customer base is diversified with our 10 largest customers accounting for 58% of our equipment leasing revenue in 2012, with the single largest customer accounting for less than 10%. In the marine market, we have an extensive history with our shipping line customers with strong relationships at senior levels of management. The average length of our relationships with our customers is 15 years. Recently, several of our shipping line customers have decided to transition out of providing or managing chassis as part of their ongoing operations as part of a trend referred to as the motor carrier model. As a result of the transition to the motor carrier model, as of December 31, 2012, we had over 3,000 motor carriers signed up in our TRAC Connect program, which is designed as the interface with our motor carrier customers. In the domestic market, we have exclusive arrangements with five of the seven major Class I railroads that carry freight in the U.S., and long-term neutral chassis pool supply arrangements with many of the largest intermodal logistics companies. In 2012, one of the world's largest providers of U.S. and international package delivery services entered the domestic intermodal market and became a customer of our domestic pool. We believe that this decision by one of the world's largest transportation companies to access domestic intermodal transportation provides meaningful support for continued growth in the future.

Competition

        In the last twelve years there has been a consolidation in the chassis leasing business, reducing four major players to three: TRAC Intermodal, FLEXI-VAN and DCLI. We are the largest intermodal chassis solutions provider, measured by total assets, for domestic and international transportation companies in North America. We believe that our share of the U.S. marine chassis leasing market is approximately 46% and are unaware of any significant competitor in the domestic chassis leasing market. Nonetheless, the chassis leasing industry remains highly competitive, with competition based principally on pricing, product quality and availability, lease flexibility and customer service.

        In addition, sometimes chassis fleets are shared between member contributors that have the responsibility to manage or delegate the management of the operation as part of Co-op pools. The largest example of such a third-party Co-op pool in the United States is Consolidated Chassis Management ("CCM"), which controls approximately 125,000 chassis in Co-op pools across the United States. Another example of such a third-party Co-op is the NACPC, a limited liability company comprised of ten motor carrier members that combined, currently own or lease on long term basis approximately 2,400 chassis.

        While we believe we have only two significant leasing competitors, we also compete with other domestic leasing companies, intermodal shipping companies (including a logistics company that maintains a proprietary fleet of approximately 50,000 nonstandard specification domestic chassis), banks offering finance leases and promoters of equipment ownership and leasing as an investment as well as with non-intermodal shipping companies, such as motor carriers that provide for the transportation of goods without the use of chassis.

Our chassis suppliers

        Today there are four active manufacturers and remanufacturers of chassis, three in North America (including one in Mexico) and one in China and we have enjoyed long-standing relationships with all of them. The price difference between a newly manufactured chassis and a remanufactured chassis is approximately 25%. We primarily utilize the remanufacturing process so we can recycle our older units and realize the lower cost to generate new units. In the marine chassis market, which experienced a surplus of chassis during the economic downturn, no new chassis have been built since 2007 and we do not anticipate any new chassis being built for the foreseeable future. In the domestic chassis market, which has no chassis supply surplus, we do anticipate a steady volume of remanufacturing over the next several years as demand increases for domestic chassis. Remanufacturing requires expertise in procurement and logistics as well as the availability of the component parts (axles) required to build the remanufactured unit. Most of our customers do not possess either the expertise or component parts to remanufacture chassis which gives us an advantage in the market. Today, a newly manufactured domestic chassis typically cost between $11,000 and $14,000. Manufacturing costs are expected to at least maintain this current level due to the following reasons:

  •
  uncertainty in prices of raw materials (especially steel since 40% of chassis price relates to steel);

  •
  increasing trend in steamship and fuel costs making chassis manufactured in China expensive to transport to the United States;

  •
  lower tax benefits in China; and

  •
  weakening trend of the U.S. dollar increasing the cost of foreign purchases.

Properties

        We are headquartered in a 28,573 square foot office building in Princeton, New Jersey, that we own (subject to a ground lease) and where we employ 196 people. We also lease 20 other small offices in 13 states in the United States where the remainder of our staff is located. All of these 20 other locations are leased. No leased location holds more than 14 employees.

Information technology

        Over the last decade, we have internally developed a proprietary chassis management software technology called PoolStat®. We developed PoolStat® and maintain full control of the system through our in-house development team. Our experienced IT staff, working closely with our chassis pool management team and our customers, engages in continuous improvement to the system, which possesses the necessary sophistication to operate complex chassis pool functions of demand/supply, inventory control, status, repositioning, billing, and maintenance and repair. We believe that PoolStat® is a key software system that will enable us to grow our business and achieve our strategic objectives. We also license other software applications to support our financial functions. We use third-party software for our general ledger, receivables, payables and payroll systems. We also have developed an in-house fixed asset system that allows us to maintain complex attributes that match our equipment to our titling system and our financing facilities and will also track our lease types. In addition, in connection with the transition to the motor carrier model, we have developed the TRAC Connect program, which is designed as the interface with our motor carrier customers.

Seasonality

        Our business experiences seasonal revenue trends that correlate directly to increases in the importation of goods via intermodal containers and domestic container traffic linked to the movement of goods in anticipation of the year-end holiday season. The "peak" season begins in the early third quarter and generally begins to slow in the late third quarter and early part of the fourth quarter. This is when our revenues are generally the highest. Our operating expenses will move in tandem with the increased volume of container traffic and are also impacted by the warmer weather during the summer months in the mid-western, southern and eastern parts of the United States. We generally experience higher volumes of tire replacement costs during these months. No other significant seasonal trends currently exist in our business. During the times of year where volumes are lower than the peak season, we generally experience less of a corresponding revenue decline due to a significant number of chassis billing under long-term or subscription type agreements.

Insurance

        Lessees and depots generally must either carry physical damage and liability insurance, providing primary insurance coverage for loss and damage to the chassis, cargo and third parties while the chassis are in their care, custody and control or provide proof of creditworthiness to self insure. Moreover, our vendors must similarly carry liability insurance providing primary insurance coverage for loss and damage to the chassis, cargo and third parties while the chassis are in their care, custody and control. In addition, we maintain physical damage and liability coverage, including contingent liability coverage for any claims or losses, including while the chassis are on-hire to a lessee or otherwise in the possession of a third-party.

        The insurance guidelines for lessees are explicitly stated in each of our lease contracts and we require certificates evidencing lessees' insurance prior to delivery of chassis. In most of our lease agreements, lessees must carry insurance that meets the following minimum requirements:

  •
  All Risks Physical Damage Insurance in an amount equal to 100% of the replacement value of all leased equipment while on land, afloat, in transit or at rest anywhere in the world.

  •
  Comprehensive General Liability Insurance, including contractual liability against claims for bodily injury or death and property damage, in an amount not less than $2 million combined single limit for shipping lines and $1 million for motor carriers.

  •
  Automobile Liability and Property Damage insurance in an amount not less than $2 million combined single limit for shipping lines and $1 million for motor carriers.

        The insurance companies from which our lessees purchase these policies must be acceptable to us. To the extent any claim is not recovered by the policy, the lessee remains liable for the full amount of the claim. In addition, we maintain default insurance to reduce the risks associated with customer insolvency, bankruptcy and default. See "—Credit risk."

Credit risk

        We have a strong collection history with both top-tier firms and smaller market players throughout economic cycles, which we believe speaks to the essential nature of the chassis in the supply chain. Our credit and collection team consists of highly tenured and experienced staff with strong industry relationships. We maintain detailed customer credit records, and we periodically evaluate maximum exposure limits for each customer. The credit criteria we consider include, but are not limited to, the customer's financial strength, trade route, countries of operation, net worth, asset ownership, bank and trade credit references, credit bureau reports, operational history and payment history with us. Over the last 5 years, we have total revenue of approximately $1.6 billion with bad debt amounting to 0.59% of revenue. Only 17 customers have defaulted over the same 5-year period involving 1,280 chassis or 0.4% of the fleet. Of the chassis on-hire at the time of default, 97% were recovered.

        In addition, under the motor carrier model, the motor carrier and not the shipping line is in many cases the party responsible to pay for the use of our chassis. Typically, motor carrier companies are much smaller than shipping line companies and as a result are often a greater credit risk. Although the per diem rates we charge motor carriers are priced to take account of this increased credit risk, defaults by our customers may increase as we continue to transition to the motor carrier model. See "Risk factors—We intend to grow our business by enabling our shipping line customers to transition to the motor carrier model, which may subject us to business and financial risk."

        We seek to reduce credit risk by maintaining insurance coverage against customer insolvency and related equipment losses. We maintain contingent physical damage, recovery and loss of revenue insurance, which provides coverage in the event of a customer's insolvency, bankruptcy or default giving rise to our demand for return of all of our equipment. Subject to the policy's deductible and other terms and conditions, the policy covers the cost of recovering our equipment from the customer, including repositioning cost, damage to the equipment and the value of equipment which could not be located or was uneconomical to recover. It also covers a portion of the equipment leasing revenues that we might lose as a result of a customer default (i.e., up to 180 days of lease payments following an occurrence under the policy). Our current policy consists of a primary and excess layer. The primary layer of coverage has a one-year term and includes automatic annual renewals for the two additional years ending June 30, 2014. The excess layer has a one-year term with an automatic renewal for the next one year period ending June 30, 2013. The policy provides for coverage of $20.0 million per occurrence with a $1.0 million deductible per occurrence.

        We cannot assure you that our insurance policy described in this prospectus, or similar coverage will be available in the future or that such insurance will cover the entirety of any loss. See "Risk factors—We cannot assure you that we or our lessees have or can maintain sufficient insurance to cover losses that may occur to our chassis."

Regulatory environment

        As a chassis provider in the United States, we are considered to be the IEP for our chassis in our neutral chassis pools and for those managed chassis where we contractually agree to act as the IEP. As an IEP, we are subject to certain rules and regulations. Specifically, the regulations issued by the FMCSA of the USDOT govern entities offering intermodal chassis to motor carriers for transportation of intermodal containers in interstate commerce. We refer to these regulations, collectively, as the "Roadability Regulations." Such regulations are designed to improve the safety of commercial motor vehicles and truck drivers and require each IEP to register and file certain reports with the FMCSA, display a USDOT number on each chassis offered for interstate commerce or maintain that number in a national equipment database, establish a systematic chassis inspection, repair and maintenance program, maintain documentation with regard to this program and provide means for drivers and motor carriers to report on chassis deficiencies and defects. The Roadability Regulations began with partial compliance requirements in mid-2010 and have been fully implemented since December 17, 2010. As the FMCSA becomes more familiar with container chassis and builds its field and administrative organization, it is possible that the number of roadside inspections and / or the criteria for roadside inspections may be adjusted. The Roadability Regulations establish fines and other sanctions for an IEP whose chassis fail to comply with the applicable federal safety criteria.

        In addition, we are subject to laws and regulations, such as the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions, which may increase our labor costs and may subject us to fines, penalties and liabilities to our employees.

Legal proceedings

        We have been, are currently, and may from time to time be, involved in litigation and claims incidental to the conduct of our business comparable to other companies in the intermodal asset leasing industry. Our industry is also subject to scrutiny by government regulators, which could result in enforcement proceedings or litigation related to regulatory compliance matters. We maintain insurance policies in amounts and with the coverage and deductibles we believe are adequate, based on the nature and risks of our business experience and industry standards. We believe that the cost of defending any pending litigation or challenging any pending or future regulatory compliance matter will not have a material adverse effect on our business.

Employees

        As of December 31, 2012, we employed 283 people, across our operations in North America. We believe that our relations with our employees are very good and employee engagement is high. We are not a party to any collective bargaining agreements.

Industry overview

        Chassis are long-lived assets, with an economic life of approximately 20 years. At the end of its economic life, a chassis can be remanufactured, which we believe can extend the economic life by an additional 20 or more years. The cost of remanufacturing is approximately 75% of the cost of purchasing a new chassis. Customers tend not to differentiate between a remanufactured chassis and a new chassis, since functionally and cosmetically there is no difference.

        The U.S. economy is dependent on the movement of intermodal container cargo through its major port terminals and railroad ramps. In 2011, total U.S. import and export container volume across port terminals increased 4.2% to over 29 million twenty-foot equivalent units, which is the standard unit of measure for containers in the marine industry. Container volumes across major U.S. railroads increased

6% to approximately 13 million containers in 2012. Chassis are an essential component in the intermodal containerized shipping infrastructure and do not require container contents to be continually unloaded and reloaded throughout the supply chain. They are required by shipping lines, railroads, intermodal transportation companies and motor carriers to move shipping containers over land between ocean-going vessels, railroad ramps, warehouses and other delivery points served by motor carriers.

        The North American chassis market is large, with a total fleet of approximately 718,000 chassis (excluding a logistics company that maintains a proprietary fleet of approximately 50,000 nonstandard specification domestic chassis) and an aggregate replacement cost of approximately $8.6 billion. Of this total, approximately 586,000 chassis are marine chassis for transporting 20', 40' and 45' intermodal containers. The remaining 132,000 chassis are domestic chassis, primarily designed for domestic containers with a length of 53' that move almost exclusively on railcars in double-stack service. The United States has been the only major container market in the world where shipping lines and railroads provide chassis as part of their basic transportation service to their customers, although the industry is transitioning to the motor carrier model where the responsibility for chassis provisioning is transitioning to motor carriers. The demand for chassis in North America is influenced primarily by the volume of containerized international and domestic trade.

        Leasing companies own a significant portion of North America's chassis, and we believe the remainder is owned predominantly by shipping lines and railroads. We estimate that approximately 69% of the North American chassis market is controlled by leasing companies like us, and we expect the trend to continue to move from chassis ownership towards chassis leasing.

Chassis leasing market dynamics

        The United States has been the only major container market in the world where shipping lines and railroads provide chassis as part of their basic transportation service to their customers, although the industry is transitioning to the motor carrier model where the responsibility for chassis provisioning is transitioning to motor carriers. As the container and intermodal traffic grew steadily over the past twenty years, the chassis leasing industry was critical in providing customers with an ever-increasing number of chassis in a part of transportation logistics unfamiliar to shipping lines and railroads. As each entity was responsible for providing chassis for its containers, the term lease became the standard product for the major providers, with neutral chassis pools primarily used by smaller players.

        Prior to 2004, over 80% of our chassis were dedicated to term lease products and direct finance lease products. Beginning in 2004, as port terminals and railroad ramps capacity tightened, chassis pools, which increase terminal operating efficiency, became more common. Two other important factors contributed to the increase in chassis pool usage. The first is the increase in domestic container traffic, where many of our major customers do not wish to devote capital or build an administrative presence to operate chassis and thus utilize our nationwide domestic neutral chassis pools. The second is the shipping line industry's response to the freight downturn of 2008 and 2009 and challenging rate environments of 2011 and 2012 in which shipping lines reduced administrative and operational staff and began increasingly migrating to the more operationally efficient chassis. As a result, by December 31, 2012, approximately 62% of our on-hire chassis were earning revenue through neutral chassis pools, up from 29% in 2006.

        In 2009, Maersk Line, the world's largest shipping line, announced that they would no longer provide chassis to support their U.S. freight volume and in 2012 completed the sale of their chassis subsidiary, DCLI. This decision began an industry transition to what is known as the "motor carrier model," where the responsibility for chassis provisioning is transitioning from shipping line providers to motor carriers and third-party suppliers. Since Maersk Line's announcement, nearly every major shipping line serving the United States has begun developing a strategy to address this trend. For shipping lines, the exit from chassis ownership provides an opportunity to generate cash for liquidity by selling assets, eliminate capital spending for equipment going forward, and reduce overall operating expenses by outsourcing chassis management operations to third-party suppliers.

        We believe that approximately 29% of the marine chassis in the United States are owned by the shipping lines and there have been no new significant purchases of chassis by our customers since 2007. The economic downturn, capital preservation (including needs for record new vessel deliveries), and the initiative to exit chassis ownership and operations have effectively precluded any investment in new marine chassis by our customers. This development is favorable for us, as we expect our marine customers to lease chassis for future demand.

Market growth

        Demand for marine chassis is highly correlated to U.S. container import volumes. According to the Journal of Commerce, the total U.S. container import volumes grew by 3.0% and 2.2% in 2011 and 2012, respectively. FTR Associates estimates that import volume will grow by 2.1% in 2013. At the same time, there have been minimal additions to the marine chassis fleet since 2007. The combination of continued container import growth and limited supply growth has resulted in tighter market balance between supply and demand and an improving pricing environment.

        Over the last 10 years, the favorable economics of shipping 53' domestic containers in double-stack intermodal railroad service has generated consistent growth above the overall railroad freight growth average, as shippers have transitioned from long-haul trucking to domestic double-stack railroad transport to reduce costs. U.S. domestic intermodal container volume has increased without interruption by an average of 7.1% per year since 2001. FTR Associates estimates that domestic container loadings will increase by 7.1% for 2013. This growth directly impacts the need for domestic chassis.

U.S. Container Import Volumes (millions of TEUs)	Domestic Container Growth (millions of TEUs)

Source: The Journal of Commerce and FTR Associates.	Source: American Trucking Association, American Association of Railroads, Transport Topics and IANA.

Industry trends

  •
  U.S. container import volume growth and tightening marine chassis supply.  Demand for marine chassis is highly correlated to U.S. container import volumes. According to the Journal of Commerce, the total U.S. container import volumes grew by 14.4%, 3.0% and 2.2% in 2010, 2011 and 2012, respectively. FTR Associates estimates that import volume will grow by 2.1% in 2013. At the same time, there have been minimal additions to the marine chassis fleet since 2007. The combination of continued container import growth and limited supply growth has resulted in tighter market balance between supply and demand and an improving pricing environment.

  •
  Demand for domestic intermodal container movements has increased steadily over the last decade.  Over the last 10 years, the favorable economics of shipping 53' domestic containers in double-stack intermodal railroad service has generated consistent growth above the overall railroad freight growth average as shippers have transitioned from long-haul trucking to domestic double-stack railroad transport to reduce costs. U.S. domestic intermodal container volume has increased without interruption by an average of 7.1% per year since 2001. As a result, demand for our domestic neutral chassis pool services has steadily increased during the same period. Over the last six years, we have grown our domestic neutral chassis pool fleet from 35,678 units in 2006 to 59,755 units as of December 31, 2012. In 2011, one of the world's largest providers of U.S. and international package delivery services entered the domestic intermodal market and became a customer of our domestic pool. We believe that this decision by one of the world's largest transportation companies to access domestic intermodal transportation provides meaningful support for continued growth in the future. In addition, as the railroads are continuing to invest heavily to establish double-stack-capable railroad routes and new intermodal terminals, we expect this trend to continue.

  •
  Customer demand shifting from term lease to marine and domestic pool products.  Over the last five years, our customers have shown an increasing preference for neutral chassis pool products relative to long-term leasing products. From 2006 to 2012, on-hire chassis in pools as a percentage of our overall fleet has increased from 29% to 62%, and our term lease and direct finance lease fleet has declined from 71% to 38% over the same period. Two important factors contributed to the increase in neutral chassis pool usage. The first is the increase in domestic container traffic, where many of our major customers do not wish to devote capital or build an administrative presence to operate chassis and choose instead to utilize our nationwide domestic neutral chassis pools. The second is the shipping line industry's response to the freight downturn of 2008 and 2009 and challenging rate environments of 2011 and 2012 in which shipping lines reduced administrative and operational staff and began increasingly migrating to the more operationally efficient neutral chassis pools. We believe that we are well equipped to take advantage of this trend towards increased usage of neutral chassis pools because we are already the largest intermodal chassis solutions provider measured by total assets.

  •
  Shipping line customers looking to exit chassis ownership are shifting to the motor carrier model.  The United States has been the only major container market in the world where shipping lines and railroads provide chassis as part of their basic transportation service to their customers, although the industry is transitioning to the motor carrier model where the responsibility for chassis provisioning is transitioning to motor carriers. In 2009, Maersk Line, the world's largest shipping line, announced that they would no longer provide chassis to support their U.S. freight volume and in 2012 completed the sale of their chassis subsidiary, DCLI. Since Maersk Line's announcement, nearly every major shipping line serving the United States has begun developing a strategy to address this trend. For shipping lines, the exit from chassis ownership provides an opportunity to generate cash for liquidity by selling assets, eliminating capital spending going forward, and reducing overall operating expenses by outsourcing chassis management operations to third-party suppliers. In the ordinary course of our business, we speak to shipping line customers on a regular basis regarding this business model change. On the basis of these discussions, we expect a large-scale transition to the motor carrier model which we believe will enable us to grow our business and earnings as we broaden our customer base, expand our market and increase our pricing power. We believe that we are well positioned to take advantage of this market shift for several reasons including our existing broad network of chassis at strategic locations across the country, our proprietary technology systems and our experienced management team.

 Changes in and disagreements with accountants on accounting or financial disclosure

        None.

 Management, board of managers and board of directors

        TRAC Intermodal LLC and TRAC Intermodal Corp. were formed as of July 13, 2012 to facilitate the issuance of the Original Notes, and neither of which has, to date, conducted any activities other than those incidental to their formation and the preparation of the offering memorandum relating to the Original Notes, the creation of an intercompany note with Interpool for the servicing of the notes and this prospectus relating to the Exchange Notes. We conduct our business through Interpool and its consolidated subsidiaries. TRAC Intermodal LLC has no operations of its own. For this reason, information relating to the executive officers, managers and directors of Interpool, TRAC Intermodal LLC and TRAC Intermodal Corp. is presented below.

        The following table and biographies set forth current information regarding our management team and board of directors, including members of the management of Interpool, Inc., TRAC Intermodal LLC and TRAC Intermodal Corp.

Executive Officers, Managers and Directors

Name	Age	Interpool Inc.	TRAC Intermodal LLC	TRAC Intermodal Corp.
Keith Lovetro	57	Chief Executive Officer	Chief Executive Officer	Chief Executive Officer
		President	President	President
		Director	Manager	Director
Chris Annese	49	Chief Financial Officer	Chief Financial Officer,	Chief Financial Officer,
		Senior Vice President	Senior Vice President	Senior Vice President
		Director	Manager	Director
Gregg Carpene	50	Chief Legal Officer	General Counsel	General Counsel
		Senior Vice President	Vice President	Vice President
		Secretary	Secretary	Secretary
		Director	Manager	Director
David Serxner	43	Senior Vice President,	N/A	N/A
		Operations and IT
Alan Messing	59	Senior Vice President	N/A	N/A
		Chief Commercial Officer
Adam Bridges	56	Vice President, Marketing	N/A	N/A
		and Business Development
Joseph Kozinski	56	Chief Accounting Officer	N/A	N/A
Jennifer Polli	41	Vice President, Business	N/A	N/A
		Performance Analysis
Carl Rodriguez	54	Senior Vice President,	N/A	N/A
		Strategic Development

        Keith Lovetro.    Keith Lovetro joined TRAC Intermodal as its President, Chief Executive Officer and a director in June 2011, having begun his career in the transportation industry in 1980. Prior to joining TRAC Intermodal, from October 2007 to June 2009 Keith was the President of YRC Regional Transportation Group, a subsidiary of YRC Worldwide, Inc., a transportation service provider, which was comprised of three independent operating companies that generated over $2.0 billion in annual revenue. From November 2006 to October 2007, he was the Executive Vice President of DHL United States, a subsidiary of Deutsche Post AG and DHL Express' U.S. business, a transportation management service, and from August 1994 to November 2006 Keith was President and Chief

Executive Officer of FedEx Freight West, Inc., a provider of regional less-than-truckload transportation. Keith has experience in five modes of transportation: Intermodal, LTL, Small Package, Express Envelope and Airfreight. He earned his BA degree from the University of California Davis and an MBA degree from the University of Santa Clara. Keith served as a member of the Board of Directors for the Second Harvest Food Bank from 2004 until 2006 and is an active member of the American Trucking Association (ATA) and Intermodal Association of North America (IANA).

        Chris Annese.    Chris Annese joined Seacastle at its inception in June 2007 and has served as Chief Financial Officer and a director of TRAC Intermodal since 2008. Chris has over 20 years of experience in finance. Prior to joining Seacastle, he spent 10 years at Cendant Corporation (now Wyndham Worldwide), a provider of business and consumer services within the real estate and travel industries, in various financial roles including mergers and acquisitions, integration and, for his last 4 years, as Chief Financial Officer of Resort Condominiums International, LLC, known as RCI, a broker of timeshare trades, a $1.0 billion worldwide subsidiary of Wyndham Worldwide. He graduated with a BA in Accounting from Pace University.

        David Serxner.    David Serxner joined TRAC Intermodal in January 2011 and served as its Senior Vice President of Operations until September of that year when he assumed the additional responsibilities of Vice President of IT. From 2007 to 2010, David held various positions at Johnson & Johnson Services, Inc., a multinational medical devices, pharmaceutical and consumer packaged goods manufacturer, including Vice President of Procurement. From 1998 to 2007, David worked for Princeton Consultants Inc., an information technology and management consulting firm, servicing several Class I railroads, ocean liners, and trucking companies. He holds a bachelor's degree from Franklin & Marshall College and doctorate from Yale University in Chemical Physics where he was awarded the A. Bartlett Giamatti Fellowship for Cooperative Research.

        Gregg Carpene.    Gregg Carpene joined TRAC Intermodal in 2003 and has served as its General Counsel, Secretary and a director and has served as the General Counsel of Seacastle since 2008. From 1997 until 2003, Gregg served as the General Counsel of two of TRAC Intermodal's subsidiaries. Prior to 1997, Gregg was a member of the Philadelphia based law firm of Cozen O'Connor. He holds a BA from Dickinson College and a law degree from Rutgers School of Law where he was an editor of the Rutgers Law Journal.

        Alan Messing.    Alan Messing joined TRAC Intermodal in 2006 and has served as its Senior Vice President of Sales and Marketing since 2009. Prior to joining TRAC Intermodal, Alan served as Vice President of Marketing for GE Capital's, an intermodal domestic equipment finance servicer, TIP Intermodal Services division from 1999 until 2001. Before 1999, he spent 24 years at Transamerica Leasing Inc., a division of Transamerica Corporation, a container leasing corporation, most recently as Vice President, Domestic Intermodal where he had product line management for their fleet of domestic containers, chassis and trailers. He received a BS degree in Accounting and an MBA in Finance both from Fairleigh Dickinson University. Alan served as Chairman of the Intermodal Association of North America (IANA) in 2001, and has been a long time member of its Board of Directors.

        Adam Bridges.    Adam Bridges joined TRAC Intermodal in 2009 and served as its Vice President of Business Development until 2011 when he assumed the additional responsibilities of Marketing and Pricing. Prior to joining TRAC Intermodal, Adam spent several years at CSX Transportation Inc., CSX, a rail-based freight transportation supplier, from 1998 until 2009, most recently as AVP of Intermodal Strategy and Infrastructure for CSXI where he helped to drive key initiatives, including the application of new technology to improve operating characteristics (NWOH) and penetrating new growth markets (CSX Trucking), that transformed their business platform. Before serving as AVP of Intermodal Strategy and Infrastructure for CSXI, Adam worked in Corporate Strategy at CSXT where he was responsible for the five-year strategic network and supporting capital plan. Prior to 2004, Adam was responsible for New Business Development at CSX's Intermodal Business Unit. During his tenure at

Consolidated Rail Corporation, Conrail (which was purchased by the Norfolk Southern and CSX railroads in 1998), Adam held a variety of carload marketing, pricing and new product development positions, including Director of the International Business Unit. He received his BA from the University of Massachusetts in Amherst and his MBA from The Wharton School.

        Joseph Kozinski.    Joseph Kozinski joined TRAC Intermodal as its Chief Accounting Officer in September 2010. Joe has 25 years of experience in finance and is a CPA. Prior to joining TRAC Intermodal, Joe spent 8 years at Cendant Corporation a global provider of business and consumer services within the real estate, hospitality, car rental and travel industries, in the role of Senior Vice President, Chief Audit Executive and Corporate Risk Manager. Joe also served in various senior financial roles at Becton Dickenson & Company, a global medical technology company, and was a Senior Manager at PriceWaterhouseCoopers. Joe graduated with a BS in Accounting from Montclair State University.

        Jennifer Polli.    Jennifer Polli joined TRAC Intermodal as its Vice President of Business Performance Analysis in February 2012. From 2007 until joining TRAC Intermodal, Jennifer was a Vice President in Private Equity at Fortress where she focused on transportation investments, including TRAC Intermodal. From 2002 to 2007, Jennifer served as a Managing Director at FTI Consulting Inc., a global business advisory firm, in the Corporate Finance/Restructuring practice providing financial and operational advisory services to companies, including TRAC Intermodal. From 1998 to 2002, Jennifer was a manager with the U.S. division of PricewaterhouseCoopers LLC, an accounting company, in the Business Recovery Services practice, which was sold to FTI in 2002. She holds an MBA in finance from New York University and a BA from Tufts University. Before obtaining her MBA, she worked as a buyer at Tiffany & Co., a multinational jewelry and silverware retailer, and Bloomingdale's Inc., an upscale American department store, in New York.

        Carl Rodriguez.    Carl Rodriguez joined TRAC Intermodal as its Senior Vice President of Strategic Development in July 2012. Prior to joining TRAC Intermodal, Carl served as Vice President of Operations for Streamlite, a lightweight package logistics company. From 2009 until 2011, Carl was the Chief Operating Officer of East Coast Warehouse & Distribution Corp., a logistics provider specializing in the food and beverage industries. From 1990 until 2011, Carl held various positions at DHL United States, a subsidiary of Deutsche Post AG and a transportation management service, including Senior Vice President of U.S. Operations. From 1987-1990, Carl served as Director of Field Service Operations for Bor-Air Nycon, a consolidation and transportation company servicing major retailers. From 1979-1987, Carl held various positions at United Parcel Service, the world's largest package delivery company, including Division Manager of Operations in New York. Carl was chosen to be an Instructor at the UPS Business Leadership School located at Carthage College in Kenosha, WI. Carl attended William Paterson University.

Family Relationships

        There are no family relationships between any of our executive officers or directors.

Director Independence

        TRAC Intermodal LLC, TRAC Intermodal Corp. and Interpool are privately owned. As a result, we are not required to have independent directors.

Compensation Committee Interlocks and Insider Participation

        Interpool, TRAC Intermodal LLC and TRAC Intermodal Corp. have not established board committees. Interpool's board of directors may set compensation of our executive officers in accordance with standard company-wide guidelines. All of our directors are also executive officers.

Compensation discussion and analysis

Executive compensation

        This section provides information, in tabular and narrative formats, regarding the amounts of compensation paid to each of our named executive officers for 2012 and related information.

Summary compensation table

        As an "emerging growth company", we have opted to comply with the executive compensation rules applicable to "smaller reporting companies," as such term is defined under the Securities Act which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer (our "Named Executive Officers"). The following table sets forth certain information concerning all cash and non-cash compensation awarded to, earned by or paid to our each of our Named Executive Officers during the year ended December 31, 2012:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Keith Lovetro,	2012	$375,000	—	$630,883	—	$368,250	$35,248	$1,409,381
President and Chief Executive Officer
Chris Annese,	2012	$275,000	—	$249,465	—	$270,050	$35,248	$829,763
Senior Vice President and Chief Financial Officer
David Serxner,	2012	$300,000	—	$462,750	—	$294,600	$35,248	$1,092,598
Senior Vice President Operations

(1)
The amounts reported in the Stock Awards column represent the aggregate grant date fair value of restricted stock awards granted to our Named Executive Officers in 2012 as calculated in accordance with FASB Accounting Standards Codification Topic 718. A discussion of the methods used to calculate these values may be found in the Notes to Consolidated Financial Statements contained in the TRAC Intermodal LLC Annual Report included in this Registration Statement on Form S-4 for the fiscal year ended December 31, 2012.

(2)
The amounts reported in the Non-Equity Incentive Plan Compensation column represent bonuses that were earned and payable to our Named Executive Officers in respect of 2012. See "—Annual Incentive Plan" below for more information.

(3)
The amounts reported in the All Other Compensation column consists of $15,000 in employer matching contributions to the Interpool 401(k) Plan, $540 in long term disability insurance premiums and $19,708 in life and health insurance premiums paid by Interpool for each Named Executive Officer.

Narrative disclosure to the summary compensation table

        The Summary Compensation Table above quantifies the amount or value of the different forms of compensation earned by or awarded to our Named Executive Officers in 2012 as determined pursuant to the Securities Act rules and provides a dollar amount for total compensation. Descriptions of the material terms of each Named Executive Officer's employment and related information is provided below under "—Employment Arrangements."

        Base salary for each of our Named Executive Officers is generally determined by the employment offer letters or terms of employment that we have entered into with each of them, as may be adjusted from time to time by our President and Chief Executive Officer, in the case of Mr. Annese and Mr. Serxner, or by the board of directors of SCT Chassis, in the case of Mr. Lovetro.

        Each of our Named Executive Officers is eligible, pursuant to his employment offer letter, to receive an annual performance bonus under the our Annual Incentive Plan. A description of the material terms of this plan, including a general description of the formula applied in determining the amounts payable thereunder, is provided below under "—Annual Incentive Plan."

        In addition, we have granted to each of our Named Executive Officers restricted shares of the common stock of SCT Chassis in respect of his employment, pursuant to the terms of a management shareholder agreement, as further described below in "—Employment Arrangements" and "—Additional Equity Arrangements." Interpool does not currently sponsor any other equity incentive plan for its Named Executive Officers.

        Interpool does not sponsor a formal severance plan for its Named Executive Officers. However, it has a practice of providing certain senior executives with certain severance benefits in the event of an involuntary termination of employment by the Interpool without cause. Pursuant to this practice, in the event of such a termination, each of our Named Executive Officers would be entitled to: (a) a severance payment equal to 12 months of base salary; (b) an amount in cash equal to the annual incentive paid in respect of the most recently completed fiscal year prior to the termination date, multiplied by a fraction, the numerator of which is the number of calendar days that the Named Executive Officer was employed by the company during the year in which the termination of employment occurred and the denominator of which is 365, and (c) all compensation accrued but not paid as of the termination date.

  Employment arrangements

        Interpool is not party to any employment agreements with its Named Executive Officers. Each Named Executive Officer's employment is at will, and subject to the terms and conditions set forth in the management shareholder agreement as further described below in "—Additional Equity Arrangements," and in an employment offer letter, in the case of Mr. Lovetro and Mr. Serxner. At the start of each fiscal year, Interpool communicates to the Named Executive Officer his annual salary and incentive compensation bonus target for the year.

        Mr. Lovetro.    Mr. Lovetro's employment offer letter, dated June 10, 2010, provides for an annual base salary of $375,000 and participation in the Interpool's medical benefit plans, group life insurance, 401(k) plan and vacation entitlement. The employment offer letter also provided for a one-time guaranteed performance bonus in the amount of $100,000 for 2011.

        In addition, in fulfillment of the terms of his employment offer letter regarding certain equity incentive compensation, Mr. Lovetro received a grant of 102,250 restricted shares of SCT Chassis common stock on June 1, 2012, subject to equal vesting in four parts on June 1, 2012 and each of January 1, 2013, 2014 and 2015. This grant is reflected in the "Outstanding Equity Awards at End of 2012" table below and is subject to the terms and conditions of the management shareholders agreement, as described in "—Additional Equity Arrangements."

        Mr. Annese.    In connection with Mr. Annese's commencement of employment with a Seacastle affiliate in 2007, the parties initially agreed to a summary of employment terms including an annual base salary of $250,000 and an annual bonus target of $200,000. Since this time, Mr. Annese's salary, bonus target and benefits have been adjusted commensurate with his position, as reflected in the "Summary Compensation Table" above.

        Mr. Serxner.    Mr. Serxner's employment offer letter, dated December 6, 2010, provides for an annual base salary of $300,000, an annual bonus target of 100% of base salary, and participation in Interpool's medical benefit plans, group life insurance, 401(k) plan and vacation entitlement. The employment offer letter also provided for a sign-on bonus of $200,000 and a one-time guaranteed performance bonus of at least $200,000 for 2011.

        In addition, in fulfillment of the terms of his employment offer letter regarding certain equity incentive compensation, Mr. Serxner received a grant of 75,000 restricted shares of SCT Chassis common stock on June 1, 2012, subject to equal vesting in four parts on June 1, 2012 and each of January 1, 2013, 2014 and 2015. This grant is reflected in the "Outstanding Equity Awards at End of 2012" table below and is subject to the terms and conditions of the management shareholders agreement, as described in "—Additional Equity Arrangements."

  Annual Incentive Plan

        Interpool sponsors an Annual Incentive Plan pursuant to which its Named Executive Officers, and each other eligible employee of Interpool, may receive cash bonuses based on company-wide and individual performance measures. The goal of this Plan is to reward the Named Executive Officers and other employees by providing further compensation based on the achievement of goals that Interpool believes correlate closely with its strategic objectives.

        Each of the Named Executive Officers had a target annual incentive of 100% of his base salary for 2012. Performance under the plan is based on company financial performance, which comprises 75% of the target bonus and individual performance, which comprises the remaining 25% of the target bonus.

        Interpool's financial goal is calculated by taking total Revenue less Direct Operating Expenses, Selling General and Administrative Expenses, Remanufacturing Expenses and Rent Expenses. The following table describes the maximum, target, and threshold levels of Adjusted EBITDA performance established for 2012, and the corresponding level at which the company factor of the annual incentive bonus available upon achievement of this goal.

Achievement Level	2012 Target	Payout of Company Factor
Maximum	110% of target	200%
Target	100% of target	100%
Threshold	85% of target	50%

        For 2012, our target was $170.3 million, and the Interpool financial goal paid out at 97.6% for each Named Executive Officer.

        Achievement of the individual performance factor is determined separately for each Named Executive Officer based on an evaluation of his performance during the period with respect to specific metrics established for each individual. Achievement of these metrics is determined by Mr. Lovetro, with respect to Mr. Annese and Mr. Serxner, and by the board of directors of SCT Chassis, with respect to Mr. Lovetro. For 2012, Mr. Lovetro's individual performance goals related to business strategy and execution, financial strategy and execution, and operational effectiveness. Mr. Annese's individual performance goals related to efficiency improvements, development of an audit strategy, expense control and financial restructuring. Mr. Serxner's individual goals related to asset utilization, expense control, cost reduction and IT strategy development.

        Each of our Named Executive Officers was determined to have met his individual performance goals at 100% of target. This performance was combined with our achievement of the company performance target at 97.6%, resulting in Annual Incentive Plan payments to our Named Executive Officers at 98% of target.

  Additional Equity Arrangements

        Each of our Named Executive Officers received an award of restricted shares of the common stock of SCT Chassis in 2012, which is subject to the terms of a management shareholder agreement. See "Outstanding Equity Awards at end of 2012" below for disclosure of these awards.

        Pursuant to the terms of this management shareholder agreement, each of our Named Executive Officers will also be entitled to receive additional grants of restricted shares of common stock of SCT Chassis, determined as a percentage of the Named Executive Officer's initial grant of restricted shares, in the event that Interpool meets certain established performance targets, as follows, provided that he is still employed at such time:

  •
  If Interpool achieves certain levels of pre-tax earnings, adjusted as defined in the Management Shareholder Agreements, during any fiscal quarter between January 1, 2012 and December 31, 2013, each Named Executive Officer will be entitled to receive an additional grant of restricted shares of common stock of SCT Chassis equal to 50% of his initial grant, one-quarter of which shall vest on each of the first four anniversaries of the grant date;

  •
  If Interpool achieves certain levels of pre-tax earnings, adjusted as defined in the Management Shareholder Agreements, during any fiscal quarter between January 1, 2012 and December 31, 2014, each Named Executive Officer will be entitled to receive an additional grant of restricted shares of common stock of SCT Chassis equal to 50% of his initial grant, one-quarter of which shall vest on each of the first four anniversaries of the grant date;

  •
  If Interpool achieves certain levels of pre-tax earnings, adjusted as defined in the Management Shareholder Agreements, or realizes a certain equity valuation during any fiscal quarter between January 1, 2012 and December 31, 2015, each Named Executive Officer will be entitled to receive (i) any award pursuant to the previous two metrics, if not already awarded, and (ii) an additional grant of restricted shares of common stock of SCT Chassis equal to 100% of his initial grant, all of which shares will be immediately vested.

        In addition, each Named Executive Officer will be entitled to receive awards in respect of any event described above that occurs within six months following the involuntary termination of his employment by Interpool.

        Subject to the execution of a valid and binding release, if a Named Executive Officer's employment is involuntarily terminated at any time, he will be entitled to accelerated vesting of the restricted shares of SCT Chassis common stock which would have vested on the following vesting date. All unvested restricted shares of SCT Chassis common stock held by a Named Executive Officer will vest, subject to execution of a valid and binding release, upon either the termination of the Named Executive Officer's employment without cause within twelve months following a change in control, or upon the termination of his employment due to his death or disability.

  401(k) Plan

        We have established a tax-qualified 401(k) retirement plan for all employees of our company. Employees are eligible to participate on their first day of service. Under our 401(k) plan, employees may elect to defer and contribute to the 401(k) plan their eligible compensation up to the statutorily prescribed annual limit. We currently match contributions made by our employees, including executives, at a rate of 100% for the first 6% of eligible per pay contributions. Company matching funds are subject to a five-year vesting schedule.

Outstanding Equity Awards at End of 2012

        The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers as of December 31, 2012. All equity awards made to our Named Executive Officers consist of restricted shares of common stock of SCT Chassis.

	Stock Awards
(a) Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Keith Lovetro	76,687(1)	$548,504
Chris Annese	30,323(2)	$216,891
David Serxner	56,250(3)	$402,326

(1)
25,563 shares of SCT Chassis vested on January 1, 2013, and 25,562 shares will vest on each of January 1, 2014 and 2015.

(2)
10,107 shares of SCT Chassis vested on January 1, 2013, and 10,106 shares will vest on each of January 1, 2014 and 2015.

(3)
18,750 shared of SCT Chassis vested on January 1, 2013 and 18,750 shares will vest on each of January 1, 2014 and 2015.

DIRECTOR COMPENSATION

        In 2012 we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, members of our board of directors for their service as directors.

 Certain relationships and related party transactions

Disclosure of transactions with related persons

        Other than as set forth below, we do not have any material related party transactions.

  •
  We have incurred charges for reimbursement of rent-related expenses for facilities and for share-based compensation from Seacastle relating to a compensation plan pursuant to which our employees were granted common stock of SCT Chassis.

  •
  We charge management fees for limited financial and legal services to a subsidiary of Seacastle including a portion of stock compensation related to these employees and an insurance allocation. The expense and cost allocations have been determined based upon estimates of hours worked and services rendered and we believe the estimates and assumptions used in deriving such allocations are reasonable and would not have been materially different if negotiated independently.

  •
  We lease chassis to the Florida East Coast Railway ("FEC") under term lease and neutral pool agreements. The parent company to the FEC is Florida East Coast Industries, Inc., which is owned by private equity funds managed by affiliates of Fortress.

	Year ended December 31,
(dollars in thousands)	2010	2011	2012
Fees charged to related parties:
Management fees	$1,252	$505	$505
Chassis leasing revenue	621	556	695
Share-based compensation	—	—	32
Insurance allocation	—	—	89
Charges incurred from related parties:
Share-based compensation	239	162	—
Facility fees	193	268	290

Net fees charged:	$1,441	$631	$1,031

        For a brief description of our related party transactions, please see Note 15 "Related Party Transactions" to our Consolidated Financial Statements.

Disclosure of the Interpool's policy for review, approval or ratification of transactions with related persons.

        Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. Interpool's Board of Directors is primarily responsible for developing and implementing processes and controls to obtain information from our directors, executive officers and significant stockholders regarding related-person transactions and then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in these transactions. We currently do not have a standalone written policy for evaluating related party transactions. Our officers and directors use a process to review, approve and ratify transactions with related parties. When considering potential transactions involving a related party, members of management notify our Board of Directors of the proposed transaction, provide a brief background of the transaction and meet with the Board of Directors to review the matter. At such meetings, members of management provide information to the Board of Directors regarding the proposed transaction, after which the Board of Directors and management discuss the transaction and the implications of engaging a related party as opposed to an unrelated third party. If the Board of Directors (or specified managers as required by applicable legal requirements) determines that the transaction is in our best interests, we will enter into the transaction with the applicable related party. Other than compensation agreements and other arrangements which are described under "Compensation Discussion and Analysis" and the transactions described above, since December 31, 2009, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Security ownership and certain beneficial owners and management

        Interpool is wholly-owned by TRAC Intermodal LLC, which is owned by Seacastle and certain members of our management. Seacastle is owned by private equity funds that are managed by an affiliate of Fortress and by employees of affiliates of Seacastle.

        Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. The information does not necessarily indicate beneficial ownership for any other purpose. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all shares shown as beneficially owned by the beneficial owner.

        The following table sets forth information regarding the beneficial ownership of the common stock of Seacastle (the "Common Stock") as of December 31, 2012 for each person or group who is known by us to beneficially own more than 5% of the outstanding shares of Common Stock. None of our executive officers or directors own any of the Common Stock. The following table is based on 109,459,492 shares of Common Stock outstanding as of December 31, 2012.

Name and address of beneficial owner	Number of shares of Common Stock of Seacastle beneficially owned	Percent owned
5% Interest Holders(2)
Fortress Fund III Funds(3)	29,683,307	27.12%
Fortress Fund III Coinvest Funds(3)	3,451,547	3.15%
Fortress Fund IV Funds(3)	57,092,435	52.16%
Fortress Fund IV Coinvest Funds(3)	17,500,358	15.99%

(1)
The address for the Fortress Fund III Funds, the Fortress Fund III Coinvest Funds, the Fortress Fund IV Funds and the Fortress Fund IV Coinvest Funds is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(2)
With the exception of the Fortress Fund III Coinvest Funds, which owns approximately 3% of the shares of Common Stock.

(3)
Fortress Fund III Funds represent Fortress Investment Fund III Sub LLC, Fortress Investment Fund III (Fund B) Sub LLC, Fortress Investment Fund III (Fund C) Sub LLC, Fortress Investment Fund III (Fund D) Sub Ltd and Fortress Investment Fund III (Fund E) Sub Ltd. Fortress Fund III Coinvest Funds represent Fortress Investment Fund III (Coinvestment Fund A) Sub LLC, Fortress Investment Fund III (Coinvestment Fund B) Sub LLC, Fortress Investment Fund III (Coinvestment Fund C) Sub LLC and Fortress Investment Fund III (Coinvestment Fund D) Sub Ltd. Fortress Fund IV Funds represent Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P. and Fortress Investment Fund IV (Fund G) L.P. Fortress Fund IV Coinvest Funds represent Fortress Investment Fund IV (Coinvestment Fund A) L.P., Fortress Investment Fund IV (Coinvestment Fund B) L.P., Fortress Investment Fund IV (Coinvestment Fund C) L.P., Fortress Investment Fund IV (Coinvestment Fund D) L.P., Fortress Investment Fund IV (Coinvestment Fund F) L.P. and Fortress Investment Fund IV (Coinvestment Fund G) L.P. Fortress Fund III GP LLC

  is the general partner of each of the Fortress Fund III Funds and each of the Fortress Fund III Coinvest Funds. The sole managing member of Fortress Fund III GP LLC is Fortress Investment Fund GP (Holdings) LLC. The sole managing member of Fortress Investment Fund GP (Holdings) LLC is Fortress Operating Entity I LP ("FOE I LP"). Fortress Fund IV GP L.P. is the general partner of each of the Fortress Fund IV Funds and each of the Fortress Fund IV Coinvest Funds. The general partner of Fortress Fund IV GP L.P. is Fortress Fund IV GP Holdings Ltd. The sole managing member of Fortress Fund IV GP Holdings Ltd. is FOE I LP. FIG Corp. is the general partner of FOE I LP, and FIG Corp. is wholly owned by Fortress. As of June 30, 2012, Wesley R. Edens owned 13.60% of Fortress. By virtue of his ownership interest in Fortress and certain of its affiliates, as well as his role in advising certain investment funds, Wesley R. Edens may be deemed to be the natural person that has sole voting and investment control over the shares beneficially owned by Seacastle. Mr. Edens disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

          Seacastle owns Interpool indirectly through various subsidiaries. Interpool is wholly owned by TRAC Intermodal LLC, which is wholly owned by TRAC Intermodal Holding Corp., which is wholly owned by Ipool S.a.r.l. Ipool Cyprus Limited and Interpool Limited (a wholly owned subsidiary of Interpool) own 64% and 36% of Ipool S.a.r.l., respectively, with Ipool Cyprus Limited owning 100% of the preferred stock of Ipool S.a.r.l. Ipool Cyprus Limited is wholly owned by SCT Chassis, Inc. ("SCT Chassis"), which is owned by Seacastle and certain members of our management. See "Prospectus summary—Summary of ownership structure."

          The following table sets forth information regarding the beneficial ownership of the common stock of SCT Chassis as of December 31, 2012, for each person or group who is known by us to beneficially own more than 5% of the outstanding shares of the common stock of SCT Chassis, each of our directors and executive officers and for all of our directors and executive officers as a group. The following table is based on 69,044,081 shares of common stock of SCT Chassis outstanding as of December 31, 2012.

Name and address of beneficial owner(1)	Number of shares of common stock of SCT Chassis beneficially owned	Percent owned
5% Interest Holders
Seacastle	68,451,574	99.14%
Directors and Executive Officers
Keith Lovetro	31,948	*
Chris Annese	38,333	*
Gregg Carpene	27,676	*
David Serxner	18,594	*
Alan Messing	21,150	*
Adam Bridges	16,465	*
Joseph Kozinksi	3,169	*
Jennifer Polli	20,996	*
Carl Rodriguez	8,256	*
All directors and executive officers as a group (9 persons)	186,587	*
Other stockholders as a group(2)	405,920	*

*
Percentage is less than 1% of the total number of outstanding shares of common stock.

(1)
The address for Seacastle and for each of the directors and executive officers is c/o Interpool, Inc., 211 College Road East, Princeton, New Jersey 08540.

(2)
Includes 373,721 shares of common stock of SCT Chassis held by Interpool.

        For further information regarding material transactions between us and certain of our stockholders, see "Certain relationships and related party transactions."

 Description of the Exchange Notes

        On August 9, 2012, the Company issued $300,000,000 of 11% Senior Secured Notes due 2019 (the "Original Notes") under an indenture dated as of August 9, 2012, as may be supplemented from time to time (the "Indenture"), the Company, all of the Company's direct and indirect wholly owned Domestic Subsidiaries existing on the Issue Date, subject to certain exceptions, as Guarantors (as defined below), Wells Fargo Bank, National Association, as Trustee (the "Trustee") and as collateral agent (the "Notes Collateral Agent") in a private transaction that was not subject to the registration requirements of the Securities Act.

        The Company will issue up to $300,000,000 aggregate principal amount of the Exchange Notes due 2019 in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Trustee will initially act as the paying agent (the "Paying Agent") and the registrar (the "Registrar"), for the notes. The Company may change any Paying Agent and Registrar without notice to holders of the notes. The Company will pay principal (and premium, if any) on the Exchange Notes at the Trustee's corporate trust office in New York, New York. At the Company's option, interest and Additional Interest, if any, may be paid at the Trustee's corporate trust office or by check mailed to the registered address of the Holders.

        The Company will issue the Exchange Notes under the Indenture in exchange for a like principal amount of Original Notes. The Indenture contains provisions that define your rights under the Exchange Notes. In addition, the Indenture governs our obligations, and those of each Guarantor under the Exchange Notes. The Exchange Notes represent the same indebtedness as the Original Notes and the terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The following is a summary of the material terms and provisions of the notes, the Indenture, the Security Documents, the Collateral trust Agreement and the Intercreditor Agreement. The following summary does not purport to be a complete description of the notes or such agreements and is subject to the detailed provisions of, and qualified in its entirety by reference to the Indenture, Security Documents, Collateral Trust Agreement and Intercreditor Agreement. You can find definitions of certain terms used in this description under the heading "Certain definitions". Copies of the Indenture and agreements described in this section have been filed as exhibits to this registration statement.

        For the purposes of this summary, the term "Issuers" refers collectively to TRAC Intermodal LLC and TRAC Intermodal Corp. and the term "Guarantor" refers to each wholly owned Domestic Subsidiary of the Company that guarantees the notes, so long as it guarantees such notes. The term "notes" refers to the Original Notes and any Exchange Notes issued in exchange thereof. All such notes will be treated as a single class for all purposes under the Indenture. The term "Issue Date" as used herein refers to August 9, 2012, the date of the original issuance of the Original Notes under the Indenture.

Brief description of the Exchange Notes and the note guarantees

        The Exchange Notes are:

  •
  general senior obligations of the Issuers;

  •
  pari passu in right of payment with any existing and future senior Indebtedness of the Issuers;

  •
  secured on a second-priority lien basis by the Collateral, subject to certain liens permitted under the Indenture;

  •
  effectively junior (on a lien priority basis) to the ABL Facility to the extent of the value of the Collateral;

  •
  senior in right of payment to any Subordinated Indebtedness of the Issuers;

  •
  structurally subordinated to all liabilities and preferred stock of Subsidiaries of the Company that are not Guarantors; and

  •
  unconditionally guaranteed on a senior secured basis by the Guarantors.

        The notes are guaranteed by all wholly owned Domestic Subsidiaries of the Company as of the Issue Date (other than Excluded Subsidiaries).

        Each Guarantee is:

  •
  a senior obligation of each Guarantor;

  •
  pari passu in right of payment with any existing and future senior Indebtedness of each Guarantor;

  •
  secured on a second-priority basis by the Collateral owned by each Guarantor, subject to certain liens permitted under the Indenture;

  •
  senior in right of payment to any existing or future Subordinated Indebtedness of each Guarantor;

  •
  effectively junior (on a lien priority basis) to the ABL Facility to the extent of the value of the Collateral; and

  •
  structurally subordinated to all liabilities and preferred stock of Subsidiaries of Guarantors that are not Guarantors.

        As of the date of this prospectus, all of the Company's Subsidiaries were "Restricted Subsidiaries". However, none of the Excluded Subsidiaries or the Company's existing or future Foreign Subsidiaries, future Unrestricted Subsidiaries and future Securitization Subsidiaries guarantee the notes. In addition, under the circumstances described below under the subheading "—Certain Covenants—Limitation on Restricted Payments", the Company is permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries". The Company's Unrestricted Subsidiaries generally are not subject to any of the restrictive covenants in the Indenture. The Company's Unrestricted Subsidiaries do not guarantee the notes. Restricted Subsidiaries formed after the Issue Date are not required to guarantee the notes except to the extent required pursuant to the covenant described under the caption "—Certain Covenants—Limitation of Guarantees of Indebtedness by Restricted Subsidiaries".

Principal, maturity and interest

        The Exchange Notes are being offered up to the principal aggregate amount of $300,000,000. The notes will mature on August 15, 2019. In addition to the Exchange Notes offered hereby, the Issuers may issue additional notes from time to time after this exchange offer under the Indenture ("Additional Notes"). Any offering of Additional Notes is subject to the covenants described below under the caption "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Certain Covenants—Liens". The Exchange Notes, the Original Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, the Security Documents, the Collateral Trust Agreement and the Intercreditor Agreement. Unless the context requires otherwise, references to "notes" for all purposes of the Indenture and this "Description of the Exchange Notes" include any Additional Notes that are actually issued. The Exchange Notes will be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

        Interest on the Exchange Notes will accrue at the rate of 11.0% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2013 to Holders of record on the immediately preceding February 1 and August 1. Interest on the notes will accrue from the most recent interest payment date to which interest has been paid or duly provided for, or if no interest has been paid, from and including August 9, 2012, the date on which the Original Notes were issued. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments

        Principal of, premium, if any, and interest on the notes will be payable at the office or agency of the Issuers maintained for such purpose or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuers, the Issuers' office or agency for payments will be the office of the Trustee maintained for such purpose.

Ranking

        The Indebtedness evidenced by the notes and the Guarantees is senior Indebtedness of the Issuers or the applicable Guarantor, as the case may be, and ranks pari passu in right of payment with all existing and future senior Indebtedness of the Issuers and the Guarantors, as the case may be. The notes have a second-priority lien with respect to the Collateral. Any Other Pari Passu Lien Obligations incurred after the date of issuance of the Exchange Notes will share in the Collateral equally and ratably with the notes and Guarantees. The Indebtedness under the ABL Facility and any other Lenders Debt incurred in the future has first priority with respect to the Collateral. The Indebtedness evidenced by the notes and the Guarantees is senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers and the Guarantors, as the case may be.

        As of December 31, 2012, the Issuers and the Guarantors had approximately $1,108.4 million aggregate principal amount of Indebtedness outstanding. All of the operations of the Issuers are conducted by the Company or through its Subsidiaries. Unless a Subsidiary of the Company is a Guarantor, claims of creditors on such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Issuers, including the Holders of the notes. The notes, therefore, are structurally subordinated to holders of Indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company that are not Guarantors.

        Although the Indenture limits the incurrence of Indebtedness by certain of the Subsidiaries of the Company, such limitation is subject to a number of significant qualifications. See "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock".

        Although the Indenture contains limitations on the amount of additional Other Pari Passu Lien Obligations and additional priority-secured Indebtedness that the Company and its Restricted Subsidiaries may incur, under certain circumstances the amount of such Other Pari Passu Lien Obligations and priority-secured Indebtedness could be substantial. See "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Certain Covenants—Liens."

        The Co-Issuer serves as a co-issuer of the notes to facilitate the offering of the notes. The Co-Issuer does not have any operations or assets and does not, and is not expected to have, any revenues or material assets. As a result, investors should not expect the Co-Issuer to participate in servicing the principal of, premium, if any, or interest or any other payment obligation on the notes.

  Note guarantees

        The Issuers' obligations under the notes, the Indenture, the Security Documents, the Collateral Trust Agreement and the Intercreditor Agreement are jointly and severally guaranteed on a senior secured basis (the "Guarantees") by each Guarantor. Not all of our Subsidiaries guarantee the notes. Unrestricted Subsidiaries, Foreign Subsidiaries, Securitization Subsidiaries and Excluded Subsidiaries are not Guarantors and Restricted Subsidiaries formed after the Issue Date will not be required to be a Guarantor except to the extent required pursuant to the covenant described under the caption "—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries". In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, these non-Guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. Our non-Guarantor Subsidiaries accounted for less than 1% of our assets and liabilities as of December 31, 2012, and accounted for less than 1% of our revenues for the year ended December 31, 2012.

        As of the date of this prospectus, all of our Subsidiaries are "Restricted Subsidiaries". However, under the circumstances described below under the subheading "—Certain Covenants—Limitation on Restricted Payments", the Company is permitted to designate one or more of its Subsidiaries as "Unrestricted Subsidiaries". The effect of designating a Subsidiary as an Unrestricted Subsidiary will be:

  •
  an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

  •
  a Subsidiary of the Company that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Guarantee; and

  •
  the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Company for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

        The obligations of each Guarantor under its Guarantee are limited to the maximum amount as will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. This provision may not, however, be effective to protect a Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Guarantor's obligation to an amount that effectively makes its Guarantee worthless. If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor's liability on its Guarantee could be reduced to zero. See "Risk factors—Risks Related to the notes and the Collateral—Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and any guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes." Each Guarantor that makes a payment for distribution under its Guarantee will be entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

        The Guarantee of a Guarantor will be automatically and unconditionally released:

  •
  in connection with any sale, transfer or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale, transfer or other disposition does not violate the covenant described under "Repurchase at the Option of Holders—Asset Sales";

  •
  in connection with any sale, transfer or other disposition of all of the Capital Stock of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the covenant described under "Repurchase at the Option of Holders—Asset Sales";

  •
  if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

  •
  solely with respect to any Restricted Subsidiary that became a Guarantor pursuant to the covenant described under "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries", upon the release or discharge by such Guarantor of Indebtedness that gave rise to such Restricted Subsidiary becoming a Guarantor or the Guarantor being released as a Guarantor of such Indebtedness (it being understood that a release subject to a contingent reinstatement is still a release, and if any such Indebtedness of such Guarantor under the ABL Facility is so reinstated, such Guarantee shall also be reinstated); or

  •
  upon legal defeasance or satisfaction and discharge of the Indenture as provided below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge".

Security for the notes

        The notes and the Guarantees have the benefit of the Collateral as to which the Holders of the notes and holders of any future Other Pari Passu Lien Obligations have a second-priority security interest (subject to the first-priority security interest securing the ABL Facility and any other Lenders Debt in the future and other Permitted Liens).

        The Issuers and the Guarantors are able to incur additional Indebtedness in the future which could share in all or part of the Collateral. The amount of all such additional Indebtedness is limited by the covenants disclosed under "Certain Covenants—Liens" and "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock." Under certain circumstances the amount of such additional secured Indebtedness could be significant.

Collateral

        The "Collateral" generally consists of the following assets of the Issuers and the Guarantors other than Excluded Assets, in each case as described in the Security Agreement and the Collateral Trust Security Agreement and subject to Permitted Liens:

  •
  owned inventory and rental fleet assets;

  •
  accounts receivable (including rental and lease receivables);

  •
  instruments, documents, goods, equipment, machinery, deposit, certain lockbox and securities accounts (and amounts and other items on deposit therein), including a lockbox account with US Bank that is subject to an intercreditor agreement, chattel paper, general intangibles (including lease and sublease agreements, intellectual property);

  •
  investment property (including all of the Equity Interests held by the Issuers or any Guarantor (which, in the case of any Equity Interest in any Foreign Subsidiary, will be limited to 100% of the stock not entitled to vote (if any) and 65% of the stock entitled to vote (in each case, within the meaning of United States Treasury Regulations Section 1.956-2(c)(2)) of such Foreign Subsidiary);

  •
  books and records pertaining to any of the foregoing; and

  •
  proceeds of the foregoing.

        The "Security Agreement Collateral" is pledged as collateral to the Notes Collateral Agent under the Security Agreement for the benefit of the Trustee, the Notes Collateral Agent, the Holders of the notes and the other secured parties and the "Trust Collateral" (which, together with the Security Agreement Collateral, constitutes the "Collateral") is pledged to the Collateral Trustee under the Collateral Trust Security Agreement for the benefit of the Collateral Trustee, the Holders of the notes and the other secured parties. The notes and Guarantees are secured by second-priority security interests in the Collateral, subject to the first-priority security interest securing the ABL Facility and certain other Debt issued in the future and certain other Permitted Liens.

        Since the Issue Date, the ownership interest of the Issuers and the Guarantors in a substantial portion of the chassis collateral has been held in a titling trust, and the certificate that represents the rights in such chassis collateral was pledged under the security agreement. Each Issuer and Guarantor had up to 120 days (or such longer period as may be specified in the ABL Facility) to cause ownership in the certificate of title chassis collateral to be transferred from the titling trust to the relevant Issuer or Guarantor, which pledged its rights, title and interest in such chassis collateral to the Collateral Trustee under the Collateral Trust Security Agreement. As of December 31, 2012, the Issuers and Guarantors were in compliance with their retitling obligations under their agreements.

        The Equity Interests of a Restricted Subsidiary will constitute Collateral only to the extent that such Equity Interests can secure the notes without Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Restricted Subsidiary to be filed with the Commission. In the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the Commission to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, that would require) the filing with the Commission of separate financial statements of any Restricted Subsidiary due to the fact that such Restricted Subsidiary's Equity Interests secures the notes, then the Equity Interests of such Restricted Subsidiary shall automatically be deemed not to be part of the Collateral. In such event, the Security Documents may be amended or modified, without the consent of any Holder of notes, to the extent necessary to release the Liens on the Equity Interests that is so deemed to no longer constitute part of the Collateral.

        In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the Commission to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Restricted Subsidiary's Equity Interests to secure the notes without the filing with the Commission of separate financial statements of such Restricted Subsidiary, then the Equity Interests of such Restricted Subsidiary shall automatically be deemed to be a part of the Collateral. In such event, the Security Documents may be amended or modified, without the consent of any Holder of notes, to the extent necessary to subject such Equity Interests to the Liens under the Security Documents.

        In accordance with the limitations set forth in the immediately two preceding paragraphs as in effect on the date hereof, the Collateral will include Equity Interests of any Restricted Subsidiaries only to the extent that the applicable value of such Equity Interests (on a Restricted Subsidiary-by-Restricted Subsidiary basis) is less than 20% of the aggregate principal amount of the notes outstanding. Accordingly, the portion of the Equity Interests of Restricted Subsidiaries constituting Collateral in the future may decrease or increase as described above.

After-Acquired Property; Assets Subject to Liens

        Promptly following the acquisition by the Issuers or any Guarantor of any After-Acquired Property (but subject to the limitations, if applicable, described under "—Collateral") to the extent such After-Acquired Property will also secure the ABL Facility, such Issuer or such Guarantor shall execute and deliver such security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Notes Collateral Agent and the Collateral Trustee in the case of

Trust Collateral a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Collateral and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Information regarding Collateral

        The Issuers will furnish to the Notes Collateral Agent and the Collateral Trustee in the case of Trust Collateral, with respect to the Issuers or any Guarantor, prompt written notice of any change in such Person's (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) Organizational Identification Number, if any. The Issuers and the Guarantors agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made or will have been made within any applicable statutory period under the Uniform Commercial Code or otherwise that are required in order for the Notes Collateral Agent and the Collateral Trustee in the case of Trust Collateral to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Issuers also agree promptly to notify the Notes Collateral Agent if any material portion of the Collateral is lost, damaged or destroyed.

        From time to time as required by the Security Agreements, the Company shall deliver to the Trustee and the Collateral Trustee in the case of Trust Collateral a certificate of a financial officer setting forth the information required pursuant to the schedules required by the Security Documents or confirming that there has been no change in such information since the date of the prior annual financial statements.

Further assurances

        The Issuers and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Notes Collateral Agent and the Collateral Trustee in the case of Trust Collateral may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents. In addition, from time to time, the Issuer will reasonably promptly secure the obligations under the notes, the Indenture and the Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral. Such security interests and Liens will be created under the Security Documents and other security agreements and other instruments and documents in form and substance reasonably satisfactory to the Notes Collateral Agent or the Collateral Trustee in the case of Trust Collateral.

Intercreditor Agreement, Security Agreement, Collateral Trust Security Agreement and Collateral Trust Agreement

        The Issuers, the Guarantors, the Notes Collateral Agent or the Collateral Trustee in the case of Trust Collateral and the Trustee have entered into one or more Security Documents creating and establishing the terms of the security interests and Liens that secure the notes and the Guarantees. These security interests and Liens secure the payment and performance when due of all of the Obligations of the Issuer and the Guarantors under the notes, the Indenture, the Guarantees and the Intercreditor Agreement, Security Agreement, Collateral Trust Security Agreement and Collateral Trust Agreement, as provided in the Intercreditor Agreement, Security Agreement, Collateral Trust Security Agreement and Collateral Trust Agreement. The Trustee has been appointed, pursuant to the Indenture, as the Notes Collateral Agent. The Intercreditor Agreement, Security Agreement, Collateral Trust Security Agreement and Collateral Trust Agreement provide that the Intercreditor Agreement, Security Agreement, Collateral Trust Security Agreement, Collateral Trust Agreement and other related documents may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, without the consent of the Holders, to add other parties holding indebtedness and Other Pari Passu Lien Obligations and other obligations secured by collateral that does not secure the ABL Facility obligations or the notes obligations, in each case, to the extent obligations are permitted to be incurred under the Indenture, the ABL Facility and any other applicable agreements. See "Amendment, Supplement and Waiver." In addition, the Intercreditor Agreement provides that any amendment, waiver or consent entered into by the ABL Agent in respect of the security agreement related to the ABL Facility shall automatically apply to any comparable provision in the Security Agreement; provided that any such amendment, waiver or consent that materially and adversely affects the rights of the Holders of the notes under the Security Agreement and does not affect the secured parties under the security agreement related to the ABL Facility in a like manner requires prior written consent of the Notes Collateral Agent.

        The Issuers, the Guarantors, the Notes Collateral Agent and the ABL Agent entered into the Intercreditor Agreement on the Issue Date. Although the Holders of the notes and the holders of Lenders Debt are not party to the Intercreditor Agreement, by their acceptance of the notes and Lenders Debt, respectively, they have each agreed to be bound thereby.

        The Issuers, the Guarantors and the Collateral Trustee have entered into the Collateral Trust Security Agreement on the Issue Date, pursuant to which the Issuers and the Guarantors have pledged to the Collateral Trustee their right, title and interest in the Trust Collateral for the benefit of the Notes Collateral Agent, Holders of the Notes and the other secured parties.

        The Issuers, the Guarantors, the Notes Collateral Agent, the ABL Agent and the Collateral Trustee have entered into the Collateral Trust Agreement on the Issue Date with respect to the Trust Collateral and the Collateral Trust Security Agreement. The Collateral Trust Agreement provides that, the Collateral Trustee shall act on behalf of the Notes Collateral Agent, the ABL Agent and the other secured parties and the Collateral Trustee will be secured party of record on all Trust Collateral, including on all certificates of title representing Chassis Assets that are Trust Collateral, for the benefit of the Notes Collateral Agent, the ABL Agent and the other secured parties.

Exercise of Remedies—Restrictions on Enforcement of Junior Liens

        Until the indefeasible discharge of obligations under the ABL Facility (the "First Priority Obligations"), whether or not any insolvency or bankruptcy proceeding has been commenced by or against either Issuer or any Guarantor, the Notes Collateral Agent acting on behalf of any Noteholder Secured Party (or the Noteholder Secured Parties themselves) will not exercise or seek to exercise any rights or remedies with respect to any such Security Agreement Collateral or instruct the Collateral Trustee to take any such action with respect to the Trust Collateral or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure); provided, however, that the Notes Collateral Agent acting on behalf of any Noteholder Secured Party (or the Noteholder Secured Parties themselves) may, exercise any or all such rights or remedies (including giving instructions to the Collateral Trustee with respect to the Trust Collateral) after the passage of a period of 180 days (the "Priority Lien Standstill Period") has elapsed since the date on which the ABL Agent acting on behalf of the ABL Secured Parties received notice of the acceleration of the obligations under the notes and the Indenture acceleration; provided, however, that notwithstanding anything herein to the contrary, in no event will the Notes Collateral Agent acting on behalf of any Noteholder Secured Party (or the Noteholder Secured Parties themselves), exercise any rights or remedies with respect to the Security Agreement Collateral (or instruct the Collateral Trustee in the case of Trust Collateral) if, notwithstanding the expiration of the Priority Lien Standstill Period, the ABL Agent acting on behalf of the ABL Secured Parties (or the Collateral Trustee as instructed by the ABL Agent in the case of Trust Collateral) has commenced and is diligently pursuing the exercise of their rights or remedies with respect to all or any material portion of Security Agreement Collateral or the Trust Collateral as applicable.

        Notwithstanding the expiration of the Priority Lien Standstill Period, the Notes Collateral Agent acting on behalf of any Noteholder Secured Party (or the Noteholder Secured Parties themselves) shall not take any enforcement action with respect to deposit accounts or securities accounts over which the ABL Agent acting on behalf of any ABL Secured Party has control or take action that interferes with collection of account receivables, without the ABL Agent's consent.

        In addition, until the indefeasible discharge of the First Priority Obligations, whether or not any insolvency or bankruptcy proceeding has been commenced by or against either Issuer or any Guarantor, the Notes Collateral Agent acting on behalf of any Noteholder Secured Party (or the Noteholder Secured Parties themselves) will not (i) contest, protest or object to any foreclosure proceeding or action brought with respect to the Security Agreement Collateral or any other exercise of any rights and remedies relating to the Security Agreement Collateral, whether under the Security Documents or otherwise and (ii) will not object to the forbearance by the ABL Agent or the Collateral Trustee acting on behalf of the ABL Secured Parties from bringing or pursuing any rights or remedies.

        Until the earlier of (i) the indefeasible discharge of the First Priority Obligations has occurred or (ii) the expiration of the Priority Lien Standstill Period, whether or not any insolvency or bankruptcy proceeding has been commenced by or against either Issuer or any Guarantor, the ABL Agent acting on behalf of the ABL Secured Parties will have the exclusive right to enforce rights, exercise remedies (including, without limitation, instructing the Collateral Trustee to take any such actions with respect to the Trust Collateral, set-off and the right to credit bid their debt) and, in connection therewith make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Notes Collateral Agent acting on behalf of any Noteholder Secured Party (or the Noteholder Secured Parties themselves); provided, however, that the Liens of all secured parties shall attach to any proceeds (other than those properly applied to the obligations secured by prior Liens) of any Collateral released or disposed of, subject to the relative priorities. In exercising rights and remedies, the ABL Agent acting on behalf of the ABL Secured Parties may enforce or instruct the Collateral Trustee to enforce the provisions of the Security Documents and exercise remedies thereunder with respect to the Collateral, all in such order and in such manner as they may determine in the exercise of its sole discretion and the ABL Agent shall have the right to sell or otherwise dispose of the Security Agreement Collateral or instruct the Collateral Trustee to dispose of the Trust Collateral upon foreclosure, to incur expenses in connection with such disposition, and to exercise all the rights and remedies of a secured creditor under the uniform commercial code and of a secured creditor under the bankruptcy laws of any applicable jurisdiction.

        Notwithstanding the foregoing, the Notes Collateral Agent acting on behalf of the Noteholder Secured Parties (or the Noteholder Secured Parties themselves) may (i) file a claim or statement of interest; provided that an insolvency or bankruptcy proceeding has been commenced by or against either Issuer or any Guarantor, (ii) take any action (not adverse to the priority status of the Liens securing the First Priority Obligations, or the rights of the ABL Secured Parties) in order to create, perfect, preserve or protect such Liens, (iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of its claims, (iv) file any pleadings, objections, motions or agreements that assert rights or interests available to unsecured creditors not inconsistent with the terms of the Intercreditor Agreement, (v) vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of the Intercreditor Agreement, (vi) exercise any of its rights or remedies (including acceleration) after the termination of the Priority Lien Standstill Period, (vii) make a cash bid on all or any portion of the Collateral in any foreclosure proceeding or action, (viii) credit bid on all or any portion of the Collateral; provided any obligations secured by prior Liens on such Collateral are discharged prior to or in connection with any such credit bid, (ix) join in any judicial proceedings commenced by the ABL Agent acting on behalf of the ABL Secured Parties to enforce Liens on the Collateral; provided, however, that they may not interfere with the enforcement actions of the ABL Agent or the Collateral Trustee on behalf of the ABL Secured Parties; and (x) engage consultants, valuation firms, investment bankers, and perform or engage third parties to perform audits, examinations and appraisals of the Collateral for the sole purpose of valuing the Collateral and not for the purpose of marketing or conducting a disposition of the Collateral; provided, however, that the Notes Collateral Agent acting on behalf of any Noteholder Secured Party (or the Noteholder Secured Parties themselves) shall not take any of the foregoing actions if they would interfere in any material respect with the enforcement by the ABL Agent or the Collateral Trustee acting on behalf of the ABL Secured Parties.

Exercise of remedies—set off

        The Notes Collateral Agent, for itself and/or on behalf of the Noteholder Secured Parties agrees that, to the extent any Noteholder Secured Party or the Notes Collateral Agent exercises its rights of set-off against either Issuer's or any Guarantor's deposit Accounts or securities Accounts (other than Asset Sales Proceeds Accounts), the amount of such set-off will be deemed to be Collateral to be held and distributed pursuant to the Intercreditor Agreement.

Release of Collateral

        The Issuers and the Guarantors will be entitled to the releases of property and other assets other than any disposition to the Company or another Guarantor included in the Collateral from the Liens securing the notes under any one or more of the following circumstances:

  •
  to enable the disposition of such property or assets to the extent not prohibited under the covenant described under "Repurchase at the option of holders—Asset Sales";

  •
  in the case of a Guarantor that is released from its Guarantee, the release of the property and assets of such Guarantor; or

  •
  as described under "—Amendment, Supplement and Waiver" below.

        In addition, at any time prior to discharge of the First Priority Obligations, if, in connection with (i) any enforcement in respect of the Collateral by the ABL Agent or the Collateral Trustee acting on behalf of the ABL Secured Parties (or the ABL Secured Parties themselves), (ii) a disposition permitted under the terms of the Security Documents, or (iii) a disposition conducted by either Issuer or any Guarantor at the direction of, the ABL Agent or the Collateral Trustee acting on behalf of the ABL Secured Parties (or the ABL Secured Parties themselves) after the occurrence and during the continuance of a default with respect to the First Priority Obligations, the ABL Agent releases its Liens on any part of such Collateral, then, in each case, the Liens securing the Second Priority Obligations, on such Collateral sold or disposed of in connection with such enforcement or that disposition, will be automatically, unconditionally and simultaneously released; provided that no release of Liens securing the Second Priority Obligations with respect to any Collateral will be deemed to have occurred (a) upon a discharge of the First Priority Obligations with respect to any Collateral (other than any such discharge as a result of the application of the proceeds of the disposition of such Collateral to such obligations) or (b) in a refinancing of the First Priority Obligations with respect to any Collateral which secured Indebtedness that is incurred contemporaneously with or promptly after the discharge of such pre-existing obligations.

        The security interests in all Collateral securing the notes and Guarantees also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the notes and all other Obligations under the Indenture, the Guarantees under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under "—Legal Defeasance and Covenant Defeasance" or a discharge of the Indenture as described under "—Satisfaction and Discharge."

Insurance

        Until the indefeasible discharge of the First Priority Obligations, the ABL Agent will have the sole and exclusive right (i) to be named as additional insured and loss payee under any insurance policies relating to the Security Agreement Collateral (except that the Notes Collateral Agent shall have the right to be named as additional insured and loss payee with respect to the Security Agreement Collateral so long as its second lien status is identified in a manner reasonably satisfactory to the ABL Agent and except that the Collateral Trustee shall also be named as loss payee with respect to the Trust Collateral); (ii) to adjust or settle any insurance policy or claim covering the Collateral in the event of any loss thereunder and (iii) to approve any award granted in any condemnation or similar proceeding affecting the Collateral.

Bankruptcy or insolvency proceedings

  Financing matters

        If either Issuer or any Guarantor (collectively, the "Loan Parties") becomes subject to any bankruptcy or insolvency proceeding in the United States, and if the ABL Secured Parties desire to consent (or not object) to the use of cash collateral under the Bankruptcy Code or to provide financing to any Loan Party under the Bankruptcy Code or to consent (or not object) to the provision of such financing to any Loan Party by any third-party (any such financing, "DIP Financing"), then the Notes Collateral Agent will agree, on behalf of itself and the other Noteholder Secured Parties, that each Noteholder Secured Party (a) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such DIP Financing, (b) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing except as set forth in the Intercreditor Agreement or the Collateral Trust Agreement in the case of Trust Collateral and (c) will subordinate (and will be deemed hereunder to have subordinated) the second priority Liens (i) to such DIP Financing on the same terms as the first priority Liens are subordinated thereto (and such subordination will not alter in any manner the terms of the Intercreditor Agreement or the Collateral Trust Agreement in the case of Trust Collateral), (ii) to any adequate protection provided to the ABL Secured Parties and (iii) to any "carve-out" agreed to by the ABL Secured Parties and (d) agrees that notice received two calendar days prior to the entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice.

  Relief from the automatic stay

        The Notes Collateral Agent will agree, on behalf of itself and the other Noteholder Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any bankruptcy or insolvency proceeding or take any action in derogation thereof, in each case in respect of any Collateral, without the prior written consent of the ABL Agent.

  Adequate protection

        The Notes Collateral Agent on behalf of itself and the other Noteholder Secured Parties, will agree that none of them shall object, contest, or support any other Person objecting to or contesting, (a) any request by the ABL Agent or the other ABL Secured Parties for adequate protection or any adequate protection provided to the ABL Agent or the other ABL Secured Parties or (b) any objection by the ABL Agent or any other ABL Secured Party to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts to the ABL Agent or any other ABL Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise. Notwithstanding anything contained herein (but subject to all other provisions of the Intercreditor Agreement) in bankruptcy or insolvency proceeding, (i) if the ABL Secured Parties (or any subset thereof) are granted adequate protection consisting of additional collateral (with replacement liens on such additional collateral) and superpriority claims in connection with any DIP Financing or use of cash collateral, and the ABL Secured Parties do not object to the adequate protection being provided to them, then in connection with any such DIP Financing or use of cash collateral the Notes Collateral Agent, on behalf of itself and any of the other Noteholder Secured Parties, may seek or accept adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the Liens securing the First Priority Obligations and such DIP Financing on the same basis as the other Liens securing the Second Priority Obligations are so subordinated to the First Priority Obligations under the Intercreditor Agreement or the Collateral Trust Agreement in the case of Trust Collateral, (y) superpriority claims junior in all respects to the superpriority claims granted to the ABL Secured Parties and (z) subject to the right of the ABL Secured Parties to object thereto, the payment of post-petition interest at the pre-default rate (provided, in the case of this clause (z), that the ABL Secured Parties have been granted adequate protection in the form of post-petition interest at a rate no lower than the pre-default rate), and (ii) in the event the Notes Collateral Agent, on behalf of itself and the Noteholder Secured Parties, seeks or accepts adequate protection in accordance with clause (i) above and such adequate protection is granted in the form of additional collateral, then the Notes Collateral Agent, on behalf of itself or any of the Noteholder Secured Parties, agrees that the ABL Agent shall also be granted a senior Lien on such additional collateral as security for the First Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Obligations shall be subordinated to the Liens on such collateral securing the First Priority Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the ABL Secured Parties as adequate protection, with such subordination to be on the same terms that the other Liens securing the Second Priority Obligations are subordinated to such First Priority Obligations under the Intercreditor Agreement or the Collateral Trust Agreement in the case of Trust Collateral. The Notes Collateral Agent or the Collateral Trustee in the case of Trust Collateral, on behalf of itself and the other Noteholder Secured Parties, agrees that except as expressly set forth in this Section none of them shall seek or accept adequate protection without the prior written consent of the ABL Agent.

  Avoidance issues

        If any ABL Secured Party is required in any bankruptcy or insolvency proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Loan Party, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a "Recovery"), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the First Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the discharge of the First Priority Obligations shall be deemed not to have occurred. If the Intercreditor Agreement or the Collateral Trust Agreement in the case of Trust Collateral shall have been terminated prior to such Recovery, the Intercreditor Agreement or the Collateral Trust Agreement in the case of Trust Collateral shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties thereto. The Noteholder Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with the Intercreditor Agreement or the Collateral Trust Agreement in the case of Trust Collateral, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in the Intercreditor Agreement or the Collateral Trust Agreement in the case of Trust Collateral.

  Asset dispositions in an insolvency proceeding

        In a bankruptcy or insolvency proceeding, neither the Notes Collateral Agent nor any other Noteholder Secured Party shall oppose any sale or disposition of any assets of any Loan Party that is supported by the ABL Secured Parties, and the Notes Collateral Agent and each other Noteholder Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the ABL Secured Parties and to have released their Liens on such assets.

Amendments of the security documents; refinancing

        The ABL Facility, Lenders Debt and related documents and the Indenture and related documents may be amended, restated, extended, supplemented or otherwise modified in accordance with the terms thereof and hereof, and the obligations under the ABL Facility, Lenders Debt and the obligations under the Notes may be refinanced in accordance with the respective terms thereof and hereof, in each case, without notice to, or the consent of, any or all of the Notes Collateral Agent, the Collateral Trustee, the Holders, the ABL Agent and ABL Secured Parties, all without affecting the Lien subordination or other provisions of the Intercreditor Agreement or the Collateral Trust Agreement in the case of Trust Collateral, provided, however, that any such amendment, restatement, extension, supplement or modification or refinancing shall not, without the consent of the applicable trustees and agents, including the Notes Collateral Agent or the Collateral Trustee in the case of Trust Collateral and the ABL Agent be inconsistent with or in violation of the Intercreditor Agreement or the Collateral Trust Agreement in the case of Trust Collateral; and the holders of such refinancing debt, either directly or through an agent or representative, bind themselves to the Intercreditor Agreement or the Collateral Trust Agreement in the case of Trust Collateral in a manner reasonably acceptable to the Notes Collateral Agent or the Collateral Trustee in the case of Trust Collateral and the ABL Agent.

Compliance with Trust Indenture Act

        The Indenture provides that the Issuers are to comply with the provisions of TIA § 314 to the extent applicable. To the extent applicable, the Issuers will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an officer or legal counsel, as applicable, of the Issuers except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Issuers will not be required to comply with all or any portion of TIA § 314(d) if they reasonably determine that under the terms of TIA § 314(d) or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including "no action" letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to any release or series of releases of Collateral.

Mandatory redemption

        Except to the extent that the Issuers may be required to offer to purchase the notes as set forth below under "—Repurchase at the Option of Holders", the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Optional redemption

        Except as described below, the notes are not redeemable at the Issuers' option until August 15, 2015.

        At any time prior to August 15, 2015 the Issuers may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days' prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register, at a redemption price equal to 100.0% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

        From and after August 15, 2015 the Issuers may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days' prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on August 15 of each of the years indicated below:

Year	Percentage
2015	108.250%
2016	105.500%
2017	102.750%
2018 and thereafter	100.000%

        In addition, prior to August 15, 2015, the Issuers may, at their option, redeem up to 35.0% of the aggregate principal amount of notes issued under the Indenture at a redemption price equal to 111.0% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net proceeds of one or more Equity Offerings of the Company or any direct or indirect parent entity of the Company to the extent such net proceeds are contributed to the capital of the Company; provided that at least 65.0% of the sum of the aggregate principal amount of notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

        The Trustee shall select the notes to be purchased in the manner described under "—Repurchase at the Option of Holders—Selection and Notice".

        Notice of redemption upon any Equity Offering or in connection with a transaction (or series of related transactions) that constitute a Change of Control may, at the Issuers' option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or Change of Control, as the case may be.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, the Issuers will make an offer to purchase all of the notes issued under the Indenture pursuant to the offer described below (the "Change of Control Offer") at a price in cash equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date (the "Change of Control Payment"). Within 30 days following any Change of Control, the Issuers will send notice of such Change of Control Offer by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

          (1)   a Change of Control Offer is being made pursuant to the covenant entitled "—Repurchase at the Option of Holders—Change of Control", and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

          (2)   the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

          (3)   any note not properly tendered will remain outstanding and continue to accrue interest;

          (4)   unless the Issuers default in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on, but not including, the Change of Control Payment Date;

          (5)   Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender such notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of such notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

          (6)   Holders will be entitled to withdraw their tendered notes and their election to require the Issuers to purchase such notes; provided that the paying agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing his tendered notes and his election to have such notes purchased;

          (7)   if such notice is mailed prior to the occurrence of a Change of Control, the notice shall state that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

          (8)   Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

        While the notes are in global form and the Issuers makes an offer to purchase all of the notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.

        We will not be required to make a Change of Control Offer following a Change of Control if (1) a third-party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described under the caption "—Optional Redemption", unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

        The Issuers will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        On the Change of Control Payment Date, the Issuers will, to the extent permitted by law:

          (1)   accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the aggregate amount of the Change of Control Payment in respect of all notes or portions thereof so tendered; and

          (3)   deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officers' Certificate stating that such notes or portions thereof have been tendered to and purchased by the Issuers.

        The paying agent will promptly mail to each Holder of the notes the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The ABL Facility will (subject to limited exceptions) and future credit agreements or other agreements relating to senior Indebtedness to which the Issuers becomes a party may provide that certain change of control events with respect to the Issuers would constitute a default thereunder. In the event a Change of Control occurs at a time when the Issuers are prohibited from repurchasing the notes, the Issuers could seek a waiver of such default to permit the repurchase of the notes or could attempt to refinance such senior Indebtedness that contains such prohibition. If the Issuers do not obtain any such waiver or refinance such senior Indebtedness, the Issuers will remain prohibited from repurchasing the notes and such default could result in amounts outstanding under such other senior Indebtedness being declared due and payable. In such case, the Issuers' failure to repurchase tendered notes would constitute an Event of Default under the Indenture.

        The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The existence of a Holder's right to require the Issuers to repurchase such Holder's notes upon the occurrence of a Change of Control may deter a third-party from seeking to acquire the Issuers in a transaction that would constitute a Change of Control.

        The Change of Control purchase feature is a result of negotiations between the initial purchasers of the Original Notes and us. As of the date of issuance of the Exchange Notes, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Certain Covenants—Liens". Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the notes protection in a highly levered transaction.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company and its Subsidiaries to certain Persons. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuers to make an offer to repurchase the notes as described above.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Asset Sales

  Collateral Asset Sales

        (a)   The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist a Collateral Asset Sale, unless:

          (1)   the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Collateral Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests sold or otherwise disposed of; and

          (2)   except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

        Within 365 days after the Company's or a Restricted Subsidiary's receipt of the Net Proceeds of any Collateral Asset Sale covered by the preceding paragraph, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Collateral Asset Sale as follows:

          (1)   until the indefeasible discharge of the First Priority Obligations, the consideration received from such Collateral Asset Sale to repay any Indebtedness under the Credit Facilities or any other Lenders Debt other than Indebtedness owed to the Company or a Subsidiary of the Company;

          (2)   to make one or more offers to the Holders of the notes (and, at the option of the Issuers, the holders of Other Pari Passu Lien Obligations) to repurchase notes issued under the Indenture (and such Other Pari Passu Lien Obligations) pursuant to and subject to the conditions contained in the Indenture (each, an "Asset Sale Offer"); provided, however that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (2), the Issuer or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further that if the Company or such Restricted Subsidiary shall so reduce any Other Pari Passu Lien Obligations, the Issuers will equally and ratably offer to reduce Indebtedness under the notes by making an offer to all Holders of the notes to repurchase, at a repurchase price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of the notes, such offer to be conducted in accordance with the procedures set forth below for an Asset Sale Offer, but without any further limitation in amount; or

          (3)   to make an investment in (i) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (ii) capital expenditures, or (iii) acquisitions of other properties or assets that, in each of clauses (i), (ii) and (iii), replace the businesses, properties or assets, as applicable, that are the subject of such Collateral Asset Sale or are used or useful in a Similar Business; provided further, that any such investment constituting After-Acquired Property is concurrently added to the Collateral.

  Non-Collateral Asset Sales

        (b)   The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist a Non-Collateral Asset Sale, unless:

          (1)   the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests sold or otherwise disposed of; and

          (2)   except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

        Within 365 days after the Company's or a Restricted Subsidiary's receipt of the Net Proceeds of any Non-Collateral Asset Sale covered by the preceding paragraphs, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Non-Collateral Asset Sale as follows:

          (1)   to prepay or repay senior Indebtedness of the Company or any Restricted Subsidiary (and in the case of revolving obligations, to correspondingly reduce commitments with respect thereto);

          (2)   to make one or more Asset Sale Offers; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (2), the Issuer or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided, further, that if the Company or such Restricted Subsidiary shall so reduce any Other Pari Passu Lien Obligations, the Issuers will equally and ratably offer to reduce Indebtedness under the notes by making an offer to all Holders of the notes to repurchase, at a repurchase price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of the notes, such offer to be conducted in accordance with the procedures set forth below for an Asset Sale Offer, but without any further limitation in amount; or

          (3)   to make an investment in (i) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (ii) capital expenditures, or (iii) acquisitions of other properties or assets that, in each of clauses (i), (ii) and (iii), replace the businesses, properties or assets, as applicable, that are the subject of such Non-Collateral Asset Sale or are used or useful in a Similar Business.

        (c)   Any Net Proceeds from the Asset Sales covered by the foregoing that are not invested or applied as provided and within the time period set forth in the first sentence of the second paragraph of clauses (a) and (b) above will be deemed to constitute "Excess Proceeds". In the case of clause (3) of the second paragraph of clause (a) and clause (3) of the second paragraph of clause (b) and above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that (x) such investment is consummated within 545 days after receipt by the Issuers or any Restricted Subsidiary of the Net Proceeds of any Asset Sale and (y) if such investment is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuers shall make an Asset Sale Offer to all Holders of the notes, and, if required by the terms of any Other Pari Passu Lien Obligations, to the holders of such Other Pari Passu Lien Obligations, to purchase the maximum principal amount of notes and such Other Pari Passu Lien

Obligations, that are $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or, in the case of any Other Pari Passu Lien Obligations offered at a significant original issue discount, 100% of the accreted value thereof, if permitted by the relevant indenture or other agreement governing such Other Pari Passu Lien Obligations), plus accrued and unpaid interest, if any, to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within 30 days after the date that Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such Other Pari Passu Lien Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of notes or the Other Pari Passu Lien Obligations surrendered by such holders thereof exceeds the amount of Excess Proceeds, the notes and such Other Pari Passu Lien Obligations will be purchased on a pro rata basis based on the accreted value or principal amount of the notes or such Other Pari Passu Lien Obligations tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        For purposes of this covenant, the following are deemed to be cash or Cash Equivalents:

          (A)  any liabilities (as shown on the Company's, or such Restricted Subsidiary's most recent internally available balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary constituting Other Pari Passu Lien Obligations, indebtedness secured by assets of the Issuers or a Guarantor not constituting Collateral or indebtedness of a non-Guarantor that are assumed by the transferee of any such assets and for which the Issuers and all Restricted Subsidiaries have been validly released by all creditors in writing;

          (B)  any securities received by the Issuers, a Guarantor or such Restricted Subsidiary from such transferee that are converted by the Issuers or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale;

          (C)  any stock or assets of the kind referred to in clause (3) of the second paragraph of clauses (a) and (b) above; and

          (D)  any Designated Noncash Consideration received by the Issuers or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 3.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

        The Issuers will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Selection and notice

        If less than all of the notes or such Other Pari Passu Lien Obligations are to be redeemed at any time, selection of such notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or, if such notes are not so listed, on a pro rata basis or by lot or such similar method in accordance with the procedures of DTC; provided that no notes of $2,000 or less shall be purchased or redeemed in part.

        Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes to be purchased or redeemed at such Holder's registered address. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

        A new note issued under the Indenture in principal amount equal to the unpurchased or unredeemed portion of any note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the purchase or redemption date, unless the Issuers default in payment of the purchase or redemption price, interest shall cease to accrue on notes or portions thereof purchased or called for redemption.

Certain covenants

        Set forth below are summaries of certain covenants contained in the Indenture. If on any date following the Issue Date (i) the notes issued under the Indenture have Investment Grade Ratings from both of the Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event"), the Company and the Restricted Subsidiaries will not be subject to the following covenants (collectively, the "Suspended Covenants"):

          (1)   "—Repurchase at the Option of Holders—Asset Sales";

          (2)   "—Certain Covenants—Limitation on Restricted Payments";

          (3)   "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (4)   clause (4) of the first paragraph of "—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets";

          (5)   "—Certain Covenants—Transactions with Affiliates";

          (6)   "—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries"; and

          (7)   "—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries".

        In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the notes issued under the Indenture below an Investment Grade Rating and/or (b) the Company or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

        The period of time between the Suspension Date and the Reversion Date is referred to in this Description of the Exchange Notes as the "Suspension Period". Additionally, upon the occurrence of a

Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero. During the Suspension Period no additional Subsidiary of the Company may be designated an Unrestricted Subsidiary unless such designation would have been permitted if the covenant described under the caption "—Certain Covenants—Limitation on Restricted Payments" had been in effect at all times during the Suspension Period. In the event of any such reinstatement, no action taken or omitted to be taken by the Company or any Restricted Subsidiary prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to any Suspended Covenant or the notes; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described under the caption "—Certain Covenants—Limitation on Restricted Payments" had been in effect prior to, but not during the Suspension Period, and (2) all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (c) of the second paragraph of "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock".

        There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments.

        The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution on account of the Company's or any Restricted Subsidiary's Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

            (A)  dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests; or

            (B)  dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

          (2)   purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent entity of the Company, including in connection with any merger or consolidation;

          (3)   make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than (x) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase or acquisition and (y) Indebtedness of the Company to a Restricted Subsidiary or a Restricted Subsidiary to the Company or another Restricted Subsidiary; or

          (4)   make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted Payment:

          (a)   no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b)   immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; and

          (c)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of:

            (1)   50.0% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately preceding the Issue Date, to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

            (2)   100.0% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Company since immediately after the Issue Date (other than net cash proceeds received by the Company to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (m) of the second paragraph of "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock") from the issue or sale of:

               (x)  Equity Interests of the Company, excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of:

                (A)  Equity Interests to members of management, directors or consultants of the Company, any direct or indirect parent entity of the Company and the Company's Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

                (B)  Designated Preferred Stock;

      and to the extent actually contributed to the Company, Equity Interests of any direct or indirect parent entity of the Company (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such Persons); or

              (y)   debt securities or Disqualified Stock of the Company or any Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of the Company or any direct or indirect parent entity of the Company;

      provided, however, that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock, (b) Equity Interests or converted or exchanged debt securities of the Company sold to a Restricted Subsidiary or the Company, as the case may be, (c) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock or (d) Excluded Contributions; plus

            (3)   100.0% of the aggregate amount of cash, and, in the case of clause (x) only, the Fair Market Value of marketable securities or other property (x) contributed to the capital of the Company following the Issue Date (other than net cash proceeds of any such contributed capital to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (m) of the second paragraph of "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock") or (y) paid to the Company or any Restricted Subsidiary by any parent entity of the Company in consideration for the Parent Stock;

    provided, however, that this clause (3) shall not include the amount of (a) cash, marketable securities or other property contributed to the capital of the Company by a Restricted Subsidiary or (b) Excluded Contributions; plus

            (4)   100.0% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property received by the Company or a Restricted Subsidiary by means of:

                (A)  the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company and the Restricted Subsidiaries and repayments of loans or advances, and release of guarantees, which constitute Restricted Investments by the Company and the Restricted Subsidiaries, in each case, after the Issue Date; or

                (B)  the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary, in each case, after the Issue Date; plus

            (5)   in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of the Investment in such Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary was made by the Company or the Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

        The foregoing provisions will not prohibit:

          (1)   the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or distribution or notice of such redemption, if at the date of declaration or notice such payment would have complied with the provisions of the Indenture;

          (2)   (a) any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company or any direct or indirect parent entity of the Company contributed to the capital of the Company (in each case, other than any Disqualified Stock) ("Refunding Capital Stock") and (b) if immediately prior to the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company ("Retired Capital Stock"), the Company and the Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock", the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent entity of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

          (3)   the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or a Guarantor, as the case may be, which is incurred in compliance with "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" so long as:

            (A)  the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium and any reasonable tender premiums, defeasance costs or other fees and expenses incurred in connection with the issuance of such new Indebtedness;

            (B)  such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the maturity of the notes issued under the Indenture; and

            (C)  such Indebtedness has a Weighted Average Life to Maturity which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of any notes issued under the Indenture then outstanding were instead due on such date one year following the maturity date of such notes issued under the Indenture (provided that, in the case of this subclause (C)(y), such Indebtedness does not provide for any scheduled principal payments prior to the maturity date of the notes issued under the Indenture in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness being refunded, refinanced or defeased);

          (4)   a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent entity of the Company held by any future, present or former employee, director or consultant (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Company, any of its Subsidiaries or any direct or indirect parent entity of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $5.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $10.0 million in any calendar year) (which $5.0 million shall increase to $10.0 million subsequent to the consummation of an underwritten public Equity Offering by any direct or indirect parent entity of the Company); provided further that any such amount under this clause (4) in any calendar year may be increased by an amount not to exceed:

            (A)  the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any direct or indirect parent entity of the Company, in each case, to employees, members of management, directors or consultants of the Company, any of its Subsidiaries or any direct or indirect parent entity of the Company that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph; plus

            (B)  the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Issue Date; less

            (C)  the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

  provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by subclauses (A) and (B) of this clause (4) in any calendar year; provided further that cancellation of Indebtedness owing to the Company from any present or former employee, director or consultant of the Company, any of its Subsidiaries or any direct or indirect parent entity of the Company in connection with the repurchase of Equity Interests of the Company or any direct or indirect parent entity of the Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

          (5)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any other Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary issued in accordance with the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" to the extent such dividends are included in the definition of "Fixed Charges";

          (6)   (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Issue Date; provided that the aggregate amount of dividends paid pursuant to this clause (A) shall not exceed the aggregate amount of cash actually received by the Company from the sale of such Designated Preferred Stock; or

            (B)  the declaration and payment of dividends to a direct or indirect parent entity of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent issued after the Issue Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock;

  provided, however, in the case of each of (A) and (B) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a pro forma basis, the Company and the Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (7)   Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, not to exceed $15.0 million and 0.75% of Total Assets at the time of such investment; provided that the dollar amount of Investments made pursuant to this clause (7) may be reduced by the Fair Market Value of the proceeds received by the Company and/or the Restricted Subsidiaries from the subsequent sale, disposition or other transfer of such Investments;

          (8)   repurchases of Equity Interests of the Company, any Restricted Subsidiary or any direct or indirect parent entity of the Company deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and repurchases of Equity Interests or options to purchase Equity Interests in connection with the exercise of stock options to the extent necessary to pay applicable withholding taxes;

          (9)   the payment of dividends on the Company's Common Stock after the Issue Date, of up to 6.0% per annum of the net proceeds received by or contributed to the Company in any public offering, other than public offerings registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

          (10) Restricted Payments that are made with Excluded Contributions;

          (11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed $30.0 million;

          (12) the declaration and payment of dividends or the payment of other distributions by the Company to, or the making of loans to, any direct parent entity of the Company in amounts required for either of their respective direct or indirect parent entities to pay:

            (A)  franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

            (B)  in respect of any taxable period (or portion thereof) in which the Company and/or any of its Subsidiaries is a member of a consolidated, combined or similar income tax group of which a direct or indirect parent of the Company is the common parent (a "Tax Group"), distributions to pay foreign, federal, state and local income taxes of such Tax Group, (i) to the extent such income taxes are attributable to the income of the Company and the Restricted Subsidiaries and not directly payable by the Company or the Restricted Subsidiaries and (ii) to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in no event will such dividends or distributions exceed the amounts that the Company and its Restricted and/or Unrestricted Subsidiaries (as applicable) would have paid as a stand-alone group;

            (C)  customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent entity of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries;

            (D)  general corporate and operating overhead costs and expenses of any direct or indirect parent entity of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and the Restricted Subsidiaries; and

            (E)  any amounts required for any direct or indirect parent entity of the Company to pay fees and expenses, other than to Affiliates of the Company (i) related to any equity or debt offering of such parent, or (ii) incurred in connection with any unsuccessful equity or debt offering of such parent; provided that, in each case, the aggregate amount taken together with all other Restricted Payments made pursuant to this sub-clause (E) do not exceed $5.0 million from the Issue Date and such offering is for the purposes of providing financing to the Company;

          (13) Restricted Payments by the Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

          (14) the purchase by the Company or any direct or indirect parent entity of the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations;

          (15) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness required pursuant to the provisions similar to those described under the captions "—Repurchase at the Option of Holders—Change of Control" and "—Repurchase at the Option of Holders—Asset Sales"; provided that there is a concurrent or prior Change of Control Offer or Asset Sale Offer, as applicable, and all notes issued under the Indenture tendered by Holders of the notes issued under the Indenture in connection with such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

          (16) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case, to the extent permitted by the covenant described under the caption "—Certain Covenants—Transactions with Affiliates";

          (17) the declaration and payment of dividends by the Company or any Restricted Subsidiary to, or the making of loans to, any direct or indirect parent entity of the Company in amounts required for any such parent to finance Investments otherwise permitted to be made pursuant to this covenant; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent entity of the Company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Company or any Restricted Subsidiary or (2) the merger of the Person formed or acquired into the Company or any Restricted Subsidiary (to the extent not prohibited by the covenant "—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets") in order to consummate such Investment, (C) such direct or indirect parent entity of the Company and its Affiliates (other than the Company or any Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent that the Company or any Restricted Subsidiary could have given such consideration or made such payment in compliance with the Indenture and (D) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" (other than pursuant to clause (11) hereof) or pursuant to the definition of "Permitted Investments" (other than clause (o) thereof);

          (18) distributions or payments of Securitization Fees or purchases of Securitization Assets pursuant to a securitization repurchase obligation under a Qualified Securitization Transaction;

          (19) any purchase of stock of a parent entity of the Company solely for compensation purposes for directors, officers or employees of the Company and its Restricted Subsidiaries; and

          (20) any transfer, dividend or other distribution of Parent Stock or any proceeds from a transfer thereof;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (4), (5), (6), (7), (9) and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

        As of the time of issuance of the Exchange Notes, all of the Company's Subsidiaries are Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary". For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary of the Company so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investments". Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of "Permitted Investments", and if such Subsidiary of the Company otherwise meets the definition of an "Unrestricted Subsidiary". Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

        The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, "incur" and collectively, an "incurrence") with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Company and the Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that the aggregate amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, by Restricted Subsidiaries that are not Guarantors pursuant to this paragraph and clause (m) below ("Permitted Non Guarantor Indebtedness") shall not exceed $100.0 million at any one time outstanding.

        The foregoing limitations will not apply to:

          (a)   Indebtedness of the Company or any of the Restricted Subsidiaries incurred pursuant to Credit Facilities in an aggregate principal amount at any time outstanding not to exceed the greater of: (i) $725 million and (ii) the Borrowing Base, plus any other Lenders Debt pursuant to clause (iii) of the definition thereof;

          (b)   the incurrence by the Company and any Guarantor of Indebtedness represented by the Original Notes issued under the Indenture (including any Guarantee) and the Exchange Notes and related exchange guarantees issued in exchange for the Original Notes and the Guarantees pursuant to the Registration Rights Agreement (other than any Additional Notes);

          (c)   Existing Indebtedness (other than Indebtedness described in clauses (a) and (b) above);

          (d)   Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Company or any of the Restricted Subsidiaries, to finance the purchase, lease or development, construction, remanufacturing, refurbishment, handling and repositioning, improvement and repairs of property (real or personal, including Chassis Assets) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed (i) the greater of (x) $50 million and (y) 3.0% of Total Assets, or (ii) if the Consolidated Senior Secured Debt Ratio

  is less than 4.5 to 1.0 (calculated on a pro forma basis giving effect to any Indebtedness incurred under this clause (d)(ii)),the greater of (x) $100 million and (y) 6.0% of Total Assets;

          (e)   Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (f)    Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Company or the acquisition of any business, assets or Capital Stock, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of the Company for the purpose of financing such acquisition;

          (g)   Indebtedness of the Company to a Restricted Subsidiary; provided that, other than in the case of (i) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and the Restricted Subsidiaries to finance working capital needs of the Restricted Subsidiaries and (ii) intercompany lease obligations, any such Indebtedness owing to a non-Guarantor is subordinated in right of payment to the notes issued under the Indenture; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (g);

          (h)   Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that, other than in the case of (i) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and its Subsidiaries to finance working capital needs of such Subsidiaries and (ii) intercompany lease obligations, if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not the Company or a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (h);

          (i)    shares of preferred stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of such shares of preferred stock not permitted by this clause (i);

          (j)    Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) and any guarantees thereof;

          (k)   obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

          (l)    Indebtedness of any Guarantor in respect of such Guarantor's Guarantee;

          (m)  Indebtedness, Disqualified Stock and preferred stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (m), does not at any one time outstanding exceed the sum of:

            (x)   $50 million; provided, however, that the aggregate amount of Permitted Non Guarantor Indebtedness that may be incurred pursuant to this clause (m) and the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock" shall not exceed $100.0 million at any one time outstanding; and

            (y)   100.0% of the net cash proceeds received by the Company since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (c)(2) and (c)(3) of the first paragraph of "—Certain Covenants—Limitation on Restricted Payments" to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to the second paragraph of "—Certain Covenants—Limitation on Restricted Payments" or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof);

          (n)   (1)    any guarantee by the Company or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; or

            (2)   any guarantee by a Restricted Subsidiary of Indebtedness of the Company or another Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by the Company or such other Restricted Subsidiary is permitted under the terms of the Indenture;

          (o)   the incurrence by the Company or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, this clause (o) and clauses (p) and (w)(i) below or any Indebtedness, Disqualified Stock or preferred stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

            (1)   has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the (x) remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being extended, replaced, refunded, refinanced, renewed or defeased and (y) in the case of Subordinated Indebtedness, the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so extended, replaced, refunded, refinanced, renewed or defeased that were due on or after the date one year following the maturity date of any notes then outstanding were instead due on such date one year following the maturity date of such notes (provided that, in the case of this subclause (o)(1)(y), such Indebtedness does not provide for any scheduled principal payments prior to the maturity date of the notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced or defeased);

            (2)   to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the notes issued under the Indenture or any Guarantee of the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes issued under the Indenture or such Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, as applicable; and

            (3)   shall not include:

              (x)   Indebtedness, Disqualified Stock or preferred stock of a non-Guarantor Subsidiary of the Company that refinances Indebtedness, Disqualified Stock or preferred stock of the Company;

              (y)   Indebtedness, Disqualified Stock or preferred stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of a Guarantor; or

              (z)   Indebtedness, Disqualified Stock or preferred stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

          (p)   Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; provided further that after giving effect to such acquisition or merger, either:

            (1)   the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

            (2)   the Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition or merger;

          (q)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

          (r)   Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed the greater of (x) $25.0 million and (y) 15.0% of Foreign Subsidiary Total Assets at any time outstanding;

          (s)   Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

          (t)    Indebtedness of the Company or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

          (u)   [Reserved];

          (v)   Indebtedness consisting of Indebtedness from the repurchase, retirement or other acquisition or retirement for value by the Company of Common Stock (or options, warrants or other rights to acquire Common Stock) of the Company (or payments to any direct or indirect parent entity of the Company to permit distributions to repurchase common equity (or options, warrants or other rights to acquire common equity) thereof of such parent entity) from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Company, any direct or indirect parent entity of the Company, or any of its Subsidiaries or their authorized representatives to the extent described in clause (4) of the second paragraph under "—Certain Covenants—Limitation on Restricted Payments";

          (w)  Indebtedness pursuant to any Capitalized Lease Obligations (i) existing on the Issue Date; plus (ii) in an aggregate amount incurred under this clause (w)(ii) not to exceed $50.0 million at any time outstanding;

          (x)   Indebtedness of the Company or any Restricted Subsidiary incurred pursuant to any Qualified Securitization Transactions; and

          (y)   all premiums (if any), interest (including, but not limited to, post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x) above.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (y) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, may classify or reclassify such item of Indebtedness in any manner that complies with this covenant and the Company may divide and classify or reclassify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above; provided that amounts under the ABL Facility outstanding on the Issue Date are deemed to be incurred under clause (a) above. Accrual of interest and dividends, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock and the reclassification of any operating lease as a Capitalized Lease Obligation as a result of (i) the modification or extension of the term of such lease or (ii) changes in GAAP that are not a result of a modification or extension pursuant to clause (i) will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

        The Indenture provides that the Company will not, and will not permit any Guarantor to directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the notes issued under the Indenture or such Guarantor's guarantee to the extent in the same manner as such Indebtedness is subordinated in right of payment to other Indebtedness of the Company or such Guarantor, as the case may be.

        The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

        The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien that secures obligations under any Indebtedness or any related guarantee (the "Initial Lien"), on any asset or property of the Company or any Restricted Subsidiary, or any income, profits or proceeds therefrom, other than:

          (1)   in the case of Liens securing Subordinated Indebtedness, if the notes issued under the Indenture and the related Guarantees are secured by a Lien on such property, assets, income, profits or proceeds that is senior in priority to such Liens;

          (2)   in the case of Liens on property, assets, income, profits or proceeds which do not constitute Collateral securing Other Pari Passu Lien Obligations, if the notes issued under the Indenture and the related Guarantees are equally and ratably secured by a Lien on such property, assets, income, profits or proceeds; or

          (3)   Permitted Liens.

        Any Lien created for the benefit of the Holders of the notes pursuant to clause (2) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the Notes Collateral Agent or the Collateral Trustee in the case of Trust Collateral may have on the proceeds from such sale.

Merger, Consolidation or Sale of All or Substantially All Assets

        Neither Issuer may consolidate or merge with or into or wind up into (whether or not such Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

          (1)   the Company or such Issuer is the surviving entity or the Person (and, unless the Company is a corporation, which shall be a corporation in the case of a consolidation or merger of Co-Issuer) formed by or surviving any such consolidation or merger (if other than the Company or such Issuer, as the case may be) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the "Successor Company");

          (2)   the Successor Company, if other than the Company or such Issuer, as the case may be, expressly assumes all the obligations of the Company or such Issuer, as the case may be, under the Indenture, the notes issued under the Indenture and the Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

          (3)   immediately after such transaction no Default or Event of Default exists;

          (4)   immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period:

            (A)  the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; or

            (B)  the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be equal to or greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction;

          (5)   each Guarantor, unless it is the other party to the transactions described above, in which case clause (B) of the third succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the notes issued under the Indenture;

          (6)   the Company, such Issuer or the Successor Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture and, if a supplemental indenture or any supplement to any Security Document is required in connection with such transaction, such supplement shall comply with the applicable provisions of the Indenture;

          (7)   to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets that would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and

          (8)   the Collateral owned by or transferred to the Successor Company shall:

            (a)   continue to constitute Collateral under the Indenture and the Security Documents;

            (b)   be subject to the Lien in favor of the Notes Collateral Agent or the Collateral Trustee in the case of Trust Collateral for the benefit of the Trustee and the Holders of the notes; and

            (c)   not be subject to any Lien other than Permitted Liens.

        The Successor Company will succeed to, and be substituted for such Issuer under the Indenture and the notes issued under the Indenture. Notwithstanding the foregoing clauses (3) and (4):

          (a)   any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company; and

          (b)   the Company or such Issuer, as the case may be, may merge with an Affiliate solely for the purpose of reincorporating or the Issuer in another State of the United States so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

        Notwithstanding anything to the contrary in the foregoing, the covenant described in the first paragraph shall not apply in the event that the Company in its sole discretion converts into a limited liability company existing under the laws of the jurisdiction of organization of the Company or such other jurisdiction as the Company shall be permitted to be organized under clause (1) of the first paragraph above and undertakes any transactions related or incidental thereto at any time after the Issue Date; provided that in the case of such conversion, a co-obligor of the notes issued under the Indenture is a corporation.

        Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor will not, and the Company will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

          (A)  such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Person");

          (B)  the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor's Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

          (C)  immediately after such transaction no Default or Event of Default exists;

          (D)  the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, amendments, supplements or other instruments, if any, comply with the Indenture, if a supplemental indenture is required in connection with such transaction, such supplement shall comply with the applicable provisions of the Indenture;

          (E)  the Collateral owned by or transferred to the Successor Person shall:

              (i)  continue to constitute Collateral under the Indenture and the Security Documents;

             (ii)  be subject to the Lien in favor of the Notes Collateral Agent or the Collateral Trustee in the case of the Trust Collateral for the benefit of the Trustee and the Holders; and

            (iii)  not be subject to any Lien other than Permitted Liens; and

          (F)  the transaction is made in compliance with the covenant described under "—Repurchase at the Option of Holders—Asset Sales".

        Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor's Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuers.

Transactions with Affiliates

        The Company will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $5.0 million, unless:

          (a)   such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

          (b)   the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $15.0 million, a resolution adopted by the majority of the board of directors of the Company approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

        The foregoing provisions will not apply to the following:

          (1)   transactions, including, without limitation, the sale and lease of assets, between or among the Company and/or any of the Restricted Subsidiaries;

          (2)   Restricted Payments permitted by the provisions of the Indenture described above under the covenant "—Certain Covenants—Limitation on Restricted Payments" and Permitted Investments or any transfer of Parent Stock;

          (3)   the payment of management, consulting, monitoring and advisory fees and related expenses to the Sponsor and its Affiliates in an aggregate amount in any fiscal year not to exceed an amount per annum equal to $2.0 million;

          (4)   the payment of reasonable and customary fees (including, without limitation, salaries, bonuses and equity) paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Company, any direct or indirect parent entity of the Company or any Restricted Subsidiary;

          (5)   payments by the Company or any Restricted Subsidiary to the Sponsor, and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved in the good faith determination of the management of the Company;

          (6)   transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

          (7)   payments or loans (or cancellation of loans) to employees or consultants of the Company, any direct or indirect parent entity of the Company or any Restricted Subsidiary which are approved in good faith by a majority of the board of directors of the Company;

          (8)   any agreement, instrument or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment, taken as a whole, is no less favorable to the Company and the Restricted Subsidiaries than the agreement, instrument or arrangement in effect on the date of the Indenture (in the good faith determination of the management of the Company));

          (9)   the existence of, or the performance by the Company or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any Registration Rights Agreement or purchase agreement related thereto) and any similar agreements; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under any such agreement shall only be permitted by this clause (9) to the extent that the terms of any such agreement, taken as a whole, are not disadvantageous to the Holders of the Notes in any material respect (in the reasonable determination of the management of the Company);

          (10) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case, in the ordinary course of business or consistent with past practice and otherwise in compliance with the terms of the Indenture which are fair to the Company and the Restricted Subsidiaries, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, in each case in the reasonable determination of the management of the Company;

          (11) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Affiliate;

          (12) transactions or payments pursuant to any employee, officer or director compensation or benefit plans, employment agreements, severance agreement, indemnification agreements or any similar arrangements entered into in the ordinary course of business or approved in the good faith determination of the management of the Company;

          (13) transactions in the ordinary course with (i) Unrestricted Subsidiaries or (ii) joint ventures in which the Company or a Subsidiary of the Company holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions are no less favorable to the Company or such Subsidiary participating in such joint ventures than they are to other joint venture partners;

          (14) payments permitted under clause 12(B) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" by the Company and/or its Subsidiaries;

          (15) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

          (16) transactions by and among Seacastle Inc. and its Subsidiaries and the Company and its Subsidiaries related to shared resource allocations pertaining to compensation-related expenses, including salaries, bonuses, equity, restricted stock costs, customary fees, leases, transportation taxes, and similar expenses (i) incurred in the ordinary course of business or (ii) repaid within 365 days; provided, that the net amount of all such transactions taken as a whole in any calendar year do not exceed $1.0 million;

          (17) the Transactions and the payment of all fees and expenses related to the Transactions, in each case, as contemplated by the offering memorandum relating to the offer of the Original Notes;

          (18) any Sale and Lease Back Transactions or other lease obligations by and among Affiliates of the Sponsor and the Company and its Subsidiaries, as the case may be, permitted under the Indenture so long as the terms of such transaction are no less favorable to the Company or the Restricted Subsidiaries than that which would be obtained in an arm's length transaction with a non-Affiliate;

          (19) sales of Securitization Assets or assets in connection with any Qualified Securitization Transaction;

          (20) the licensing or sub-licensing of intellectual property and software, including Poolstat Software, or other general intangibles in the ordinary course of business;

          (21) investments by the Sponsor or its Affiliates in securities of the Company (other than any security that ranks senior or pari passu with the notes) or any Restricted Subsidiary of the Company so long as the investment is being or has been offered generally to other investors on the same or more favorable terms or the securities are acquired in market transactions; and

          (22) guarantees (but not any consideration paid for such guarantee) by the Sponsor or any direct and indirect parent of the Company of Obligations of the Company and its Restricted Subsidiaries.

Dividend and other payment restrictions affecting Restricted Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

          (a)   (1) pay dividends or make any other distributions to the Company or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits; or

            (2)   pay any Indebtedness owed to the Company or any Restricted Subsidiary;

          (b)   make loans or advances to the Company or any Restricted Subsidiary; or

          (c)   sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary,

        except, in each case, for such encumbrances or restrictions existing under or by reason of:

            (1)   contractual encumbrances or restrictions in effect on the Issue Date, including, without limitation, pursuant to the ABL Facility and their related documentation;

            (2)   the Indenture and the notes issued under the Indenture;

            (3)   purchase money obligations for property acquired in the ordinary course of business and lease obligations (including Capitalized Lease Obligations and any encumbrance or restriction pursuant to any Customer Leasing Arrangement) that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

            (4)   applicable law or any applicable rule, regulation or order;

            (5)   any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition or at the time when it merges with or into the Company or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

            (6)   contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

            (7)   secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

            (8)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

            (9)   (A) other Indebtedness, Disqualified Stock or preferred stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" that impose restrictions solely on the Foreign Subsidiaries party thereto or (B) Permitted Non Guarantor Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" that impose restrictions solely on Restricted Subsidiaries that are not Guarantors party thereto that will not materially affect the Company's ability to make anticipated principal and interest payments on the notes issued under the Indenture, in each case in the reasonable determination of the management of the Company;

            (10) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

            (11) customary provisions contained in licenses or sub-licenses of intellectual property and software, including Poolstat Software, or other general intangibles in the ordinary course of business;

            (12) any encumbrance or restriction with respect to a Foreign Subsidiary pursuant to an agreement governing Indebtedness incurred by such Foreign Subsidiary that was permitted by the terms of the Indenture to be incurred;

            (13) any encumbrance or restriction pursuant to an agreement governing Indebtedness incurred pursuant to clause (a) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock", which encumbrances or restrictions are, in the good faith determination of the management of the Company, no more restrictive, taken as a whole, than any such encumbrances or restrictions pursuant to the ABL Facility on the Issue Date;

            (14) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance solely of the property or assets of the Company or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

            (15) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

            (16) restrictions created in connection with any Qualified Securitization Transaction; provided that, in the case of a Qualified Securitization Transaction occurring after the Closing Date, such restrictions in the good faith determination of the Company are necessary or advisable to effect such Qualified Securitization Transaction; and

            (17) any encumbrance or restriction imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (17) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith determination of the management of the Company, (x) no more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (y) ordinary and customary with respect to facilities similar to the ABL Facility (under the relevant circumstances) and will not materially affect the Company's ability to make anticipated principal and interest payments on the notes issued under the Indenture.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

        (a)   The Company will not permit any of its Restricted Subsidiaries to Guarantee any other Indebtedness of the Company or any other Restricted Subsidiary under clauses (a)(1) or (a)(2) of the definition of "Indebtedness" (other than (i) a Guarantee by a Foreign Restricted Subsidiary of Indebtedness of another Foreign Restricted Subsidiary, (ii) Capitalized Lease Obligations and (iii) Permitted Non Guarantor Indebtedness) unless either (1) such Restricted Subsidiary is a Guarantor or (2) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Restricted Subsidiary's Guarantee of such other Indebtedness, along with supplements to the Intercreditor Agreement, Collateral Trust Agreement and applicable Security Documents.

        (b)   Notwithstanding the foregoing and the other provisions of the Indenture, any Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

          (A)  any sale, exchange or transfer (by merger or otherwise) of all of the Company's Capital Stock in such Guarantor (including any sale, exchange or transfer following which the applicable Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture,

          (B)  if such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or

          (C)  if the Issuers exercise their legal defeasance option or their covenant defeasance option as described under "—Legal Defeasance and Covenant Defeasance" or if their obligations under the Indenture are discharged in accordance with the terms of the Indenture.

        Notwithstanding the preceding paragraph, any Note Guarantee will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption "—Note Guarantees". The form of the Note Guarantee will be attached as an exhibit to the Indenture.

Limitation on activities of the Co-Issuer

        The Co-Issuer may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activities, other than (1) the issuance of its Equity Interests to the Issuer or any wholly owned Restricted Subsidiary of the Issuer, (2) the incurrence of

Indebtedness as a co-obligor or guarantor, as the case may be, of the notes, the ABL Facility and any other Indebtedness that is permitted to be incurred under the covenant described under the heading "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; provided that the Net Proceeds of such Indebtedness are not retained by the Co-Issuer, and (3) activities incidental thereto. None of the Restricted Subsidiaries shall engage in any transaction with the Co-Issuer in violation of the immediately preceding sentence.

Reports and other information

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Securities and Exchange Commission (the "Commission"), the Indenture requires the Company to file with the Commission (and make available to the Trustee and Holders of the notes issued under the Indenture (without exhibits), without cost to each Holder, within 15 days after it files them with the Commission),

          (a)   within 90 days (or the successor time period then in effect under the rules and regulations of the Exchange Act for a non-accelerated filer plus any grace period provided by Rule 12b-25 under the Exchange Act) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form;

          (b)   within 45 days (or the successor time period then in effect under the rules and regulations of the Exchange Act for a non-accelerated filer plus any grace period provided by Rule 12b-25 under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q;

          (c)   promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

          (d)   any other information, documents and other reports which the Company would be required to file with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act;

        provided that the Company shall not be so obligated to file such reports with the Commission if the Commission does not permit such filing, in which event the Issuers will make available such information to prospective purchasers of notes issued under the Indenture, in addition to providing such information to the Trustee and the Holders of the notes issued under the Indenture, in each case, within 15 days after the time the Company would be required to file such information with the Commission, if it were subject to Sections 13 or 15(d) of the Exchange Act.

        The availability of the foregoing materials on the Commission's EDGAR service (or its successor) shall be deemed to satisfy the Issuer's delivery obligation, provided, however, that the Trustee shall have no obligation whatsoever to determine if such materials have been made so available.

        In the event that any direct or indirect parent entity of the Company become a Guarantor of the notes issued under the Indenture, the Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that describes in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and the Restricted Subsidiaries on a standalone basis, on the other hand.

        Notwithstanding anything to the contrary in this Description of the Exchange Notes, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under "—Events of Default and Remedies" until 30 days after the date on which any report hereunder is due.

Events of default and remedies

        The following events constitute "Events of Default" under the Indenture:

          (1)   default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes issued under the Indenture;

          (2)   default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the notes issued under the Indenture;

          (3)   failure by the Company or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of at least 25.0% in principal amount of the notes then outstanding and issued under the Indenture to comply with any of its other agreements in the Indenture, the Security Documents, the Collateral Trust Agreement, the Intercreditor Agreement or the notes issued under the Indenture;

          (4)   default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both:

            (A)  such default either:

      •
      results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods and any extensions thereof); or

      •
      relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

            (B)  the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods and any extensions thereof), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

          (5)   failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

          (6)   certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary;

          (7)   the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Indenture or the release of any such Guarantee in accordance with the Indenture; or

          (8)   any security interest and Lien purported to be created by any Security Document with respect to any Collateral, individually or in the aggregate, having a Fair Market Value in excess of $25.0 million shall cease to be in full force and effect, or shall cease to give the Notes Collateral Agent or the Collateral Trustee in the case of Trust Collateral, for the benefit of the Noteholder Secured Parties, the Liens, rights, powers and privileges purported to be created and granted thereby in favor of the Notes Collateral Agent or the Collateral Trustee in the case of Trust

  Collateral, for a period of 30 days after notice, or shall be asserted by the Company or any Guarantor to not give the Notes Collateral Agent or the Collateral Trustee in the case of Trust Collateral, for the benefit of the Noteholder Secured Parties, the Liens, rights, powers and privileges purported to be created and granted thereby; except to the extent that any such loss of perfection or priority results from the failure of the Trustee to make filings, renewals and continuations (or other equivalent filings) or take other appropriate action or the failure of the Trustee to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents.

        If any Event of Default (other than of a type specified in clause (6) above with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25.0% in principal amount of the then outstanding notes issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes issued under the Indenture to be due and payable immediately.

        Upon the effectiveness of such declaration, such principal, premium, if any, and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Company, all outstanding notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes issued under the Indenture may direct the Trustee in its exercise of any trust or power. The Indenture provides that the Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of such notes.

        The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by written notice to the Trustee may on behalf of the Holders of all of such notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of the acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

          (x)   the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

          (y)   the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

          (z)   if the default that is the basis for such Event of Default has been cured.

        The Indenture provides that the Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Issuers or any Guarantor, to deliver to the Trustee a statement specifying such Default or Event of Default.

No personal liability of directors, officers, employees and stockholders

        No director, officer, employee, incorporator or stockholder of the Issuers or any Guarantor or any of their parent entities shall have any liability for any obligations of the Issuers or the Guarantors under the notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal defeasance and covenant defeasance

        The obligations of the Issuers and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes issued under the Indenture. The Issuers may, at their option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the Indenture and have each Guarantor's obligation discharged with respect to its Guarantee ("Legal Defeasance") and cure all then existing Events of Default except for:

          (1)   the rights of Holders of the notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due solely out of the trust created pursuant to the Indenture;

          (2)   the Issuers' obligations with respect to the notes issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Issuers may, at their option and at any time, elect to have their obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes issued under the Indenture. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes issued under the Indenture.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the Indenture:

          (1)   the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the notes; provided that, with respect to any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purpose of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption (any such amount, the "Applicable Premium Deficit") only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officers' Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

          (2)   in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions:

            (A)  the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling; or

            (B)  since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law;

          in either case, to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such depositor the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the ABL Facility or any other material agreement or instrument (other than the Indenture) to which, the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith);

          (6)   the Issuers shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

          (7)   the Issuers shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either:

          (a)   all such notes theretofore authenticated and delivered, except lost stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

          (b)   (1) all such notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year, and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

            (2)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or the granting of Liens in connection therewith) with respect to the Indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound (other than an instrument to be terminated contemporaneously with or prior to the borrowing of funds to be applied to make such deposit and the granting of Liens in connection therewith);

            (3)   the Issuers have paid or caused to be paid all sums payable by them under the Indenture; and

            (4)   the Issuers have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

        In addition, the Issuers must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Paying agent and registrar for the notes

        The Issuers will maintain one or more paying agents for the notes issued under the Indenture. The initial paying agent for the notes issued under the Indenture will be the Trustee.

        The Issuers will also maintain a registrar and a transfer agent. The initial registrar and the initial transfer agent will be the Trustee. The registrar will maintain a register reflecting ownership of the notes issued under the Indenture outstanding from time to time and will make payments on and facilitate transfer of notes issued under the Indenture on behalf of the Issuers. The registered Holder will be treated as the owner of the note for all purposes. The transfer agent will make payments on and facilitate transfer of the notes issued under the Indenture on behalf of the Issuers.

        The Issuers may change the paying agents or the registrars without prior notice to the Holders. The Issuers or any Guarantor may act as a paying agent or registrar.

Transfer and exchange

        A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed.

        The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, supplement and waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, the Security Documents, the Collateral Trust Agreement, the Intercreditor Agreement, any related Guarantee and the notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding and issued under the Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, other than notes beneficially owned by the Company or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for notes).

        The Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any notes issued under the Indenture and held by a non-consenting Holder:

          (1)   reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the final maturity of any such note or alter or waive the provisions with respect to the redemption of the notes issued under the Indenture (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

          (3)   reduce the rate of or change the time for payment of interest on any note;

          (4)   waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes issued under the Indenture, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any guarantee which cannot be amended or modified without the consent of all Holders;

          (5)   make any note payable in money other than that stated in the notes;

          (6)   make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes;

          (7)   make any change in these amendment and waiver provisions;

          (8)   impair the right of any Holder to receive payment of principal of, or premium, if any, or interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes;

          (9)   make any change in any Security Document, the Collateral Trust Agreement, the Intercreditor Agreement or the provisions in the Indenture dealing with the Collateral or the Security Documents or the application of trust proceeds of the Collateral that would release all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of the Indenture, the Security Documents and the Intercreditor Agreement) or change or alter the priority of the security interests in the Collateral; or

          (10) make any change to or modify the ranking of the notes issued under the Indenture that would adversely affect the Holders.

        Notwithstanding the foregoing, without the consent of any Holder, the Issuers, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any Guarantee, the Security Documents or the notes issued under the Indenture:

          (1)   to cure any ambiguity, omission, mistake, defect or inconsistency;

          (2)   to provide for uncertificated notes issued under the Indenture in addition to or in place of certificated notes issued under the Indenture or to alter the provisions of the Indenture relating to the form of notes (including the related definitions) in a manner that does not materially adversely affect any Holder;

          (3)   to comply with the covenant relating to mergers, consolidations and sales of assets;

          (4)   to provide for the assumption of the Issuers' or any Guarantor's obligations to Holders;

          (5)   to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the rights under the Indenture of any such Holder;

          (6)   to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers;

          (7)   to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (8)   to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

          (9)   to provide for the issuance of (i) Additional Notes or (ii) exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferrable;

          (10) to add or release a Guarantor under the Indenture or to add additional assets as Security Agreement Collateral or release Security Agreement Collateral, in each case in accordance with the terms of the Indenture;

          (11) to conform the text of the Indenture, Guarantees, the Security Documents or the notes issued under the Indenture to any provision of this "Description of the Exchange Notes" to the extent that such provision in this "Description of the Exchange Notes" was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees, the Security Documents or the notes issued under the Indenture as detailed in an Officers' Certificate; or

          (12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of the notes issued under the Indenture as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the notes; provided that (a) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders of the notes issued under the Indenture to transfer such notes.

        The Intercreditor Agreement may be amended from time to time with the consent of certain parties thereto. In addition, the Intercreditor Agreement, Collateral Trust Agreement and Security Documents may be amended from time to time at the sole request and expense of the Issuer, and without the consent of the ABL Agent and the Notes Collateral Agent:

          (1)   (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Other Pari Passu Lien Obligations that are incurred in compliance with the ABL Facility, the Indenture and the Security Documents and (B) to establish that the Liens on any Collateral securing such Other Pari Passu Lien Obligations shall be Pari Passu under the Intercreditor

  Agreement (and under the Collateral Trust Agreement, as applicable) with the Liens on such Collateral securing the Obligations under the Indenture, the notes and the Guarantees subordinated to the Liens on such Collateral securing obligations under the ABL Facility, the Indenture, notes and the Guarantees, all on the terms provided for in the Intercreditor Agreement (and under the Collateral Trust Agreement, as applicable) as in effect immediately prior to such amendment; and

          (2)   (A) to add other parties (or any authorized agent thereof or trustee therefor) holding an Obligation with Junior Lien Priority that is incurred in compliance with the ABL Facility and the Indenture and the Security Documents and (B) to establish that the Liens on any Collateral securing such Indebtedness shall be junior and subordinated to the Liens on such Collateral securing any obligations under the Indenture and the notes and the Guarantees, all on the terms provided for in the Intercreditor Agreement (and under the Collateral Trust Agreement, as applicable) in effect immediately prior to such amendment. Any such additional party and the ABL Agent, Trustee and Notes Collateral Agent shall be entitled to rely upon a certificate delivered by an Officer certifying that such Other Pari Passu Lien Obligations or an Obligation with Junior Lien Priority, as the case may be, were issued or borrowed in compliance with the ABL Facility and the Indenture and the Security Documents. Any amendment of the Intercreditor Agreement, Collateral Trust Agreement or Security Documents that is proposed to be effected without the consent of the ABL Agent or the Notes Collateral Agent, as applicable, will be submitted to such Person for its review at least 5 business days prior to the proposed effectiveness of such amendment.

        The consent of the Holders of the notes is not necessary under the Indenture, any Security Document, the Collateral Trust Agreement or the Intercreditor Agreement to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

        Notices given by publication or electronic delivery will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

        The Indenture provides that the Holders of a majority in principal amount of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing law

        The Indenture, the Original Notes issued under the Indenture, the Exchange Notes and the Guarantees are governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof to the extent that the application of the law of another jurisdiction would be required thereby.

Certain definitions

        Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

        "ABL Agent" means JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent, and any of its successors or assigns.

        "ABL Facility" means the Credit Agreement dated as of the Issue Date among Interpool, Inc., the other loan parties party thereto, the various lenders and agents party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, together with any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any note purchase agreements, indentures, credit facilities, asset backed facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility, note purchase agreement or indenture that increases the amount borrowable thereunder, alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

        "ABL Secured Parties" means the ABL Agent and holders of Lenders Debt secured by the Collateral.

        "Acquired Indebtedness" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Additional Interest" means all additional interest then owing pursuant to the Registration Rights Agreement.

        "Additional Notes" means additional notes issued under the Indenture, to the extent permitted by the covenant described under "—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," which are secured equally and ratably with the notes by the Collateral.

        "Adjusted EBITDA" means, with respect to any Person for any period, the sum of (without duplication):

          (1)   Consolidated Net Income of such Person for such period plus collections of the principal portion of any direct finance leases and

          (2)   to the extent Consolidated Net Income has been reduced thereby:

            (a)   provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income;

            (b)   Consolidated Interest Expense (and other components of Fixed Charges to the extent changes in GAAP after the Issue Date result in such components reducing Consolidated Net Income) of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, including any noncash interest charges in accordance with GAAP;

            (c)   Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income;

            (d)   any fees, expenses or charges, or any amortization thereof, related to any Equity Offering or issuance of Equity Interests, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by the Indenture (whether or not successful) or any repayment of Indebtedness, refinancing transaction or amendment or modification of any debt instrument, including such fees, expenses or charges related to the offering of the notes issued under the Indenture and the Credit Facilities, and deducted in computing Consolidated Net Income and including, in each case, any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;

            (e)   any loss related to the disposition of assets;

            (f)    the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date;

            (g)   any other noncash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period;

            (h)   the amount of any non-controlling interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests);

            (i)    any expenses related to the use and maintenance of tires or rims that are used in the process of remanufacturing chassis;

            (j)    any expenses related to the refurbishment, retrofitting or reconstruction of Chassis Assets, that extend the useful economic life of such Chassis Assets;

            (k)   expenses related to the implementation of new accounting pronouncements and other regulatory requirements;

            (l)    any net loss resulting from currency exchange risk Hedging Obligations;

            (m)  any foreign exchange loss on debt;

            (n)   the amount of loss on sale of any Securitization Assets and related assets to a Securitization Subsidiary in connection with a Qualified Securitization Transaction;

            (o)   the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor or any of its Affiliates;

            (p)   all other extraordinary, non-recurring or unusual losses, and less

          (3)   to the extent Consolidated Net Income has been increased thereby:

            (a)   non-cash gains pursuant to (2) above increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Adjusted EBITDA in accordance with this definition);

            (b)   any gain related to the disposition of assets;

            (c)   any net gains resulting from currency exchange risk Hedging Obligations;

            (d)   any gains resulting from foreign exchange gains on debt;

            (e)   all other extraordinary, non-recurring or unusual gains;

        all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "After-Acquired Property" means any property of the Issuers or any Guarantor acquired after the Issue Date that would constitute Collateral had such property been owned by the Issuers or any Guarantor on the Issue Date and is intended to secure the Obligations under the Indenture and the notes pursuant to the Indenture and the Security Documents.

        "Applicable Premium" means, with respect to any note issued under the Indenture on any redemption date, the greater of:

          (1)   1.0% of the principal amount of the note; or

          (2)   the excess of:

            (a)   the present value at such redemption date of (i) the redemption price of the note at August 15, 2015 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption"), plus (ii) all required interest payments due on the note through August 15, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

            (b)   the principal amount of the note, if greater.

        "Asset Sale" means:

          (1)   the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a sale and leaseback) of the Issuers, a Guarantor or any Restricted Subsidiary (each referred to in this definition as a "disposition"), or

          (2)   the issuance or sale of Equity Interests of the Issuers or any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than preferred stock of Restricted Subsidiaries issued in compliance with the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock").

        Notwithstanding the foregoing, the following items will not be deemed to be Asset Sales:

            (a)   (i) a disposition of Cash Equivalents or obsolete, damaged or worn out Chassis Assets (including scrap resulting from the remanufacturing process thereof) in the ordinary course of business, (ii) any disposition of any abandoned, lost, destroyed or stolen Chassis Assets, or (iii) a disposition of inventory or goods held for sale in the ordinary course of business;

            (b)   the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described below under "—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

            (c)   the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "—Certain Covenants—Limitation on Restricted Payments";

            (d)   any issuance or sale of Equity Interests of the Company;

            (e)   any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than $2.0 million;

            (f)    any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

            (g)   to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

            (h)   the lease (including, without limitation, pursuant to a finance lease or an operating lease), assignment, sub-lease or license of any real or personal property in the ordinary course of business;

            (i)    any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (j) of the definition of "Permitted Investments");

            (j)    foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by the Indenture on assets;

            (k)   (i) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof or in a bankruptcy or similar proceeding and (ii) the sale or discount of inventory, accounts receivable or notes receivable or the conversion of accounts receivable to notes receivable in the ordinary course of business;

            (l)    the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claim of any kind, in each case, in the ordinary course of business;

            (m)  the transfer of assets pursuant to a Customer Leasing Arrangement, including the sale of assets to lease customers upon the termination of a Customer Leasing Arrangement pursuant to the terms thereof; provided that the proceeds of such transfer must be applied in accordance with the covenant under "—Repurchase at the Option of Holders—Asset Sales";

            (n)   the licensing or sub-licensing of intellectual property and software, including Poolstat Software, or other general intangibles in the ordinary course of business;

            (o)   any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

            (p)   the unwinding of any Hedging Obligations;

            (q)   sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

            (r)   the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Company are not material to the conduct of the business of the Company and the Restricted Subsidiaries taken as a whole;

            (s)   any financing transaction with respect to property built or acquired, by the Company or any Restricted Subsidiary after the Issue Date;

            (t)    any Sale and Lease-Back Transactions permitted by the Indenture;

            (u)   sales of Securitization Assets or related assets in connection with any Qualified Securitization Transaction; and

            (v)   any transfer, dividend or other distribution of Parent Stock.

        "Bank Lenders" means the lenders under Credit Facilities.

        "Borrowing Base" means, as of any date, an amount equal to 85% of the book value of the accounts receivable and 85% of the book value of the Chassis Assets of the Company and the Restricted Subsidiaries (excluding accounts receivable and Chassis Assets of a Restricted Subsidiary that is not a Guarantor which secure Permitted Non Guarantor Indebtedness) on a consolidated basis as of the end of the most recently completed fiscal quarter preceding such date for which internal financial statements are available.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or a limited liability company or a business trust, partnership, membership or beneficial interests, as applicable (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet (excluding the footnotes thereto) in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid or terminated by the lessee without payment of a penalty; provided that leases that are required to be classified and accounted for as capital leases in accordance with GAAP solely because of the duration of the term of the lease or the fact that the present value of the minimum lease payments of the equipment subject to such lease exceeds 90.0% of the Fair Market Value of such equipment shall not be deemed to be Capitalized Lease Obligations.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   pounds sterling;

          (3)   (a) euro, or any national currency of any participating member state in the European Union;

            (b)   Canadian dollars; or

            (c)   in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

          (4)   securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

          (5)   certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million in the case of non-U.S. banks;

          (6)   repurchase obligations for underlying securities of the types described in clauses (4) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above;

          (7)   commercial paper rated at least P-2 by Moody's or at least A-2 by S&P (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and, in each case, maturing within 24 months after the date of creation thereof;

          (8)   investment funds investing at least 95.0% of their assets in securities of the types described in clauses (1) through (7) above;

          (9)   readily marketable direct obligations issued by any state of the United States or any political subdivision thereof or any Province of Canada having one of the two highest rating categories obtainable from either Moody's or S&P with maturities of 12 months or less from the date of acquisition; and

          (10) Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A-2" or higher from Moody's with maturities of 24 months or less from the date of acquisition.

        In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clause (10) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) local currencies and other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (10) and in this paragraph.

        "Change of Control" means:

          (1)   any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing 50.0% or more of the voting power of the total outstanding Voting Stock of the Company; provided, however, that for purposes of determining "beneficial ownership" for purposes of this definition, no "person" or "group" will be attributed beneficial ownership of the Company as a result of the ownership, directly or indirectly, of the Capital Stock or control of SeaCastle Inc. following an initial public offering of the Company or a direct or indirect parent entity of the Company (other than SeaCastle Inc.); or

          (2)   all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders; or

          (3)   the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the Permitted Holders beneficially own 50.0% or more of the total voting power of the Voting Stock of the surviving or transferee Person or any of its direct or indirect parent companies or (ii) the Voting Stock of the Company outstanding, immediately prior to such transaction, is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person or any direct or indirect holding company thereof, constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person or such direct or indirect holding company thereof (immediately after giving effect to such issuance).

        For purposes of this definition, any direct or indirect holding company of the Company shall not itself be considered a "Person" or "group" for purposes of clause (1) above; provided that no "Person" or "group" (other than the Permitted Holders) beneficially owns, directly or indirectly, more than 50.0% of the total voting power of the Voting Stock of such holding company.

        "Chassis Assets" means chassis, containers and other assets related thereto including, without limitation, generator sets, trailers and ancillary services and products.

        "Co-Issuer" means TRAC Intermodal Corp.

        "Collateral Asset Sale" means an Asset Sale of Collateral.

        "Collateral Trust Agreement" means the Collateral Trust Agreement dated as of the Issue Date among the Company, the Co-Issuer, the Notes Collateral Agent, the ABL Agent and the Collateral Trustee.

        "Collateral Trust Security Agreement" means the Collateral Trust Security Agreement dated as of the Issue Date among the Company, the Co-Issuer, the Guarantors and the Collateral Trustee.

        "Collateral Trustee" means the collateral trustee under the Collateral Trust Agreement, and any of its successors or assigns, who shall hold the Trust Collateral, the Collateral Trust Security Agreement and related documents in trust for, among others, the Notes Collateral Agent.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expenses, excluding any items which are classified as Consolidated Interest Expense in accordance with GAAP, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication:

          (1)   interest expense of such Person (as determined in accordance with GAAP) and its Restricted Subsidiaries for such period; less

          (2)   interest income for such period; and less

          (3)   to the extent included in (1):

            (a)   amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses;

            (b)   any expensing of bridge, commitment and other financing fees (including commission, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances);

            (c)   noncash interest charges (including (i) any noncash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to the Derivative and Hedging Topic, and including noncash interest expense attributable to the amortization of losses resulting from the termination and, or, modification of Hedging Obligations and (ii) noncash interest expenses related to Capital Leases or attributable solely to a reclassification as a Capital Lease under GAAP);

            (d)   any expenses resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with any acquisition;

            (e)   any accretion of accrued interest on discounted liabilities;

            (f)    commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Transaction and plus

          (4)   to the extent (1) has been reduced thereby:

            (a)   noncash interest expenses attributable to the amortization of gains resulting from the termination and, or, modification of Hedging Obligations.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the net income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

          (1)   any net after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, without limitation, relating to severance, relocation and new product introductions) shall be excluded;

          (2)   the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

          (3)   any net after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded;

          (4)   any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the management of the Company shall be excluded;

          (5)   the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that the Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

          (6)   solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of "—Certain Covenants—Limitation on Restricted Payments", the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

          (7)   the effects of adjustments (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries) in such Person's consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to any acquisition that is consummated after the Issue Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

          (8)   any net after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

          (9)   any net after-tax effect of any impairment charges or asset write-offs or write-downs, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets including leasing equipment and direct finance leases, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

          (10) any net after-tax effect of (i) any noncash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Company or any of its direct or indirect parent entity of the Company in connection with the Transactions and (ii) any noncash compensation expense resulting from the application of Financial Accounting Standards Board ("FASB") Codification Topic Share-Based Payment, shall be excluded;

          (11) any net after-tax effect of (i) any net unrealized gains or losses (after any offset) resulting in such period from Hedging Obligations and the application of FASB Codification Topic Derivatives and Hedging and (ii) any net unrealized gains or losses (after any offset) resulting in such period from currency translation gains or losses including those related to the termination and/or modification of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) shall be excluded;

          (12) any restoration to income of any contingency reserve of an extraordinary, nonrecurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date shall be excluded; and

          (13) any net after-tax effect of accretion of accrued interest on discounted liabilities shall be excluded.

        In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

        Notwithstanding the foregoing, for the purpose of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case, only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

        "Consolidated Senior Secured Debt Ratio" means, as of any date of determination, the ratio of (1) the aggregate principal amount of Indebtedness of the Company and/or the Restricted Subsidiaries that is secured by any Lien, net of cash and Cash Equivalents of the Company and its Restricted Subsidiaries on a consolidated basis to (2) the Company's Adjusted EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio, provided, however, that any proceeds from the incurrence of Indebtedness for which such calculation is being made shall not be included in the amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

          (1)   to purchase any such primary obligation or any property constituting direct or indirect security therefore;

          (2)   to advance or supply funds;

            (A)  for the purchase or payment of any such primary obligation; or

            (B)  to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

          (3)   to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Credit Facilities" means, with respect to the Company, one or more debt facilities, including, without limitation, the ABL Facility, credit facilities, asset backed facilities, commercial paper facilities, indentures or note purchase agreements providing for revolving credit loans, term loans, notes, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures, note purchase agreements, credit facilities, asset backed facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

        "Customer Leasing Arrangement" means any arrangement entered into in the ordinary course of business providing for the lease or rental by a customer of the Company or any Restricted Subsidiary, as the case may be, from the Company or any such Restricted Subsidiary, as lessor, of one or more Chassis Assets and any amendment, extension, renewal, modification or combination of any of the foregoing.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means the Fair Market Value of noncash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by a senior vice president or the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Noncash Consideration.

        "Designated Preferred Stock" means preferred stock of the Company or any parent entity thereof (in each case, other than Disqualified Stock) that is issued for cash (other than to a Guarantor or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by a senior vice president or the principal financial officer of the Company or the applicable parent thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the "—Certain Covenants—Limitation on Restricted Payments" covenant.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case, prior to the date 91 days after the earlier of the maturity date of the notes issued under the Indenture or the date the notes issued under the Indenture are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided further, that any Capital Stock held by any current or former employee, director, officer or consultant pursuant to any stock subscription or shareholders' agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries.

        "Domestic Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

        "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

        "Equity Offering" means any public or private sale of common stock or preferred stock of the Company or any direct or indirect parent entity of the Company (excluding Disqualified Stock), other than

          (a)   public offerings with respect to the Company's or any direct or indirect parent entity's common stock registered on Form S-8;

          (b)   any such public or private sale that constitutes an Excluded Contribution; and

          (c)   any sales to the Company or any of the Restricted Subsidiaries.

        "euro" means the single currency of participating member states of the EMU.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Excluded Assets" means (i) real property; (ii) certain containers and chassis (and related accounts, chattel paper, leases, instruments, documents, general intangibles of such containers and chassis); (iii) certain licenses with respect to intellectual property; (iv) to the extent that any asset where the grant of a security interest is prohibited by any requirement of law of a governmental authority, or requires a consent not obtained of any governmental authority pursuant to such requirement of law, or results in the abandonment, invalidation or unenforceability of any right, title or interest of the grantor in such assets, or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of another party thereto to terminate (or materially modify) or requires any consent not obtained under any contract, license, agreement, instrument or other document evidencing or giving rise to such asset, except to the extent such limitation is ineffective under applicable laws; (v) any asset that is subject to Liens under permitted purchase money Indebtedness or permitted capital leases to the extent such Indebtedness or capital lease contains a valid prohibition on using such asset to secure other Indebtedness; (vi) certain deposit and securities accounts used for special purposes or which in the aggregate are below a certain threshold; (vii) certain After-Acquired Property; outstanding stock of certain controlled foreign corporations and assets (including leasehold interests in real property) in which we are contractually obligated not to create a security interest; (viii) any Capital Stock of any Foreign Subsidiary directly owned by us or any Subsidiary Guarantor in excess of 65% of the outstanding voting stock of such Foreign Subsidiary; (ix) any margin stock; (x) and those assets as to which the costs of obtaining such a security interest are excessive in relation to the value of the security interest to be afforded thereby.

        "Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from:

          (a)   contributions to its common equity capital; and

          (b)   the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any distributor equity plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case, designated as Excluded Contributions pursuant to an officers' certificate executed by a senior vice president or the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under "—Certain Covenants—Limitation on Restricted Payments".

        "Excluded Subsidiary" means each of Military Transport, Inc., Interpool Chassis Funding L.L.C. and Transact Corporation.

        "Existing Indebtedness" means Indebtedness of the Issuers or the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer, chief accounting officer, controller of the Company or the Restricted Subsidiary with respect to valuations not in excess of $25.0 million or determined in good faith by the board of directors of the Company or the Restricted Subsidiary with respect to valuations equal to or in excess of $25.0 million which determination will be conclusive (unless otherwise provided in the Indenture).

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or redeems, retires or extinguishes any Indebtedness (other than reductions in amounts outstanding under revolving facilities unless accompanied by a corresponding termination of commitment) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated, but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions, regardless of whether these cost savings could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

        "Fixed Charges" means, with respect to any Person for any period, the sum of

          (a)   Consolidated Interest Expense;

          (b)   all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person; and

          (c)   all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock.

        "Foreign Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that is (i) not organized or existing under the laws of the United States, any state thereof, the District of Columbia, and any Restricted Subsidiary of such Foreign Subsidiary or (ii) treated for U.S. federal income tax purposes as an entity disregarded as separate from its owner and substantially all of the assets of such Restricted Subsidiary consist of any entity or entities described in clause (i) above.

        "Foreign Subsidiary Total Assets" means the total assets of the Foreign Subsidiaries of the Company, as determined in accordance with GAAP in good faith by the Company without intercompany eliminations.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States which is in effect on the Issue Date. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP for purposes of calculations hereunder, and upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company's election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of notes.

        "Government Securities" means securities that are:

          (a)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

          (b)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means the guarantee by any Guarantor of the Issuers' Indenture Obligations.

        "Guarantor" means each of:

          (a)   Interpool, Inc., Trac Lease, Inc., TRAC Drayage LLC and TRAC Logistics LLC; and

          (b)   any other Subsidiary of the Company that executes a Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of the Indenture; provided that any Unrestricted Subsidiaries, Excluded Subsidiaries, Foreign Subsidiaries or Securitization Subsidiaries shall not be Guarantors.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

          (a)   currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and/or combinations thereof; and

          (b)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

        "Holder" means a holder of the notes issued under the Indenture.

        "Indebtedness" means, with respect to any Person, without duplication:

          (a)   any indebtedness (including principal and premium) of such Person, whether or not contingent:

            (1)   in respect of borrowed money;

            (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof);

            (3)   representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations but excluding any lease obligations that do not constitute a Capitalized Lease Obligation pursuant to the proviso contained in the definition thereof), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case, accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

            (4)   representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent entity of the Company appearing upon the balance sheet of the Company solely by reason of push-down accounting under GAAP shall be excluded;

          (a)   to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

          (b)   to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that Contingent Obligations incurred in the ordinary course of business and obligations under or in respect of any Qualified Securitization Transaction (except to the extent it would constitute indebtedness on the consolidated balance sheet of the Company) shall be deemed not to constitute Indebtedness.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

        "Intercreditor Agreement" means the intercreditor agreement dated as of the Issue Date among the ABL Agent, the Notes Collateral Agent, the Issuers and each Guarantor, as it may be amended from time to time in accordance with the Indenture.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and distributors, commission, travel, moving and similar advances to officers, directors and employees, in each case, made in the ordinary course of business), purchases or other acquisitions or evidences of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments":

          (1)   "Investments" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the net book value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

             (x)  the Company's "Investment" in such Subsidiary at the time of such redesignation, less

            (y)   the portion (proportionate to the Company's equity interest in such Subsidiary) of the net book value of the net assets of such Subsidiary at the time of such redesignation; and

          (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its net book value at the time of such transfer, in each case, as determined in good faith by the Company.

        The amount of any Investment outstanding at any time shall be the original cost of such Investment (determined, in the case of an Investment made with assets of the Company or any Restricted Subsidiary, based on the net book value of the assets invested), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a Restricted Subsidiary in respect of such Investment.

        "Issue Date" means August 9, 2012, the date on which the Original Notes were originally issued.

        "Junior Lien Priority" means, relative to specified Indebtedness, having a Lien priority junior to that of the Lien in favor of the Noteholders on specified Collateral and subject to the Intercreditor Agreement.

        "Lenders Debt" means (i) any Indebtedness outstanding from time to time under the ABL Facility, (ii) any Indebtedness (other than the notes but including Credit Facilities other than the ABL Facility) which has a first-priority security interest in the Collateral, and (iii) all cash management Obligations and Hedging Obligations incurred with any Bank Lender (or their affiliates).

        "Lien" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Management Group" means at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of any direct or indirect parent entity of the Company, the Company or any Subsidiary of any such company at such time.

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by the Company, a Guarantor or any Restricted Subsidiary in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including, without limitation, legal, accounting and investment banking fees, payments made in order to obtain necessary consent required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by a Lien permitted under the Indenture on assets that do not constitute Collateral required (other than required by clause (1) of the second paragraph of clause (b) "—Repurchase at the Option of Holders—Asset Sales") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Non-Collateral Asset Sale" means an Asset Sale of assets that are not Collateral.

        "Noteholder Secured Parties" means the Trustee, Notes Collateral Agent, the Holders and any successor or transferee of any of the foregoing.

        "Notes Collateral Agent" means Wells Fargo Bank, National Association, in its capacity as "Collateral Agent" under the Indenture, in its capacity as "Notes Representative" under the Collateral Trust Agreement and in its capacity as administrative agent under the Security Documents, and any successor thereto in such capacity.

        "Obligations" means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman of the board of directors, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

        "Officers' Certificate" means a certificate signed on behalf of an Issuer by two Officers of such Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Issuer.

        "Other Pari Passu Lien Obligations" means any Additional Notes and any other Indebtedness having Pari Passu Lien Priority relative to the notes with respect to the Collateral; provided that the holders of such Indebtedness or their trustee, agent or other authorized representative executes a joinder to the Collateral Trust Agreement and the Intercreditor Agreement in the forms provided for therein.

        "Parent Stock" means the stock of a parent entity of the Company, held by Interpool Limited as of the Issue Date.

        "Pari Passu Lien Priority" means, relative to specified Indebtedness, having a Lien priority equal to that of the Lien in favor of the Noteholders on specified Collateral and subject to the Collateral Trust Agreement and the Intercreditor Agreement.

        "Permitted Asset Swap" means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of the Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant under "—Repurchase at the Option of Holders—Asset Sales".

        "Permitted Holders" means the collective reference to the Sponsor, its Affiliates (other than any portfolio company managed by the Sponsor, its Affiliates or any fund managed by the Sponsor or its Affiliates, excluding Seacastle Inc.) and the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the applicable Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

        "Permitted Investments" means:

          (a)   any Investment in the Company or any Restricted Subsidiary;

          (b)   any Investment in cash and Cash Equivalents;

          (c)   any Investment by the Company or any Restricted Subsidiary in a Person if as a result of such Investment:

            (1)   such Person becomes a Restricted Subsidiary; or

            (2)   such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, it being understood that any Investment held by such Person shall be deemed a Permitted Investment; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

          (d)   any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "—Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

          (e)   any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment that replaces, refinances or refunds an Investment existing on the Issue Date; provided that the amount of any such new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded (after giving effect to write-downs or write-offs with respect to such Investment), and is made in the same Person as the Investment replaced, refinanced or refunded;

          (f)    advances to, or guarantees of Indebtedness of, employees not in excess of $5.0 million outstanding at any one time, in the aggregate;

          (g)   any Investment acquired by the Company or any Restricted Subsidiary:

            (1)   in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable (including any trade creditor or customer); or

            (2)   in satisfaction of judgments against other Persons; or

            (3)   as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (h)   Hedging Obligations permitted under clause (j) of the covenant described in "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock";

          (i)    loans to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business;

          (j)    [Reserved];

          (k)   Investments the payment for which consists of Equity Interests of the Company, or any direct or indirect parent entity of the Company (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described in "—Certain Covenants—Limitation on Restricted Payments";

          (l)    guarantees of Indebtedness permitted under the covenant described in "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (m)  any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under "—Certain Covenants—Transactions with Affiliates" (except transactions described in clauses (2), (6), (7) and (19) of such paragraph), provided, however, that with respect to transactions described in clause (15) of such paragraph, such transactions do not exceed $10.0 million in the aggregate;

          (n)   Investments consisting of purchases, acquisitions and the remanufacturing of Chassis Assets, inventory, supplies, material or equipment or the licensing or contribution of intellectual property, including Poolstat Software, pursuant to joint marketing arrangements with other Persons;

          (o)   additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (o) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $60.0 million and

  (y) 3.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (p)   repurchases of the notes issued under the Indenture;

          (q)   any Investments received in compromise or resolution of (1) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of the Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (2) litigation, arbitration or other disputes with Persons who are not Affiliates;

          (r)   any Investment in a Person (other than the Company or a Restricted Subsidiary) pursuant to the terms of any agreements in effect on the Issue Date and any Investment that replaces, refinances or refunds an existing Investment; provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded (after giving effect to write-downs or write-offs with respect to such Investment), and is made in the same Person as the Investment replaced, refinanced or refunded;

          (s)   endorsements for collection or deposit in the ordinary course of business;

          (t)    any Investment in any Subsidiary of the Company or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

          (u)   Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing customer contracts and loans or advances made to distributors in the ordinary course of business; and

          (v)   Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Company are necessary or advisable to effect any Qualified Securitization Transaction or any repurchase obligation in connection therewith.

        "Permitted Liens" means, with respect to any Person:

          (1)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws, old-age pensions, other social security benefits or other insurance related obligations (including, but not limited to, in respect of deductibles, self insured retention amounts and premiums and adjustments thereto) or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case, incurred in the ordinary course of business;

          (2)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case, for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and, in the case of Collateral, such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

          (3)   Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings and, in the case of Collateral, such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

          (4)   Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (5)   minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6)   deposits made in the ordinary course of business to secure liability to insurance carriers;

          (7)   Liens deemed to exist in connection with Investments in repurchase agreements described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; provided that such Liens do not extend to any assets other than those that are subject of the repurchase agreement;

          (8)   Liens existing on the Issue Date (other than Liens in favor of secured parties under the ABL Facility);

          (9)   Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

          (10) Liens on property or other assets at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

          (11) Liens securing Indebtedness permitted to be incurred pursuant to clause (d) of the second paragraph of the covenant described under "—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock; provided that such Liens extend only to those assets and property acquired with the proceeds of such Indebtedness;

          (12) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (13) Liens securing Hedging Obligations that constitute Lenders Debt or other Liens so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

          (14) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (15) leases and subleases of real property granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of the Restricted subsidiaries;

          (16) Liens arising from Uniform Commercial Code or similar state law financing statement filings regarding operating leases entered into by the Company and the Restricted Subsidiaries in the ordinary course of business;

          (17) Liens in favor of either Issuer or any Guarantor;

          (18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (8), (9), (10), (13) and (17); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (8), (9), (10), (13) and (17) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) the new Lien has no greater priority and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the notes and Holders thereof than the original Liens and the related Indebtedness;

          (19) additional Liens securing obligations in an aggregate amount not to exceed the greater of (x) $50.0 million and (y) 3.0% of Total Assets at any one time outstanding;

          (20) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

          (21) Liens solely on any cash earnest money deposits made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement or in connection with the rental of real or personal property;

          (22) Liens to secure Indebtedness of any Foreign Subsidiary permitted by clause (r) of the second paragraph of the covenant entitled "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" covering only the assets of such Foreign Subsidiary;

          (23) Licenses or sublicenses in the ordinary course of business;

          (24) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption "—Events of Default and Remedies" so long as any such Liens securing judgments in excess of $10.0 million are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (25) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

          (26) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

          (27) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

          (28) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of the Restricted Subsidiaries in the ordinary course of business;

          (29) Liens arising out of conditional sale, title retention, consignment, direct finance leases or similar arrangements for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

          (30) Liens on the assets of non-Guarantor Subsidiaries securing Indebtedness of the Issuers or Restricted Subsidiaries that were permitted by the terms of the Indenture to be incurred;

          (31) Grants of licenses or sub-licenses of intellectual property and software, including Poolstat Software, or other general intangibles in the ordinary course of business;

          (32) Liens securing Indebtedness permitted to be incurred under the Credit Facilities or Lenders Debt pursuant to clause (iii) of the definition thereof that was permitted by the terms of the Indenture to be incurred pursuant to clause (a) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock", including, but not limited to, any letter of credit facility relating thereto;

          (33) Liens securing the notes outstanding on the Issue Date, Refinancing Indebtedness with respect to such notes and the Guarantees relating thereto and any obligations with respect to such notes, Refinancing Indebtedness and Guarantees;

          (34) Liens on Securitization Assets and related assets incurred in connection with a Qualified Securitization Transaction;

          (35) Liens pursuant to any Sale and Lease-Back Transaction and any Capitalized Lease Obligation permitted to be incurred and limited to the assets that are subject to such Sale and Lease-Back Transaction or Capitalized Lease Obligation;

          (36) Liens on the Collateral in favor of any collateral agent relating to such collateral agent's administrative expenses with respect to the Collateral; and

          (37) Liens securing Other Pari Passu Lien Obligations permitted to be incurred pursuant to the covenant described under "—Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," provided that, other than with respect to Additional Notes in an aggregate amount not to exceed $50.0 million, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Senior Secured Debt Ratio would be no greater than 4.5 to 1.0.

        For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Company may, in its sole discretion, classify or reclassify such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and the Company may divide and classify a Lien in more than one of the types of Permitted Liens in one of the above clauses.

        For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Poolstat Software" means the intellectual property software used by the Company and its Subsidiaries and licensed to customers to aggregate chassis activity data and generate reports on such data.

        "Preferred Stock" means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

        "Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the Fair Market Value of any such assets or Capital Stock shall be determined in accordance with the definition thereof.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey, assign or otherwise transfer to a Securitization Entity any Securitization Assets to obtain funding for the operations of the Company or any Restricted Subsidiary:

          (1)   for which no term of any portion of the Indebtedness or any other obligations (contingent or otherwise) or securities incurred or issued by any Person in connection therewith:

            (A)  directly or indirectly provides for recourse to, or any obligation of, the Company or any Restricted Subsidiary in any way, whether pursuant to a guarantee or otherwise, except for Standard Undertakings;

            (B)  directly or indirectly subjects any property or asset of the Company or any Restricted Subsidiary (other than the Capital Stock of a Securitization Subsidiary) to the satisfaction thereof, except for Standard Undertakings; or

            (C)  results in such Indebtedness, other obligations or securities constituting Indebtedness of the Company or a Restricted Subsidiary, including following a default thereunder;

          (2)   for which the terms of any Affiliate Transaction between the Company or any Restricted Subsidiary, on the one hand, and any Securitization Entity, on the other, other than Standard Undertakings and Permitted Investments, are no less favorable than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm's length basis from a Person that is not an Affiliate of the Company; and

          (3)   in connection with which, neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve a Securitization Entity's financial condition, cause a Securitization Entity to achieve certain levels of operating results, fund losses of a Securitization Entity, or except in connection with Standard Undertakings, purchase assets of a Securitization Entity.

        "Rating Agencies" means Moody's and S&P or if Moody's or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody's or S&P or both, as the case may be.

        "Registration Rights Agreement" means the Registration Rights Agreement with respect to the Original Notes among the Company, the Co-Issuer, the Guarantors and the initial purchasers of the notes issued under the Indenture.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, unless otherwise specified, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary".

        "S&P" means Standard and Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

        "Sale and Lease-Back Transaction" means any direct or indirect arrangement providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property (or a right to receive such property), which property has been or is to be sold or transferred to a third Person, including a representative of such third Person, by whom funds have been or are to be advanced on the security of such property in contemplation of such leasing.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Security Agreement" means the Pledge and Security Agreement dated as of the Issue Date among the Company, the Co-Issuer, the Guarantors and the Notes Collateral Agent.

        "Security Documents" means the security agreements (including the Security Agreement and the Collateral Trust Security Agreement), pledge agreements, deeds to secure debt, collateral assignments, control agreements and related agreements (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states and financing statements under Canada's Personal Property Security Act, as applicable), as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture.

        "Securitization Assets" means:

          (a)   accounts receivable, leases, conditional sale agreements, instruments, chattel paper, installment sale contracts, obligations, general intangibles, chassis, equipment and equipment residuals, residual interests and other similar assets, in each case, relating to goods, inventory or services of the Company and its Subsidiaries;

          (b)   contractual rights, guarantees, letters of credit, Liens, insurance proceeds, certificates, collections and other similar assets, in each case, related to the foregoing; and

          (c)   proceeds of all of the foregoing.

        "Securitization Entity" means a Securitization Subsidiary or any other Person not an Affiliate of the Company, in each case, whose sole business activity is to engage in Qualified Securitization Transactions, including to issue securities or other interests in connection with a Qualified Securitization Transaction.

        "Securitization Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Transaction.

        "Securitization Subsidiary" means an Unrestricted Subsidiary of the Company, as designated by the Company, that engages in no activities other than Qualified Securitization Transactions and activities related thereto. Any such designation by the Company will be evidenced to the Trustee by filing with the Trustee an Officers' Certificate.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

        "Similar Business" means any business conducted or proposed to be conducted by the Company and the Restricted Subsidiaries on the date of the Indenture or any business that is similar, reasonably related, complimentary, incidental or ancillary thereto.

        "Sponsor" means Fortress Investment Group LLC or any of its successors.

        "Standard Undertakings" means representations, warranties, covenants, indemnities and similar obligations entered into by the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction, which are customary in similar non-recourse receivables securitization transactions and which do not cause any Indebtedness incurred in connection therewith to constitute Indebtedness of the Company or any Restricted Subsidiary or a liability on the balance sheet of the Company or the Restricted Subsidiaries prepared in accordance with GAAP, including following a default thereunder.

        "Subordinated Indebtedness" means:

          (a)   with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the notes; and

          (b)   with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor.

        "Subsidiary" means, with respect to any Person:

          (1)   any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

          (2)   any partnership, joint venture, limited liability company, business trust or similar entity of which:

            (x)   more than 50.0% of the capital accounts, distribution rights, total equity and voting interests, general or limited partnership interests or beneficial interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other

    Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

            (y)   such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Company.

        "Total Assets" means the total assets of the Company and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company for which internal financial statements are available immediately preceding the date on which any calculation of Total Assets is being made, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of "Fixed Charge Coverage Ratio".

        "TRAC Lease" means a terminal rental adjustment clause lease.

        "Transactions" means the issuance of the Original Notes on the Issue Date, the use of proceeds therefrom as described under the caption "Use of Proceeds" in the offering memorandum relating to the Original Notes and other transactions in connection therewith or incidental thereto.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 15, 2015; provided, however, that if the period from the redemption date to August 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trust Collateral" means all collateral pledged by the Issuers and the Guarantors to the Collateral Trustee, under the Collateral Trust Security Agreement, which shall include (a) all Chassis Assets covered by a certificate of title, certificate of ownership or other registration certificate, and (b) all accounts, chattel paper, documents, lease contracts, general intangibles, the collateral account established pursuant to the Trust Collateral Agreement and all cash and Permitted Investments held therein, books and records and proceeds related to Chassis Assets under clause (a).

        "Unrestricted Subsidiary" means:

          (1)   any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of the Company, as provided below); and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The board of directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that:

          (a)   any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock, beneficial interests or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company;

          (b)   such designation complies with the covenants described under "—Certain Covenants—Limitation on Restricted Payments"; and

          (c)   each of:

            (1)   the Subsidiary to be so designated; and

            (2)   its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

        The board of directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either:

          (1)   the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first sentence under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; or

          (2)   the Fixed Charge Coverage Ratio for the Company and the Restricted Subsidiaries would be greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such designation, in each case, on a pro forma basis taking into account such designation.

        Any such designation by the board of directors of the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing:

          (1)   the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness, the earlier of the date of any buyout option or any final payment with respect to Capitalized Lease Obligations or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

          (2)   the sum of all such payments.

        "Wholly-Owned Restricted Subsidiary" is any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

        "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person, 100.0% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

 Form, book-entry procedures and transfer

General

        The Exchange Notes will be issued in fully registered global form. The Exchange Notes initially will be represented by one or more global certificates without interest coupons (the "global notes"). The global notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC or its nominee for credit to the accounts of direct or indirect participants in DTC, as described below under "—Depositary Procedures."

        The global notes will be deposited on behalf of the acquirers of the Exchange Notes for credit to the respective accounts of the acquirers or to such other accounts as they may direct. Except as described below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for Exchange Notes in certificated form except in the limited circumstances described below under "—Exchange of Book-Entry Notes for Certificated Notes."

        Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depositary Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. We take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the New York State Banking Law;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the U.S. Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participating organizations (collectively, the "participants") and facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC's records reflect only the identity of participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised us that, pursuant to procedures established by DTC, ownership of interests in the global notes will be shown on, and the transfer of ownership of such interest will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

        Investors in the global notes may hold their interests therein directly through DTC if they are participants in such system or indirectly through organizations that are participants or indirect participants in such system. All interests in the global notes will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the global notes will not have Exchange Notes registered in their names, will not receive physical delivery of Exchange Notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

        Payments in respect of the principal of and premium, if any, and interest on the global notes registered in the name of DTC or its nominee will be payable by the trustee (or the paying agent if other than the trustee) to DTC in its capacity as the registered holder under the indenture. We and the trustee will treat the persons in whose names the Exchange Notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the trustee or any agent of ours or the trustee has or will have any responsibility or liability for:

  •
  any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes; or

  •
  any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Exchange Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Interests in the global notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants.

        DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such participant or participants has or have given such direction.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Exchange of Book-Entry Notes for Certificated Notes

        If (i) DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, (ii) DTC has ceased to be a clearing agency registered under the Exchange Act, (iii) we, at our option, notify the trustee in writing that we elect to cause the issuance of the Notes in the form of certificated notes, or (iv) an Event of Default has occurred and is continuing, upon request by the holders of the Notes, we will issue Notes in certificated form in exchange for global securities. The indenture permits us to determine at any time and in our sole discretion that Notes shall no longer be represented by global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn.

Certain U.S. federal income tax considerations

        The following is a summary of certain anticipated U.S. federal income tax consequences of the acquisition, ownership and disposition of Exchange Notes to holders that acquire the Exchange Notes in exchange for the Original Notes pursuant to this offer (the Exchange Notes and the Original Notes together referred to as the "notes"). The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the "IRS"), and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). The discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular person or to persons subject to special treatment under U.S. federal income tax laws (such as broker dealers, insurance companies, expatriates, tax-exempt organizations, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons subject to alternative minimum tax, or persons that are, or hold their Exchange Notes through, partnerships or other pass-through entities) or to persons that hold their Exchange Notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. Except where otherwise specifically noted, this summary is only addressed to persons who hold Exchange Notes pursuant to this offer. Moreover, this discussion does not address any tax consequences other than U.S. federal income tax consequences. This summary deals only with persons who hold the Exchange Notes as capital assets within the meaning of the Code (generally, property held for investment) and does not apply to banks and other financial institutions. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

        Holders should consult their tax advisors as to the particular U.S. federal income tax consequences to them of acquiring, owning and disposing of the Exchange Notes, as well as the effects of other U.S. federal tax laws or state, local and non-U.S. tax laws.

        Pursuant to U.S. Treasury Department Circular 230, holders of Notes or prospective purchasers are hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to in this prospectus or any document referred to herein is not intended or written to be used, and cannot be used, by Note holders for the purpose of avoiding penalties that may be imposed under the Code; (b) such discussion is written for use in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) Note holders should seek advice based on their particular circumstances from an independent tax advisor.

        For purposes of this discussion, a "U.S. Holder" means a beneficial owner of an Exchange Note (as determined for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is an individual who is a citizen or resident of the United States, a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more "United States persons" (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a "United States person." A "non-U.S. Holder" means any beneficial owner of an Exchange Note that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust and that is not a "U.S. Holder."

        If any entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of an Exchange Note, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partners and partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Exchange Pursuant to the Offer to Exchange

        The exchange of Original Notes for Exchange Notes in this Offer to Exchange will not be a taxable event for U.S. federal income tax purposes. A holder will have the same tax basis in the Exchange Notes as it had in the Original Notes, and a holder's holding period for the Exchange Notes will include said holder's holding period for the Original Notes.

U.S. Holders

        Stated interest.    Stated interest on the notes will be taxable to U.S. Holders as ordinary income at the time the interest accrues or is paid, in accordance with the Holder's regular method of tax accounting.

        Market Discount.    If a U.S. Holder acquired a note at a cost that was less than its adjusted issue price on the acquisition date, then the amount of the difference is treated as "market discount" for U.S. federal income tax purposes, unless the difference is de minimis. A U.S. Holder will be required to treat any gain on the sale, exchange, retirement or other taxable disposition of a note as ordinary income to the extent of any accrued market discount on the note at the time of the disposition, unless said U.S. Holder has previously included such market discount in income pursuant to an election by the U.S. Holder to include the market discount in income as it accrues. If a U.S. Holder disposes of a note in certain nontaxable transactions, any accrued market discount will be includible as ordinary income as if said U.S. Holder had sold the note in a taxable transaction at its fair market value at the time of such disposition.

        Amortizable Bond Premium.    If a U.S. Holder's tax basis in a note exceeds the note's stated redemption price at maturity, the note has bond premium to the extent of that excess. It is generally possible to elect to amortize bond premium on a constant yield to maturity method, as a reduction of interest income from a note. Such election, once made, generally applies to all bonds held or subsequently acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. holder who elects to amortize bond premium must reduce its tax basis in the note by the amount of bond premium used to offset stated interest income.

        Sale, exchange or other disposition of the notes.    Upon the sale, exchange or other disposition of a note (including a retirement or redemption), a U.S. Holder will generally recognize capital gain or loss equal to the difference, if any, between the amount realized upon such sale, exchange or other disposition (other than amounts representing accrued and unpaid stated interest, which will be taxable as ordinary income to the extent not previously included in income) and such U.S. Holder's adjusted tax basis in the note at such time. Initially, the tax basis in a Note generally will equal the cost of the Note to the U.S. Holder. A U.S. Holder's basis will increase by any amounts that are included in income under the rules governing market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the Note. Any such gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period with respect to the note disposed of is more than one year at the time of the disposition. For non-corporate U.S. Holders, certain preferential tax rates may apply to gain recognized as long-term capital gain. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Non-U.S. Holders

        Stated interest.    Subject to the discussion of backup withholding below, a non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on interest income on the notes, if the interest is not effectively connected with a U.S. trade or business conducted by such non-U.S. Holder, provided that the non-U.S. Holder:

  (1)
  does not actually or constructively, directly or indirectly, own 10% or more of the voting stock of TRAC Intermodal Holding Corp.;

  (2)
  is not a controlled foreign corporation that is related to TRAC Intermodal Holding Corp. (directly or indirectly) through stock ownership; and

  (3)
  certifies that it is a non-U.S. Holder in compliance with applicable requirements (generally on IRS Form W-8BEN) or holds the notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

        A non-U.S. Holder that cannot satisfy the above requirements will generally be subject to a 30% U.S. federal withholding tax with respect to interest income on the notes that is not effectively connected with the non-U.S. Holder's conduct of a U.S. trade or business unless, under current procedures, it delivers a properly completed IRS Form W-8BEN claiming an exemption from or reduction in withholding tax under an applicable income tax treaty.

        Sale, exchange or other disposition of the notes.    Subject to the discussion below regarding backup withholding, a non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax with respect to gain recognized on the sale, exchange or other disposition (including a retirement or redemption) of a note that is not effectively connected with the non-U.S. Holder's conduct of a U.S. trade or business, except in the case of gain recognized by an individual non-U.S. Holder that is present in the United States for 183 days or more during the taxable year in which such gain is recognized and certain other conditions are met (in which case, such non-U.S. Holder generally will be subject to a 30% U.S. federal income tax on the gain recognized on the sale or other disposition, which may be offset by certain U.S. source capital losses).

        Income effectively connected with a U.S. trade or business.    To the extent that a non-U.S. Holder recognizes gain from the sale, exchange, or other disposition (including a retirement or redemption) of a note that is effectively connected with the non-U.S. Holder's conduct of a U.S. trade or business (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), or receives or accrues interest income that is effectively connected with the non-U.S. Holder's conduct of a U.S. trade or business (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), such non-U.S. Holder will be subject to U.S. federal income tax generally in the same manner as if it were a U.S. Holder. To establish that interest is not subject to withholding tax because it is effectively connected with the non-U.S. Holder's conduct of a trade or business in the United States, the non-U.S. Holder must certify its qualification for such exemption (generally, by providing an IRS Form W-8ECI). In addition, if such non-U.S. Holder is a corporation, it may also be subject to a branch profits tax of 30% (or a lower applicable treaty rate) on any effectively connected earnings and profits.

Information reporting and backup withholding

        U.S. Holders.    The paying agent will be required to file information returns with the IRS with respect to payments of interest on, and the proceeds from a sale or other disposition (including a retirement or redemption) of, the notes unless such U.S. Holder establishes an exemption from the information reporting rules. In addition, certain U.S. Holders may be subject to backup withholding tax in respect of such payments if they fail to provide an accurate taxpayer identification number on IRS Form W-9 or otherwise satisfy the requirements of the backup withholding rules. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a refund or credit against such U.S. Holder's U.S. federal income tax liability, so long as the required information is timely provided to the IRS.

        Non-U.S. Holders.    In certain circumstances, backup withholding and information reporting may apply to payments of interest on, and the proceeds from a sale or other disposition (including a retirement or redemption) of, the notes unless such non-U.S. Holder furnishes us or our paying agent with appropriate documentation of such non-U.S. Holder's status as a non-U.S. Holder. Non-U.S. Holders should consult their tax advisors as to the qualification for exemption from backup withholding and the procedure for obtaining such an exemption. The amount of any backup withholding from a payment to a non-U.S. Holder generally will be refunded or allowed as a credit against such non-U.S. Holder's U.S. federal income tax liability provided that the non-U.S. Holder timely provides the required information to the IRS.

 Plan of distribution

        Each broker-dealer that receives Exchange Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes only where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the Expiration Date of the exchange offer (or such earlier time when a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods or resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days from the first effective date of the registration statement of which this prospectus is a part (or such earlier time when a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer, other than fees and expenses of counsel to the underwriters or the holders, commissions, concessions of any brokers or dealers or transfer taxes, if any. We will indemnify the holders of the Exchange Notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

 Legal matters

        The validity of the Exchange Notes and the guarantees will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

 Experts

        The consolidated financial statements of TRAC lntermodal LLC and Subsidiaries at December 31, 2011 and 2012, and for each of the three years in the period ended December 31, 2012, appearing in this Prospectus and Registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TRAC Intermodal LLC and Subsidiaries

Index to consolidated financial statements

Years Ended December 31, 2010, 2011 and 2012

Report of Independent Registered Public Accounting Firm

The Member
TRAC Intermodal LLC

        We have audited the accompanying consolidated balance sheets of TRAC Intermodal LLC and Subsidiaries as of December 31, 2011 and 2012 and the related consolidated statements of operations, comprehensive loss, changes in member's interest and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule listed in the index on page F-1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TRAC Intermodal LLC and Subsidiaries at December 31, 2011 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

MetroPark, New Jersey

March 15, 2013

TRAC Intermodal LLC and Subsidiaries

Consolidated Balance Sheets

At December 31, 2011 and 2012

(Dollars in Thousands)

	December 31
	2011	2012
Assets
Cash and cash equivalents	$29,005	$26,556
Accounts receivable, net of allowance of $4,640 and $7,325, respectively	57,647	80,620
Net investment in direct finance leases	54,776	40,729
Leasing equipment, net of accumulated depreciation of $253,778 and $309,010, respectively	1,292,660	1,325,383
Goodwill	251,907	251,907
Other assets	22,054	43,268

Total assets	$1,708,049	$1,768,463

Liabilities and member's interest
Liabilities:
Accounts payable	$8,891	$10,270
Accrued expenses and other liabilities	25,808	37,045
Fair value of derivative instruments	79,082	—
Deferred income	870	275
Deferred income taxes	76,112	73,569
Debt and capital lease obligations:
Due within one year	48,756	25,884
Due after one year	927,887	1,082,513

Total debt and capital lease obligations	976,643	1,108,397

Total liabilities	1,167,406	1,229,556

Commitment and contingencies (Note 9)	—	—
Member's interest:
Member's interest	592,266	590,883
Accumulated other comprehensive loss	(51,623)	(51,976)

Total member's interest	540,643	538,907

Total liabilities and member's interest	$1,708,049	$1,768,463

See accompanying notes.

TRAC Intermodal LLC and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31, 2010, 2011 and 2012

(Dollars in Thousands)

	Year ended December 31
	2010	2011	2012
Revenues:
Equipment leasing revenue	$244,986	$302,156	$373,060
Finance revenue	8,966	6,155	5,116
Other revenue	26,905	31,033	36,417

Total revenues	280,857	339,344	414,593

Expenses:
Direct operating expenses	144,465	172,075	214,125
Selling, general and administrative expenses	34,438	40,942	46,038
Depreciation expense	60,857	64,391	66,052
Provision for doubtful accounts	74	3,954	4,137
Impairment of leasing equipment	8,713	1,544	6,506
Loss on modification and extinguishment of debt	40	733	8,850
Interest expense	69,329	65,835	75,102
Interest income	(346)	(633)	(143)
Other expense (income), net	134	(1,535)	(809)

Total expenses	317,704	347,306	419,858

Loss before benefit for income taxes	(36,847)	(7,962)	(5,265)
Benefit for income taxes	(17,641)	(4,054)	(2,175)

Net loss	$(19,206)	$(3,908)	$(3,090)

See accompanying notes.

TRAC Intermodal LLC and Subsidiaries

Consolidated Statements of Comprehensive Loss

For the Years Ended December 31, 2010, 2011 and 2012

(Dollars in Thousands)

	Year Ended December 31
	2010	2011	2012
Net loss	$(19,206)	$(3,908)	$(3,090)
Unrealized loss on derivative instruments, net of tax of $9,803, $7,768 and $4,462, respectively	(15,441)	(11,507)	(6,772)
Derivative loss reclassified into earnings, net of tax of ($2,897), ($1,603) and ($4,757), respectively	4,249	2,490	6,261
Foreign currency translation gain, net of tax of ($317), ($427) and ($195), respectively	652	642	158

Total other comprehensive loss, net of tax	(10,540)	(8,375)	(353)

Total comprehensive loss	$(29,746)	$(12,283)	$(3,443)

See accompanying notes.

TRAC Intermodal LLC and Subsidiaries

Consolidated Statements of Member's Interest

For the Years Ended December 31, 2010, 2011 and 2012

(Dollars in Thousands)

	Member's Interest	Accumulated Other Comprehensive Loss	Total Member's Interest
Balance, December 31, 2009	$615,380	$(32,708)	$582,672
Net loss	(19,206)	—	(19,206)
Other comprehensive loss	—	(10,540)	(10,540)

Balance, December 31, 2010	$596,174	$(43,248)	$552,926
Net loss	(3,908)	—	(3,908)
Other comprehensive loss	—	(8,375)	(8,375)

Balance, December 31, 2011	$592,266	$(51,623)	$540,643
Capital contribution from member	3,616	—	3,616
Investment in indirect parent	(3,616)	—	(3,616)
Repurchase of shares from employees	(307)	—	(307)
Share exchange	217	—	217
Share based compensation	1,797	—	1,797
Net loss	(3,090)	—	(3,090)
Other comprehensive loss	—	(353)	(353)

Balance, December 31, 2012	$590,883	$(51,976)	$538,907

See accompanying notes.

TRAC Intermodal LLC and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2010, 2011 and 2012

(Dollars in Thousands)

	Year ended December 31
	2010	2011	2012
Cash flows from operating activities
Net loss	$(19,206)	$(3,908)	$(3,090)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	61,185	65,061	66,471
Provision for doubtful accounts	74	3,954	4,137
Amortization of deferred financing fees	3,235	2,760	4,001
Loss on modification and extinguishment of debt	40	733	8,850
Derivative loss reclassified into earnings	7,146	4,093	11,018
Ineffective portion of cash flow hedges	(717)	189	53
Payments to terminate derivative instruments	—	(5,006)	(90,370)
Impairment of leasing equipment	8,713	1,544	6,506
Share based compensation	64	58	1,765
Deferred income taxes	(15,709)	(4,270)	(5,028)
Other, net	(1,028)	(1,417)	(217)
Changes in assets and liabilities:
Accounts receivable	(7,689)	(16,916)	(27,110)
Other assets	487	(700)	848
Accounts payable	2,339	(513)	1,546
Accrued expenses and other liabilities	5,388	(12,942)	12,944
Deferred income	(83)	(188)	(595)

Net cash provided by (used in) operating activities	44,239	32,532	(8,271)
Cash flows from investing activities
Proceeds from sale of leasing equipment	2,891	5,803	2,689
Collections on net investment in direct finance leases, net of interest earned	33,016	12,191	7,836
Proceeds from the sale of other assets	3,290	—	—
(Increase) decrease in restricted cash	(450)	6,060	—
Purchase of leasing equipment	(43,760)	(31,707)	(102,989)
Investment in direct finance leases	(250)	—	—
Purchase of fixed assets	(762)	(823)	(588)

Net cash used in investing activities	(6,025)	(8,476)	(93,052)
Cash flows from financing activities
Proceeds from long-term debt	—	111,704	932,397
Repayments of long-term debt	(53,014)	(143,743)	(800,738)
Cash paid for debt issuance fees	(1,727)	(1,964)	(32,588)
Capital contribution from member	—	—	3,616
Investment in indirect parent	—	—	(3,616)
Repurchase of shares from employees	—	—	(307)

Net cash (used in) provided by financing activities	(54,741)	(34,003)	98,764
Effect of changes in exchange rates on cash and cash equivalents	560	275	110

Net decrease in cash and cash equivalents	(15,967)	(9,672)	(2,449)
Cash and cash equivalents, beginning of year	54,644	38,677	29,005

Cash and cash equivalents, end of year	$38,677	$29,005	$26,556

Supplemental disclosures of cash flow information
Cash paid for interest	$58,471	$58,538	$53,552

Cash paid (refunded) for taxes, net	$1,454	$15,931	$(415)

Supplemental non-cash financing activities
Purchase of leasing equipment financed through debt and capital lease obligations	$31,128	$75,696	$—

See accompanying notes.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except for Share Amounts)

1. Description of the Business and Basis of Presentation

        TRAC Intermodal LLC (the "Company" or "TRAC") is a Delaware limited liability company and TRAC Intermodal Corp. is a Delaware corporation, both of which were formed by Seacastle Inc., the Company's ultimate parent, on July 13, 2012 to facilitate the issuance of Senior Secured Notes offered in the Offering Memorandum dated August 2, 2012 (the "Original Notes"). The Company conducts its business through its 100% owned subsidiary, Interpool, Inc ("Interpool") and its consolidated subsidiaries. To date, neither the Company nor TRAC Intermodal Corp. have conducted any activities other than those incidental to their formation and the preparation of the offering memorandum relating to the Original Notes and this prospectus relating to the exchange of the Original Notes for notes which have been registered under the Securities Act pursuant to the terms set forth in this prospectus (the "Exchange Notes" and together with the Original Notes, the "notes"). The Company has no operations of its own so it is dependent upon the cash flows of its subsidiaries to meet its obligations under the notes. Since the proceeds from the Original Notes were used to repay debt owed by Interpool, an intercompany note was entered into between TRAC and Interpool with terms identical to the notes. The proceeds from the intercompany note arrangement with Interpool will provide the funds for TRAC to service the interest and debt payments due under the notes.

        Interpool, headquartered in Princeton, New Jersey, is a private company wholly owned by TRAC Intermodal LLC, which is owned by Seacastle Inc. ("Seacastle"). Seacastle is owned by private equity funds that are managed by an affiliate of Fortress Investment Group LLC ("Fortress") and by employees of affiliates of Seacastle. Interpool was founded in 1968 as an operating lessor servicing the intermodal transportation equipment industry. Interpool was listed on The New York Stock Exchange ("NYSE") as a public company in 1993 and was acquired and taken private by Seacastle in July 2007. Additionally in 2009, a subsidiary of the Company purchased shares representing a 36% ownership in an indirect parent of TRAC. This investment was reflected as contra-equity and netted against Member's interest section of the Company's Consolidated Balance Sheet.

        The accompanying Consolidated Financial Statements of TRAC Intermodal LLC and subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). The Company and its subsidiaries conduct business principally in one industry, the leasing of intermodal transportation equipment. Within this single industry, the Company has two reportable segments, the Marine Market segment and the Domestic Market segment. The Marine Market and Domestic Market segments provide marine and domestic chassis to the world's leading shipping lines, motor carriers, major U.S. intermodal transportation companies and Class 1 railroads. The Company purchases equipment directly as well as through lease agreements, some of which qualify as capital leases. Primarily all of the Company's revenues and long-lived assets are attributable to the United States, the Company's country of domicile.

        For the years ended December 31, 2010, 2011 and 2012, approximately 88%, 83% and 78% of the Company's total revenues were earned from its top 25 customers. The primary customers for the Company's chassis continue to be international shipping lines and major U.S. railroads. However, during 2011 and 2012, certain of the Company's shipping line customers changed to a business model in which they no longer provide chassis to motor carriers. Therefore, the Company is leasing marine chassis directly to approximately 2,345 motor carriers whose per diem billing rates are generally higher than that of shipping lines and railroad customers. Motor carrier billings represented approximately 5% and 12% of the Company's total revenues for the years ended December 31, 2011 and 2012,

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

1. Description of the Business and Basis of Presentation (Continued)

respectively. As more shipping lines adopt this new business model, the Company anticipates growth in both the number of motor carrier customers and related billings.

        The Company evaluates subsequent events and the evidence they provide about conditions existing at the date of the balance sheet as well as conditions that arose after the balance sheet date but before the financial statements are issued. The effects of conditions that existed at the date of the balance sheet date are recognized in the financial statements. Events and conditions arising after the balance sheet date but before the financial statements are issued are evaluated to determine if disclosure is required to keep the financial statements from being misleading. To the extent such events and conditions exist, disclosures are made regarding the nature of events and the estimated financial effects for those events and conditions. For purposes of preparing the accompanying Consolidated Financial Statements and the following notes to these financial statements, the Company has evaluated subsequent events through March 15, 2013, the date the financial statements were available to be issued.

Reclassification

        Certain reclassifications have been made to the 2010 and 2011 amounts in order to conform to the 2012 presentation.

2. Summary of Significant Accounting Policies

Principles of Consolidation

        The Company's Consolidated Financial Statements include the accounts of the Company and its subsidiaries, all of which are 100% owned. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results may differ materially from those estimates.

Risk and Uncertainties

        In the normal course of business, the Company encounters two significant types of economic risk: credit and market.

        Credit risk is the risk of a lessee's inability or unwillingness to make contractually required payments. The Company is subject to concentrations of credit risk with respect to amounts due from customers. The Company attempts to limit its credit risk by performing ongoing credit evaluations and, when deemed necessary, requires letters of credit, guarantees or collateral. For the years ended December 31, 2010, 2011 and 2012, the Company earned approximately 64%, 59% and 58% of revenues from its top ten customers, respectively.

        The Company's largest customer accounted for approximately 11%, 10% and 10% of total revenues in 2010, 2011 and 2012, respectively. These revenues are included in the Marine Market

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

2. Summary of Significant Accounting Policies (Continued)

segment. Based on balances due at December 31, 2012, the maximum amount of loss the Company would incur if this customer failed completely to perform according to the terms of their contracts would be $6,562. While the Company believes that it has properly reserved for uncollectible accounts receivable, it is possible that the Company may experience longer collection cycles. Although the Company is not dependent on any one customer for more than 10% of its revenue, deterioration in credit quality of several of the Company's major customers could have an adverse effect on its consolidated financial position and operating results. Management does not believe significant risk exists in connection with the Company's concentrations of credit as of December 31, 2012.

        The Company also has a concentration of credit within its direct finance lease portfolio. The Company's top three customers account for approximately 75%, 81% and 88% of the outstanding principal at December 31, 2010, 2011 and 2012, respectively. The Company does not record an allowance for credit losses associated with direct finance leases. If any of these customers were to default, the Company would seek to recover the equipment securing the lease, often at fair market values in excess of the remaining receivable, and present certain claims to its insurers of default losses. Historically, the Company has not experienced losses related to direct finance leases and does not project future uncollectible amounts related to the principal balances receivable.

        Market risk reflects the change in the value of derivatives and financings due to changes in interest rate spreads or other market factors, including the value of collateral underlying debt investments and financings. The Company believes that the carrying values of its investments and derivative obligations are reasonable taking into consideration these risks, along with estimated collateral values, payment histories and other relevant financial information.

Cash and Cash Equivalents

        Cash and cash equivalents include all cash balances and highly liquid investments having original maturities of three months or less at the time of purchase. These instruments are stated at cost, which approximates market value because of the short-term nature of the instruments.

Direct Finance Leases

        Direct finance leases are recorded at the aggregated future minimum lease payments, including any bargain or economically compelled purchase options granted to the customer, less unearned income. The Company generally bears greater risk in operating lease transactions (versus direct finance lease transactions) due to redeployment costs and related risks that are avoided under a direct finance lease. Management performs annual reviews of the estimated residual values which can vary depending on a number of factors.

Leasing Equipment

        Leasing equipment includes chassis and other equipment, primarily domestic containers and generator sets. The total of Other equipment is less than 1% of the net book value of Leasing equipment. All equipment is recorded at cost and depreciated to an estimated residual value on a straight-line basis over the estimated useful life of the equipment.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

2. Summary of Significant Accounting Policies (Continued)

        Estimated useful lives and residual values have been principally determined based on the Company's historical disposal and utilization experience. The estimated useful lives and average residual values for the Company's Leasing equipment from the date of manufacture are as follows:

	Useful Lives (Years)	Residual Values (in Dollars)
Chassis	17.5-22.5	$2,600
Other	10.0-12.5	$270 to $2,100

        The Company will continue to review its depreciation policies on a regular basis to determine whether changes have taken place that would suggest that a change in its depreciation policies, useful lives of its equipment or the assigned residual values is warranted.

        The Company recognizes repair and maintenance costs that do not extend the lives of the assets as incurred and includes such costs in Direct operating expenses in the Consolidated Statements of Operations. Also included in Depreciation of leasing equipment is the depreciation on assets recorded under capital leases.

Impairment of Leasing Equipment

        In accordance with the Property, Plant and Equipment Topic of the Financial Accounting Standards Board, Accounting Standards Codification, (the "FASB ASC"), the Company reviews its leasing assets for impairment when events or changes in circumstances indicate that the carrying amount of the asset group as a whole may not be recoverable. If indicators of impairment are present, a determination is made as to whether the carrying value of the Company's fleet exceeds its estimated future undiscounted cash flows. Impairment exists when the carrying value of leasing assets taken as a whole exceeds the sum of the related undiscounted cash flows. The Company's review for impairment includes considering the existence of impairment indicators including third-party appraisals of its equipment, adverse changes in market conditions or the future utility of specific long-lived assets, shrinkage and the occurrence of significant adverse changes in general industry and market conditions that could affect the fair value of its equipment.

        When indicators of impairment suggest that the carrying value of its leasing assets may not be recoverable, the Company determines whether the impairment recognition criteria have been met by evaluating whether the carrying value of the leasing assets taken as a whole exceeds the related undiscounted future cash flows expected to result from the use and eventual disposition of the asset group. The preparation of the related undiscounted cash flows requires the use of assumptions and estimates, including the level of future rents, and the residual value expected to be realized upon disposition of the assets, estimated downtime between re-leasing events and the amount of re-leasing costs.

        If the Company determines that the carrying value may not be recoverable, it will assess the fair value of the assets. In determining the fair value of the assets, the Company considers market trends, published values for similar assets, recent transactions of similar assets and quotes from third-party appraisers. If the carrying amount of an asset group exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount of the asset group exceeds the fair value of the asset group.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

2. Summary of Significant Accounting Policies (Continued)

Property and Equipment

        As of December 31, 2012, property and equipment is recorded at cost less accumulated depreciation. In accordance with the Property, Plant and Equipment Topic of the FASB ASC, the Company reduces the carrying amount for property and equipment that has been impaired to the estimated fair value at the impairment date. Property and equipment is included in Other assets in the Consolidated Balance Sheets. The Company capitalizes significant improvements and the Company charges repairs and maintenance costs that do not extend the lives of the assets to expense as incurred. The Company removes the cost and accumulated depreciation of assets sold or otherwise disposed of from the accounts and recognizes any resulting gain or loss upon the disposition of the assets.

        The Company depreciates the cost of property and equipment over their estimated useful lives on a straight-line basis as follows: buildings—40 years; furniture and fixtures—3 to 7 years; computers and office equipment—3 to 5 years; and other property and equipment—3 to 10 years.

Goodwill

        Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. In accordance with the Intangibles—Goodwill and Other Topic of the FASB ASC, goodwill is not amortized, but instead is tested for impairment at the reporting unit level annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management has determined that there are two reporting units, the Marine Market segment and the Domestic Market segment. For the purpose of testing goodwill for impairment, the goodwill balance has been assigned to these two reporting units using a relative fair value allocation approach.

        The Company evaluates the recoverability of goodwill using a two-step impairment test approach. In the first step, the reporting units' fair value is compared to its carrying value including goodwill. Fair value of the reporting unit is estimated using a discounted cash flow analysis which is based on current operating budgets and long-range projections. The assumptions for the projections are based on management's historical experience, as well as their future expectations of market conditions. Estimated cash flows are discounted based on market comparable weighted-average cost of capital rates derived from the capital asset pricing model. The inputs to the model were primarily derived from publicly available market data. Although management uses the best estimates available, if actual results fall below the estimated budgets and long range projections used for the fair value calculation or cost of capital rates differ from the inputs used to calculate discounted cash flow, a different result could be obtained.

        If the fair value of the reporting unit is less than the carrying value, a second step is performed which compares the implied fair value of the reporting units' goodwill to the carrying value of the goodwill. The implied fair value of the goodwill is determined based on the difference between the fair value of the reporting unit and the net fair value of the identifiable assets and liabilities. If the implied fair value of the goodwill is less than the carrying value, the difference is recognized as an impairment charge.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

2. Summary of Significant Accounting Policies (Continued)

Comprehensive Income (Loss)

        Comprehensive income (loss) consists of net income (loss) and other gains and losses, net of tax, if any, affecting Member's Interest that, under U.S. GAAP, are excluded from net income. Such amounts include the changes in the fair value of derivative instruments, reclassification into earnings of amounts previously deferred relating to derivative instruments and foreign currency translation gains and losses primarily relating to the Company's Canadian and Mexican operations.

Share-Based Compensation

        Certain key employees are the recipients of employment agreements that have restricted stock benefits. The Company has recognized compensation costs relating to these share-based awards in the Consolidated Statements of Operations based upon the fair value of the equity instruments at the time they were issued. The Company uses a straight-line method of accounting for the compensation cost on share-based payment awards that contain pro rata vesting provisions with the compensation cost recognized as of any date being at least equal to the portion of the grant-date fair value that is vested at that date. The Company expects to settle with affiliates all management fees, including these awards, in cash.

Foreign Currency Translation

        The net assets and results of operations of the Company's foreign operations (primarily Canada) have been translated at the rates of exchange in effect at the respective period end for the Consolidated Balance Sheets and at a weighted-average of the exchange rates for the respective period for the Consolidated Statements of Operations. The effects of changes in exchange rates in translating the financial statements of foreign subsidiaries are included in the Consolidated Statements of Comprehensive Income and in Accumulated other comprehensive loss on the Consolidated Balance Sheets. The Company has determined that the U.S. dollar is its functional currency; therefore, all gains and losses resulting from translating foreign currency transactions into the functional currency are included in income.

        During 2011, the Company dissolved several foreign subsidiaries. As a result of these dissolutions, cumulative foreign currency translation losses amounting to $639 (which is net of tax of $426) were reclassified from Accumulated other comprehensive loss into earnings. The pretax loss of $1,065 is included in Other (income) expense, net in the Consolidated Statements of Operations.

Management Services

        In addition to leasing equipment which it owns or which it finances through capital lease obligations, the Company's customers are turning to outside service companies to help them manage chassis that they own and lease. The Company offers management services through an internally developed proprietary software system, known as "PoolStat®". During the period that the Company is managing the equipment for its customers, the Company earns a management fee. This fee income is recognized as services are rendered and is included in Other revenue in the Consolidated Statements of Operations.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

2. Summary of Significant Accounting Policies (Continued)

Derivative Instruments and Hedging Activities

        The Company accounted for derivative instruments in accordance with the Derivatives and Hedging Topic of the FASB ASC. The FASB ASC requires that all derivative instruments be recorded on the balance sheet at their fair value and establishes criteria for both the designation and effectiveness of hedging activities.

        The Company had entered into derivative instruments in the form of interest rate swaps, which were used to reduce its interest rate risk. Through these interest rate swaps, the Company received floating rate payments in exchange for fixed rate payments, effectively converting its floating rate debt to a fixed rate. As a matter of policy, the Company does not enter into derivative instruments for speculative purposes.

        The manner in which a derivative instrument is recorded depends on whether it qualifies for hedge accounting. The Company applied hedge accounting and designated and accounted for its interest rate swap contracts as cash flow hedges. For effective cash flow hedges, changes in fair value were deferred and recorded in Accumulated other comprehensive loss in the Consolidated Statements of Member's Interest. The ineffective portion of cash flow hedges was recognized in earnings immediately and recorded in Interest expense in the Consolidated Statements of Operations. On August 9, 2012, in connection with the closing of the sale of the Original Notes and the asset based senior secured credit agreement (the "ABL Facility") and the repayment of the Fortis Facility (as defined below), the Company terminated all of its interest rate derivatives. Balances in Accumulated comprehensive loss for terminated derivatives are being reclassified into earnings over the remaining life of the item previously hedged. Terminated interest rate derivatives are reviewed periodically to determine if the forecasted transaction remain probable of occurring. If the forecasted transactions were deemed remote, the related portion of the gain or loss associated with the terminated derivative included in Accumulated other comprehensive loss would be recognized in the Consolidated Statement of Operations immediately. See also Notes 8, 11 and 16 for further information.

Revenue Recognition

        The Company's primary sources of equipment leasing revenue are derived from operating leases and revenue earned on direct finance leases.

Revenue Recognition—Equipment Leasing Revenue

        The Company generates equipment leasing revenue through short-term and long-term operating leases, principally with shipping lines and North American rail and trucking companies. In the majority of its transactions, the Company acts as the lessor of leasing equipment for a specified period of time and at a specified per diem rate. Revenue is recognized on a straight-line basis over the life of the respective lease. Subscription agreements typically contain periodic pricing and minimum chassis usage reset features. Revenue associated with such agreements is recognized on a straight line basis for committed quantities at contractual rates.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

2. Summary of Significant Accounting Policies (Continued)

Revenue Recognition—Finance Revenue

        The Company enters into direct finance leases as lessor of equipment that it owns. In most instances, the leases include a bargain purchase option which allows the customer to purchase the leased equipment at the end of the lease term. Net investment in direct finance leases represents the receivables due from lessees, net of unearned income. The lease payments are segregated into principal and interest components similar to a loan. Unearned income is recognized on an effective interest basis over the life of the lease term and is recorded as Finance revenue in the Consolidated Statements of Operations. The principal component of the lease payment is reflected as a reduction to the Net investment in direct finance leases.

Revenue Recognition—Other Revenue

        Other revenue includes fees that the Company's customers are contractually obligated to pay to return equipment to a leasable condition, fees for third-party positioning of equipment and scrap revenue generated from end of life chassis. When a lessee leases equipment from the Company, the lessee is contractually obligated to return the equipment in a leasable condition according to predetermined standards. Upon redelivery of the units, the Company bills the lessee for the expected cost to repair the equipment based on a repair survey performed at the depot. The Company bills the lessee based on this estimate and records maintenance and repair revenue at that time. In accordance with the Revenue—Revenue Recognition—Principal Agent Considerations Topic of the FASB ASC, the Company recognizes billings to customers for damages incurred and certain other pass-through costs as Other revenue in the Consolidated Statements of Operations. The Company recognizes gross revenues from these pass-through costs as the Company is the primary obligor with respect to purchasing goods and services from third parties. The Company generally has the discretion in selection of the repair service provider; and the Company generally has the credit risk because the services are purchased prior to reimbursement being received. In addition, Other revenue includes fees earned for providing chassis pool management services. Revenue is recognized as services are rendered.

Deferred Income

        Deferred income includes cash received for advanced rental fees and advanced payments for future maintenance and repairs. The amounts received for the advanced rental fees are recognized as Equipment leasing revenue when earned, while the amounts received with respect to the maintenance and repairs are recognized as Other revenue when earned.

Direct Operating Expenses

        Direct operating expenses are primarily related to costs incurred in relation to leasing equipment that is not being leased to a third party ("off-hire equipment") and for equipment in the Company's chassis pools. These expenses primarily consist of costs to repair and maintain the equipment, to store the equipment when it is not on lease, to reposition the equipment for pick-up by a customer, and equipment rental related costs to meet customer demand. Repositioning costs incurred prior to the initial lease of the equipment are capitalized as a cost of the asset acquisition.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

2. Summary of Significant Accounting Policies (Continued)

Provision for Doubtful Accounts

        During 2012, certain of the Company's shipping line customers began migrating away from providing chassis as an integral part of their transportation related services. As a result, the Company is providing a greater number of chassis directly to motor carriers who represent a higher credit risk than the Company's traditional customer base. Notwithstanding this change, the Company's methodology for assessing the adequacy of the provision for doubtful accounts has not changed significantly.

        The Company determines the provision for doubtful accounts based on its assessment of the collectability of its receivables. The Company identifies these accounts based on two methods: (1) a customer-by-customer basis and (2) an allowance method. In the first method, the Company reviews certain accounts based on size, payment history and third party credit reports and places a likelihood of default percentage on each account individually. For the remaining receivable balance, the Company applies a delinquency factor based on prior history which represents the Company's best estimate of those accounts that will become uncollectible. Changes in economic conditions may require a re-assessment of the risk and could result in increases or decreases in the allowance for doubtful accounts.

Sales of Leasing Equipment

        Sales of leasing equipment consist of sales of equipment to third parties, as well as billings to customers for lost or damaged equipment. The Company records the gains and losses from the sales of leasing equipment as part of Other expense (income), net in the Consolidated Statements of Operations. Gains and losses are recognized upon completion of the sale based upon the sales price and the book value of the equipment. For the years ended December 31, 2010, 2011 and 2012, the Company recorded net gains of $282, $1,369 and $217, respectively.

Provision (Benefit) for Income Taxes

        The Company's results of operations and financial position are prepared on a stand-alone basis. The Company is a Limited Liability Company with a single member and therefore has recorded a provision for U.S. income taxes.

        Income taxes have been provided based upon the tax laws and rates in countries in which the Company's operations are conducted and income is earned. The Company's chassis leasing business is domiciled in the United States and, therefore, its income is subject to United States taxation. The provision (benefits) for income taxes recorded relates to the income earned by certain of the Company's subsidiaries, which are located in or have earned income in jurisdictions that impose income taxes, primarily in the United States. The Company is also subject to income tax in Canada and Mexico.

Recently Adopted and Recently Issued Accounting Standards

Adopted in 2012

        In May 2011, the FASB issued authoritative guidance on accounting for Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

2. Summary of Significant Accounting Policies (Continued)

U.S. GAAP and IFRSs ("ASU 2011-04"). This pronouncement changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements to ensure consistency between U.S. GAAP and IFRS. It also expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. The amendments were effective for the Company for the year ended December 31, 2012 and are to be applied prospectively. The adoption of this standard did not materially change the Notes to the Consolidated Financial Statements.

        In June 2011, the FASB issued authoritative guidance on accounting for Comprehensive Income (Topic 220): Presentation of Comprehensive Income ("ASU 2011-05"). This pronouncement eliminates the option to report other comprehensive income and its components in the Statement of Changes in Shareholders' Equity. It also requires that all non-owner changes in shareholders' equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. This new guidance is effective for the Company for the year ended December 31, 2012 and annual and interim periods thereafter. The amendments in this update should be applied retrospectively and early adoption is permitted. The Company adopted this guidance as of January 1, 2012 and has presented the components of net income and other comprehensive income in two separate but consecutive statements.

        In September 2011, the FASB issued authoritative guidance on accounting for Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment ("ASU 2011-08"). The amendments in this Update are intended to reduce complexity and costs by allowing an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. The amendments also improve previous guidance by expanding upon the examples of events and circumstances that an entity should consider between annual impairment tests in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. These amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The adoption of this standard in 2012 did not have any significant impact on the Company's Consolidated Financial Statements.

Pending Adoption

        In February 2013, the FASB issued authoritative guidance on accounting for Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("ASU 2013-02"). ASU 2013-02 requires an entity to present the effect of certain significant reclassifications out of accumulated other comprehensive income on respective line items in net income. The amendments in the ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2013-02 is effective prospectively for fiscal years beginning after December 15, 2012 for public companies and the Company will be required to adopt ASU 2013-02 no later than the quarter beginning January 1, 2014, in reliance upon the extended transition periods for emerging growth companies granted under the JOBS Act, provided the Company remains an "emerging growth company" as of such date. As ASU 2013-02 requires additional presentation only, there will be no impact to the Company's consolidated results of operations or financial position.

        No other new accounting pronouncements issued or effective during 2012 had or are expected to have a material impact on the Company's Consolidated Financial Statements.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

3. Leasing Activity

        The Company's term leases are typically "triple net," requiring the lessee to maintain, insure and pay taxes on the equipment until return, at no cost to the lessor. Typical term lease provisions allocate all risk of loss to the lessee, requiring the lessee to indemnify the lessor against all risks, claims, or causes of actions arising from the leasing, operation, maintenance, repair, possession or control of the equipment. The Company also leases chassis through its network of chassis pools located throughout the United States. The cost of maintaining chassis in these pools is borne by the Company. The lessee is responsible for compliance with all laws and regulations, including all environmental risk. The lessee is further responsible for loss or damage to the equipment, however caused, subject to normal wear or tear. The lessee must defend and hold harmless the lessor in the event of any claims for loss or damage to the equipment, cargo, or third parties occurring while leased. The lease terms that are variable, and can change based on the lease type, are the per diem rates, the length of the lease and the redelivery locations and quantities that may be redelivered to such locations. However, the general governing terms and conditions of the lease remain the same whether the lease is short-term, long-term or a direct finance lease, and whether the lease is for the initial term or a renewal. Multiple contracts with a single lessee are not combined and are accounted for as separate arrangements. The Company had no amounts of contingent rental in any period presented.

Equipment Leasing Revenue

        The Company has non-cancelable operating leases for its leasing equipment. At December 31, 2012, future minimum lease revenue under these agreements is estimated as follows:

2013	$70,806
2014	51,084
2015	31,085
2016	14,825
2017	2,464
Thereafter	4,923

$175,187

Finance Revenue

        The Company enters into direct finance leases. These leases generally provide that, after a stated lease term, the lessee has the option to purchase the equipment, typically for amounts below the estimated fair market value of the equipment, at the time the purchase option becomes exercisable. Guaranteed and unguaranteed residual values are included in Net investment in direct finance leases on the Consolidated Balance Sheets. Under the terms of these leases, the substantive risks and rewards of equipment ownership are passed to the lessee. The lease payments are segregated into principal and interest components similar to a loan. The principal component is equal to the cost or carrying amount of the leased property. The interest component is equal to the gross cash flows charged to the lessee less the principal component. The Company recognizes the interest component, which is calculated using the effective interest method over the term of the lease as finance revenue. The principal component of the lease payment is reflected as a reduction to Net investment in direct finance leases.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

3. Leasing Activity (Continued)

As of December 31, 2011 and 2012, the Company had guaranteed and unguaranteed residual values for leasing equipment on direct finance leases of $19,634 and $15,611, respectively.

        At December 31, 2012, receivables under these direct finance leases are collectible through 2022 as follows:

	Total Lease Receivables	Unearned Lease Income	Net Lease Receivables
2013	$9,591	$3,916	$5,675
2014	10,810	3,211	7,599
2015	6,488	2,509	3,979
2016	5,595	2,099	3,496
2017	12,084	1,311	10,773
Thereafter	12,234	3,027	9,207

	$56,802	$16,073	$40,729

        As of December 31, 2011, the Company had total lease receivables, unearned lease income and net lease receivables of $78,456, $23,680 and $54,776, respectively. The unguaranteed residual values are reflected in "Total Lease Receivables" above.

        Historically, the Company has not experienced losses related to direct finance leases and does not project future uncollectible amounts related to the principal balances receivable. If customers were to default, the Company would seek to recover the equipment securing the lease, often at fair market values in excess of the remaining receivable, and present certain claims to its insurers of default losses.

4. Leasing Equipment

        The following is a summary of leasing equipment recorded on the Consolidated Balance Sheets:

	December 31
	2011	2012
Chassis	$1,540,996	$1,629,038
Other	5,442	5,355

Total	1,546,438	1,634,393
Less accumulated depreciation	(253,778)	(309,010)

Leasing equipment, net of accumulated depreciation	$1,292,660	$1,325,383

        Leasing equipment includes assets recorded under capital leases of $412,133 and $312,543 with accumulated depreciation of $63,903 and $60,938 at December 31, 2011 and 2012, respectively.

5. Impairment of Leasing Equipment

        The Company periodically analyzes the usability of leasing equipment at remanufacturing facilities, depots and other storage facilities. Certain leasing equipment is rejected in the remanufacturing process

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

5. Impairment of Leasing Equipment (Continued)

due to rust and corrosion or if otherwise determined to be unusable for future remanufacturing. Additionally, due to the frequent movement of the Company's assets in its operations, its chassis and axles are subject to shrinkage. Impairment charges are recorded based on management's ongoing analysis of the impairment indicators described in Note 2, and include estimates of shrinkage and other charges based on recent historical experience. Impairment of leasing equipment amounted to $8,713, $1,544 and $6,506 for the years ended December 31, 2010, 2011 and 2012, respectively. The 2011 and 2012 impairment charges are net of insurance recoveries of $874 and $169, respectively that the Company received related to the theft of axles that occurred in 2010 and 2011.

        The following is a summary of the Company's impairment charges recorded for the years ended December 31, 2010, 2011 and 2012 by category:

	December 31,
	2010	2011	2012
Shrinkage	$5,253	$1,182	$1,134
Corroded/Unusable	2,563	789	789
Impairment	897	447	4,752
Insurance recoveries	—	(874)	(169)

Total impairment of leasing equipment	$8,713	$1,544	$6,506

        Impairment of leasing equipment in 2010 includes charges due to shrinkage and corroded / unusable equipment primarily related to the Company's campaign to remanufacture 9,000 domestic chassis. In conjunction with this campaign, the Company conducted physical inventories of its axles and chassis stored at depots during 2010 and determined that such inventory was subject to shrinkage. Additionally, typically during remanufacturing campaigns, axle sets stored at third-party depots are found to be not suitable for remanufacturing primarily due to rust and corrosion.

        Impairment of leasing equipment in 2012 includes charges associated with identifying end of life chassis for the purpose of harvesting their tires to mitigate the cost of maintaining the active fleet and due to the decision to discontinue the support of certain chassis types due to the difficulty of accessing axle replacement parts.

6. Goodwill

        Management has determined that the Company has two reporting units, the Marine Market segment and the Domestic Market segment. For the purpose of testing goodwill for impairment, the goodwill balance has been assigned to these two reporting units using a relative fair value allocation approach. The goodwill balance for the Marine Market segment was $134,019 at both December 31, 2011 and 2012. The goodwill balance for the Domestic Market segment was $117,888 at both December 31, 2011 and 2012. At December 31, 2012, there are no accumulated impairment losses related to Goodwill.

        Based upon the annual assessment of goodwill, the Company concluded that no impairment existed during the years ended December 31, 2010, 2011 and 2012. The Marine Market segment

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

6. Goodwill (Continued)

exceeded its carrying value by approximately 25% while the Domestic Market segment exceeded its carrying value by approximately 66%, for the period ended December 31, 2012.

7. Borrowings

        The following is a summary of the Company's borrowings:

	December 31
	2011	2012
Senior Secured 11% Notes	$—	$300,000
ABL Facility	—	609,000
Fortis Facility	586,887	—
DVB Credit Facility:
Term Loan Facility	79,550	—
Revolving Credit Facility	23,125	—
Loans Payable CIMC	23,634	21,513
Capital lease obligations	263,447	177,884

Total debt	976,643	1,108,397
Less current maturities	(48,756)	(25,884)

Long-term debt, less current maturities	$927,887	$1,082,513

        The Company's debt consisted of notes, loans, a revolving credit facility and capital lease obligations payable in varying amounts through 2021, with a weighted-average interest rate of 6.49%, 6.37% and 6.23% for the years ended December 31, 2010, 2011 and 2012, respectively. The weighted-average interest rates disclosed are calculated as "all-in" rates which include interest expense and amortization of agents' fees and deferred financing fees.

Senior Secured 11% Notes

        TRAC Intermodal LLC is a Delaware limited liability company and TRAC Intermodal Corp. is a Delaware corporation, both of which were formed as of July 13, 2012 solely for the purpose of affecting the offering of the Original Notes. All business is being conducted through TRAC Intermodal LLC's 100% owned subsidiary, Interpool, Inc.

        On August 9, 2012, TRAC Intermodal LLC along with TRAC Intermodal Corp., entered into a Securities Purchase Agreement pursuant to which it sold $300,000 total principal amount of a new series of 11.0% Senior Secured Notes, the Original Notes, issued at par in a private transaction with a group of investors, all of which are eligible to be exchanged for the Exchange Notes. The notes mature on August 15, 2019, with interest payable semi-annually beginning on February 15, 2013. The notes are secured on a second-priority lien basis. Collateral generally consists of cash, owned chassis, accounts receivable, and investment property of the guarantors including, with limitations, the equity of the non-guarantors. The Company may redeem some or all of the Exchange Notes at any time on or after August 15, 2015 at the redemption prices set forth in the notes plus accrued and unpaid interest, if any, to the redemption date. At any time prior to August 15, 2015, the Company may redeem some or all of

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

7. Borrowings (Continued)

the Exchange Notes at a price equal to 100% of the principal amount of the Exchange Notes to be redeemed plus a "make-whole" premium, plus accrued and unpaid interest, if any, to the redemption date. The Company may also redeem up to 35% of the aggregate principal amount of the Exchange Notes at any time on or prior to August 15, 2015 using net proceeds from certain equity offerings, subject to the satisfaction of certain conditions set forth in the notes. If the Company experiences certain kinds of changes in control, the Company must offer to purchase the Exchange Notes at a price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the redemption date. Holders of the notes will have the option to redeem their notes for 101.0% of principal upon a change of control as defined by the notes and upon the Company's collateral or non-collateral asset sales as defined in the notes, at a redemption price of 100.0%. TRAC Intermodal LLC has no operations of its own so it is dependent upon the cash flows of its subsidiaries to meet its obligations under these notes. Since the proceeds from the Original Notes were used to repay debt owed by Interpool, an intercompany note was entered into between TRAC and Interpool with terms identical to the notes. The servicing of the intercompany note arrangement by Interpool will provide the funds for TRAC to service the interest and debt payments due under the notes.

        Concurrent with the offering of the Original Notes, the Company entered into a registration rights agreement with investors which requires the Company to file a registration statement with the Securities and Exchange Commission to offer exchange notes with terms substantially identical in all material respects to the Original Notes within 365 days of closing.

        The indenture governing the notes also contains various restrictive covenants, including limitations on the payment of dividends and other restrictive payments, limitations on incurrence of indebtedness, investments, creation of liens and limitations on asset sales. The proceeds from this offering were used to repay existing indebtedness of Interpool, including interest rate swap liabilities, and for general corporate purposes. The Company incurred approximately $9,555 in fees and expenses related to the note offering. These fees and expenses are classified as deferred financing fees and will be amortized into interest expense over the seven year term of the notes.

        The amount outstanding under this facility was $300,000 at December 31, 2012. The weighted- average interest rate for the period from August 9, 2012 to December 31, 2012 was 11.22%.

        The Company has analyzed each of the redemption features included in the notes to determine whether any of these embedded features should be bifurcated in accordance with the Derivatives and Hedging Topic of the FASB ASC (ASC 815). The Company has concluded that the redemption feature which offers optional redemption by the Company of up to 35% of the aggregate principal amount of the notes at a redemption price of 111% of the aggregate principa1, amount of the notes using the cash proceeds of an equity offering qualifies as a feature that should be bifurcated under ASC 815. The Company has determined that the resulting measurement of the fair value of this derivative is immaterial to the consolidated financial statements, and will reassess the fair value of this derivative each reporting period with any changes recorded in earnings.

ABL Facility

        Concurrent with the closing of the sale of the Original Notes, Interpool together with certain of its subsidiaries, and TRAC Intermodal LLC and TRAC Intermodal Corp entered into the ABL Facility, a

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

7. Borrowings (Continued)

$725,000 asset-based, senior secured credit agreement, with JPMorgan Chase Bank, N.A. and a group of lenders, with JPMorgan Chase Bank, N.A. acting as administrative agent. In connection with the ABL Facility, the Company pledged certain rental fleet assets, accounts receivable and various other assets for the benefit of the lenders as collateral security for the payment and performance of the Company's obligations under the ABL Facility and related loan documents.

        The ABL Facility has a five-year maturity and borrowings are limited to a maximum amount equal to the sum of (i) 85% multiplied by eligible accounts receivable, plus (ii) the lesser of (a) 85% multiplied by the net book GAAP depreciated value of eligible rental fleet assets and (b) 80% multiplied by the net orderly liquidation value percentage identified in the most recent rental fleet asset appraisals multiplied by the net book GAAP depreciated value of eligible rental fleet assets, less (iii) reserves established by JPMorgan Chase Bank, N.A., acting as the administrative agent (the "Advance Rate").

        The ABL Facility bears an interest rate equal to the Adjusted LIBOR plus 2.75% or the Alternate Base Rate plus 1.75% (each as defined in the ABL Facility). Field exams and appraisals will be conducted by the lenders on a periodic basis, the frequency of which increases subject to certain availability triggers or during the continuance of an event of default.

        The ABL Facility contains various representations and covenants, including a minimum fixed charge coverage ratio of 1.00 to 1.00 and a maximum Senior Secured Debt leverage ratio for the applicable testing periods of (i) 6.50 to 1.00 from the effective date of the ABL Facility to June 30, 2013, (ii) 6.00 to 1.00 from September 30, 2013 to June 30, 2014, (iii) 5.50 to 1.00 from September 30, 2014 to June 30, 2015, (iv) 5.00 to 1.00 from September 30, 2015 to June 30, 2016 and (v) 4.50 to 1.00 from September 30, 2016 to the maturity date.

        In addition to the above financial covenants, the ABL Facility contains restrictions, which include but are not limited to, restrictions on the creation of liens, the incurrence of additional indebtedness, investments, asset dispositions, sale and leaseback transactions, swap agreements, transactions with affiliates, mergers and consolidations, liquidations and dissolutions and restricted payments (including dividends and other payments in respect of capital stock). The ABL Facility also provides for cash dominion subject to certain availability triggers. The proceeds from the ABL were used to repay existing indebtedness of Interpool, including interest rate swap liabilities, and for general corporate purposes. The Company incurred $21,677 in fees and expenses related to the ABL facility including $14,488 in bank fees and $6,600 in re-titling costs. Since the current ABL Facility and the previous credit facilities were loan syndications and a number of lenders participated in both credit facilities, the Company evaluated the accounting for financing fees on a lender by lender basis in accordance with FASB ASC Topic 470-50, Modifications and Extinguishments of Debt. This resulted in a loss on modification of debt of $2,136 and loss on extinguishment of debt of $4,158 recorded in Loss on modification and extinguishment of debt in the Consolidated Statement of Operations. Approximately $20,917 was classified as deferred financing fees and will be amortized into interest expense over the five year term of the ABL Facility.

        On December 20, 2012, the Company entered into an agreement with the above lenders to amend the ABL Facility and increase the revolving commitment by $120,000, increasing the total facility's commitment from $725,000 to $845,000. In connection with this amendment the Company paid $1,356

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

7. Borrowings (Continued)

in upfront fees. These fees were classified as deferred financing fees and will be amortized into interest expense over the remaining term of the ABL Facility.

        The amount outstanding under this facility was $609,000 at December 31, 2012. The weighted- average interest rate for the period from August 9, 2012 to December 31, 2012 was 4.14%. At December 31, 2012, $236,000 additional borrowing capacity was available under this facility.

Swap Terminations

        On August 9, 2012, in connection with the closing of the sale of the Original Notes and the ABL Facility and the repayment of the Fortis Facility, the Company terminated all six interest rate derivatives. See Note 8.

Fortis Facility

        On July 10, 2008, the Company entered into a $630,000 senior secured Credit Agreement with Fortis Capital Corp. ("Fortis") and a group of lenders, with Fortis acting as the agent ("Fortis Facility"). In connection with the Fortis Facility, the Company pledged certain chassis, other transportation-related equipment and direct finance lease receivables for the benefit of the lenders as collateral security for the payment and performance of its obligations under the agreement. The Fortis Facility had a five-year term maturing on July 9, 2013 and borrowings were limited to a maximum of 80% advance ("advance rate") of the value of the underlying collateral with the advance rate reducing by one half of one percent (0.50%) per quarter. The Fortis Facility bore an interest rate equal to LIBOR or Cost of Funds (as defined by the agreement) plus a margin. The Fortis Facility contained typical representations and covenants for loans of this type including the maintenance of financial covenants for tangible net worth (which requires the Company to maintain tangible net worth of at least $350,000), a fixed charge coverage ratio of at least 1.5 to 1 and a funded debt to tangible net worth ratio of not more than 4.0 to 1. In addition to these financial covenants, the principal limitations of the Fortis Facility contained certain restrictions on the creation of liens, the incurrence of additional indebtedness, transactions with affiliates, mergers and consolidations and asset sales or transfers.

        On October 12, 2010, the Company signed Amendment No. 2 to the Fortis Facility. The lenders agreed to modify certain financial covenants as follows. The definition of "Earnings Available for Fixed Charges" was amended to add back expenses related to tires and rims consumed in the remanufacturing and refurbishing process to primarily address the increased costs associated with the recently completed remanufacturing program. In addition, for the period from September 30, 2010 through December 31, 2011, the Minimum Tangible Net Worth requirement was reduced from $350,000 to $325,000. After December 31, 2011, the Minimum Tangible Net Worth requirement was increased to $350,000 for the remainder of the term. In exchange for these modifications, the Company paid a one-time fee of $1,277 and the margin on the Fortis Facility was increased by 0.25% until the facility matures in July 2013.

        Fees associated with the amended terms were amortized over the remaining life of the loan and recorded in Interest expense on the Consolidated Statements of Operations.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

7. Borrowings (Continued)

        The amount outstanding under this facility was $586,887 at December 31, 2011. On August 9, 2012, in connection with the closing of the sale of the Original Notes and the ABL Facility, the Company repaid $586,876 due under this Facility, including accrued interest, and terminated this facility. The weighted-average interest rate for the years ended December 31, 2010 and 2011 was 6.59% and 6.87%, respectively. The weighted-average interest rate for the period from January 1, 2012 to August 9, 2012, the date the facility was terminated, was 6.85%.

PNC Bank Credit Facility (formerly National City Bank Credit Facility)

        On July 19, 2007, two of the Company's wholly owned subsidiaries entered into a $100,000 agreement with National City Bank and a group of lenders, with National City Bank acting as the agent, consisting of a $100,000 revolving credit facility with a $10,000 letters of credit sublimit (the "National City Bank Credit Facility"). On August 31, 2007, this facility was increased to $120,000. This revolving credit facility and the letters of credit commitment expired on July 17, 2009.

        On July 16, 2009, the Company entered into The Fourth Amended and Restated Credit and Security Agreement for a total of $80,000 with National City Bank and a group of lenders, with National City Bank acting as agent (the "2009 National City Bank Credit Facility"). At the time of closing, the Company (utilizing cash on hand) paid $20,000 of the prior outstanding balance on the then existing National City Bank Credit Facility. The 2009 National City Bank Credit Facility had a one-year term with an automatic one-year extension provided that, on the extension date, no default or event of default had occurred and was continuing and the outstanding principal amount under the facility was not greater than $65,000. Effective November 9, 2009, National City Bank merged with and into PNC Bank resulting in PNC Bank becoming the administrative agent for this loan (renamed the "PNC Bank Credit Facility").

        On July 16, 2010, the Company repaid $12,000 of its outstanding obligation under the PNC Bank Credit Facility. In conjunction with this payment, the Company exercised its automatic one-year extension of the term for this facility to mature on July 16, 2011.

        In connection with the PNC Bank Credit Facility, the Company pledged certain chassis, other transportation-related equipment and direct finance lease receivables for the benefit of the lenders as collateral security for the payment and performance of its obligations under the agreement. The interest rate under the 2010 PNC Bank Credit Facility was equal to LIBOR plus a margin. The PNC Bank Credit Facility contained typical representations and covenants for loans of this type, which included a covenant that at the end of each fiscal quarter during the term of the loan, certain subsidiaries would not have a funded debt to tangible net worth ratio that exceeded 3.75 to 1 and that the tangible net worth would not be less than $300,000.

        On March 31, 2011, the $62,000 balance outstanding under this facility was repaid in full with proceeds from a new $111,000 credit facility entered into with DVB Bank SE and ING Bank N.V. The weighted-average interest rate for the year ended December 31, 2010 was 9.50%. This rate includes deferred financing fees of $325 that were amortized over the one-year extended term of the agreement. The weighted-average interest rate for the period from January 1, 2011 to March 31, 2011, the date of the repayment, was 9.66%.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

7. Borrowings (Continued)

DVB Credit Facility

        On March 31, 2011, the Company entered into an $111,000 agreement with DVB Bank SE ("DVB") acting as agent and ING Bank N.V. ("ING") consisting of an $86,000 term loan facility and a $25,000 revolving credit facility (collectively, the "DVB Credit Facility"). In connection with the DVB Credit Facility, the Company pledged certain chassis, other transportation-related equipment and direct finance lease receivables for the benefit of the lenders as collateral security for the payment and performance of its obligations under the agreement.

        The DVB Credit Facility had a five-year term maturing on March 31, 2016. The maximum principal balance outstanding on the term loan and the revolving credit commitment on the revolver were reduced by $2,150 and $625, respectively, each quarter over the life of the facility. Borrowings were limited to a maximum of 70% advance ("advance rate") of the value of the underlying collateral. The advance rate remained at 70% until March 31, 2013, and then the advance rate would decline by one percent (1.00%) per quarter. The DVB Credit Facility bore an interest rate equal to LIBOR or Cost of Funds (as defined by the agreement) plus a 4% margin.

        The DVB Credit Facility contained typical representations and covenants for loans of this type, including the maintenance of financial covenants for tangible net worth (which requires the Company to maintain an initial tangible net worth of at least $325,000), a fixed charge coverage ratio of at least 1.5 to 1 and a funded debt to tangible net worth ratio of not more than 4.0 to 1. The tangible net worth covenant would increase $5,000 annually to $340,000 as of March 31, 2014 and then to $350,000 as of March 31, 2015 and thereafter. In addition to these financial covenants, the principal limitations of the DVB Credit Facility contain certain restrictions on the creation of liens, the incurrence of additional indebtedness, transactions with affiliates, mergers and consolidations and asset sales or transfers. Proceeds from this facility were used to repay the remaining $62,000 outstanding under the PNC Bank Credit Facility and to provide additional cash for working capital needs.

        The amount outstanding under this facility was $102,675 at December 31, 2011. On August 9, 2012, in connection with the closing of the sale of the Original Notes and the ABL Facility, the Company repaid $95,905 due under this facility, including accrued interest and penalties, and terminated this facility. The weighted-average interest rate for the period from March 31, 2011 to December 31, 2011 was 4.83%. The weighted-average interest rate for the period from January 1, 2012 to August 9, 2012 was 4.68%.

Loans Payable CIMC

        During 2010, the Company contracted for the remanufacture and financing of 3,135 chassis with CIMC Vehicles Group Ltd. and CIMC Transportation Equipment, Inc. (collectively, "CIMC"). CIMC has agreed to finance 90% of the acquisition cost of these remanufactured chassis. This equipment was delivered in eight tranches as manufacturing was completed over various delivery dates from October 11, 2010 to June 30, 2011 and eight corresponding financing agreements have been signed. The term of each agreement is 120 months commencing on the acceptance date of the equipment. Amounts outstanding under these agreements bear an interest rate equal to LIBOR plus a margin and payments are made quarterly. Upon registration, CIMC is listed as the first lien holder on all certificates of title to the equipment. At December 31, 2011 and 2012, $23,634 and $21,513 was

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

7. Borrowings (Continued)

outstanding under these agreements. The weighted-average interest rate for the period from October 10, 2010 to December 31, 2010 was 4.62%. The weighted-average interest rate for the years ended December 31, 2011 and 2012 was 4.64% and 4.73%, respectively.

Capital Lease Obligations

        At December 31, 2011 and 2012, the total capital lease obligations outstanding associated with leasing equipment were $263,447 and $177,884, respectively. The capital lease obligations mature in varying amounts from 2012 through 2021 and have stated rates ranging from 3.53% to 7.08%. The weighted-average interest rates for the years ended December 31, 2010, 2011 and 2012 were 5.41%, 5.38% and 5.21%, respectively.

Assets Pledged as Collateral

        The Company's debt obligations are collateralized by the Company's Leasing equipment and Net investment in direct finance leases. As of December 31, 2011 and 2012, assets pledged as collateral are as follows:

	December 31
	2011	2012
ABL Facility	$—	$1,080,391
DVB Facility	146,830	—
Fortis Facility	805,909	—
CIMC Loans	32,127	30,646
Capital Lease Obligations	355,065	253,557

Total Pledged as Collateral	$1,339,931	$1,364,594

        The Company's 11% Senior Secured Notes are secured on a second-priority lien basis. Collateral generally consists of cash, owned chassis, accounts receivable, and investment property of the guarantors including, with limitations, the equity of the non-guarantors.

Covenants

        At December 31, 2012, under the Company's debt instruments, the Company is required to maintain certain financial covenants (as defined in each agreement) including Minimum Tangible Net Worth tests, Funded Debt to Tangible Net Worth, Senior Secured Leverage Ratio and a Fixed Charge Coverage test. As of December 31, 2012, the Company was in compliance with all covenants.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

7. Borrowings (Continued)

Debt Maturities

        The Company's outstanding debt, including capital lease obligations, as of December 31, 2012 matures as follows:

2013	$25,884
2014	37,743
2015	36,063
2016	45,365
2017	629,797
Thereafter	333,545

$1,108,397

8. Derivatives and Hedging Activities

        On August 9, 2012, in connection with the closing of the sale of the Original Notes and the ABL Facility and the repayment of the Fortis Facility, the Company terminated all six remaining interest rate derivatives.

        The Company accounted for derivative instruments in accordance with the Derivatives and Hedging Topic of the FASB ASC. In the normal course of business, the Company is exposed to fluctuations in interest rates on its floating rate debt. In order to reduce its interest rate risk, the Company utilized interest rate derivatives to manage its exposure to interest rate risks. Through the utilization of these interest rate derivatives, the Company received floating rate payments in exchange for fixed rate payments, effectively converting its floating rate debt to a fixed rate. In accordance with the Derivatives and Hedging Topic of the FASB ASC, if certain conditions are met, an interest rate derivative may be specifically designated as a cash flow hedge. All of the Company's interest rate derivatives were cash flow hedges.

        On the date that the Company entered into an interest rate derivative, it formally documented the intended use of the interest rate derivative and its designation as a cash flow hedge, if applicable. The Company also assessed (both at inception and on an ongoing basis) whether the interest rate derivative had been highly effective in offsetting changes in the cash flows of the floating rate interest payments on its debt and whether the interest rate derivative was expected to remain highly effective in future periods. If it were to be determined that the interest rate derivative was not (or had ceased to be) highly effective as a cash flow hedge, the Company would have discontinued hedge accounting treatment.

        At inception of an interest rate derivative designated as a cash flow hedge, the Company established the method it would use to assess effectiveness and the method it would use to measure any ineffectiveness. The Company used the "hypothetical derivative method" to estimate the fair value of the hedged interest payments in both its assessments and measurement of hedge effectiveness. The degree to which a hedge was judged as highly effective under the hypothetical derivative method depended on a calculation involving the comparison of the change in the fair value of the actual interest rate derivative to the change in the fair value of a hypothetical interest rate derivative with critical terms which matched the hedged floating-rate interest payments.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

8. Derivatives and Hedging Activities (Continued)

        The effectiveness of the Company's hedge relationships was assessed prospectively and retrospectively by regressing historical changes in the actual interest rate derivative against historical changes in the hypothetical interest rate derivative and evaluating whether certain statistical measures (such as correlation and slope) had been met. However, measurement of hedge effectiveness in the Consolidated Financial Statements each period required a comparison of the cumulative change in the fair value of the actual interest rate derivative to the cumulative change in the fair value of the hypothetical interest rate derivative. When the change in the interest rate derivative exceeded the change in the hypothetical interest rate derivative, the amount of the change in fair value by which the actual interest rate derivative exceeded the hypothetical interest rate derivative was the calculated ineffectiveness which was recorded in Interest expense in the Consolidated Statements of Operations.

        In accordance with the Derivatives and Hedging Topic of the FASB ASC, all interest rate derivatives were recognized on the Company's Consolidated Balance Sheets at their fair value and consisted of United States dollar denominated LIBOR-based interest rate swaps. Their fair values were determined using cash flows discounted at relevant market interest rates in effect at the period close. The fair value generally reflected the estimated amounts that the Company would receive or pay to transfer the contracts at the reporting date and therefore reflects the Company's or counterparty's non-performance risk. See Note 16.

        For the Company's interest rate derivatives designated as cash flow hedges, the effective portion of the interest rate derivative's gain or loss was deferred and initially reported as a component of Accumulated other comprehensive income (loss) ("AOCI") and subsequently reclassified into earnings when the interest payments on the debt were recorded in earnings.

        The ineffective portion of the interest rate derivative was calculated and recorded in Interest expense in the Consolidated Statements of Operations at each quarter end. Refer to Note 11 for further information regarding the amounts accumulated in other comprehensive loss.

        The Company may, at its discretion, choose to terminate or re-designate any interest rate derivatives prior to their contractual maturities. At that time, any gains and losses previously reported in AOCI on termination would continue to amortize into interest expense or interest income to correspond to the recognition of interest expense or interest income as the interest payments on the debt affect earnings, provided that management has determined that the forecasted transactions are probable of occurring. The Company did not terminate any derivative instruments during 2010.

        On March 25, 2011, in anticipation of the repayment of the PNC Bank Credit Facility, the Company terminated the interest rate derivative related to this hedged item. Upon settlement, the Company paid $5,152, which included $146 of accrued interest, utilizing funds in the restricted cash collateral account. The balance in AOCI is being reclassified into earnings over the remaining life of the item previously hedged, through July 2014, as management has determined that the forecasted transactions remain probable of occurring.

        On August 9, 2012, in connection with the closing of the sale of the Original Notes and the ABL Facility and the repayment of the Fortis Facility, the Company terminated all six remaining interest rate derivatives. Upon settlement, the Company paid $91,422, which included $1,052 of accrued interest. The balance in AOCI is being reclassified into earnings over the remaining life of the items previously hedged through October 2017, as management has determined that the forecasted transactions remain probable of occurring.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

8. Derivatives and Hedging Activities (Continued)

        Terminated interest rate derivatives are reviewed periodically to determine if the forecasted transactions remain probable of occurring. To the extent that the debt instrument was also terminated or the occurrence of the interest payments on the debt is deemed remote, the related portion of the gain or loss associated with the terminated derivative included in AOCI would be recognized in the Consolidated Statements of Operations immediately.

        For additional disclosures related to derivative instruments, see Notes 2, 11 and 16.

        At the dates indicated, the Company had in place total interest rate derivatives to fix floating interest rates on a portion of the borrowings under its debt facilities as summarized below:

	Total Current Notional Amount	Weighted-Average Fixed Leg Interest Rate	Weighted-Average Remaining Term
December 31, 2011	$611,096	4.115%	3.4 years
December 31, 2012	—	—	—

        The following table sets forth the net of tax effect of the Company's cash flow hedge derivative instruments on the Consolidated Financial Statements for the years ended December 31, 2011 and 2012:

	Effective Portion				Ineffective Portion
	Derivative Instruments	Change in Unrealized Loss Recognized in OCI on Derivatives(a)	Classification of Loss Reclassified from OCI into Income	Loss Reclassified from OCI into Income (b)	Classification of Loss Recognized Directly in Income on Derivative	Loss Recognized Directly in Income on Derivative (c)
December 31, 2011	Interest rate derivatives	$(26,283)	Interest expense	$17,266	Interest expense	$189
December 31, 2012	Interest rate derivatives	$(17,572)	Interest expense	$17,061	Interest expense	$53

(a)
This represents the change in the fair market value of the Company's interest rate derivatives, net of tax, offset by the amount of actual cash paid related to the net settlements of the interest rate derivatives, net of tax.

(b)
This represents the amount of actual cash paid, net of tax, related to the net settlements of the interest rate derivatives plus any effective amortization of deferred losses on the Company's terminated derivatives, net of tax.

	2011	2012
Net settlements of interest rate derivatives, net of tax of $9,659 and $7,116, respectively	$14,776	$10,800
Amortization of terminated derivatives, net of tax of $1,603 and $4,757, respectively	2,490	6,261

	$17,266	$17,061

(c)
Amounts impacting income not related to OCI reclassification.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

8. Derivatives and Hedging Activities (Continued)

        The following table summarizes the deferred (gains) and losses for the terminated interest rate derivatives and the related amortization into interest expense for the years ended December 31, 2010, 2011 and 2012:

								Amount of Deferred Loss Amortized (including Accelerated Amortization) into Interest Expense
											Amount of Deferred Loss Expected to be Amortized over the Next 12 Months
							Unamortized Deferred (Gain) Loss at December 31, 2012
	Original Maximum Notional Amount
			Maturity Date	Fixed Rate %	Term-ination Date	Deferred Loss Upon Term-ination
Hedged Item		Effective Date						2010	2011	2012
(a)	$60,852	Jul-2007	Oct-2017	5.299%	Dec-2007	$1,853	$35	$356	$179	$91	$32
(a)	200,000	Jul-2007	Jul-2017	5.307%	Dec-2007	6,412	163	1,229	657	355	141
(a)	163,333	Jul-2007	Jul-2014	5.580%	Dec-2007	3,773	613	733	624	545	413
(b)	150,000	Jul-2008	Oct-2014	5.512%	Jul-2008	1,711	109	388	246	163	64
(b)	150,000	Oct-2007	Oct-2014	5.512%	Jul-2008	3,498	374	715	394	320	236
(b)	480,088	Oct-2014	Oct-2017	5.436%	Jul-2008	1,711	1,711	—	—	—	—
(b)	480,088	Oct-2014	Oct-2017	5.436%	Jul-2008	1,526	1,526	—	—	—	—
(a)	163,333	Nov-2007	Jul-2014	4.605%	Jul-2008	2,082	(250)	683	272	125	(84)
(b)	332,525	Oct-2007	Oct-2014	4.743%	Jul-2008	7,641	(65)	1,882	748	421	102
(a)	58,238	Nov-2007	Oct-2017	4.305%	Jul-2008	862	(223)	240	1	(40)	(58)
(a)	193,333	Nov-2007	Jul-2017	4.365%	Jul-2008	3,265	(796)	920	68	(104)	(209)
(c)	37,000	Sep-2007	Jul-2014	5.526%	Mar-2011	3,122	1,144	—	904	1,074	809
(d)	53,286	Jul-2008	Oct-2017	3.989%	Aug-2012	2,048	1,682	—	—	366	678
(d)	181,667	Jul-2008	Jul-2017	4.033%	Aug-2012	8,538	7,066	—	—	1,472	2,944
(d)	43,333	Jul-2008	Jul-2014	4.328%	Aug-2012	11,033	8,914	—	—	2,119	5,477
(d)	211,567	Jul-2008	Oct-2014	4.147%	Aug-2012	17,002	13,778	—	—	3,224	7,200
(d)	150,000	Jul-2008	Oct-2014	4.000%	Aug-2012	5,080	4,193	—	—	887	2,233
(d)	427,407	Oct-2014	Oct-2017	5.174%	Aug-2012	46,372	46,372	—	—	—	—

Total						$127,529	$86,346	$7,146	$4,093	$11,018	$19,978

(a)
This hedged item is referred to as Chassis Funding II Floating Rate Asset-Backed Notes, Series 2007-1

(b)
This hedged item is referred to as Chassis Funding Floating Rate Asset-Backed Notes, Series 2007-1

(c)
This hedged item is referred to as Chassis Financing Program, Term Loan Agreement—Portfolio C

(d)
This hedged item is referred to as Chassis Financing Program, Portfolio A

        The amount of loss expected to be reclassified from AOCI into interest expense over the next 12 months consists of amortization of deferred losses on the Company's terminated derivatives of $12,131 (which is net of tax of $7,847).

9. Commitments and Contingencies

Purchase Commitments

        At December 31, 2012, commitments for capital expenditures for leasing equipment totaled approximately $3,791, all of which was committed for 2013.

Lease Commitments

        The Company is party to various operating leases relating to office facilities and certain other equipment with various expiration dates through 2018. All leasing arrangements contain normal leasing terms without unusual purchase options or escalation clauses.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

9. Commitments and Contingencies (Continued)

        Rental expense under operating leases was $11,340, $8,649 and $10,946 for the years ended December 31, 2010, 2011 and 2012, respectively.

        As of December 31, 2012, the aggregate minimum rental commitment under operating leases having initial or remaining non-cancelable lease terms in excess of one year was as follows:

2013	$4,735
2014	2,552
2015	1,175
2016	1,038
2017	441
Thereafter	170

$10,111

        The Company is party to various capital leases and is obligated to make payments related to its long-term borrowings (see Note 7).

Guarantees and Indemnifications

        In the ordinary course of business, the Company executes contracts involving indemnifications standard in the industry and indemnifications specific to a transaction such as an assignment and assumption agreement. These indemnifications might include claims related to any of the following: tax matters, governmental regulations, and contractual relationships. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third-party claim. The Company regularly evaluates the probability of having to incur costs associated with these indemnifications and have accrued for any expected losses that are probable. No losses have been accrued at December 31, 2011 and 2012.

        At December 31, 2012, the following guarantees and indemnifications for which payments are possible are as follows:

Taxes

        In the ordinary course of business, the Company provides various tax-related indemnifications as part of transactions. The indemnified party typically is protected from certain events that result in a tax treatment different from that originally anticipated. The Company's liability typically is fixed when a final determination of the indemnified party's tax liability is made. In some cases, a payment under a tax indemnification may be offset in whole or in part by refunds from the applicable governmental taxing authority. Interpool is party to numerous tax indemnifications and many of these indemnities do not limit potential payment; therefore, it is unable to estimate a maximum amount of potential future payments that could result from claims made under these indemnities.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

9. Commitments and Contingencies (Continued)

Contractual Relationships

        In 2003, the Company arranged a leasing transaction between one of its major customers and a financial institution for up to 3,000 domestic containers. As part of this transaction, the Company received initial fees and agreed to provide certain guarantees related to the fair value of the equipment if the lessee terminated the lease or if the lessee was unable to meet its obligations under the terms of the lease. As such, the Company had accrued for the estimated value of its liability amounting to $1,090. During 2011, the Company's obligation under this guarantee expired, resulting in the reversal of this accrual which is included in Other expense (income), net in the Consolidated Statements of Operations.

Other

        The Company is engaged in various legal proceedings from time to time incidental to the conduct of its business. Such proceedings may relate to claims arising out of accidents that occur which involve death and injury to persons and damage to property. Accordingly, the Company requires all of its lessees to indemnify the Company against any losses arising out of such accidents or other occurrences while its equipment is on-hire to the lessees. In addition, the Company's lessees are generally required to maintain minimum levels of general liability and property insurance coverages which are standard in the industry. The Company maintains general liability and property damage policies in the event that the above lessee coverages are insufficient or there is a loss for which the Company is responsible.

        While the Company believes that such coverage should be adequate to cover current claims, there can be no guarantee that future claims will never exceed such amounts. Nevertheless, the Company believes that no current or potential claims of which it is aware will have a material adverse effect on its consolidated financial condition, results of operations or cash flows.

        The Company is subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. The Company may spend significant financial and managerial resources to defend itself against such claims, even when they are without merit. The Company is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on the Company, its consolidated financial condition, results of operations or cash flows.

10. Income Taxes

        Deferred tax assets and liabilities are recognized for the expected future taxation of events that have been reflected in the Consolidated Financial Statements. Deferred tax assets and liabilities are determined based on the differences between the book values and tax bases of particular assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any deferred tax assets if, based upon the relevant facts and circumstances, it is more likely than not that some or all of the deferred tax assets will not be realized. U.S. income taxes are generally not provided on undistributed earnings of U.S.-owned foreign subsidiaries as such earnings are permanently invested. The Company's liability for uncertain tax positions represents open tax return positions and tax assessments received and is reflected in Accrued expenses and other liabilities.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

10. Income Taxes (Continued)

        The Company's chassis leasing business is primarily domiciled in the United States. Therefore, its income is subject to United States taxation.

        The provision (benefit) for income taxes comprises the following:

	Year ended December 31
	2010	2011	2012
U.S. current federal income tax provision (benefit)	$16,033	$(110)	$—
U.S. deferred federal income tax benefit	(30,138)	(2,543)	(2,207)

Total federal income tax benefit	(14,105)	(2,653)	(2,207)

U.S. current state and local income tax (benefit) provision	(320)	(930)	255
U.S. deferred state and local income tax benefit	(3,273)	(1,184)	(1,010)

Total state and local income tax benefit	(3,593)	(2,114)	(755)

Non-U.S. income tax provision	57	713	787

Total benefit for income taxes	$(17,641)	$(4,054)	$(2,175)

        Significant components of deferred tax assets and liabilities were as follows:

	December 31
	2011	2012
Deferred tax assets:
Loss carryforwards	$243,704	$307,134
Derivative instruments	34,195	33,900
Valuation allowance	(2,017)	(2,307)
Other	2,184	4,082

Total deferred tax assets	278,066	342,809

Deferred tax liabilities:
Operating property, net	351,379	382,461
Derivative Instruments	2,799	33,917

Total deferred tax liabilities	354,178	416,378

Net deferred tax liabilities	$76,112	$73,569

        Through December 31, 2012, the Company has incurred passive activity loss ("PALs") and net operating loss ("NOLs") carryforwards of approximately $228,931 and $542,858, respectively, for U.S. federal and state income tax purposes. The PALs can be carried forward indefinitely to offset income generated only from future leasing activities.

        The remaining $542,858 of NOLs can be carried forward to offset any income from future leasing activities or any other future taxable income (i.e., dividend, interest, and capital gain income). The NOL carryforward will not begin to expire until 2028. The Company does not believe a valuation allowance is required for federal taxes with respect to these PALs or NOLs. However, as of

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

10. Income Taxes (Continued)

December 31, 2011 and 2012, the Company has a valuation allowance of $2,017 and $2,307, respectively, relating to the NOL carryforward attributable to New Jersey state income tax regulations, which only allows an NOL generated in 2008 to be carried forward for seven years and state capital loss carryforwards.

        A reconciliation of the U.S. statutory tax rate to the effective tax rate for continuing operations follows:

	Year ended December 31
	2010	2011	2012
U.S. statutory rate	(35.0)%	(35.0)%	(35.0)%
State taxes	(8.9)	4.9	(19.9)
Foreign taxes	(0.2)	8.7	7.8
Changes in uncertain tax positions	(2.4)	(9.2)	—
Valuation allowances	—	(22.7)	5.5
Permanent tax items	(2.3)	3.8	0.3
Other	0.9	(1.4)	—

Effective tax rate	(47.9)%	(50.9)%	(41.3)%

        The effective tax rate differs from the U.S. federal tax rate of 35% primarily due to state and local income taxes, foreign taxes and permanent differences between book and tax treatment of certain items. The decrease in the effective tax rate from 2010 to 2011 is primarily due to favorable outcomes on state tax examinations, additional reductions to uncertain tax positions, and a net state tax benefit resulting from changes in state income tax rates. The increase in the effective tax rate from 2011 to 2012 is primarily due to adjustments to effective state tax rates and changes in uncertain tax positions in 2011.

        A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2011	$681
Reductions based on tax positions related to prior years	(538)

Balance at December 31, 2011	143
Change during 2012	—

Balance at December 31, 2012	$143

        The Company believes that it is reasonably possible that the total amount of unrecognized tax benefits will change within 12 months of the reporting date. The uncertainty pertains to a New Jersey tax deficiency resulting from the examination of the Company's 2000-2002 tax returns. The Company contested the tax deficiency during 2011 by filing a petition with the New Jersey tax court and anticipates it will be resolved during 2013. The Company estimates a settlement will result in a full reversal of the unrecognized tax benefits.

        As of December 31, 2012, the Company has $143 of unrecognized tax benefits (comprised of unrecognized tax benefits and associated interest and penalties), all of which, if recognized, would

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

10. Income Taxes (Continued)

favorably affect the Company's effective tax rate. The Company recognizes accrued interest and penalties related to unrecognized tax benefits within its global operations in income tax expense.

        The Company's 2008 tax return was selected for federal income tax examination and during 2011 was closed with no material impact on the Consolidated Financial Statements. The Company's 2009 to present federal income tax returns and 2008 to present state tax returns are open to examination. The Company does not expect the outcome of any federal or state examinations to have a material impact on the Consolidated Financial Statements. In addition, NOLs generally remain subject to audit until three years from their utilization regardless of the year of origin.

11. Accumulated Other Comprehensive Loss

        Accumulated other comprehensive loss includes the changes in the fair value of derivative instruments, reclassification into earnings of amounts previously deferred relating to derivative instruments and foreign currency translation gains and losses primarily relating to the Company's Canadian operation.

        The components of Accumulated other comprehensive (loss) income net of tax, are as follows:

	Unrealized Losses on Derivative Instruments	Net Derivative Loss to be Reclassified into Earnings	Foreign Currency Translation	Total Accumulated Other Comprehensive Loss
Balance, December 31, 2009	$(22,465)	$(9,245)	$(998)	$(32,708)
Current-period other comprehensive (loss) income	(15,441)	4,249	652	(10,540)

Balance, December 31, 2010	$(37,906)	$(4,996)	$(346)	$(43,248)
Reclassification of terminated derivative	1,888	(1,888)	—	—
Current-period other comprehensive (loss) income	(11,507)	2,490	642	(8,375)

Balance, December 31, 2011	$(47,525)	$(4,394)	$296	$(51,623)
Reclassification of terminated derivatives	54,297	(54,297)	—	—
Current-period other comprehensive (loss) income	(6,772)	6,261	158	(353)

Balance, December 31, 2012	$—	$(52,430)	$454	$(51,976)

        The amount of loss expected to be reclassified from Accumulated other comprehensive loss into interest expense over the next twelve months consists of amortization of deferred losses on the Company's terminated derivatives of $12,131 (which is net of tax of $7,847).

12. Share-Based Payments

Restricted Stock Awards—Seacastle Inc.

        A key employee of TRAC had restricted shares of Seacastle Inc. common stock, which were not publicly traded. The grant of restricted shares was provided for in the employees' Seacastle management shareholder agreement. The grantee of these restricted shares had all of the rights of a shareholder, including the right to receive dividends, other than the right to sell, transfer, assign or otherwise dispose of the shares until the lapse of the restricted period.

        The restricted shares vested over 56 months based on continued service, and were expensed on a straight-line basis over the requisite service period of the award.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

12. Share-Based Payments (Continued)

        The terms of the grant provided for accelerated vesting under certain circumstances, including termination without cause following a change of control of Seacastle Inc. Generally, the fair value of common shares is based on a valuation approach including the market based approach using current market multiples as well as the income approach utilizing a discounted cash flow analysis, performed on a quarterly basis.

        In April 2008, 25,000 restricted shares were granted to this employee with a fair market value of $12.00 per share. The fair value of the restricted shares granted was determined based on a retrospective valuation. The valuation relied on observed equity investments made by the shareholders of Seacastle Inc., adjusted to reflect the lack of marketability of the shares granted to employees. During 2011, in conjunction with the termination of this employee, an incremental 5,000 shares vested and 5,000 shares were forfeited.

        There were no shares of Seacastle Inc. granted to employees of the Company during 2010 and 2011.

        A summary of the fair value of non-vested shares is as follows:

Non-vested Shares	Shares	Weighted-average per share at grant date	Fair value of non-vested shares at grant date
Outstanding at December 31, 2009	20,000	12.00	240
Granted	—	—	—
Vested	(5,000)	12.00	(60)

Outstanding at December 31, 2010	15,000	12.00	180
Granted	—	—	—
Vested	(10,000)	12.00	(120)
Forfeited	(5,000)	12.00	(60)

Outstanding at December 31, 2011 and 2012	—	$—	$—

        During the years ended December 31, 2010 and 2011, the Company recorded compensation expense related to this restricted stock award of $64 and $58, respectively. Compensation expense is recorded in Selling, general and administrative expenses in the Consolidated Statements of Operations and is recognized ratably over the service vesting period. At December 31, 2011 and 2012, there were no unvested shares or unrecognized compensation costs outstanding.

Restricted Stock Awards—SCT Chassis, Inc.

        On March 28, 2012, the Company's indirect parent, SCT Chassis, Inc. increased its authorized share capital to 71,000,000 common shares, par value $0.01 per share. SCT Chassis, Inc. issued 68,459,471 common shares to its parent, Seacastle Inc. who previously held 200 shares. On May 31, 2012, Interpool purchased 540,329 shares of common stock of SCT Chassis, Inc. at a fair market value of $6.17 per share for a total of $3,334 for use in its newly created stock incentive program for key employees. Additionally, on September 30, 2012 Interpool purchased 3,181 shares at a fair market value of $6.17 per share for a total of $19 and on December 13, 2012 an additional 40,900 shares were

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

12. Share-Based Payments (Continued)

purchased at a fair market value of $6.41 per share for a total of $262. As a result of these transactions, SCT Chassis, Inc. has 69,043,881 common shares outstanding. The fair value of these shares was determined by a valuation by the Board of Directors of Seacastle Inc. In determining fair market value, the Board of Directors relies on a number of valuation approaches including the market-based approach using current market multiples as well as the income approach utilizing a discounted cash flow analysis.

        Certain key employees of Interpool held restricted shares of Seacastle Inc. During June 2012, these employees exchanged an aggregate of 58,425 shares of Seacastle Inc. common stock for 55,212 shares of SCT Chassis, Inc. common stock, at an exchange ratio of 0.945 of an SCT Chassis, Inc. share for each share of Seacastle Inc. common stock. The 58,425 shares of Seacastle Inc. common stock included 45,934 vested shares (37,365 granted vested shares and 8,569 employee purchased shares) and 12,491 unvested restricted shares. These were exchanged into 43,408 vested shares (35,310 granted vested shares and 8,098 employee purchased shares) and 11,804 unvested restricted shares. The unvested shares related to this exchange will vest over periods through January 1, 2014.

        The Company accounted for the exchange of the awards as a modification in accordance with the Compensation—Stock Compensation Topic of the FASB ASC where applicable and determined no additional compensation charges were required. The Company will record compensation expense on the unvested shares at the date of the exchange over the remaining vesting period.

        On June 1, 2012, a total of 493,214 restricted shares of SCT Chassis, Inc. were granted to key employees of the Company at a fair value of $6.17 per share or a total fair value of $3,043. Of this grant, 123,305 shares vested immediately, with the remainder vesting in equal increments on January 1, 2013, 2014 and 2015. On July 31, 2012, 53,079 shares were granted at a fair value of $6.17 per share or a total fair value of $327. Of this grant, 13,270 shares vested immediately, with the remainder vesting in equal increments on July 1, 2013, 2014 and 2015. Finally, on October 31, 2012, 40,900 shares were granted at a fair value of $6.41 per share or a total fair value of $262. These shares vest in equal increments on January 1, 2013, 2014, 2015, and 2016. Under the Management Shareholder Agreements, additional shares will be granted if certain performance conditions are achieved or if certain market conditions are met following a liquidity event. No compensation expense has been recorded since achievement of these conditions is not considered probable. As of December 31, 2012 the total number of shares authorized for grant under this plan was 2,540,529 with 1,954,090 shares available for future grant.

        During the year ended December 31, 2012, the Company recorded share based compensation expense of $1,765. Compensation expense is recorded as a component of Selling, general and administrative expense in the Company's Consolidated Statements of Operations and is recognized on a straight-line basis with the compensation cost recognized as of any date being at least equal to the portion of the grant-date fair value that is vested at that date. Total unrecognized compensation cost

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

12. Share-Based Payments (Continued)

was approximately $1,949 at December 31, 2012, which is expected to be recognized over the remaining weighted-average vesting period of 2.2 years.

Non-vested Shares	Shares	Weighted- Average Grant Date Fair Value per share	Fair Value of Shares at Grant Date
Non-vested at January 1, 2012	—	—	—
Granted	598,997	6.27	3,756
Forfeited	(3,031)	6.17	(19)
Vested	(144,606)	6.22	(900)

Non-vested at December 31, 2012	451,360	6.29	$2,837

Stock Repurchases

        During the year ended December 31, 2012, the Company purchased 49,898 shares of SCT Chassis, Inc. common stock from employees in accordance with the shareholder agreements. The cost of these shares was $307 and is included in Member's interest in the Consolidated Balance Sheet.

13. Segment and Geographic Information

        The Company's principal business operations consist of the leasing of intermodal transportation equipment. The Company provides such services to its customers through two operating and reportable segments, the Marine Market segment and the Domestic Market segment. The Company does not aggregate its operating segments. The reportable segments are based on the chassis markets that are served by the Company. Revenue and expenses not directly assigned to reportable segments, such as equipment repair and storage services performed at third-party facilities, certain headquarter-related expenses and certain maintenance, repair and positioning costs re-billed to customers are reflected in the Other category. Assets in the Other category are primarily made up of idle chassis and axle sets. Reporting under the aforementioned segment structure facilitates the Company's chief operating decision maker's ability to allocate resources and assess the Company's performance.

        The Marine Market segment provides marine chassis to the world's leading shipping lines and motor carriers. A marine chassis is typically 20', 40' or 45' in length and is used in the transport of dry or refrigerated marine shipping containers of the same size carrying goods between port terminals and/or railroad ramps and retail or wholesale warehouse or store locations.

        The Domestic Market segment provides domestic chassis to major U.S. intermodal transportation companies and Class 1 railroads. A domestic chassis is typically 53' in length and is used in the transport of domestic shipping containers of the same size carrying goods between railroad ramps and retail or wholesale warehouses or store locations.

        Product offerings in the Marine and Domestic Market segments include both short-term and long-term leasing arrangements. Short term or pool leasing arrangements operate under the concept of a neutral chassis pool, which is similar to a car rental model, whereby the Company provides a shared pool of chassis at major intermodal transportation points such as port terminals and railroad ramps for

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

13. Segment and Geographic Information (Continued)

use by multiple customers on an as-needed basis. Customers in neutral pools generally enter into pool user agreements for a period of 1 to 3 years and are often subject to subscription levels for minimum chassis usage, known as minimum usage or subscription arrangements.

        The long-term and direct finance leasing arrangements typically represent long-term triple-net leases with fixed rate per diems, which require the lessee to pay all maintenance fees, insurance premiums and tax payments related to the equipment. Under a term lease, the Company retains the benefit and residual value of, and bears the risk of re-leasing the asset at the end of the lease term. Under a direct finance lease, the customer typically receives a bargain purchase option at the expiration of the lease.

        The accounting policies of the segments are the same as those described in Note 1; however, certain expenses are allocated among segments using metrics such as revenue, units in fleet, net book value of equipment or headcount. Given their relative significance to total assets and ability to be identified to reportable segments, leasing assets represents the most significant balance sheet item reviewed by the Company's chief operating decision maker.

        In accordance with FASB ASC 280-10 and because the Company's management views goodwill as a corporate asset, the Company does not allocate its goodwill balance to its reportable segments. However, in accordance with the provisions of FASB ASC 350, Intangibles-Goodwill and Other, the Company is required to allocate goodwill to each reporting unit in order to perform its annual impairment review of goodwill. See Note 2.

        The Company evaluates segment performance and allocates resources to them primarily based upon Adjusted EBITDA. The Company defines Adjusted EBITDA as income (loss) before income taxes, interest expenses (net of interest income), depreciation and amortization expense, impairment of assets and leasing equipment, loss on retirement of debt and other expense (income), remanufacturing expenses, non-cash stock compensation and principal collections on direct finance leases. Adjusted EBITDA helps management identify controllable expenses and make decisions designed to help the Company meet its current financial goals and optimize its financial performance. Accordingly, the Company believes this metric measures its financial performance based on operational factors that management can impact in the short-term, namely the cost structure and expenses of the organization.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

13. Segment and Geographic Information (Continued)

        The following tables show segment information for the years ended December 31, 2010, 2011 and 2012.

2010	Marine Market segment	Domestic Market segment	Other	Total
Term revenue	$89,585	$14,711	$—	$104,296
Pool revenue	60,574	80,117	—	140,691
All other revenue	15,468	4,709	15,693	35,870

Total revenue	165,627	99,537	15,693	280,857
Adjusted EBITDA	122,735	49,727	(28,848)	143,614
Depreciation expense	33,840	17,979	9,038	60,857
Net investment in direct finance leases	55,511	9,544	—	65,055
Leasing equipment	741,751	357,390	168,651	1,267,792
Capital expenditures for long-lived assets	3,630	40,131	762	44,523

2011	Marine Market segment	Domestic Market segment	Other	Total
Term revenue	$84,692	$16,415	$—	$101,107
Pool revenue	106,226	94,823	—	201,049
All other revenue	16,802	4,318	16,068	37,188

Total revenue	207,720	115,556	16,068	339,344
Adjusted EBITDA	97,076	53,986	(12,344)	138,718
Depreciation expense	33,053	22,586	8,752	64,391
Net investment in direct finance leases	50,418	4,358	—	54,776
Leasing equipment	694,444	422,297	175,919	1,292,660
Capital expenditures for long-lived assets	3,964	27,743	823	32,530

2012	Marine Market segment	Domestic Market segment	Other	Total
Term revenue	$69,886	$18,108	$—	$87,994
Pool revenue	164,375	120,691	—	285,066
All other revenue	20,863	7,264	13,406	41,533

Total revenue	255,124	146,063	13,406	414,593
Adjusted EBITDA	106,342	66,819	(13,267)	159,894
Depreciation expense	31,544	26,245	8,263	66,052
Net investment in direct finance leases	40,523	206	—	40,729
Leasing equipment	694,588	470,894	159,901	1,325,383
Capital expenditures for long-lived assets	52,476	50,514	588	103,578

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

13. Segment and Geographic Information (Continued)

        The following are reconciliations of the total measure of profit or loss to the Company's net loss.

	Year ended December 31
	2010	2011	2012
Adjusted EBITDA	$143,614	$138,718	$159,894
Principal collections on direct finance leases, net of interest earned	(33,016)	(12,191)	(7,836)
Non-cash stock compensation	(64)	(58)	(1,765)
Remanufacturing expense	(8,654)	(4,096)	—
Interest expense, net	(68,983)	(65,202)	(74,959)
Depreciation expense	(60,857)	(64,391)	(66,052)
Impairment of leasing equipment	(8,713)	(1,544)	(6,506)
Loss on modification and extinguishment of debt	(40)	(733)	(8,850)
Other (expense) income, net	(134)	1,535	809

Loss before benefit for income taxes	(36,847)	(7,962)	(5,265)
Benefit for income taxes	(17,641)	(4,054)	(2,175)
Net loss	$(19,206)	$(3,908)	$(3,090)

Geographic Information

        Primarily all of the Company's revenues and long lived assets are attributable to the United States, the Company's country of domicile.

14. Defined Contribution Plan

        The Company has a defined contribution plan covering substantially all of its eligible employees. Participating employees may make contributions to the plan, through payroll deductions. Through October 31, 2008, matching contributions were made by the Company equal to 75% of the employee's contribution to the extent such employee contribution did not exceed more than 6% of such employee's compensation. Effective November 1, 2008, the Company increased its matching contribution to 100% of the employee's contribution to the extent such employee contribution did not exceed 6% of such employee's compensation. For the years ended December 31, 2010, 2011 and 2012, the Company contributed approximately $876, $1,148 and $1,078, respectively, to this plan. These amounts are included in Selling, general and administrative expenses on the Consolidated Statements of Operations.

15. Related Party Transactions

Management, Facility Fees and Chassis Leasing

        Beginning in July 2007, management and facility fees have been allocated among affiliates of Seacastle Inc. Such allocations relate to expenses incurred and services performed by one affiliate on behalf of another affiliate. For the years ended December 31, 2010, 2011 and 2012, the Company reflected income of $820, $76 and $336, respectively, associated with such allocations. The Company believes the estimates and assumptions used in deriving such allocations are reasonable and would not be materially different if negotiated independently. Included in such amounts are expenses for share-based compensation allocated from Seacastle Inc., the Parent, relative to both dedicated and shared

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

15. Related Party Transactions (Continued)

Seacastle Inc. employees. These amounts are recorded in Selling, general and administrative expenses on the Consolidated Statements of Operations.

        The Company has a net receivable from affiliates of $1,574 and $1,696 at December 31, 2011 and 2012, respectively, which is included in Other assets on the Consolidated Balance Sheets.

        The Company also leases chassis to the Florida East Coast railway ("FEC") under term lease and neutral pool arrangements. The parent company to the FEC is Florida East Coast Industries, Inc., which is owned by private equity funds managed by affiliates of Fortress Investment Group LLC. For the years ended December 31, 2010, 2011 and 2012, the Company recorded chassis leasing revenue from FEC of $621, $556 and $695, respectively.

16. Fair Value of Financial Instruments

        The Company applies the provisions included in the Fair Value Measurement Topic in the FASB ASC to all financial and non-financial assets and liabilities. This Topic emphasizes that fair value is a market-based measurement, not an entity-specific measurement. The objective of a fair value measurement is to estimate the price at which an orderly transaction to sell the asset or to transfer the liability would take place between market participants at the measurement date under current conditions (that is, an exit price) at the measurement date from the perspective of the market participant that holds the asset or owes the liability. The Topic requires the use of valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs. These inputs are prioritized as follows:

  •
  Level 1:    Observable inputs such as quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date. A quoted price in an active market provides the most reliable evidence of fair value and shall be used without adjustment to measure fair value whenever available.

  •
  Level 2:    Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability. Level 2 inputs include quoted prices for similar assets or liabilities in active markets and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

  •
  Level 3:    Unobservable inputs for which there is little or no market data and which require internal development of assumptions about how market participants price the asset or liability. In developing unobservable inputs, the Company may begin with its own data, but it shall adjust those data if reasonably available information indicates that other market participants would use different data or there is something particular to the Company that is not available to other market participants.

        In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers counterparty credit risk and the Company's credit risk in its assessment of fair value.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

16. Fair Value of Financial Instruments (Continued)

        The following table sets forth the valuation of the Company's financial assets and liabilities measured at fair value on a recurring basis by the input levels (as defined) at the dates indicated:

		Fair Value Measurement as of December 31, 2011 using Fair Value Hierarchy
	Fair Value as of December 31, 2011
		Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$29,005	$29,005	$—	$—
Liabilities:
Derivative instruments	79,082	—	79,082	—

		Fair Value Measurement as of December 31, 2012 using Fair Value Hierarchy
	Fair Value as of December 31, 2012
		Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$26,556	$26,556	$—	$—
Liabilities:
Derivative instruments(a)	—	—	—	—

(a)
The Company terminated all interest rate derivatives on August 9, 2012 in connection with the closing of the sale of the Original Notes and the ABL Facility and repayment of the Fortis Facility. See Notes 7 and 8.

        Cash and cash equivalents:    Cash and cash equivalents include all cash balances and highly liquid investments having original maturities of three months or less at the time of purchase. These instruments are stated at cost, which approximates market value because of the short-term nature of the instruments.

        Derivative instruments:    The Company's interest rate derivatives were recorded at fair value on the Company's Consolidated Balance Sheets and consist of United States dollar denominated LIBOR-based interest rate swaps. Their fair values were determined using cash flows discounted at relevant market interest rates in effect at the period close. The fair value generally reflected the estimated amounts that the Company would receive or pay to transfer the contracts at the reporting date and therefore reflected the Company's or counterparty's non-performance risk. Additionally, the Company has analyzed each of the redemption features included in the notes to determine whether any of these embedded features should be bifurcated in accordance with the Derivatives and Hedging Topic of the FASB ASC (ASC 815). The Company has concluded that the redemption feature which offers optional redemption by the Company of up to 35% of the aggregate principal amount of the notes at a redemption price of 111% of the aggregate principal amount of the notes using the cash proceeds of an equity offering qualifies as a feature that should be bifurcated under ASC 815. The Company has determined that the resulting measurement of the fair value of this derivative is immaterial to the consolidated financial statements, and will reassess the fair value of this derivative each reporting period with any changes recorded in earnings.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

16. Fair Value of Financial Instruments (Continued)

        Leasing equipment that is deemed to be impaired is measured at fair value on a non-recurring basis. The fair value is calculated using the income approach based on inputs classified as level 2 in the fair value hierarchy.

        The Company believes the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other liabilities approximates the fair value of these financial instruments because of their short-term nature.

        Debt:    The Company's debt consists of fixed and floating rate instruments. Variable interest rate debt is $718,083 as of December 31, 2011 and $634,899 as of December 31, 2012. Accordingly, the Company's variable rate debt approximates market value for similar instruments at the respective dates. The Company had fixed rate debt of $258,560 as of December 31, 2011 and $473,498 as of December 31, 2012. In order to estimate the fair value of its fixed rate debt, where quoted market prices were not available, the Company valued the instruments using a present value discounted cash flow analysis with a discount rate approximating current market rates of similar term debt at the end of each period. The discount rate used in the present value calculation was 5.60% at December 31, 2011 and 5.46% at December 31, 2012. Fair value was calculated based on inputs classified as Level 2 in the fair value hierarchy.

        The carrying amounts and fair values of the Company's financial instruments are as follows:

	December 31, 2011		December 31, 2012
	Carrying Amount of Asset (Liability)	Fair Value of Asset (Liability)	Carrying Amount of Asset (Liability)	Fair Value of Asset (Liability)
Total debt	(976,643)	(969,133)	(1,108,397)	(1,106,875)

17. Guarantor Financial Information

        On August 9, 2012, TRAC Intermodal LLC along with TRAC Intermodal Corp., entered into a Securities Purchase Agreement pursuant to which it sold $300,000 total principal amount of the Original Notes. Concurrent with the offering of the Original Notes, the Company entered into a registration rights agreement with investors which requires the Company to file a registration statement with the Securities and Exchange Commission to offer exchange notes with terms substantially identical in all material respects to the Original Notes within 365 days of closing. The notes are jointly and severally guaranteed unconditionally on a senior secured basis by all of the Issuer's existing and future wholly-owned domestic subsidiaries, with certain exceptions. All guarantor subsidiaries are 100% owned by the Issuer. All amounts in the following tables are in thousands.

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

17. Guarantor Financial Information (Continued)

TRAC Intermodal LLC
Condensed Consolidating Statements of Operations
and Comprehensive (Loss) Income
For The Year Ended December 31, 2010

	Issuer Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Total Revenue	$—	$280,232	$719	$(94)	$280,857
Direct operating expenses	—	144,346	119	—	144,465
Selling, general and administrative expenses	—	35,346	(543)	(365)	34,438
Depreciation expense	—	60,672	185	—	60,857
Provision for doubtful accounts	—	74	—	—	74
Impairment of leasing equipment	—	8,713	—	—	8,713
Loss on modification and extinguishment of debt	—	40	—	—	40
Interest expense	—	69,320	109	(100)	69,329
Interest income	—	(344)	(6)	4	(346)
Equity in earnings of subsidiary	—	(1,218)	—	1,218	—
Other income, net	—	456	(322)	—	134

Total expenses	—	317,405	(458)	757	317,704
(Loss) Income before benefit for income taxes	—	(37,173)	1,177	(851)	(36,847)
Benefit for income taxes	—	(17,600)	(41)	—	(17,641)

Net (loss) income	—	(19,573)	1,218	(851)	(19,206)

Unrealized gain (loss) on derivative instruments, net of tax of $9,803	—	(15,441)	—	—	(15,441)
Derivative loss reclassified into earnings, net of tax of $2,897	—	4,249	—	—	4,249
Foreign currency translation gain (loss), net of tax of $237 and $80, respectively	—	488	164	—	652

Total Other comprehensive (loss) income	—	(10,704)	164	—	(10,540)

Total comprehensive (loss) income	$—	$(30,277)	$1,382	$(851)	$(29,746)

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

17. Guarantor Financial Information (Continued)

TRAC Intermodal LLC
Condensed Consolidating Statement of Cash Flows
For The Year Ended December 31, 2010

	Issuer Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$—	$45,704	$(1,465)	$—	$44,239
Investing activities:
Proceeds from sale of leasing equipment	—	2,891	—	—	2,891
Collections on net investment in direct finance leases, net of interest earned	—	33,016	—	—	33,016
(Increase) decrease in restricted cash	—	(450)	—	—	(450)
Purchase of leasing equipment	—	(43,760)	—	—	(43,760)
Purchase of fixed asset	—	(762)	—	—	(762)
Investment in subsidiary	—	(2,032)	—	2,032	—
Other investing activities	—	3,040	—	—	3,040

Net cash (used in) provided by investing activities	—	(8,057)	—	2,032	(6,025)
Financing activities:
Repayment of long-term debt	—	(53,014)	—	—	(53,014)
Cash paid for debt issuance fees	—	(1,727)	—	—	(1,727)
Capital contribution from parent	—	—	2,032	(2,032)	—

Net cash (used in) provided by financing activities	—	(54,741)	2,032	(2,032)	(54,741)
Effect of changes in exchange rates on cash and cash equivalents	—	785	(225)	—	560

Net (decrease) increase in cash and cash equivalents	—	(16,309)	342	—	(15,967)
Cash and cash equivalents, beginning of period	—	45,123	9,521	—	54,644

Cash and cash equivalents, end of period	$—	$28,814	$9,863	$—	$38,677

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

17. Guarantor Financial Information (Continued)

TRAC Intermodal LLC
Condensed Consolidating Balance Sheet
December 31, 2011

	Issuer Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$—	$27,835	$1,170	$—	$29,005
Accounts receivable, net	—	57,377	270	—	57,647
Net Investment in direct finance leases	—	60,282	—	(5,506)	54,776
Leasing Equipment, net of accumulated depreciation	—	1,284,903	7,757	—	1,292,660
Goodwill	—	251,907	—	—	251,907
Affiliate and intercompany receivable	—	1,574	155	(155)	1,574
Intercompany dividend receivable	—	693	—	(693)	—
Investment in subsidiary	—	2,273	—	(2,273)	—
Other assets	—	20,150	330	—	20,480

Total assets	$—	$1,706,994	$9,682	$(8,627)	$1,708,049

Liabilities member's interest
Accounts payable, accrued expenses and other liabilities	$—	$34,285	$414	$—	$34,699
Fair value of derivative instruments	—	79,082	—	—	79,082
Intercompany payable	—	155	—	(155)	—
Intercompany dividend payable	—	—	693	(693)	—
Intercompany lease payable	—	—	5,506	(5,506)	—
Deferred income	—	459	411	—	870
Deferred income taxes	—	75,727	385	—	76,112
Debt and capital lease obligations	—	976,643	—	—	976,643

Total liabilities	—	1,166,351	7,409	(6,354)	1,167,406
Total member's interest	—	540,643	2,273	(2,273)	540,643

Total liabilities and member's interest	$—	$1,706,994	$9,682	$(8,627)	$1,708,049

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

17. Guarantor Financial Information (Continued)

TRAC Intermodal LLC
Condensed Consolidating Statements of Operations
and Comprehensive (Loss) Income
For The Year Ended December 31, 2011

	Issuer Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Total Revenue	$—	$338,700	$745	$(101)	$339,344
Direct operating expenses	—	171,936	139	—	172,075
Selling, general and administrative expenses	—	39,783	1,156	3	40,942
Depreciation expense	—	64,159	232	—	64,391
Provision for doubtful accounts	—	3,954	—	—	3,954
Impairment of leasing equipment	—	1,544	—	—	1,544
Loss on modification and extinguishment of debt	—	733	—	—	733
Interest expense	—	65,834	108	(107)	65,835
Interest income	—	(639)	(1)	7	(633)
Equity in earnings of subsidiary	—	2,314	—	(2,314)	—
Other income, net	—	(2,595)	1,060	—	(1,535)

Total expenses	—	347,023	2,694	(2,411)	347,306
(Loss) Income before benefit for income taxes	—	(8,323)	(1,949)	2,310	(7,962)
Benefit for income taxes	—	(4,419)	365	—	(4,054)

Net (loss) income	—	(3,904)	(2,314)	2,310	(3,908)

Unrealized gain (loss) on derivative instruments, net of tax of $7,768	—	(11,507)	—	—	(11,507)
Derivative loss reclassified into earnings, net of tax of $1,603	—	2,490	—	—	2,490
Foreign currency translation gain (loss), net of tax of $2 and $425, respectively	—	5	637	—	642

Total Other comprehensive (loss) income	—	(9,012)	637	—	(8,375)

Total comprehensive (loss) income	$—	$(12,916)	$(1,677)	$2,310	$(12,283)

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

17. Guarantor Financial Information (Continued)

TRAC Intermodal LLC
Condensed Consolidating Statement of Cash Flows
For The Year Ended December 31, 2011

	Issuer Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$—	$41,224	$(3,782)	$(4,910)	$32,532
Investing activities:
Proceeds from sale of leasing equipment	—	5,803	—	—	5,803
Collections on net investment in direct finance leases, net of interest earned	—	12,191	—	—	12,191
(Increase) decrease in restricted cash	—	6,060	—	—	6,060
Purchase of leasing equipment	—	(31,707)	—	—	(31,707)
Purchase of fixed asset	—	(823)	—	—	(823)

Net cash used in investing activities	—	(8,476)	—	—	(8,476)
Financing activities:
Proceeds from long-term debt	—	111,704	—	—	111,704
Repayment of long-term debt	—	(143,743)	—	—	(143,743)
Cash paid for debt issuance fees	—	(1,964)	—	—	(1,964)
Dividend paid	—	—	(4,910)	4,910	—

Net cash (used in) provided by financing activities	—	(34,003)	(4,910)	4,910	(34,003)
Effect of changes in exchange rates on cash and cash equivalents	—	275	—	—	275

Net decrease in cash and cash equivalents	—	(980)	(8,692)	—	(9,672)
Cash and cash equivalents, beginning of period	—	28,815	9,862	—	38,677

Cash and cash equivalents, end of period	$—	$27,835	$1,170	$—	$29,005

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

17. Guarantor Financial Information (Continued)

TRAC Intermodal LLC
Condensed Consolidating Balance Sheet
December 31, 2012

	Issuer Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$—	$25,837	$719	$—	$26,556
Accounts receivable, net	—	80,024	596	—	80,620
Net Investment in direct finance leases	—	52,310	—	(11,581)	40,729
Leasing Equipment, net of accumulated depreciation	—	1,311,098	14,285	—	1,325,383
Goodwill	—	251,907	—	—	251,907
Affiliate and intercompany receivable	—	7,274	—	(5,578)	1,696
Intercompany interest receivable	13,017	—	—	(13,017)	—
Intercompany note receivable	300,000	—	—	(300,000)	—
Investment in subsidiary	538,907	2,876	—	(541,783)	—
Other assets	—	40,333	1,239	—	41,572

Total assets	$851,924	$1,771,659	$16,839	$(871,959)	$1,768,463

Liabilities and member's interest
Accounts payable, accrued expenses and other liabilities	$13,017	$34,078	$220	$—	$47,315
Intercompany payable	—	—	1,175	(1,175)	—
Intercompany note payable	—	300,000	—	(300,000)	—
Intercompany interest payable	—	13,017	—	(13,017)	—
Intercompany lease payable	—	—	11,581	(11,581)	—
Deferred income	—	275	—	—	275
Deferred income taxes	—	72,582	987	—	73,569
Debt and capital lease obligations	300,000	808,397	—	—	1,108,397

Total liabilities	313,017	1,228,349	13,963	(325,773)	1,229,556
Total member's interest	538,907	543,310	2,876	(546,186)	538,907

Total liabilities and member's interest	$851,924	$1,771,659	$16,839	$(871,959)	$1,768,463

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

17. Guarantor Financial Information (Continued)

TRAC Intermodal LLC
Condensed Consolidating Statements of Operations
and Comprehensive (Loss) Income
For The Year Ended December 31, 2012

	Issuer Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Total Revenue	$—	$412,181	$2,723	$(311)	$414,593
Direct operating expenses	—	214,085	40	—	214,125
Selling, general and administrative expenses	—	45,498	540	—	46,038
Depreciation expense	—	65,441	611	—	66,052
Provision for doubtful accounts	—	4,137	—	—	4,137
Impairment of leasing equipment	—	6,506	—	—	6,506
Loss on modification and extinguishment of debt	—	8,850	—	—	8,850
Interest expense	13,017	75,101	315	(13,331)	75,102
Interest income	(13,017)	(145)	—	13,019	(143)
Non-cash settlement of intercompany obligation	—	(6,367)	—	6,367	—
Equity in earnings of subsidiary	3,090	(1,123)	—	(1,967)	—
Other income, net	—	(309)	(500)	—	(809)

Total expenses	3,090	411,674	1,006	4,088	419,858
(Loss) Income before (benefit) provision for income taxes	(3,090)	507	1,717	(4,399)	(5,265)
(Benefit) provision for income taxes	—	(2,769)	594	—	(2,175)

Net (loss) income	(3,090)	3,276	1,123	(4,399)	(3,090)

Unrealized gain (loss) on derivative instruments, net of tax of $4,462	—	(6,772)	—	—	(6,772)
Derivative loss reclassified into earnings, net of tax of $4,757	—	6,261	—	—	6,261
Foreign currency translation gain (loss), net of tax of $195	—	158	—	—	158

Total Other comprehensive loss	—	(353)	—	—	(353)

Total comprehensive (loss) income	$(3,090)	$2,923	$1,123	$(4,399)	$(3,443)

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

17. Guarantor Financial Information (Continued)

TRAC Intermodal LLC
Condensed Consolidating Statement of Cash Flows
For The Year Ended December 31, 2012

	Issuer Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$—	$(7,820)	$242	$(693)	$(8,271)
Investing activities:
Proceeds from sale of leasing equipment	—	2,689	—	—	2,689
Collections on net investment in direct finance leases, net of interest earned	—	7,836	—	—	7,836
Disbursement related to intercompany note	(300,000)	—	—	300,000	—
Purchase of leasing equipment	—	(102,989)	—	—	(102,989)
Purchase of fixed asset	—	(588)	—	—	(588)

Net cash used in investing activities	(300,000)	(93,052)	—	300,000	(93,052)
Financing activities:
Proceeds from long-term debt	300,000	932,397	—	(300,000)	932,397
Repayment of long-term debt	—	(800,738)	—	—	(800,738)
Cash paid for debt issuance fees	—	(32,588)	—	—	(32,588)
Dividend Paid	—	—	(693)	693	—
Capital contribution from parent	—	3,616	—	—	3,616
Investment in parent	—	(3,616)	—	—	(3,616)
Repurchase of shares from employees	—	(307)	—	—	(307)

Net cash (used in) provided by financing activities	300,000	98,764	(693)	(299,307)	98,764
Effect of changes in exchange rates on cash and cash equivalents	—	110	—	—	110

Net decrease in cash and cash equivalents	—	(1,998)	(451)	—	(2,449)
Cash and cash equivalents, beginning of period	—	27,835	1,170	—	29,005

Cash and cash equivalents, end of period	$—	$25,837	$719	$—	$26,556

TRAC Intermodal LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in Thousands, Except for Share Amounts)

18. Subsequent Events

        On January 10, 2013, the Company entered into an interest rate swap transaction with Deutsche Bank AG. The agreement effectively converts $300.0 million of variable rate debt based upon LIBOR into a fixed rate instrument with interest payable at a rate of 0.756% and will receive one-month LIBOR on the notional amount. The agreement terminates on August 9, 2017, in line with the termination date of the ABL Facility.

        On January 14, 2013, the Company exercised two separate early purchase options of equipment under capital leases. The Company paid the lender $16.7 million inclusive of the final rental payment. This transaction closed on March 1, 2013.

        On January 24, 2013, the Company amended the ABL Facility for a $15.0 million increase in committed funds bringing the total commitment by lenders to $860.0 million. Fees paid in connection with this amendment were immaterial and will be amortized over the remaining life of the loan.

        On January 30, 2013, the Company agreed to purchase 1,389 domestic chassis from the lessor. The total commitment was for $7.9 million and this transaction closed on February 28, 2013. The chassis were formerly part of an operating lease agreement with a fair market purchase option upon expiration of the lease term.

        On February 10, 2013, the Company agreed to purchase 2,080 domestic chassis from the lessor. The total commitment was for $15.7 million and this transaction closed on February 28, 2013. The chassis were formerly part of an operating lease agreement with a fair market purchase option upon expiration of the lease term.

        On March 4, 2013, the Company amended the ABL Facility for a $20.0 million increase in committed funds bringing the total commitment by lenders to $880.0 million. Fees paid in connection with this amendment were immaterial and will be amortized over the remaining life of the loan.

SCHEDULE II
TRAC Intermodal LLC
Valuation and Qualifying Accounts
Years ended December 31, 2010, 2011 and 2012

Allowance for Doubtful Accounts	Beginning Balance	Additions (Reversals)	(Write-offs) Reversals	Other	Ending Balance
For the year ended December 31, 2010	$1,096	$74	$(179)	$11	$1,002
For the year ended December 31, 2011	$1,002	$3,954	$(309)	$(7)	$4,640
For the year ended December 31, 2012	$4,640	$5,437	$(2,760)	$8	$7,325

DEALER PROSPECTUS DELIVERY OBLIGATION

        Until 90 days after the date of this prospectus, all dealers effecting transactions in the Exchange Notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and regarding their unsold allotments or subscriptions.

                        , 2013

Part II of Registration Statement

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21.    Exhibits and Financial Statement Schedules.

(a)
Exhibits

        A list of exhibits included as part of this registration statement is set forth in the Exhibit Index, which is incorporated herein by reference.

(b)
Financial Statements and Financial Statement Schedules

        See Index to Financial Statements on page F-1.

Item 22.    Undertakings.

(a)
The undersigned registrants hereby undertake:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by each registrant of expenses incurred or paid by a director, officer or controlling person of each registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4,

  within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on April 26, 2013.

TRAC Intermodal LLC
By: /s/ GREGG CARPENE
Gregg Carpene General Counsel

        KNOW ALL MEN BY THESE PRESENTS, that each officer and director of TRAC Intermodal LLC whose signature appears below constitutes and appoints Gregg Carpene and Chris Annese, and each them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on April 26, 2013.

By: /s/ KEITH LOVETRO
Keith Lovetro Chief Executive Officer (Principal Executive Officer) and Manager of the registrant
By: /s/ CHRIS ANNESE
Chris Annese Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Manager of the registrant
By: /s/ GREGG CARPENE
Gregg Carpene Manager of the registrant

 SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on April 26, 2013.

TRAC Intermodal Corp.
By: /s/ GREGG CARPENE
Gregg Carpene General Counsel

        KNOW ALL MEN BY THESE PRESENTS, that each officer and director of TRAC Intermodal Corp. whose signature appears below constitutes and appoints Gregg Carpene and Chris Annese, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on April 26, 2013.

By: /s/ KEITH LOVETRO
Keith Lovetro Chief Executive Officer (Principal Executive Officer) and Director of the registrant
By: /s/ CHRIS ANNESE
Chris Annese Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director of the registrant
By: /s/ GREGG CARPENE
Gregg Carpene Director of the registrant

SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on April 26, 2013.

Interpool, Inc.
By: /s/ GREGG CARPENE
Gregg Carpene Chief Legal Officer

        KNOW ALL MEN BY THESE PRESENTS, that each officer and director of Interpool, Inc. whose signature appears below constitutes and appoints Gregg Carpene and Chris Annese and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on April 26, 2013.

By: /s/ KEITH LOVETRO
Keith Lovetro Chief Executive Officer (Principal Executive Officer) and Director of the registrant
By: /s/ CHRIS ANNESE
Chris Annese Chief Financial Officer (Principal Financial Officer) and Director of the registrant
By: /s/ JOSEPH KOZINSKI
Joseph Kozinski Chief Accounting Officer (Principal Accounting Officer) of the registrant
By: /s/ GREGG CARPENE
Gregg Carpene Director of the registrant

 SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on April 26, 2013.

Trac Lease, Inc.
By: /s/ GREGG CARPENE
Gregg Carpene Chief Legal Officer

        KNOW ALL MEN BY THESE PRESENTS, that each officer and director of Trac Lease, Inc. whose signature appears below constitutes and appoints Gregg Carpene and Chris Annese and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on April 26, 2013.

By: /s/ KEITH LOVETRO
Keith Lovetro Chief Executive Officer (Principal Executive Officer) and Director of the registrant
By: /s/ CHRIS ANNESE
Chris Annese Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director of the registrant
By: /s/ GREGG CARPENE
Gregg Carpene Director of the registrant

SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on April 26, 2013.

TRAC Drayage LLC
By: /s/ GREGG CARPENE
Gregg Carpene General Counsel

        KNOW ALL MEN BY THESE PRESENTS, that each officer and director of TRAC Drayage LLC whose signature appears below constitutes and appoints Gregg Carpene and Chris Annese, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on April 26, 2013.

By: /s/ KEITH LOVETRO
Keith Lovetro Chief Executive Officer (Principal Executive Officer) and Manager of the registrant
By: /s/ CHRIS ANNESE
Chris Annese Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Manager of the registrant
By: /s/ GREGG CARPENE
Gregg Carpene Manager of the registrant

 SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on April 26, 2013.

TRAC Logistics LLC
By: /s/ GREGG CARPENE
Gregg Carpene General Counsel

        KNOW ALL MEN BY THESE PRESENTS, that each officer and director of TRAC Logistics LLC whose signature appears below constitutes and appoints Gregg Carpene and Chris Annese, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on April 26, 2013.

By: /s/ KEITH LOVETRO
Keith Lovetro Chief Executive Officer (Principal Executive Officer) and Manager of the registrant
By: /s/ CHRIS ANNESE
Chris Annese Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Manager of the registrant
By: /s/ GREGG CARPENE
Gregg Carpene Manager of the registrant

EXHIBIT INDEX

Exhibit Number		Description
3.1.1.	*	Certificate of Formation of TRAC Intermodal LLC
3.1.2.	*	Certificate of Incorporation of TRAC Intermodal Corp.
3.1.3.	*	Amended and Restated Certificate of Incorporation of Interpool, Inc.
3.1.4.	*	Certificate of Incorporation of Trac Lease, Inc.
3.1.5.	*	Certificate of Formation of TRAC Drayage LLC
3.1.6.	*	Certificate of Formation of TRAC Logistics LLC
3.2.1.	*	Limited Liability Company Agreement of TRAC Intermodal LLC
3.2.2.	*	By-laws of TRAC Intermodal Corp.
3.2.3.	*	Amended and restated by-laws of Interpool, Inc.
3.2.4.	*	By-laws of Trac Lease, Inc.
3.2.5.1.	*	Limited Liability Company Agreement of TRAC Drayage LLC
3.2.5.2.	*	Amendment to Limited Liability Company Agreement of TRAC Drayage LLC
3.2.6.	*	Limited Liability Company Agreement of TRAC Logistics LLC
4.1.	*
Indenture, dated as of August 9, 2012, by and among TRAC Intermodal LLC, TRAC Intermodal Corp., the guarantors named therein and Wells Fargo Bank, National Association, as Trustee and Notes Collateral Agent relating to the 11% Senior Secured Notes due 2019 (the "Indenture")
4.2.	*	Supplemental Indenture, dated as of March 15, 2013 among TRAC Drayage LLC, TRAC Logistics LLC, the guarantors party thereto and Wells Fargo Bank, National Association, as Trustee
4.3.	*
Registration Rights Agreement, dated as of August 9, 2012, by and among TRAC Intermodal LLC, TRAC Intermodal Corp., the guarantors named therein and J.P Morgan Securities LLC, as representative of the initial purchasers
4.4.		Form of 11% Senior Secured Notes
5.1.		Opinion of Cleary Gottlieb Steen & Hamilton LLP
10.1.	*
$725,000,000 Credit Agreement, dated as of August 9, 2012, by and among Interpool, Inc., the other Loan Parties identified therein, J.P. Morgan Chase Bank, National Association as administrative agent, J.P. Morgan Securities and the lenders party thereto
10.2.	*
Amendment number 1, dated as of December 20, 2012, to the Credit Agreement dated as of August 9, 2012 by and among Interpool, Inc., the other Loan Parties identified therein, J.P. Morgan Chase Bank, National Association as administrative agent, J.P. Morgan Securities and the lenders party thereto
10.3.	*
Incremental Facility Amendment, dated as of December 20, 2012, to the Credit Agreement dated as of August 9, 2012 by and among Interpool, Inc., the other Loan Parties identified therein, J.P. Morgan Chase Bank, National Association as administrative agent, J.P. Morgan Securities and the lenders party thereto

Exhibit Number		Description
10.4.	*	Incremental Facility Amendment, dated as of January 24, 2013, to the Credit Agreement dated as of August 9, 2012 by and among Interpool, Inc., the other Loan Parties identified therein, J.P. Morgan Chase Bank, National Association as administrative agent, J.P. Morgan Securities and the lenders party thereto
10.5.	*
Incremental Facility Amendment, dated as of March 4, 2013, to the Credit Agreement dated as of August 9, 2012 by and among Interpool, Inc., the other Loan Parties identified therein, J.P. Morgan Chase Bank, National Association as administrative agent, J.P. Morgan Securities and the lenders party thereto
10.6.	*	Management Shareholder Agreement, dated June 1, 2012 between Interpool Inc., Seacastle Inc., SCT Chassis Inc., and Keith Lovetro
10.7.	*	Management Shareholder Agreement, dated June 1, 2012 between Interpool Inc., Seacastle Inc., SCT Chassis Inc., and David Serxner
10.8.	*	Management Shareholder Agreement, dated June 1, 2012 between Interpool Inc., Seacastle Inc., SCT Chassis Inc., and Christopher Annese
12.1	*	Statement of Computation of Ratios of Earnings to Fixed Charges
21.1	*	List of subsidiaries of TRAC Intermodal LLC
23.1.		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2.		Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1.)
24.1	*	Power of attorney (included on signature page hereof)
25.1	*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association, as Trustee under the Indenture
99.1.		Form of Letter of Transmittal

*
As previously filed